As filed with the Securities and Exchange Commission on March 27, 2009
Registration No. 333-141507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 7

  FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASIAN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Wyoming	3555	91-1922225
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
No. 3 Jinyuan Road Daxing Industrial Development Zone Beijing 102600, People’s Republic of China Tel: +8610-6021-2222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

    Pioneer Corporate Services
214 W. Lincolnway
Suite 23
Cheyenne, Wyoming 82001
 Tel: (307) 635-1458
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

 With a copy to:

Man Chiu Lee, Esq. Hogan & Hartson LLP Suite 2101, Two Pacific Place 88 Queensway Hong Kong SAR, People’s Republic of China Tel: +852-2151-5858

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐   Accelerated filer ☐ Non-accelerated filer ☒    Smaller reporting company ☐
______________________________

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	7,437,695	$	$	$

(1)
This amount represents shares of common stock to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale. Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of commons stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 27, 2009

7,437,695 Shares of Common Stock

of

Asian Financial, Inc.

This prospectus relates to the resale from time to time of up to 7,437,695 shares of our common stock, par value $0.001 per share, by the selling shareholders identified in this prospectus, which includes (1) 1,305,073 shares of our common stock that were issued to certain investors, members of our former management team and their affiliates and (2) 6,132,622 shares of our common stock that were issued to certain investors pursuant to a private placement in November 2006. The selling shareholders are more fully described on page 119 of this prospectus under the heading “Selling Security Holders.” We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of these shares by the selling shareholders. We have agreed to pay all costs, expenses and fees in connection with the registration of these shares.

The selling shareholders or their permitted transferees or other successors in interest may, but are not required to, sell their shares of our common stock in a number of different ways and at varying prices. See “Plan of Distribution” on page 135 of this prospectus for a description of how the selling shareholders may dispose of the shares covered by this prospectus. The selling shareholders will initially sell their shares at              per share until our common stock is quoted on the OTC Bulletin Board, or the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders will pay all commissions and discounts, if any, attributable to their respective sales of the shares.

Our common stock is not currently traded on any market or securities exchange. We intend to take the appropriate steps to seek quotation of our common stock on the OTCBB.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU ARE URGED TO READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS, WHICH DESCRIBES SPECIFIC RISKS AND OTHER INFORMATION THAT SHOULD BE CONSIDERED BEFORE YOU MAKE AN INVESTMENT DECISION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                      , 2009

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We and the selling shareholders have not authorized anyone to provide you with additional or different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, regardless of its time of delivery or of any sale of shares of our common stock. The information contained herein may have changed since that date.

This prospectus includes market size, market share and industry data that we have obtained from market research, publicly available information and various industry publications. The third party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that this information is accurate or complete. We have not independently verified any of the data from third party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources.

i

SUMMARY

This summary highlights selective information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes, before making a decision to invest in our common shares.

Overview

We are a Wyoming corporation and a leading offset printing equipment supplier in China, headquartered in Beijing. Through our principal operating subsidiary, Duoyuan Digital Press Technology Industries (China) Co., Ltd., or Duoyuan China, and Duoyuan China’s manufacturing subsidiaries, namely Langfang Duoyuan Digital Technology Co., Ltd., or Langfang Duoyuan, and Hunan Duoyuan Printing Machinery Co., Ltd., or Hunan Duoyuan, we design, manufacture and sell offset printing equipment used in the offset printing process. The offset printing process includes the following three stages: (1) “pre-press,” which is the transfer of images to printing plates; (2) “press,” which is the transfer of images from printing plates to another media, such as paper; and (3) “post-press,” which is the last step of the offset printing process that includes cutting, folding, binding and collating printed materials. We currently commercially produce and sell one product under our pre-press product category (our computer-to-plate, or CTP, system) and four types of products under our press product category (our single color small format presses, single color large format presses, multicolor small format presses and multicolor large format presses). We do not commercially produce and sell any post-press products. However, we plan to begin commercial production and sale of certain post-press products, including a cold-set corrugated printing press, a machine used to assemble corrugated cardboard boxes, by the end of 2010. In addition, we plan to begin commercial production and sale of two other post-press products, namely an automatic booklet maker and an automatic paper cutter, for which we have developed prototypes, in 2011. We combine technical innovation and precision engineering to offer a broad range of quality and durable offset printing equipment at competitive prices.

We believe our research and development efforts distinguish us from our major Chinese competitors. Our Langfang Duoyuan research and development and technical support center and our Hunan Duoyuan technical support center have advanced design test tools, which we believe enable us to develop new and enhanced products with improved functionality. Our nationwide distribution network, which we believe to be one of the largest among Chinese offset printing equipment suppliers, enable us to be more responsive to local market demands than many of our competitors. We regularly attend industry trade shows and exhibitions to showcase our products, as well as present seminars and training programs to our distributors to highlight the functions and capacities of our products. To maintain good relationships with our end-user customers, we provide certain services during the one-year warranty period associated with our products. During the warranty period, we provide training, technical support, warranty and repair services for complex technical issues to our distributors who work with our end-user customers.

We believe our pricing is competitive with Chinese and international offset printing equipment producers. We believe the relatively low operation, labor and raw material costs in China, our ability to produce a substantial majority of our key components in-house, our efficient production processes and our effective inventory management gives us a cost competitive advantage. Our cost advantage allows us to offer quality products at lower prices, thus making our products attractive in China and certain international markets.

Our revenue grew 55.0% from $43.7 million in the year ended June 30, 2006 to $67.8 million in the year ended June 30, 2007 and 32.2% to $89.6 million in the year ended June 30, 2008. Our revenue grew 31.0% from $48.1 million for the six months ended December 31, 2007 to $63.0 million for the six months ended December 31, 2008. Our net income grew 8.4% from $12.9 million in fiscal 2006 to $14.0 million in fiscal 2007 and 89.3% to $26.5 million in fiscal 2008. Our net income grew 39.2% from $15.2 million for the six months ended December 31, 2007 to $21.2 million for the six months ended December 31, 2008. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, our multicolor large format presses and our multicolor small format presses were our best selling products. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, we derived 58.9%, 72.3%, 81.4% and 83.4% of our revenue from the sale of our multicolor (small and large format) presses, respectively. For the same periods, our multicolor large format presses accounted for approximately 39.4%, 46.7%, 52.0% and 52.50% of our revenue, respectively, and our multicolor small format presses accounted for approximately 19.5%, 25.6%, 29.4% and 30.9% of our revenue, respectively.

Industry

China’s Printing Industry

China’s printing industry has benefited from China’s rapid economic growth. This growth has increased publication printing needs, such as newspapers, magazines and books, and commercial printing needs, such as packages, corporate brochures, product catalogues and conference materials.

From 2002 to 2007, the total annual output of China’s printing industry grew from approximately $29 billion to approximately $63 billion, according to the Printing and Printing Equipment Industries Association of China, or PEIAC, representing a compound annual growth rate, or CAGR, of 17% per annum. In line with global trends, package printing represents the largest segment in the Chinese printing industry. According to PEIAC, China produced $20 billion of package printing in 2007, accounting for 32% of the total output of China’s printing industry that year.

In 2007, Pira International, or PIRA, reported that China was the third largest printing market in the world behind the United States and Japan. Because of China’s projected economic growth, China’s printing industry is expected to remain as one of the fastest growing in the world.

The printing industry in China is currently undergoing a transition from single color printing to multicolor printing. A few years ago, most high quality multicolor printing was handled by large and sophisticated printing companies located in the coastal areas, especially in the Pearl River delta region. Presently, almost every major city in China has printing companies that can meet a wide spectrum of printing demands, from simple single color printing to fairly high quality multicolor printing. Multicolor printing is becoming a mainstream capability that almost every Chinese printing company must have to sustain its competitiveness in the marketplace.

China’s Printing Equipment Industry

We operate in China’s printing equipment industry, which we believe is highly correlated with China’s overall printing industry. Because we believe these industries are highly correlated, China’s printing industry may serve as a guide to China’s overall printing equipment industry dynamics and expenditures on printing equipment.

Over the past several years, China’s printing equipment industry grew at a faster rate than its overall printing industry. As noted above, the total annual output of China’s printing industry grew from approximately $29 billion in 2002 to approximately $63 billion in 2007, representing a CAGR of 17% per annum. The total annual output of China’s printing equipment industry, however, grew from approximately $890 million to approximately $2.5 billion according to PEIAC, representing a CAGR of 23% per annum for the same periods. PIRA projects that the market for printing equipment in China will grow at a CAGR of 7.1% per annum between 2007 and 2012.

We believe that demand for Chinese made offset printing equipment is strong and that the market share of domestically made offset printing equipment has been increasing in recent years. For example, according to PEIAC, although the amount of imported printing equipment increased annually from $1.3 billion in 2002 to $1.7 billion in 2004, the total amount of imported printing equipment has since declined each year to reach $1.6 billion in 2007. We believe this decline in imported printing equipment is a result of leading Chinese printing equipment manufacturers’ increased investments in research and development and improved engineering standards, both of which improve Chinese printing equipment manufacturers’ ability to compete against international competitors for market share in China.

We believe two major entry barriers limit the potential competition we face from Chinese offset printing equipment producers. First, the offset printing equipment industry in China is particularly capital intensive due to high production costs, and second, we believe few manufacturers have the technical knowledge required to compete in our industry. We believe our position as an existing and leading offset printing equipment supplier in China gives us market advantages over potential competitors seeking to enter this market.

We derive all of our revenue from sales to our distributors in China. In 2007, according to PEIAC, there were an estimated 90,000 licensed printing companies in the Chinese printing equipment market. This estimate did not include the possibly significant number of printing companies that operate in China without licenses. Printing companies in China purchase pre-press, press and post-press printing equipment from foreign and Chinese equipment providers, including companies like us through our distributors.

Our Strengths and Strategy

We believe that the following competitive strengths enable us to compete effectively in and capitalize on the growing offset printing equipment industry in China:

•	our established market position;

•	our wide product offerings;

•	our quality product offerings at competitive prices;

•	our nationwide sales and distribution networks, with over 200 sales professionals in over 60 cities and 28 provinces throughout China; and

•	our research and development team with over 200 researchers, engineers and technicians.

Our strategy is to capitalize on our competitive strengths to expand our current market penetration and to benefit from the anticipated growth in China’s offset printing equipment industry. Our strategy consists of the following key elements:

•	expand our market share in China, and establish distribution networks outside of China;

•	expand our higher margin product offerings;

•	improve our products’ functionality through research and development efforts;

•	upgrade our manufacturing facilities and capacity to improve our production efficiency and expand our higher margin product offerings; and

•	pursue selective strategic acquisitions.

Our Corporate Structure

We were organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming. From our inception until the Equity Transfer (as defined below), we were a shell company without operations, revenue or employees, other than officers and directors.

On October 6, 2006, we closed an equity transfer agreement, or the Equity Transfer Agreement, with Duoyuan Investments Limited, or Duoyuan Investments, a British Virgin Islands company with operating subsidiaries in China. Pursuant to the Equity Transfer Agreement, we issued 47,100,462 common shares to Duoyuan Investments in exchange for all of Duoyuan Investments’ equity interest in Duoyuan China, its wholly owned subsidiary. Duoyuan China manufactured single color offset printing presses, among other products. As a result of this equity transfer, or the Equity Transfer, Duoyuan China became our wholly owned subsidiary, and Duoyuan Investments, a company wholly owned by Wenhua Guo, the chairman of our board of directors and chief executive officer, became our controlling shareholder. Upon the closing of the Equity Transfer, we commenced our offset printing equipment business. We conduct our business through our principal operating subsidiary, Duoyuan China, and Duoyuan China’s manufacturing subsidiaries, namely Langfang Duoyuan and Hunan Duoyuan.

On November 2, 2006, we closed the transactions contemplated by a securities purchase agreement, or the Securities Purchase Agreement, by and between us and certain investors, or the Private Placement Investors. Pursuant to the Securities Purchase Agreement, we issued an aggregate of 6,132,622 common shares to the Private Placement Investors for an aggregate purchase price of $23.5 million. This private placement, or Private Placement, was made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, or the Securities Act, provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, for issuances not involving a public offering.

The following chart summarizes our corporate structure, including our subsidiaries:

_____________________
*  Represents our minority shareholders, consisting of the Pre-Equity Transfer Investors and the Private Placement Investors.

Office Location

Our principal executive offices are located at No. 3 Jinyuan Road, Daxing Industrial Development Zone, Beijing 102600, People’s Republic of China. Our telephone number at this address is +8610-6021-2222. Our agent for service of process and our registered office in Wyoming is Pioneer Corporate Services located at 214 W. Lincolnway, Suite 23, Cheyenne, Wyoming, 82001.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.duoyuan.com. The information contained on our website is not incorporated by reference into this prospectus and is not part of this prospectus.

Conventions That Apply to This Prospectus

Unless otherwise indicated and except where the context otherwise requires, references in this prospectus to:

•	“China” and “PRC” are to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau;

•	“U.S.” and “United States” are to the United States of America;

•
“shares” and “common shares” are to our shares of common stock, par value $0.001 per share, and all share references, unless otherwise indicated, reflect the reverse share split of 2.68189924:1 effected as of July 17, 2007;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“$,” “dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States of America;

•	“fiscal 2006,” “fiscal 2007” and “fiscal 2008” are to our years ended June 30, 2006, June 30, 2007 and June 30, 2008, respectively; and

•	“U.S. GAAP” are to the generally accepted accounting principles in the United States of America.

Unless otherwise indicated and except where the context otherwise requires, “we,” “us,” “our company,” “the company” and “our” refer to Asian Financial, Inc., a Wyoming corporation, its predecessor entities and subsidiaries.

Unless otherwise indicated and except where the context otherwise suggests, our financial information presented in this prospectus, including the audited consolidated financial statements and related notes, has been prepared in accordance with U.S. GAAP.

For the years ended June 30, 2006, 2007 and 2008, our income statements were translated at the average rates of RMB8.06 to $1.00, RMB7.81 to $1.00 and RMB7.26 to $1.00, respectively. For the six months ended December 31, 2007 and December 31, 2008, our income statements were translated at the average rates of RMB7.48 to $1.00 and RMB6.83 to $1.00, respectively. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. See “Risk Factors—Risks Related to Doing Business in China—Government control of currency conversion and exchange rate fluctuations may materially and adversely affect our business.” for discussions of the effects of currency control and fluctuating exchange rates on the value of our shares. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

Solely for your convenience, the foreign currency figures from the PEIAC, have been translated into U.S. dollars at the rate of RMB7.00 to $1.00.

The Offering

Common shares offered by the selling shareholders in this offering	Up to 7,437,695 shares.

Offering price	The selling shareholders will sell our common shares at per share until our common shares become quoted on the OTCBB, and thereafter at prevailing market or privately negotiated prices.

Common shares outstanding
As of the date of this prospectus, we have 25,000,050 common shares outstanding. As of the same date, warrants to purchase 1,226,972 common shares have been granted but no warrants have been exercised. See “Description of Securities to be Registered.”

Use of proceeds
We will not receive any proceeds from sales of our common shares sold from time to time under this prospectus by the selling shareholders. The selling shareholders will receive all net proceeds from the sale of the common shares covered by this prospectus.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Plan of distribution
This offering is made by the selling shareholders named in this prospectus, to the extent that they sell any of our common shares from time to time. Sales may be made initially at a fixed price of               per share until our common shares are quoted on the OTCBB, and thereafter at the prevailing market or privately negotiated prices. See “Plan of Distribution.”

Dividend policy	We do not anticipate paying any cash dividends in the near future.

Listing	We intend to take the appropriate steps to seek quotation of our common shares on the OTCBB.

Summary Consolidated Financial Information

You should read the summary consolidated financial information set forth below in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated statements of income and other comprehensive income for each of the three years ended June 30, 2006, 2007 and 2008, the summary consolidated balance sheets as of June 30, 2006, 2007 and 2008, and the summary consolidated statements of cash flows for the three years ended June 30, 2006, 2007, and 2008 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The following summary consolidated statements of income and other comprehensive income for the six months ended December 31, 2007 and December 31, 2008, the summary consolidated balance sheets as of December 31, 2008, and the summary consolidated statements of cash flows for the six months ended December 31, 2007 and December 31, 2008 have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for future periods.

	Year Ended June 30,			Six Months Ended December 31,
Consolidated Statements of Income and Other Comprehensive Income	2006	2007	2008	2007	2008
	(in thousands, except for share and per share data)

Revenue	$43,747	$67,812	$89,628	$48,090	$63,017

Cost of revenue	22,478	37,694	44,462	23,401	28,940

Gross profit	21,269	30,118	45,166	24,689	34,077

Research and development expenses	1,037	1,046	1,683	334	1,185

Selling, general and administrative expenses	6,649	10,905	13,177	6,608	7,775

Income (loss) from operations	13,583	18,167	30,306	17,747	25,117

Liquidated damage (expenses) income, net of settlement	–	(2,119)	235	(706)	-

Change in fair value of derivative instruments	–	–	73	-	164

Other income (expense), net	(239)	(21)	(535)	(393)	(1,314)

Income (loss) before minority interests and provision for income taxes	13,344	16,027	30,079	16,648	23,967

Minority interests	187	241	382	246	279

Provision for income taxes	261	1,807	3,238	1,203	2,531

Net income (loss)	12,896	13,979	26,459	15,198	21,157

Foreign currency translation adjustment	426	1,834	8,200	2,987	565

Comprehensive income (loss)	$13,322	$15,813	$34,659	$18,185	$21,721

Earnings per share - basic and diluted	$0.68	$0.61	$1.06	$0.61	$0.85

Weighted average number of shares outstanding - basic and diluted	18,867,436	23,041,021	25,000,050	25,000,050	25,000,050

	As of June 30,			As of December 31,
Consolidated Balance Sheets	2006	2007	2008	2008
	(in thousands)
Cash	$3,740	$7,816	$14,200	$26,401
Working Capital (1)	6,945	30,935	55,587	67,127
Total Current Assets	34,906	51,267	72,017	88,505
Total Assets	50,544	80,280	112,905	139,696
Total Current Liabilities	27,962	20,332	16,431	21,378
Total Liabilities	28,489	21,133	19,098	24,168
Minority Interest	527	801	1,293	1,579
Total Stockholder’s equity	22,055	59,147	93,806	115,528
________________
(1) Working capital is equal to total current assets less total current liabilities.

	Year Ended June 30,			Six Months Ended December 31,
Consolidated Statements of Cash Flows	2006	2007	2008	2007	2008
	(in thousands)
Cash flows provided by (used in) operating activities	$4,933	$(4,200)	$16,801	$12,237	$20,606
Cash flows provided by (used in) investing activities	(1,563)	(11,081)	(10,524)	(5,041)	(11,446)
Cash flows provided by (used in) financing activities	–	19,171	(1,092)	2,097	2,929

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus, including the matters discussed under “Special Note Regarding Forward-Looking Statements,” before you decide to invest in our common shares. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from those of the United States. If any of the following risks, or any other risks and uncertainties that are not presently foreseeable to use, actually occur, our business, financial condition, results of operations, liquidity and our future growth prospectus would be materially and adversely affected. You should also consider all other information contained in or incorporated by reference in this prospectus before deciding to invest in our common shares.

Risks Related to Our Business

We conduct all of our operations through our Chinese subsidiaries, and our performance will depend upon the performance of our subsidiaries.

We have no operations independent of those of our Chinese subsidiaries, namely Duoyuan China, Langfang Duoyuan and Hunan Duoyuan. As a result, we are dependent upon the performance of our subsidiaries and will be subject to the financial, business and other factors affecting our subsidiaries as well as general economic and financial conditions. As all of our operations are conducted through our subsidiaries, we are dependent on their cash flows to meet our obligations and our performance depends on their performance.

Claims by our shareholders are subordinate to existing and future liabilities and obligations of our Chinese subsidiaries.

Because all of our assets are held by our Chinese subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations and trade payables of our Chinese subsidiaries. In the event of our bankruptcy, liquidation or reorganization, our assets and those of our Chinese subsidiaries will be available to satisfy the claims of our shareholders only after all of our subsidiaries’ liabilities and obligations have been paid in full.

The market for offset printing equipment is very competitive, and if we are unable to compete successfully, our business may be materially and adversely affected.

The offset printing equipment industry is extremely competitive and is characterized by rapid technological changes. Our products compete against those offered by several top-tier Chinese and international companies, particularly German and Japanese companies.

•
Small Format Press Producers.  Our competitors in the small format press market in China include Chinese companies such as Yingkou Gronhi Offset Printing Machinery Co., Ltd., Yingkou Saxin Printing Machine Co., Ltd, Liaoning Dazu Guanhua Printing Equipment Co. Ltd., Weifang Huaguang Precision Printing Machinery Co., Ltd., Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd. and Shandong Weihai Printing Machinery Co., Ltd. Our international competitors include Heidelberger Druckmaschinen AG, a German company, and Hamada Printing Press Co., Ltd. and Ryobi, Ltd., two major Japanese small format press manufacturers.

•
Large Format Press Producers. Our competitors in the large format press market in China include Chinese companies such as Beiren Printing Machinery Holdings Limited, Shanghai Electric Group Printing & Packaging Machinery Co., Ltd. and Jiangxi Zhongjing Group Co., Ltd. Our international competitors include German manufacturers such as Heidelberger Druckmaschinen AG, Man Roland Druckmaschinen AG, and Koenig & Bauer Group (KBA) and Japanese manufacturers such as Mitsubishi Heavy Industries, Ltd., Komori Corporation, Shinohara Machinery Co. Ltd., Sakurai Graphic Systems Corp. and Ryobi Ltd. Adast a.s., one of the largest Eastern European manufacturer, is another international competitor.

Some of our competitors, particularly our international competitors, have significantly greater financial, technical, manufacturing, sales, marketing and other resources than we do and have achieved greater name recognition for their products and technologies than we have. Because of this, we may not be able to successfully increase our market penetration or our overall share of the printing equipment market in China or internationally. In addition, companies not currently in direct competition with us may introduce competing products in the future. Although we attempt to develop and introduce innovative products to meet customers demand, products or technologies developed by other offset printing equipment suppliers could render our products or technologies obsolete or noncompetitive. Customers may defer or change their purchasing decisions in anticipation of the introduction of new products or the actual introduction of new products by us or our competitors.

Increased competition may result in price reductions, increased sales incentive offers, lower gross margins and loss of market share, which could require us to increase investments in research and development, sales and marketing efforts, and other means of market expansion. Our competitors’ products may be more competitive in terms of market acceptance, price, quality and performance. We may be adversely affected if we are unable to maintain current product cost reductions or achieve future product cost reductions, including warranty costs.

If we fail to address any of these competitive challenges and we are unable to compete successfully, there could be a material adverse effect on our business, financial condition and operating results.

We face risks and difficulties due to our recent growth.

We will continue to encounter risks and difficulties in connection with our significant growth, including our potential failure to:

•	implement, adapt or modify our business model and strategy;

•	manage our investments in new businesses and facility expansion or construction, including the cold-set corrugated printing press factory at Langfang Duoyuan that we intend to build;

•	maintain our current and develop new relationships with distributors;

•	manage our expanding operations and product offerings;

•	maintain adequate control of expenses, inventory and receivables;

•	attract, retain and motivate qualified personnel;

•	protect our reputation and enhance customer loyalty;

•	implement additional and improve existing administrative, financial and operations systems, procedures and controls; and

•	anticipate and adapt to changes in the offset printing industry, government regulations, technology and other competitive and market dynamics.

If we fail to successfully deal with these risks and difficulties due to our recent growth, we could fail to achieve our revenue targets and could experience disruptions in our business, any of which could materially affect our business, financial condition and results of operation.

We may be unsuccessful in developing and selling new products or in penetrating new markets for which we have limited experience, including the post-press market.

Our revenue growth has been primarily from sales of our press products. Our future success depends, in part, on our ability to develop and sell new press products, as well as new pre-press and post-press products in a cost-effective and timely manner. We continually evaluate expenditures for planned product developments and choose among alternatives based upon our expectations of future market trends.

We may expand into business areas for which we do not have significant experience. One area of planned expansion is the cold-set corrugated printing press product line, which we expect to begin commercial production and sale by the end of 2010. Many factors, some of which are beyond our control, could materially and adversely affect our ability to turn this and other products into profitable businesses, including:

•	our limited experience in these new businesses;

•	the existence of larger more established competitors;

•	our potential inability to sell new products to existing end-user customers or to locate new end-user customers;

•	the timing and completion of our introduction of new designs;

•	the quality, price and performance of our products and those of our competitors;

•	our customer service capabilities and responsiveness; and

•	any unexpected expenses and costs related to the expansion.

Failure to effectively manage these factors may result in our inability to successfully develop new products and expand into new markets, including the post-press market, which could materially and adversely affect our financial condition and results of operations and result in a loss of business opportunities.

We depend on distributors for all of our revenue and will rely on adding distributors for most of our revenue growth. Failure to maintain relationships with our distributors or to otherwise expand our distribution network could negatively affect our ability to effectively sell our products.

We depend on distributors for all of our revenue. We do not have long-term distribution agreements, and most distribution agreements have one-year terms. As our existing distribution agreements expire, we may be unable to renew with our desired distributors on favorable terms or at all. We compete for quality distributors with both our international and Chinese competitors. In addition, we rotate our sales and marketing personnel among the seven regional markets periodically to reduce our reliance on any single employee’s relationship with distributors in any market. This practice may make us less attractive to some distributors. Any disruption of our distribution network, including our failure to renew our existing distribution agreements with our desired distributors, could negatively affect our ability to effectively sell our products.

Our distributors have reduced or terminated their purchases in the past, and could reduce or terminate their purchases in the future, which could materially and adversely affect our business.

We do not have long term distribution agreements with our distributors, who could reduce their purchases or cease purchasing our products altogether. If major distributors elect to purchase products from another manufacturer, our operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivables and inventory related to products we have manufactured for these distributors. In addition, any decline in demand for our products, including any negative development affecting our major distributors or the printing industry in general, would likely harm our sales and operating results.

A substantial portion of our backlog is scheduled for delivery within 90 days or less, and our distributors may cancel or change their purchase orders or delivery times for products they have ordered from us without penalty. In addition, a significant portion of our operating expenses are fixed in advance based on projected sales. Accordingly, if sales are below expectations in any given quarter, the resulting impact on our business, financial conditions and operating results will be more significant given our inability to adjust spending in the short term to compensate for this shortfall.

If the market for printing equipment does not grow at the rate we expect or at all, including due to a decrease in the demand for commercial printing services, our revenue and profitability may be materially and adversely affected.

We derive all of our revenue from sales of our products to distributors in China. The development of our business depends, in large part, on continued growth in the demand for quality printing equipment in China, including demand driven by providers of commercial printing services in China and on the maintenance or growth of the general selling prices of pre-press, press and post-press products in the market. Although the Chinese printing equipment market has grown rapidly, the growth may not continue at the same rate or at all.

A variety of factors, including economic, regulatory, political and social instability, could contribute to a decrease in the demand for quality offset printing equipment or commercial printing services. In addition, we believe the average price charged for regular and low-end commercial printing services has been decreasing. We also believe that the average selling price of press products, particularly the less sophisticated single color printing equipment, has been decreasing. If there is a decrease in the demand for or the price of offset printing equipment, including as a result of decreased demand for commercial printing services, our revenue and profitability may be materially and adversely affected.

If we fail to accurately project demand for our products, we may encounter problems of inadequate supply or oversupply, which may materially and adversely affect our business, financial condition and operating results.

Our distribution agreements contain annual sales targets for each distributor, and we take such targets into account when we formulate our overall operation plans. We forecast demand for our products based on rolling projections from our distributors. The varying sales and purchasing cycles of our distributors, however, make it difficult for us to forecast future demand accurately.

If we overestimate demand, we may purchase more raw materials or components than required. If we underestimate demand, our third party suppliers may have inadequate raw material or product component inventories, which could interrupt our manufacturing, delay shipments and result in lost sales. In particular, we are seeking to reduce our procurement and inventory costs by matching our inventories closely with our projected manufacturing needs and by deferring our purchase of raw materials and components, from time to time, in anticipation of supplier price reductions. If we have excess products, we may need to lower prices to stimulate demand. We also risk new material inventory obsolescence if we do not sell components before the end of their shelf life. As we seek to balance inventory cost savings and production flexibility, we may fail to accurately forecast or meet demand. Our inability to accurately predict and timely meet our demand could materially and adversely affect our business, financial condition and operating results.

If we cannot obtain sufficient raw materials and components that meet our production demand and standards at a reasonable cost, or at all, our business may be materially and adversely affected.

The key raw materials and components used in the manufacturing of our products are steel, iron and electronic components. We produce a substantial majority of our key components in-house at our Hunan Duoyuan facility. We purchase all other raw materials and components from Chinese suppliers.

For the years ended June 30, 2006, 2007 and 2008, purchases from our largest supplier accounted for 13.3%, 9.5% and 8.8% of our total raw materials and components purchases, respectively. For the same periods, our ten largest suppliers combined accounted for 59.0%, 54.6% and 55.7% of our total raw materials and components purchases, respectively. For the six months ended December 31, 2008, purchase from our largest supplier accounted for 13.0% of our total raw materials and components purchases, and our ten largest suppliers combined accounted for 58.2% of our total raw materials and components purchases. If any supplier is unwilling or unable to provide us with raw materials and components in the required quantities and at acceptable costs and quality, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. In addition, some of our suppliers may fail to meet qualifications and standards required by our end-user customers, which could impact our ability to purchase raw materials and components.

Our inability to find or develop alternative supply sources for raw materials or components that meet our production demand and standards could result in production delays or reductions as well as shipment delays. The prices of our raw materials and components could also increase, and we may not be able to pass these price increases on to our end-user consumers. For example, steel prices in China decreased during the year ended June 30, 2006 but increased significantly during the years ended June 30, 2007 and June 30, 2008. Should any of these events occur, our business may be materially and adversely affected.

We may be unable to effectively manage our distribution network, and our business, prospects and brand may be materially and adversely affected by our distributors’ actions.

Our ability to manage the activities of our independent distributors is limited. Our distributors could take one or more of the following actions, any of which may have a material adverse effect on our business, prospects and brand:

•	sell products that compete with our products, possibly including counterfeit products with the “Duoyuan” name;

•	sell our products outside their designated territory, possibly in violation of the distribution rights of other distributors;

•	fail to adequately promote our products;

•	fail to provide proper training and service to our end-user customers; or

•	violate the anti-corruption laws of China, the United States or other countries.

Failure to adequately manage our distribution network or non-compliance by distributors with our distribution agreements could harm our corporate image among our end-user customers and disrupt our sales, which could result in a failure to meet our sales goals. Furthermore, we could be liable for actions taken by our distributors, including violations of applicable law in connection with the marketing or sales of our products, such as the PRC anti-corruption laws and the United States Foreign Corrupt Practices Act, or the FCPA. In particular, we may be held liable under U.S. law for actions taken by our distributors even though all of our distributors are non-U.S. companies that are not subject to the FCPA. Our distributors may violate these laws or otherwise engage in illegal practices with respect to their sales or marketing of our products. If our distributors violate these laws, we could be required to pay damages or fines, which may materially and adversely affect our business, financial condition and results of operations. In addition, our brand, reputation, sales or the price of our shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our distributors.

We may be unable to successfully expand our manufacturing capacity, which could result in material delays, quality issues, increased costs and loss of business opportunities, and, if we fail to accurately gauge demand for our products or our product and customer initiatives fail, we may have overcapacity, which may materially and adversely affect our business.

We intend to upgrade our existing in-house production facilities for our key components and build a new factory at Langfang Duoyuan to manufacture cold-set corrugated printing presses, a post-press product. These projects may not be constructed on time or within budget. We may also experience quality control issues as we implement these manufacturing upgrades and ramp up production. Any material delay in completing these projects, or any substantial increase in costs or quality issues in connection with these projects, could materially and adversely affect our business, financial condition, results of operations and business opportunities.

Our decision to upgrade our existing production facilities and build the new cold-set corrugated printing press factory at Langfang Duoyuan is based on the sales of our current products and market trends. However, market demand could shift and result in lower than anticipated demand for and sales of our existing or future products, such as our cold-set corrugated printing presses. Our marketing initiatives to promote our existing and new products may not result in the anticipated level of customer demand, resulting in production overcapacity or excess inventory for us, which may have a material adverse effect on our profitability.

We are exposed to potential product liability claims that may be costly to defend against, and, if successful, may materially and adversely affect our business.

As a manufacturer of offset printing equipment, our business exposes us to product liability risks. Claims against us may also result from actions taken by our distributors over whom we exercise little to no control. The malfunctioning of our products could potentially cause financial loss, property damage or personal injuries. If our products are not properly designed or manufactured or if they do not perform adequately, we could be subject to claims for damages based on legal theories, including product liability. Product liability claims may be expensive to defend and may potentially result in large financial judgments being made against us, which could adversely affect our financial performance. We do not maintain liability insurance, so we are responsible for any expenses we might incur in connection with such claims. Even if a product liability or other claim is not successful, the adverse publicity, time and expense of defending such a claim may interfere with or negatively impact our business and materially and adversely impact our results of operations and reputation.

If we fail to meet evolving end-user customer demand and requirements for off-set printing equipment, including through product enhancements or new product introductions, or if our products do not compete effectively, our financial conditions and operating results may be negatively and adversely affected.

The offset printing equipment industry is characterized by evolving technological change, frequent new product developments, periodic product obsolescence, high industry standards, changing information technologies and evolving distribution channels. We must adapt quickly to changing technological, application and solutions needs and the introduction of new technologies and products offering improved features and functionality. We could incur substantial costs to keep pace with the technological changes and may fail to adapt to these changes.

Our future success largely depends on our ability to continuously develop new products with the quality levels our customers demand and new services to support them. Despite our investments in research and development, we may fail to develop new products. Our new products may not achieve market acceptance or be manufactured at competitive costs or in sufficient volume. Our failure to enhance our existing products and services or to develop and introduce new products and services that meet changing end-user customer requirements and evolving technological standards would adversely impact our ability to sell our products and our financial condition and operating results may be negatively and adversely affected.

Third party use of the “Duoyuan” trademark name may dilute their value and materially and adversely affect our reputation, goodwill and brand.

We have a license from Duoyuan Investments, our majority shareholder, wholly owned by Wenhua Guo, the chairman of our board of directors and chief executive officer, to use the “Duoyuan” trademark name. Duoyuan Investments, however, may license the “Duoyuan” trademark name to others for products unrelated to printing, which may create confusion regarding our brand. In addition, some of our distributors use the Chinese characters of our name, “Duoyuan,” in their company name, and we may be unable to prevent such use. The use of “Duoyuan” in the legal names of these distributors may confuse our end-user customers who may associate our name with the distributor and incorrectly believe our distributors are our affiliates. Due to ambiguities in Chinese intellectual property law, the cost of enforcement and our prior lack of enforcement, we may be unable to prevent third parties from using the “Duoyuan” trademark name.

We may undertake acquisitions which may have a material adverse effect on our ability to manage our business and may be unsuccessful.

Our growth strategy may involve the acquisition of new technologies, businesses, products or services or the creation of strategic alliances in areas in which we do not currently operate. These acquisitions could require that our management develop expertise in new areas, manage new business relationships and attract new types of customers. Furthermore, acquisitions may require significant attention from our management, and the diversion of our management’s attention and resources could have a material adverse effect on our ability to manage our business. We may also experience difficulties integrating acquisitions into our existing business and operations. Future acquisitions may also expose us to potential risks, including risks associated with:

•	integration of new operations, services and personnel;

•	unforeseen or hidden liabilities;

•	diversion of resources from our existing businesses and technologies;

•	inability to generate sufficient revenue to offset the costs of acquisitions; and

•	potential loss of, or harm to, relationships with employees or customers.

Any of these risks may have a material adverse effect on our ability to manage our business and the acquisitions may be unsuccessful.

If our efforts to expand into international markets are unsuccessful, our business and financial conditions could be materially and adversely affected.

Our long-term business strategy relies in part on establishing an international distribution network in parts of Africa, the Middle East and Asia. Risks affecting our international expansion include challenges caused by geographic 2distance, language, cultural differences and the burdens of complying with a wide variety of laws and regulations which differ from those to which we are accustomed, including:

•	international import and export legislation;

•	financial condition, expertise and performance of potential international distributors;

•	foreign tax consequences;

•	trade and tariff restrictions;

•	quotas; and

•	inability to effectively enforce contractual or other legal rights.

These risks could result in increased and unbudgeted costs associated with servicing international markets, which could in turn materially and adversely affect our business and financial condition.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We believe that our current cash and cash flows from operations will be sufficient to meet our present and reasonably anticipated cash needs to maintain current operations. We may, however, require additional cash resources due to changed business conditions, planned expansion of our manufacturing capacity and product offerings (for example, our plans to expand our existing property to build a cold-set corrugated printing press factory at Langfang Duoyuan) or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution of shareholders’ holdings. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Any interruption in our production process could materially impair our financial performance and adversely affect our relationships with our distributors.

Our manufacturing operations are complicated and integrated, involving the coordination of raw materials and components (some purchased from third parties), internal production processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delay. For example, due to increased demand for our multicolor (small and large format) presses, we transferred some of our employees from the single color press production line to the multicolor press production line. Production of multicolor (small and large format) presses involves a more complicated manufacturing process that required additional training for these transferred employees and ultimately resulted in some production delays. We manufacture, assemble and store almost all of our products, as well as conduct most of our research and development activities, at our manufacturing facilities. We do not maintain back-up facilities, so we depend on our manufacturing facilities for the continued operation of our business. A natural disaster or other unanticipated catastrophic event, including power interruption, water shortage, storm, fire, earthquake, terrorist attack or war, could significantly impair our ability to manufacture our products and operate our business and delay our research and development activities. Our facilities and certain manufacturing equipment would be difficult to replace and could require substantial replacement time. Catastrophic events may also destroy our inventory. The occurrence of such an event could materially and adversely affect our business and operations. In addition, any interruption in our production, even if temporary, could delay our delivery to our distributors, who deliver to end-user customers. Any production interruption and/or delivery delays could negatively affect our business and potentially our reputation. Any interruption of our business operations could have a material adverse effect on our business, financial condition and operating results and may negatively affect our relationships with our distributors.

We may be unable to sustain our recent profitability and growth rates.

Prior to the year ended June 30, 2005, we were not profitable. Our revenue grew from $26.5 million in fiscal 2005 to $43.7 million in fiscal 2006 to $67.8 million in fiscal 2007 to $89.6 million in fiscal 2008. Our revenue for the six month ended in December 31, 2008 was $63.0 million. Although our sales have increased rapidly in recent years, we expect that our operating expenses will increase as we expand, and we may not maintain or increase our profitability. Some of the factors which may contribute to our inability to sustain our recent profitability and growth include:

•	competitors offering comparable products at lower prices;

•	decreases in the average selling prices of our products, particularly our single color presses;

•	superior product innovations by competitors;

•	rising raw materials and manufacturing costs;

•	changes in our management and key personnel; and

•	increased operating expenses relating to research and development, sales and marketing efforts and general and administrative expenses as we seek to grow our business.

As a result of these and additional factors, we may experience lower revenue and higher expenses and we may therefore fail to maintain our recent profitability and growth rates, achieve our revenue targets, limit our operating expenses and/or remain profitable in the future.

We do not have insurance coverage to protect us against losses.

We do not maintain insurance coverage for our equipment or manufacturing facilities, and we do not have any business liability, loss of data or business interruption insurance coverage for our operations in China. If any claims for injury are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources, which would materially and adversely affect our business, financial condition and operating results.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may materially and adversely affect our business.

We are subject to environmental laws and regulations that affect our operations, facilities and products in China. Any failure to comply with any present or future environmental laws and regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions. New laws and regulations could also require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which may harm our results of operations.

In connection with the construction of our Langfang Duoyuan facility, which became operational in October 2000, we obtained the required environmental protection assessment. We were also required to obtain a pollutant discharging permit from the governmental authorities in connection with the discharge of certain pollutants prior to commencing operations. We have not received this permit yet. Pursuant to the Regulations of Hebei Province on the Administration and Supervision of Environmental Pollution Prevention, effective March 1, 2008, our failure to timely obtain this permit may result in us being reprimanded by the relevant governmental authorities, which may result in a monetary fine in an amount equal to three times any illegal gains, or RMB5,000 to RMB10,000, if we have no illegal gains, subject to the discretion of the governmental authorities. If we are deemed to have materially violated the regulation regarding the discharge of pollutants, the governmental authorities may order us to comply with the regulation within a time limit. If more stringent regulations are adopted in the future, the related compliance costs could be substantial. Any failure by us to control the use or adequately restrict the discharge of hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

The loss of key personnel, failure to attract or retain specialized technical and management personnel and recent replacements of our chief financial officer could materially and adversely affect our business.

We rely heavily on the services of our key personnel, including Wenhua Guo, the chairman of our board of directors and chief executive officer, Xiqing Diao, our chief operating officer, William D. Suh, our chief financial officer, Baiyun Sun, our controller and Yubao Wei, our chief technology officer, each of whom are a significant asset to us. Our future success will depend on our ability to retain these key personnel and attract and retain other skilled managerial, engineering, technical and sales and marketing personnel. Competition for such key personnel, particularly technical personnel, is intense in the offset printing equipment industry, and we may fail to attract and retain a sufficient number of technical personnel to support our anticipated growth. Despite the incentives we provide, our current employees may not continue to work for us. If additional personnel are required for our operations in the future, we may not be able to obtain the services of additional personnel necessary for our growth.

Turnover in our senior management could significantly deplete institutional knowledge held by our existing senior management team and impair our operations, which could harm our business. During the year ended June 30, 2008, we lost the services of Gene Michael Bennett and William Milewski, who served as our chief financial officers from July 19, 2007 to December 20, 2007 and from March 1, 2008 to May 21, 2008, respectively. From December 20, 2007 to March 1, 2008 and again from May 21, 2008 to October 1, 2008, Ms. Sun served as our interim chief financial officer and controller. We appointed Mr. Suh as our chief financial officer effective as of October 1, 2008, with Ms. Sun continuing to serve as our controller. During the transition periods when we had only an interim chief financial officer, certain of our projects were subject to delay or put on hold which may have a material adverse effect on our financial condition and operating results.

In addition, if any of our key personnel joins a competitor or forms a competing company, we may not be able to replace them easily and we may lose customers, business partners, key professionals and staff members as a result. All of our key personnel have entered into employment agreements with us, which include confidentiality and non-disclosure provisions. However, if any disputes arise between these key personnel and us, it is not clear, in light of uncertainties associated with the Chinese legal system, what the court decisions will be and the extent to which these court decisions could be enforced in China, where all of these key personnel reside and hold some of their assets. See “—Risks Related to Doing Business in China—Uncertainties with respect to the Chinese legal system could limit the legal protections available to our shareholders and us.”

Failure to protect our proprietary technologies or maintain the right to certain technologies may materially and adversely affect our ability to compete.

We believe that the protection of our intellectual property rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have also entered into confidentiality or license agreements with our employees, business partners and other third parties. We have implemented procedures to control access to and distribution of documents and other proprietary information. These efforts may fail to adequately protect our intellectual property rights. Further, these agreements do not prevent others from independently developing technologies that are equivalent or superior to our technology. In addition, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of technology is difficult, particularly in China, where the laws may not protect our proprietary rights as fully as do the laws of the United States.

Currently, we have eight patents registered in China. Patents might not be issued for our future applications, and any issued patents may not protect or benefit us or otherwise give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable or provide only limited protection for our technologies. We also cannot be certain that others will not design around our patented technology, independently develop our proprietary technology or develop effective competing technologies on their own.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties.

We rely upon certain proprietary confidential information, trademarks, know-how, trade secrets and improvements and continuing technological innovation to develop and maintain our competitive position. In addition, we have eight registered patents that we use in our business. Our product development teams conduct patent searches of Chinese patents with guidance and oversight from our in-house patent team. Our product development projects are approved only if the result of the patent search indicates that development of the proposed products will not infringe on any third party intellectual property rights. However, due to the complex nature of offset printing technology patents, the uncertainty of construing the scope of the patents, inadequate oversight or guidance from our in-house patent team, and other limitations inherent to these patent searches, the risk of our infringing on third party intellectual property rights cannot be fully eliminated.

Third parties may claim that one or more of our products or our various processes infringe upon their patents or other intellectual property. A successful claim of patent or other intellectual property infringement could subject us to significant damages or an injunction preventing the manufacture, sale or use of our affected products or otherwise limit our freedom to operate. The legal protection of intellectual property in China is significantly more limited than in the United States and many other countries and may afford us little or no effective protection.

Technologies licensed to and relied on by us may be subject to infringement or corresponding claims by others which could damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or companies with which we collaborate on research and development activities. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in China or other countries. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time-consuming and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay additional ongoing royalties, which could decrease our profit margins;

•	redesign our products; or

•	be restricted by injunctions.

These factors could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring, canceling or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

We have not held any annual shareholder meetings since we acquired Duoyuan China in 2006, and as a result, our shareholders have limited ability to exercise their voting rights.

We have not held an annual meeting of shareholders since we acquired Duoyuan China in 2006. Under Wyoming law, the district court of the county in which a corporation’s principal office is located may summarily order a meeting be held upon application of any member or other person entitled to participate in an annual or regular meeting, if an annual meeting was not held within fifteen months after the corporation’s last annual meeting. Because we have not held regular shareholders’ meetings, our shareholders’ ability to exercise their voting rights may be limited.

Wenhua Guo, the chairman of our board of directors and chief executive officer and beneficial owner of 70.25% of our common shares, has substantial influence over us, and his interests may not be aligned with the interests of our other shareholders.

Wenhua Guo, the chairman of our board of directors and chief executive officer, beneficially owns 70.25% of our outstanding common shares. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors, and other significant corporate actions, which may at times conflict with the interests of our other shareholders. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which in turn could prevent our shareholders from recognizing a gain in the event that a favorable offer is extended.

We may be exposed to potential risks relating to our internal control over financial reporting and our ability to have those controls attested to by our independent auditors.

We are required by the Securities and Exchange Commission to include a report of management on our internal control over financial reporting in our annual reports. In addition, the independent registered public accounting firm auditing a company’s financial statements must attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting and the operating effectiveness of our internal controls. Our management has concluded that our internal control over our financial reporting is not effective and has material weaknesses. Our independent registered public accounting firm is not yet required to attest to our management’s assessment, but once it is required to do so it may issue a report that is qualified if it is not satisfied with our controls at that time or the level at which our controls are documented, designed, operated or reviewed. We have identified significant deficiencies or material weaknesses in our internal controls that we may not be able to remediate in a timely manner, and investors and others may lose confidence in the reliability of our financial statements. We can provide no assurance that we will be in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, be able to rectify the material weaknesses we have identified or will receive a positive attestation from our independent auditors in the future. Any of these possible outcomes could result in loss of investor confidence in the reliability of our reporting processes, which could adversely affect the price of our shares.

The termination and expiration or unavailability of preferential tax treatments once available to us may materially and adversely affect our business.

Prior to January 1, 2008, enterprises established in China were generally subject to 30% state and 3% local enterprise income tax rate. However, enterprises that satisfied certain conditions enjoyed preferential tax treatments. For example, in accordance with the Foreign Invested Enterprise Income Tax Law, or FIE Income Tax Law, which was effective until December 31, 2007, a foreign-invested manufacturing enterprise scheduled to operate for a period not less than ten years would be exempted from paying income tax in its first and second years of generating profit, followed by a 50% reduction in its tax rate in the third, fourth and fifth years subject to the approval of relevant tax authorities. Duoyuan China, which we believe qualifies as a manufacturing enterprise scheduled to operate more than ten years, enjoyed an income tax exemption for its first two profitable years (2004 and 2005) and a 50% income tax reduction for the next three years (2006 through 2008). Since the definition of manufacturing enterprise is unclear and subject to discretionary interpretation and enforcement by the PRC authorities, if Duoyuan China is deemed not qualified for such preferential tax treatment in the prior periods by relevant tax authorities, it may be required to refund prior tax benefits received.

Effective January 1, 2008, the PRC National People’s Congress enacted the PRC Enterprise Income Tax Law, or New EIT Law. The New EIT Law generally imposes a single uniform income tax rate of 25% on all Chinese enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatments available under the previous tax laws and regulations, subject to the State Council’s further regulation. According to the New EIT Law and relevant implementation rules, the specific foreign invested enterprises which used to enjoy a tax holiday in accordance with the state laws, regulations or the relevant rules will continue to enjoy it under the new tax law until the expiration of such tax holiday. As a result, on the condition that Duoyuan China is deemed to be qualified for the preferential tax treatments discussed above by the relevant tax authority, Duoyuan China will continue to enjoy the 50% tax reduction for the calendar year 2008 with an applicable income tax rate of 12.5%. Beginning on January 1, 2009, Duoyuan China will be subject to the 25% income tax rate. Our other two subsidiaries, Langfang Duoyuan and Hunan Duoyuan, were both granted five-year income tax eliminations beginning with their first profitable year, by the relevant local governments. However, these tax preferential treatments granted by the local governments were not supported by relevant state laws and regulations, thus Langfang Duoyuan and Hunan Duoyuan may be ordered by relevant authorities to refund these tax benefits. Langfang Duoyuan became subject to the 25% income tax rate beginning on January 1, 2008. Pursuant to the tax preferential treatments granted by the local government, Hunan Duoyuan will become subject to the 25% income tax rate beginning on January 1, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Taxes and Incentives.”

The newly enacted PRC tax law affects tax exemptions on dividends received by us and increases the enterprise income tax rate applicable to us.

We are a company incorporated in the State of Wyoming, United States. We conduct all of our business through our Chinese subsidiaries and we derive all of our income from these subsidiaries. According to the PRC enterprise income tax law applicable prior to January 1, 2008, dividends derived by foreign legal persons from business operations in China were exempted from the Chinese enterprise income tax. However, such tax exemption ceased after January 1, 2008, when the new PRC Enterprise Income Tax Law and its implementation rules became effective. Under the New EIT Law, if we are not deemed to be a resident enterprise for Chinese tax purposes, a 10% withholding tax rate would be applicable to any dividends paid by our Chinese subsidiaries to us. However, if we are deemed to have a “de facto management organization” in China, we would be categorized as a resident enterprise for Chinese tax purposes and thus would be subject to an 25% enterprise income tax rate on all of our income. According to the Implementing Rules of PRC Enterprise Income Tax Law, “de facto management organization” means organizations implementing substantive and comprehensive management and control over the production and business operations, staff, accounts and property of an enterprise. As substantially all members of our management are located in China, we may be considered a Chinese tax resident enterprise and therefore subject to an enterprise income tax rate of 25% on our worldwide income, excluding dividends received directly from another Chinese tax resident. As a result of such changes, our historical tax rates will not be indicative of our tax rates for future periods and the value of our common shares may be adversely affected.

We may be unable to ensure compliance with U.S. economic sanctions laws, especially when we sell our products to distributors over which we have limited control.

The United States Department of the Treasury’s Office of Foreign Assets Control, or OFAC, administers certain laws and regulations that impose penalties on U.S. persons and, in some instances, foreign entities owned or controlled by U.S. persons, for conducting activities or transacting business with certain countries, governments, entities or individuals subject to U.S. economic sanctions, or U.S. Economic Sanctions Laws. We will not engage in or fund, directly or indirectly, any activity or business with any country, government, entity or individual that U.S. Economic Sanctions Laws prohibit U.S. persons, or foreign entities owned or controlled by U.S. persons, from engaging in or funding. However, we sell our products through independent non-U.S. distributors which are responsible for interacting with the end-user customers of our products. Although none of these independent non-U.S. distributors are located in or conduct business with countries subject to U.S. economic sanctions such as Cuba, Sudan, Iran, Syria and Myanmar, we may not be able to ensure that such non-U.S. distributors comply with any applicable U.S. Economic Sanctions Laws. As a result of the foregoing, actions could be taken against us that could materially and adversely affect our reputation and have a material and adverse effect on our business, financial condition, results of operations and prospects.

The conditions of the U.S. and international capital markets as well as the Chinese economy may adversely affect our growth and profitability.

For much of 2008, the global economic crisis caused the U.S. and international capital markets to undergo pervasive and fundamental disruption and loss. This global capital market turmoil, combined with a worldwide tightening of credit, has led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. It is impossible to predict how the global economic crisis will affect our business and operations or how long a recovery will take as a result of the current economic pressures. A worsening of the global capital market turmoil and reduced business activity would likely negatively affect our growth and profitability.

The Chinese economy on average grew approximately 9% per year for more than 25 years. Due to several factors, including those affecting the global economy as a whole, China’s economic growth may be less compared to its historical growth, which may have a negative effect on our business. The recent global economic crisis has caused the global financial markets to undergo pervasive and fundamental disruption and loss, has affected the Chinese economy. The global economic crisis could lead to lower demand for commercial printing services in China because demand for commercial printing services is highly correlated with general economic activities and conditions. Lower demand for commercial printing services could lead to a decrease in demand for offset printing equipment, which could contribute to lower demand for our products. A worsening of global economic conditions and/or reduced business activity would likely negatively affect the Chinese economy which may slow our growth and reduce or eliminate our profitability.

Risks Related to Doing Business in China

Because our operations are all located outside of the United States and are subject to Chinese laws, any change in Chinese laws may materially and adversely affect our business.

All of our operations are outside of the United States and in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations and exposure to possible expropriation or other Chinese government actions. These factors may have a material adverse effect on our operations, results of operations and financial condition.

Recent Chinese regulations relating to the establishment of offshore special purpose companies by Chinese residents may subject our Chinese resident shareholders to personal liability and limit our ability to acquire Chinese companies or inject capital into our Chinese subsidiaries, limit our Chinese subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect our business.

The State Administration of Foreign Exchange, or SAFE, issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies in October 2005, which became effective in November 2005, and an implementing rule in May 2007, collectively the SAFE Rules. According to the SAFE Rules, Chinese residents, including both legal persons and natural persons and Chinese citizens and foreign citizens who reside in China, are required to register with the SAFE or its local branch before establishing or controlling any company outside China, referred to in the SAFE rules as an “offshore special purpose company,” for the purpose of financing that offshore company with their ownership interests in the assets of or their interests in any Chinese enterprise. In addition, a Chinese resident that is a shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with the injection of equity interests or assets of a Chinese enterprise in the offshore company or overseas fund raising by the offshore company, or any other material change in the capital of the offshore company, including any increase or decrease of capital, transfer or swap of share, merger, division, long-term equity or debt investment or creation of any security interest. The SAFE Rules apply retroactively. As a result, Chinese residents who have established or acquired control of offshore companies that have made onshore investments in China in the past were required to complete the relevant registration procedures with the competent local SAFE branch. If any resident of China failed to file its SAFE registration for an existing offshore entity, any dividends remitted by the onshore entity to its overseas parent since April 21, 2005 will be considered to be an evasion of foreign exchange purchase rules, and the payment of the dividend will be illegal. As a result of any illegal action of this type, both the onshore entity and its actual controlling person(s) can be fined. In addition, failure to comply with the registration procedures may result in restrictions on the relevant onshore entity, including prohibitions on the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity. Chinese resident shareholders of the offshore entity may also be subject to penalties under Chinese foreign exchange administration regulations.

Our majority shareholder, Duoyuan Investments, is wholly owned by Wenhua Guo, who is the chairman of our board of directors and chief executive officer and a Chinese citizen as defined in the SAFE Rules. We have asked Mr. Guo, and will ask our future shareholders and beneficial owners who are Chinese residents, to make the necessary applications and filings as required under Notice 75 and other related rules. Mr. Guo has submitted the application and the review process is underway but not yet complete as he has not yet received his registration certificate, so we cannot provide any assurances that he can obtain such SAFE registration. Moreover, due to uncertainty concerning the reconciliation of Notice 75 with other approval or registration requirements, it remains unclear how Notice 75, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We will attempt to comply, and attempt to ensure that Mr. Guo and our future shareholders and beneficial owners who are subject to these rules comply, with the relevant requirements. However, we cannot provide any assurances that all of our shareholders and beneficial owners who are Chinese residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Notice 75 or other related rules. The failure or inability of our Chinese resident shareholders or beneficial owners to register with the SAFE in a timely manner pursuant to the SAFE Rules, or the failure or inability of any future Chinese resident shareholders or beneficial owners to make any required SAFE registration or comply with other requirements under the SAFE Rules, may subject these shareholders or beneficial owners to fines or other sanctions and may also limit our ability to contribute additional capital into or provide loans to our Chinese subsidiaries, limit our Chinese subsidiaries’ ability to pay dividends to us, repay shareholder loans or otherwise distribute profits or proceeds from any reduction in capital, share transfer or liquidation to us, or otherwise adversely affect us.

We may not be able to enforce our legal rights in China or elsewhere, and it may be difficult to serve us with legal process or enforce judgments against us or our management, which could materially and adversely affect our business.

Although we are incorporated in the State of Wyoming, United States, all of our operations are in China. Our operating subsidiaries are formed under Chinese law, and all of our assets are located in China. As a result, most of our material agreements are governed by Chinese law. Since all of our revenue is derived from our operations in China, our business, financial condition and results of operations are subject to legal developments in China. There is no assurance that we will be able to enforce any of our material agreements or that remedies will be available outside of China with respect to our material agreements. The legal system and enforcement of laws in China may not be as transparent as those in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a high degree of uncertainty regarding the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, a substantial majority of our executive officers and our directors reside outside of the United States. Because our operations, assets and officers and directors are located outside of the United States, it may not be possible for U.S. investors to enforce their legal rights, effect service of process upon our directors or officers or enforce civil or criminal judgments of U.S. courts against us or our directors and executive officers under U.S. federal securities laws. Moreover, we have been advised that China’s treaties do not provide for reciprocal recognition and enforcement of judgments by U.S. courts. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws of the United States.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China has historically not followed Western-style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty hiring and retaining a sufficient number of qualified employees to work in China with skills in these areas. As a result, we may experience difficulty establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards. Consequently, it may be difficult for our management to forecast our needs and present accurate operating results.

The Chinese government could change its policies toward private enterprises, which could materially and adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Changes in policies, laws and regulations, including their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.

Economic, political and social conditions in China could materially and adversely affect our business.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has recently implemented measures emphasizing the utilization of market forces for economic reform, reduction of state ownership of productive assets and establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy could adversely affect our business, financial condition or operating results. The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on our business, financial condition and operating results.

Government control of currency conversion and exchange rate fluctuations may materially and adversely affect our business.

All of our revenue and expenses are denominated in Renminbi, the currency of China. A portion of such revenue may be converted into other currencies to meet our foreign currency obligations. In addition, we incur approximately 1% of our expenses in foreign currencies, mostly for professional services such as auditors, attorneys and other intermediaries. Foreign exchange transactions under our capital account, including principal payments with respect to foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the SAFE in China. These limitations could affect our ability to obtain foreign exchange through debt or equity financing or to obtain foreign exchange for capital expenditures.

The Renminbi is reported to be measured against a basket of currencies determined by the People’s Bank of China. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued, or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Renminbi against the U.S. dollar. Because all of our earnings and cash assets are denominated in Renminbi and our financial reporting is denominated in U.S. dollars, fluctuations in the exchange rates between the U.S. dollar and the Renminbi will affect our financial results reported in U.S. dollars terms without giving effect to any underlying change in our business, financial condition or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar denominated investments we make in the future.

Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate exchange rate risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

Uncertainties with respect to the Chinese legal system could limit the protections available to our shareholders and us.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People’s Court. Although the Chinese government has introduced new laws and regulations to modernize its business, securities and tax systems, China does not yet possess a comprehensive body of business law. Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies. Therefore, it may be difficult to enforce contracts under Chinese law. These uncertainties could materially and adversely affect our business, financial condition and operating results. In addition, as the Chinese legal system develops, changes in these laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations. Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive. These uncertainties could limit the legal protections available to us and other foreign investors, including our shareholders.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

The new Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the New M&A Rules, governs the approval process by which a Chinese company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the New M&A Rules will require the Chinese parties to make a series of applications to certain government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the New M&A Rules is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the New M&A Rules, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our shareholders or sufficiently protect their interests in a transaction. The New M&A Rules allows Chinese government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The New M&A Rules also prohibits a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and, in certain transaction structures, requires that consideration must be paid within defined periods, generally not in excess of a year. The New M&A Rules also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, the New M&A Rules may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our investors’ economic interests.

The new provisions of the PRC Employment Contract Law may substantially increase our labor-related costs in the future.

The PRC Employment Contract Law, which became effective as of January 1, 2008, contains many more provisions favorable to employees than existing labor regulations in effect in China. This may substantially increase our labor-related costs in our future operations. According to the new law, an employee is entitled to terminate his or her employment relationship with his or her employer for certain causes, such as delay in payment of wages or social insurance contribution or dissatisfactory labor protection, and under such circumstances the employer is liable to pay compensation to the employee. The amount of such compensation payment shall be one month's salary for each year that the employee has served the employer, subject to a cap of twelve months' salary. An employer shall also be liable to compensate an employee when the employer decides not to renew an existing employment contract that is about to expire, unless the employee refuses to renew the employment contract even though the employer offers equal or more favorable terms than those in the existing employment contract. In addition, an employer is obligated to conclude an open-ended employment contract with an employee after two consecutive terms of fixed-term employment, which means the employer will be liable to pay damages to an employee if it terminates this employee without cause, until the employee reaches an age at which he or she is eligible for pension. We may have greater difficulty terminating underperforming employees and may incur higher level of labor costs in order to comply with the provisions of the new law, which may have a material adverse effect on our business, financial condition and operating results.

The contractual arrangements entered into between our Chinese subsidiaries may be subject to audit or challenge by the Chinese tax authorities. Any finding that our Chinese subsidiaries owe additional taxes could substantially reduce our net earnings and the value of our shareholders’ investments.

Under Chinese laws and regulations, arrangements and transactions among affiliated parties may be subject to audit or challenge by the Chinese tax authorities. We could face material and adverse tax consequences if the Chinese tax authorities determine that the contractual arrangements between our Chinese subsidiaries do not represent arm’s-length prices and, as a result, apply a transfer pricing adjustment to any of our income. A transfer pricing adjustment could, among other things, result in a reduction of the expense deductions recorded by our Chinese subsidiaries for PRC tax purposes or an increase in taxable income, any of which could increase our tax liabilities. In addition, the Chinese tax authorities may impose late payment fees and other penalties on our Chinese subsidiaries for under-paid taxes.

We rely principally on dividends and other distributions paid by our Chinese subsidiaries. Limitations on the ability of our Chinese subsidiaries to pay dividends to us could have a material adverse effect on our business.

We are a holding company and we rely principally on dividends and other distributions paid by our Chinese subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. If our Chinese subsidiaries incur debt on its own behalf, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Furthermore, relevant Chinese laws and regulations permit payments of dividends by our Chinese subsidiaries only out of their respective retained earnings after tax, if any, determined in accordance with Chinese accounting standards and regulations.

Under Chinese laws and regulations, each of our operating subsidiaries is required to set aside a portion of its net income each year to fund certain statutory reserves. These reserves, together with the registered equity, are not distributable as cash dividends. As of December 31, 2008, we had statutory reserves of $9.6 million and total shareholder equity of $115.5 million. As a result of these Chinese laws and regulations, each of our Chinese subsidiaries is restricted in its ability to transfer a portion of its net assets to us, including in the form of dividends, loans or advances. Limitations on the ability of our Chinese subsidiaries to pay dividends to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

If the China Securities Regulation Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required for this offering, it could adversely affect our business and reputation and the resale price of our shares, and may also create uncertainties for this offering.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006. This regulation, among other things, includes provisions that require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in Chinese companies and controlled directly or indirectly by Chinese companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with CSRC and it would take several months to complete the approval process.

The application of this new regulation remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope or the applicability of the CSRC approval requirement. Commerce & Finance Law Offices, which we have engaged in relation to these CSRC rules, has advised us that, based on the their understanding of current Chinese laws, regulations and rules, including the New M&A Rules, and the CSRC procedures announced on September 21, 2006, because we completed our restructuring as an overseas holding structure before September 8, 2006, the effective date of the New M&A Rules, this regulation does not require us to submit an application to the CSRC for its approval of this offering of our shares and quotation of our shares on the OTCBB unless we are clearly required to do so by possible later rules of the CSRC.

If the CSRC requires that we obtain its approval prior to the completion of this offering, this offering will be delayed until we obtain CSRC approval, which may take several months or may be unattainable. If prior CSRC approval is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the shares offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

Also, if the CSRC subsequently requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirement, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our shares.

Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to this regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our shareholders or sufficiently protect their interests in a transaction. The new regulation allows Chinese government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our investors’ economic interests.

Risks Associated with this Offering and our Common Shares

Our shares are not traded and shareholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than our value.

Our shares are not currently traded on any securities market or over-the-counter quotation system. The price of our shares, if traded in the future or transferred in privately negotiated transactions, may not reflect the value of our company. Consequently, investors may not be able to liquidate their investment at all or, if they are able to liquidate it, may only be able to do so at a price that does not reflect the value of the business. Because the price for our shares, if traded, may be low, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our shares, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of common shares like ours as collateral for any loans.

Our share prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial majority of our outstanding shares are “restricted securities” within the meaning of Securities Act Rule 144, or Rule 144. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate who has held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of our outstanding common shares. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the non-affiliate for at least six months, provided current public information about us is available, and after one year, the non-affiliate is entitled to sell an unlimited number of the shares without restriction. If a substantial number of shares of our shares are sold under Rule 144 or other exemption, it could cause the price of our shares to go down.

The conversion of outstanding derivative securities could cause our shareholders’ ownership to be diluted and may decrease the value of our shareholders’ investments.

Outstanding derivative securities and current and future obligations to issue our securities to various parties may dilute the value of our shareholders’ investments. On October 9, 2006, as part of our compensation to them, we issued to CCG Investor Relations Partners, LLC, or CCG, warrants to acquire 37,287 shares at a strike price of $4.61 per share. On November 2, 2006, we issued warrants to Roth Capital Partners, LLC, or Roth Capital, to purchase 613,260 shares at a strike price of $4.21 per share for a term of five years. These warrants are exercisable at any time after June 30, 2008 on a cashless or net exercise basis. In addition, in December 2007 we issued to 25 of our Private Placement Investors warrants to purchase 576,425 shares at a strike price of $5.76 per share for a term of five years starting on June 30, 2008, which are exercisable at any time after June 30, 2008 on a cashless basis. For as long as these warrants are outstanding and exercisable, the warrant holder will have an opportunity to profit from a rise in the market price of our common shares without assuming the risks of ownership. The outstanding warrants may have an adverse effect on the terms upon which we can obtain additional capital. We expect that the warrant holders will exercise the warrants at a time when we are able to obtain equity capital on terms more favorable than the exercise prices provided by the warrants. Holders of our common shares do not have pre-emptive rights.

We do not intend to pay dividends in the foreseeable future.

To date, we have paid no dividends. Our board of directors does not intend to pay any dividends in the foreseeable future. The holders of our common shares are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. As a result, a return on an investment in our common shares may be realized only through a sale of such shares, if at all.

We have the right to issue additional common shares and preferred shares without the consent of our shareholders. This would have the effect of diluting our shareholders’ ownership in us and could decrease the value of our shares.

As of the date of this prospectus, we have 100,000,000 common shares authorized for issuance, of which only 25,000,050 shares of common shares were issued and outstanding. Approximately 74,999,950 authorized common shares are available for issuance for any purpose without shareholder approval. The issuance of these available shares would dilute shareholders’ percentage ownership of us. We have outstanding warrants to acquire 1,226,972 common shares.

In addition, our articles of incorporation authorize the issuance of preferred shares, the rights, preferences, designations and limitations of which may be set by our board of directors. While no preferred shares are currently outstanding, our articles of incorporation authorize the issuance of up to 1,000,000 preferred shares at the discretion of our board of directors. Preferred shares may be issued upon filing of amended articles of incorporation and the payment of required fees, requiring no further shareholder action. If issued, the rights, preferences, designations and limitations of the preferred shares would be set by our board of directors and could operate to the disadvantage of our outstanding common shares. These terms could include, among others, preferences as to dividends and distributions on liquidation.

Because we are subject to the “penny stock” rules, sale of our stock by investors may be difficult.

We are subject to the Securities and Exchange Commission’s “penny stock” rules. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document required by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the investor with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the investor’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the investor orally or in writing prior to completing the transaction and must be given to the investor in writing before or with the investor’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common shares. As long as our common shares are subject to the penny stock rules, the holders of our common shares may find it more difficult to sell their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Generally, the words “expect,” “estimate,” “anticipate,” “predict,” “believe,” “plan,” “will,” “may,” “should,” “intend,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements which include, but are not limited to, statements concerning our expectations and those of our directors and officers regarding our working capital requirements, financing requirements, business prospects, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Such statements are not guarantees of future performance and subject to certain risks and uncertainties, including the matters set forth in this prospectus or in other reports or documents we file with the Securities and Exchange Commission, from time to time, which could cause actual results or outcomes to differ materially from those projected. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which cannot be foreseen. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face that are described in the section entitled “Risk Factors” and elsewhere in this prospectus. We do not ordinarily make projections of our future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should carefully review this prospectus and other documents we file with the Securities and Exchange Commission.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common shares, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and the price of our common shares.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, without limitation, statements relating to:

•	our goals and strategies;

•	our future business development, results of operations and financial condition;

•	our ability to maintain a strong relationship with distributors or end-user customers or to expand our distribution network;

•	our ability to control our operating costs and expenses;

•	our ability to generate revenue in new post-press products;

•	changes in our management team and other key personnel;

•	introduction by our competitors of new or enhanced products;

•	the effect of competition on demand for and prices of our products;

•	fluctuations in general economic conditions;

•	Chinese tax policies and regulations; and

•	expected growth and change in the Chinese printing equipment market.

This prospectus also contains data related to the Chinese printing industry, the Chinese printing equipment industry and broad macroeconomic factors that we believe drive the growth of the Chinese printing equipment market. These market data and industry statistics, based on independent industry publications and other publicly available information, includes projections that are based on a number of assumptions. The Chinese printing equipment market may not expand at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our common shares. In addition, the complex and changing nature of the Chinese printing industry, the Chinese printing equipment industry and the broad macroeconomic factors discussed in this prospectus subject any projections or estimates relating to the growth prospects or future conditions of the Chinese printing equipment market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, if obtained from third party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. All forward-looking statements contained in this prospectus are qualified by reference to this cautionary statement.

USE OF PROCEEDS

We are registering for resale from time to time of up to 7,437,695 common shares by the selling shareholders, which includes (1) 1,305,073 shares, or the Pre-Equity Transfer Shares, we issued to certain investors, members of our former management team and their affiliates, or the Pre-Equity Transfer Investors, and (2) 6,132,622 shares that were issued  to the Private Placement Investors pursuant to the Private Placement that closed on November 2, 2006. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of our common shares from time to time under this prospectus by the selling shareholders. We have agreed to pay all costs, expenses and fees in connection with the registration of our common shares to be sold by the selling shareholders. The selling shareholders will pay all commissions and discounts, if any, attributable to their respective sales of our common shares.

DIVIDEND POLICY

We have not declared or paid any dividends on our common shares and we do not anticipate paying any cash dividends in the near future. The timing, amount and form of future dividends, if any, will depend, among other things, on our future results of operations and cash flows, our general financial condition and future prospects, our capital requirements and surplus, contractual restrictions, the amount of distributions, if any, received by us from our Chinese subsidiaries, and other factors deemed relevant by our board of directors. Any future dividends on our common shares would be declared by and subject to the discretion of our board of directors.

DILUTION

The selling shareholders, consisting of the Pre-Equity Transfer Investors and the Private Placement Investors, are offering for sale our common shares that are already issued and outstanding. Any sale by the selling shareholders of these common shares pursuant to this prospectus will not result in any further dilution to our shareholders.

CORPORATE HISTORY AND STRUCTURE

We were organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming. From our inception until the Equity Transfer, we were a shell company without operations, revenue or employees, other than officers and directors. On October 6, 2006, we closed the Equity Transfer with Duoyuan Investments, and issued 47,100,462 common shares to Duoyuan Investments in exchange for all of Duoyuan Investments’ equity interest in Duoyuan China, its wholly owned subsidiary. Duoyuan China manufactured single color offset printing presses, among other products. As a result of this Equity Transfer, Duoyuan China became our wholly owned subsidiary, and Duoyuan Investments, a company wholly owned by Wenhua Guo, the chairman of our board of directors and chief executive officer, became our controlling shareholder. Upon the closing of the Equity Transfer, we commenced our offset printing equipment business.

On November 2, 2006, we closed the transactions contemplated by a securities purchase agreement, or the Securities Purchase Agreement, by and between us and the Private Placement Investors. Pursuant to the Securities Purchase Agreement, we issued an aggregate of 6,132,622 common shares to the Private Placement Investors for an aggregate purchase price of $23.5 million. This Private Placement was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, for issuances not involving a public offering.

Through our principal operating subsidiary, Duoyuan China, and Duoyuan China’s manufacturing subsidiaries, namely Langfang Duoyuan and Hunan Duoyuan, we design, manufacture and sell offset printing equipment used in the offset printing process.

Our Subsidiaries

Our Principal Operating Subsidiary

Duoyuan China, our principal operating subsidiary, was incorporated on June 21, 2001 under the laws of the PRC by Duoyuan Industries (Holding), Inc., or Duoyuan Industries, a British Virgin Islands company, wholly owned by Wenhua Guo. In 2001, Duoyuan China purchased certain offset printing equipment manufacturing related assets from Beijing Duoyuan Electric Co. Ltd., or Duoyuan Electric, a PRC company, which since 1994 was in the business of manufacturing single color small format presses, among other products. Duoyuan Electric sold certain raw materials and semi-finished products to Duoyuan China. Duoyuan Electric also transferred a trademark to Duoyuan China without charge. On October 29, 2002, Duoyuan Investments purchased all of Duoyuan Industries’ interests in Duoyuan China. Upon the closing of the Equity Transfer with Duoyuan Investments on October 6, 2006, Duoyuan China became our wholly owned subsidiary and we commenced our offset printing equipment business.

Duoyuan China’s principal business activities include marketing and sale of our offset printing equipment, technical support to our distributors and overall strategic planning and management of our business.

Our Manufacturing Subsidiaries

Langfang Duoyuan was incorporated on October 27, 2000 under the laws of the PRC by Beijing Yinhang Yinlu Advertisement Co. Ltd., or Beijing Advertisement, and Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute, or Huiyuan Institute, each an entity controlled by Wenhua Guo. At the time of Langfang Duoyuan’s incorporation, Beijing Advertisement and Huiyuan Institute held an equity interest in Langfang Duoyuan of 5% and 95%, respectively. Pursuant to an equity transfer agreement dated as of March 25, 2002, Duoyuan China acquired all of Beijing Advertisement’s 5% interest in Langfang Duoyuan. Pursuant to an equity transfer agreement dated as of October 16, 2005, Duoyuan China acquired an additional 90% equity interest in Langfang Duoyuan from Huiyuan Institute. Huiyuan Institute remains the holder of a 5% equity interest in Langfang Duoyuan.

Langfang Duoyuan’s principal business activities include manufacturing our CTP system and two of our press products, namely our single color small format presses and multicolor small format presses.

Hunan Duoyuan was incorporated on March 10, 2004. In December 2003, Duoyuan China participated in a public auction and entered into an agreement, as further supplemented in May 2004, to purchase certain assets (including real property, manufacturing facilities and intellectual property) from Hunan Printing Machinery Co., Ltd., which was a bankrupt state owned PRC enterprise. Hunan Printing Machinery Co., Ltd. was then one of the major large format press manufacturers in China approved by the Chinese government to produce multicolor printing equipment. Duoyuan China acquired certain assets from Hunan Printing Machinery Co., Ltd. for its multicolor printing equipment and large format printing equipment production capacity. After the acquisition of the assets of Hunan Printing Machinery Co., Ltd. in December 2003, Duoyuan China and Langfang Duoyuan incorporated Hunan Duoyuan on March 10, 2004, with each holding an 88% and 12% equity interest in Hunan Duoyuan, respectively.

Hunan Duoyuan’s principal business activities include manufacturing two of our press products, namely our single color large format presses and multicolor large format presses.

The entities formed or controlled by Wenhua Guo that were involved in the foregoing transactions do not operate in the same industry as Duoyuan China. These entities do not compete with Duoyuan China.

The following chart summarizes our corporate structure, including our subsidiaries, as of the date of this prospectus:

________________
* Represents our minority shareholders, consisting of the Pre-Equity Transfer Investors and the Private Placement Investors.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated financial information set forth below should be read in conjunction with our consolidated financial statements and related notes, “Summary Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected consolidated statements of income and other comprehensive income for the three years ended June 30, 2006, 2007 and 2008, the selected consolidated balance sheets as of June 30, 2006, 2007 and 2008, and the selected consolidated statements of cash flows for the three years ended June 30, 2006, 2007, and 2008 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated statements of income and other comprehensive income for the six months ended December 31, 2007 and December 31, 2008, the selected consolidated balance sheets as of December 31, 2008, and the selected consolidated statements of cash flows for the six months ended December 31, 2007 and December 31, 2008 have been derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for future period.

	Year Ended June 30,					Six Months Ended December 31,
Consolidated Statements of Income and Other Comprehensive Income	2004	2005	2006	2007	2008	2007	2008
	(in thousands, except for share and per share data)
Revenue	$12,891	$26,469	$43,747	$67,812	$89,628	$48,090	$63,017

Cost of revenue	8,924	16,887	22,478	37,694	44,462	23,401	28,940

Gross profit	3,967	9,582	21,269	30,118	45,166	24,689	34,077

Research and development expenses	-	680	1,037	1,046	1,683	334	1,185

Selling, general and administrative expenses	4,364	5,431	6,649	10,905	13,177	6,608	7,775

Income (loss) from operations	(397)	3,471	13,583	18,167	30,306	17,747	25,117

Liquidated damage (expenses) income, net of settlement	–	–	–	(2,119)	235	(706)	-

Change in fair value of derivative instruments	–	–	–	–	73	-	164

Other income (expense), net	36	492	(239)	(21)	(535)	(393)	(1,314)

Income (loss) before minority interests and provision for income taxes	(361)	3,963	13,344	16,027	30,079	16,648	23,967

Minority interests	4	86	187	241	382	246	279

Provision for income taxes	–	–	261	1,807	3,238	1,203	2,531

Net income (loss)	(365)	3,877	12,896	13,979	26,459	15,198	21,157

Foreign currency translation adjustment	–	–	426	1,834	8,200	2,987	565

Comprehensive income (loss)	$(365)	$3,877	$13,322	$15,813	$34,659	$18,185	$21,721

Earnings per share - basic and diluted	$(0.02)	$0.21	$0.68	$0.61	$1.06	$0.61	$0.85

Weighted average number of shares outstanding - basic and diluted	17,562,353	18,867,436	18,867,436	23,041,021	25,000,050	25,000,050	25,000,050

	As of June 30,					As of December 31,
Consolidated Balance Sheets	2004	2005	2006	2007	2008	2008
	(in thousands)
Cash	$928	$294	$3,740	$7,816	$14,200	$26,401
Working Capital (1)	(8,341)	(6,405)	6,945	30,935	55,587	67,127
Total Current Assets	16,706	22,002	34,906	51,267	72,017	88,505
Total Assets	30,145	37,467	50,544	80,280	112,905	139,696
Total Current Liabilities	25,047	28,406	27,962	20,332	16,431	21,378
Total Liabilities	25,288	28,733	28,489	21,133	19,098	24,168
Minority Interest	241	327	527	801	1,293	1,579
Total Stockholder’s equity	4,856	8,734	22,055	59,147	93,806	115,528
________________
(1) Working capital is equal to total current assets less total current liabilities.

	Year Ended June 30,					Six Months Ended December 31,
Consolidated Statements of Cash Flows	2004	2005	2006	2007	2008	2007	2008
	(in thousands)
Cash flows provided by (used in) operating activities	$1,139	$(9,883)	$4,933	$(4,200)	$16,801	$12,237	$20,606
Cash flows provided by (used in) investing activities	(5,804)	(2,609)	(1,563)	(11,081)	(10,524)	(5,041)	(11,446)
Cash flows provided by (used in) financing activities	4,598	11,858	–	19,171	(1,092)	2,097	2,929

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and related notes appearing elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” of this prospectus for a discussion of important factors that could cause our actual results and the timing of selected events to differ materially from those described in or implied by these forward-looking statements.

Overview

We are a leading offset printing equipment supplier in China, headquartered in Beijing. We design, manufacture and sell equipment used in two of the three stages of the offset printing process, “pre-press” and “press”. As of June 30, 2008, we commercially produce and sell one product under the pre-press product category (our CTP system) and four types of products under the press product category (our single color small format presses, single color large format presses, multicolor small format presses and multicolor large format presses). We plan to begin commercial production and sale of certain products used in “post-press,” or the third stage of the offset printing process, including our cold-set corrugated printing press, by the end of 2010. Through our technical innovation and precision engineering, we offer a broad range of quality and durable offset printing equipment at competitive prices. We sell our products to more than 80 distributors who are located in over 60 cities and 28 provinces in China. Our nationwide distribution network, which we believe to be one of the largest among Chinese offset printing equipment suppliers, enables us to be more responsive to local market demands than many of our competitors.

We are organized under the laws of the State of Wyoming. On October 6, 2006, we closed the Equity Transfer with Duoyuan Investments pursuant to which we acquired Duoyuan China and commenced our present line of offset printing equipment business. We conduct all of our business through our principal operating subsidiary, Duoyuan China, and its two manufacturing subsidiaries, Langfang Duoyuan and Hunan Duoyuan. Duoyuan China’s principal business activities include marketing and sale of our offset printing equipment, technical support to our distributors and overall strategic planning and management of our business. Langfang Duoyuan’s principal business activities include manufacturing our CTP system and two of our press products, namely our single color small format presses and multicolor small format presses. Hunan Duoyuan’s principal business activities include manufacturing two of our press products, namely our single color large format presses and multicolor large format presses. Our majority shareholder is Duoyuan Investments, a British Virgin Islands company wholly owned by Wenhua Guo, the chairman of our board of directors and chief executive officer.

On November 2, 2006, we closed the Private Placement and issued an aggregate of 6,132,622 common shares to the Private Placement Investors for an aggregate purchase price of $23.5 million. This Private Placement was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, for issuances not involving a public offering.

Outlook

We derive all of our revenue from sales to our distributors in China. The total annual output of China’s printing equipment industry grew from approximately $890 million in 2002 to approximately $2.5 billion in 2007, according to PEIAC, representing a CAGR of 23% per annum. PIRA projects that the market for printing equipment in China will grow at a CAGR of 7.1% per annum between 2007 and 2012, making it the third largest printing equipment market in the world.

Our revenue increased from $43.7 million in fiscal 2006 to $67.8 million in fiscal 2007 to $89.6 million in fiscal 2008. For fiscal 2006, 2007 and 2008, our income from operations was $13.6 million, $18.2 million and $30.3 million, respectively. Our operating results reflect significant growth in sales of our multicolor large format presses following our acquisition of certain assets from Hunan Printing Machinery Co., Ltd., then a bankrupt state-owned PRC enterprise that manufactured multicolor printing equipment and large format printing equipment. In connection with the acquisition, we established Hunan Duoyuan.

Our business expansion plans are focused on the development and manufacturing of press and post-press products. We dedicate a large portion of our research and development expenses to creating and improving our press products, particularly our multicolor (small and large format) presses. In addition, we plan to begin commercial production and sale of certain post-press products, including a cold-set corrugated printing press, a machine used to assemble corrugated cardboard boxes, by the end of 2010. We also plan to begin commercial production and sale of two other post-press products, namely an automatic booklet maker and an automatic paper cutter, for which we have developed prototypes, in 2011.

Principal Factors Affecting Our Results of Operations

The following factors have had, and we expect that they will continue to have, a significant effect on the development of our business, financial condition and results of operations:

Growth of the Printing Equipment Market in China

We believe the growing market for printing equipment in China has affected and will continue to affect our financial condition favorably by increasing market demand for our products. The total annual output of China’s printing equipment industry grew from approximately $890 million in 2002 to approximately $2.5 billion in 2007, according to PEIAC, representing a CAGR of 23% per annum. PIRA projects that the market for printing equipment in China will grow at a CAGR of 7.1% per annum between 2007 and 2012. However, any adverse changes in China’s economic conditions may adversely affect demand for our products. See “Risk Factors—Risks Related to Our Business—If the market for printing equipment does not grow at the rate we expect or at all, including due to a decrease in the demand for commercial printing services, our business may be materially and adversely affected.”

Acquisitions and Expansion of Our Production Capacity

To meet the potential increase in demand for our products and to improve our overall product quality and manufacturing efficiency, we intend to expand our production capacity at our existing manufacturing facilities in Langfang Duoyuan and Hunan Duoyuan. More specifically, we plan to upgrade our in-house production facilities for our key components at Hunan Duoyuan and build a new factory at Langfang Duoyuan to manufacture cold-set corrugated printing presses, a post-press product. We expect these projects will be completed by the end of 2010. We will also consider strategic acquisitions to increase our production capacity and obtain new technology for additional products. As our production capacity increases, we also plan to expand our distribution network and end-user customer base.

Fluctuations in Raw Material Costs

Price fluctuations in raw materials and components impact our gross profits and results of operations. Our operations require substantial quantities of various raw materials, particularly steel and iron, and electronic components. These materials and components have been and continue to be susceptible to significant price fluctuations. For example, steel prices in China decreased during the year ended June 30, 2006, but increased significantly during the years ended June 30, 2007 and June 30, 2008, increasing our raw material costs as a percentage of revenue. For fiscal 2008 and the six months ended December 31, 2008, raw material costs accounted for approximately 90% of our production costs. We attempt to minimize the effect of price fluctuations in raw materials and components by:

•	producing a substantial majority of our key components in-house, as measured by the cost of revenue, and purchasing other off-the-shelf components from third party suppliers;

•	buying in large quantities to increase our purchasing leverage; and

•	reducing raw material and component consumption through research and development and increased automation of our manufacturing process.

Ultimately, we may need to raise our product prices sufficiently in order to recover higher raw material and component costs and maintain our profit margin.

Product Mix

Our revenue and, as described in greater detail below, gross margins in any given period will be directly impacted by our product mix. Due to the technological complexity and high capital requirements of multicolor (small and large format) presses, the number of companies selling multicolor (small and large format) presses in China is significantly smaller than those selling single color (small and large format) presses. As a result, our multicolor (small and large format) presses have a higher average unit sales price, which can be substantially greater than that of single color (small and large format) presses, and generate better gross profits. Also, sales prices and margins for our single color (small and large format) presses have faced consistent downward pressure because of increased competition.

Changes in PRC Tax Regulations

Our Chinese subsidiaries have enjoyed significant tax preferential treatments. These preferential tax treatments were applicable to foreign-invested manufacturing enterprises scheduled to operate for a period of not less than ten years in accordance with the FIE Income Tax Law, which was effective until December 31, 2007. The additional tax that would otherwise be payable without such preferential tax treatments totaled $4.5 million for the year ended June 30, 2007 and $7.9 million for the year ended June 30, 2008. The additional tax that would otherwise be payable without such preferential tax treatments totaled $4.6 million for the six months ended December 31, 2007 and $3.2 million for the six months ended December 31,2008. See “Risk Factors—Risks Related to Our Business—The termination and expiration or unavailability of preferential tax treatments once available to us may materially and adversely affect our business.”

As a result of recent changes in the FIE Income Tax Law, we expect that our tax expenses in the future will be significantly higher. In addition, as explained below, some of the tax preferences we previously received were granted by local governments and not supported by relevant state laws and regulations. As a result, our Chinese subsidiaries may be ordered by relevant authorities to refund these tax benefits. In addition, as a result of the changes in Chinese tax laws, our historical operating results will not be indicative of our operating results for future periods. See “—Critical Accounting Policies—Taxes and Incentives” below.

Impact of Recent Currency Exchange Rate Increase

We use the U.S. dollar as the reporting currency for our financial statements. Our operations are conducted through our Chinese subsidiaries. On July 21, 2005, the Chinese government changed its policy of benchmarking the value of the Renminbi to the U.S. dollar and, as a result, the Renminbi has appreciated by approximately 17.5% from RMB8.28 to $1.00 on July 21, 2005 to RMB6.83 to $1.00 on December 31, 2008. In converting our Renminbi income statement amount into U.S. dollars, the average translation rates used for the years ended in June 30, 2006, 2007, 2008 and the six months ended December 31, 2008 were RMB8.06 to $1.00, RMB7.81 to $1.00, RMB7.26 to $1.00 and RMB6.83 to $1.00, respectively. Our U.S. dollar denominated operating results for these periods have benefited as a result of the appreciation of the Renminbi against the U.S. dollar.

Internal control over Financial Reporting

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our periodic reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, our management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As of December 31, 2008, we carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and our chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our chief executive officer and chief financial officer concluded that because of the material weakness in internal control over financial reporting described below, our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act) were not effective as of December 31, 2008.

This prospectus does not include an attestation of our registered public accounting firm regarding internal control over financial reporting. Our management’s report on internal control was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only our management’s report in the prospectus that is part of this prospectus.

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the six months ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Components of Revenue and Expenses

Revenue

Our revenue is reported net of value-added taxes, or VAT, that are levied on our products. As of December 31, 2008, all of our products were subject to VAT at a rate of 17% of the gross sales price. We also offer sales rebates as an incentive for large purchase orders. These sales rebates are recorded as a reduction of our revenue.

We derive all of our revenue from the sale of our offset printing equipment to distributors in China. We sell products in the pre-press and press product categories of printing equipment with substantially all our revenue being derived from the sale of our press printing equipment. Pre-press printing equipment comprised approximately 3.6% and 2.9% of our revenue for the year ended June 30, 2008 and the six months ended December 31, 2008, respectively, as adjusted for sales rebates. Press printing equipment comprised approximately 94.7%, 94.4%, 96.4% and 97.1% of our revenue for fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, as adjusted for sales rebates. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, within the press category of our printing equipment, we derived 58.9%, 72.3%, 81.4% and 83.4% of our revenue from the sale of our multicolor (small and large format) presses, respectively, before adjustment for sales rebates. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, we derived 36.0%, 23.2%, 16.7% and 14.8% of our revenue from the sale of our single color (small and large format) presses, respectively, before adjustment for sales rebates.

For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, our multicolor large format presses and our multicolor small format presses were our best selling products. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, our multicolor large format presses accounted for approximately 39.4%, 46.7%, 52.0% and 52.5% of our revenue, respectively, and our multicolor small format presses accounted for approximately 19.5%, 25.6%, 29.4% and 30.9% of our revenue, respectively.

Because of the increasing market demand for multicolor (small and large format) presses in China, which typically have higher profit margins than single color (small and large format) presses, we plan to continue to expand our multicolor (small and large format) press production capacities, product offerings and sales network. Our multicolor (small and large format) presses incorporate our advanced technologies, making them highly automated and efficient, and help reduce potential human errors. Our multicolor small format presses offer a relatively low-cost solution for end-user customers with high quality multicolor printing needs, such as corporate brochures, product catalogues, labels and small packages. Our multicolor large format presses, which require relatively large investments compared to our other press products, are suitable for end-user customers with high-quality multicolor printing needs, such as posters, large packages, and banners. Our multicolor large format presses are also capable of printing at faster speed than our other press products, making them ideal for time sensitive printing needs.

Although we expect that our multicolor (small and large format) presses will continue to be our best selling products, we expect that sales of our pre-press product and single color (small and large format) presses will continue to grow as the printing industry in China continues to expand. Our pre-press product, or CTP system, is a more technologically advanced product than products that use the traditional pre-press processing method. Our CTP system improves the quality of the printing plates and eliminates the labor and chemical intensive multiple step processes associated with traditional pre-press processing methods. Although computer-to-plate technology is relatively new in China, we believe there is revenue growth potential for our CTP system with increased market acceptance. We also expect to see revenue growth with our single color (small and large format) presses, which are typically suited for end-use customers who are entering offset printing from type-set printing or need to print works that are mostly single colored, such as books. Our single color (small and large format) presses require low initial investments and minimal operating skills compared to our multicolor (small and large format) presses.

The following table provides a breakdown of our revenue, by product category, for the periods indicated:

	Year Ended June 30,						Six Months Ended December 31,
	2006		2007		2008		2007		2008
	(in thousands, except percentages)

Pre-press
CTP System	$2,326	5.3%	$3,769	5.6%	$3,184	3.6%	$1,780	3.7%	1,847	2.9%

Press
Single Color Small Format Presses	7,918	18.1%	6,021	8.9%	4,328	4.8%	2,288	4.8%	2,496	4.0%
Single Color Large Format Presses	7,817	17.9%	9,730	14.3%	10,700	11.9%	5,981	12.4%	6,780	10.8%
Multicolor Small Format Presses	8,527	19.5%	17,350	25.6%	26,366	29.4%	12,608	26.2%	19,454	30.9%
Multicolor Large Format Presses	17,229	39.4%	31,671	46.7%	46,597	52.0%	26,418	54.9%	33,103	52.5%

Adjustments	(70)	(0.2%)	(729)	(1.1%)	(1,547)	(1.7%)	(985)	(2.0%)	(663)	(1.1%)

Net Revenue	$43,747	100.0%	$67,812	100.0%	$89,628	100.0%	48,090	100.0%	63,017	100.0%
In fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, sales to distributors in China accounted for all of our revenue. We use an extensive distribution network to reach a broad end-user customer base. We generally make sales on a purchase order and short-term agreement basis. We do not have long-term purchase orders with any of our distributors. No single distributor accounted for more than 6.0% of our revenue for fiscal 2006, 2007, 2008 and the six months ended December 31, 2008.

Adjustments to revenue accounted for 0.2%, 1.1%, 1.7% and 1.1% for fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, respectively, for sales rebates paid to distributors as part of our incentive program that rewards those distributors who meet or exceed their sales targets in the prior year. We provide sales rebates, or discounts of 2% to 5%, to distributors who place large purchase orders with us. The greater the dollar amount of the purchase order, the higher the percentage rebate we offer to our distributors. These sales rebates are paid at the end of each calendar year. We intend to continue this incentive program.

Cost of Revenue

Our cost of revenue consists primarily of direct costs to manufacture our products, including component and raw material costs, salaries and related manufacturing personnel expenses, production plant and equipment depreciation and repair and maintenance costs. Our costs of revenue were $22.5 million, $37.7 million, $44.5 million and $28.9 million for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively.

The direct costs of manufacturing a new product are generally highest when a new product is first introduced due to (1) start-up costs associated with manufacturing a new product and (2) generally higher raw material and component costs due to lower initial production volumes. As production volumes increase, we typically improve our manufacturing efficiencies and are able to strengthen our purchasing power by buying raw materials and components in greater quantities, which decreases raw material and component costs. In addition, we are able to lower or help offset rising raw material and component costs by identifying lower-cost raw materials and components. Also, when production volumes become sufficiently large, we often gain further cost efficiencies by producing our key components in-house. For this reason, Hunan Duoyuan began manufacturing our key components in-house starting in fiscal 2007. We currently manufacture a substantial majority of our key components in-house at our Hunan Duoyuan facility. In-house manufacturing reduces the per unit cost of our products.

Our principal raw materials are steel, iron and electronic components. We produce a substantial majority of our key components in-house at our Hunan Duoyuan facility. We purchase all other raw materials and components from Chinese suppliers. For fiscal 2008, the price of steel and iron each increased by 28.0% and 16.0%, respectively, when compared to fiscal 2007. Because we produce a substantial majority of our key components in-house, we believe we currently have a relatively low cost base compared to other printing equipment manufacturers, especially when compared to international printing equipment manufacturers. Also, the relatively low operation, labor and raw material costs in China have historically allowed us to decrease our cost of revenue as we increase purchase volumes and make improvements in manufacturing processes. However, we believe that these reductions will be increasingly offset by the rising costs of raw materials, components and wages in China as a result of China’s further economic development. In particular, we expect that the costs of raw materials will increase in the near term as a result of the economic stimulus plan to be instituted by the PRC government in 2009.

As we focus on manufacturing more advanced products and new product lines, we may find it necessary to use more expensive raw materials and components. We plan to mitigate future increases in raw material and component costs by using more common resources across our product lines, increasing in-house manufacturing of our key components and adopting more uniform manufacturing and assembly practices. In addition, to minimize and control raw material waste and increase production efficiency, we continue to make investments to improve and further automate our manufacturing process.

Gross Margins

Our gross profit margins for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008 were 48.6%, 44.4%, 50.4% and 54.1%, respectively. Our gross profit margins are impacted by changes in the average selling prices of our products, product sales mix and cost of revenue. The average selling prices for our products may decline if competitors lower their prices and we respond by reducing prices for some of our products to compete more effectively or if we choose to lower our prices to gain market share. For example, in fiscal 2008 we lowered the price of one of our single color small format presses, model DY52T, to gain market share. Alternatively, we are able to increase our average selling prices in certain circumstances, such as when we introduce new or enhanced products into the market. For example, in fiscal 2008 we introduced a new model of our multicolor large format presses, model DY4104, which has all of the existing features of our other multicolor large format presses, but is also capable of printing on packaging materials directly. Currently, this new model is the most expensive product we sell.

Since the average selling prices and gross profit margins of our products vary by product line, changes in our product sales mix will also impact our overall gross profit margins. Our more sophisticated and technologically advanced products, such as our CTP system and multicolor (small and large format) presses, generally have higher gross profit margins than our less sophisticated and low technology products, such as our single color (small and large format) presses. Therefore, product mix impacts our overall gross profit margins. For fiscal 2006, 2007, 2008 and six months ended December 31, 2008, the overall gross profit margins for our CTP system were 50.6%, 42.6%, 47.1% and 47.7%, respectively, and the overall gross profit margins for our multicolor (small and large format) presses were 56.0%, 49.7%, 51.2% and 54.3% for the same periods. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, the overall gross profit margins for our single color (small and large format) presses were 36.2%, 28.5%, 46.5% and 47.1%, respectively.

Given recent market trends and to better offset raw material costs and maintain our gross profit, we have been adjusting our product mix by increasing our production and sale of multicolor (small and large format) presses while decreasing our production and sale of single color (small and large format) presses. As a result, our gross profit margins increased by 6.0% from 44.4% in fiscal 2007 to 50.4% in fiscal 2008, primarily due to the increase in the proportion of revenue from sales of our multicolor (small and large format) presses.

Lastly, our gross profit margins are also affected by changes in our cost of revenue and our ability to manage such cost as described in further detail “—Cost of Revenue” above. For example, our gross profit margin decreased by 4.2% from 48.6% for fiscal 2006 to 44.4% for fiscal 2007, primarily as a result of the increase in our raw material costs, particularly steel and iron.

Research and Development Expenses

Our research and development expenses consist primarily of costs associated with designing, developing and testing our products. Among other things, these costs include employee compensation and benefits for our research and development team, expenditures on purchases of supplies and raw materials, depreciation expenses related to equipment used for research and development and other related costs. Our research and development team focuses its efforts on upgrading and enhancing our existing products and designing new products, discovering new ways to improve our press printing equipment, particularly our multicolor (small and large format) presses, and developing new post-press printing equipment. Our research and development expenses as a percentage of revenue were 2.4%, 1.5%, 1.9% and 1.9% for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively. Although research and development expenses decreased as a percentage of revenue between fiscal 2006 and fiscal 2007, this decrease was mainly a function of our revenue increasing faster than our research and development expenses. From fiscal 2006 to fiscal 2008, our research and development expenses increased by $0.7 million, or 62.4%, from $1.0 million in fiscal 2006 to $1.7 million in fiscal 2008. Our research and development expenses increased by $0.9 million, or 255.1%, from $0.3 million for the six months ended December 31, 2007 to $1.2 million for the six months ended December 31, 2008.

We plan to upgrade our existing products and design new products, particularly multicolor (small and large format) presses as well as certain post-press equipment like our cold-set corrugated printing press. We plan to continue to investing in research and development to maintain and enhance our market competitiveness.

Selling Expenses

Our selling expenses consist primarily of employee subsidies and benefits for our sales and marketing staff, transportation costs and marketing, sales, advertising, travel and entertainment activities expenses. Our selling expenses were $3.8 million, $7.8 million, $8.7 million and $5.5 million for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively.

From fiscal 2006 to fiscal 2008, our selling expenses increased primarily as a result of increased sales and marketing activities, the hiring of additional sales representatives and increased transportation costs. Our selling expenses as a percentage of revenue increased by 2.9% from 8.6% in fiscal 2006 to 11.5% in fiscal 2007, because of increased transportation costs. Specifically, shipping and handling costs of our products increased by $0.5 million, or 83.6%, from $0.6 million in fiscal 2006 to $1.1 million in fiscal 2007. In fiscal 2008, however, our selling expenses as a percentage of revenue deceased by 1.8% from 11.5% in fiscal 2007 to 9.7% in fiscal 2008, as our transportation costs remained steady and we improved our selling and marketing efficiencies. In the near term, we expect that certain components of our selling expenses will increase as we increase our market penetration in China. Specifically, we expect that advertising expenses will increase as we increase our advertising in magazines and trade journals and expand into new forms of media, including online advertising and television. In addition, we anticipate that exhibition expenses will increase as we plan to participate in more trade shows and exhibitions all across China to develop and enhance our reputation in the printing and packaging industries. We also expect salary expenses to increase as we continue to hire additional sales representatives to help broaden our end-user customer base. This anticipated increase in selling expenses will be a direct result of our plan to grow, strengthen and support our nationwide distribution network.

Because we sell all of our products to distributors, our selling expenses as a percentage of revenue are significantly lower than manufacturers that primarily sell directly to end-user customers. While we intend to continue to sell our products exclusively to distributors, we plan to build our brand recognition through increased marketing activities both inside and outside of China, which may increase our sales and marketing expenses on an actual basis, as well as a percentage of revenue.

General and Administrative Expenses

Our general and administrative expenses consist primarily of employee compensation and benefits for our general management, finance and administrative staff, depreciation and amortization with respect to equipment used for general corporate purposes, consultant fees and other expenses incurred for general corporate purposes. Our general and administrative expenses were $2.9 million, $3.1 million, $4.5 million and $2.3 million for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively.

We expect our general and administrative expenses to increase as we add management staff and other professionals such as attorneys and consultants as our business expands. Additionally, as a public company, we anticipate we will incur more expenses as we seek more guidance and services from attorneys, investors relationship consultants and auditors. Our general and administrative expenses as a percentage of revenue were 6.6%, 4.5%, 5.0% and 3.6% for fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, respectively. In general, as a percentage of revenue, we expect that general and administrative expenses will decrease in the future as we increase our staffing level at a slower rate than we increase our revenue.

Liquidated Damages Expense

In November 2006, we raised approximately $23.5 million by issuing an aggregate of 6,132,622 shares to the Private Placement Investors under the Private Placement. We were obligated to (1) register the resale of these shares with the Securities and Exchange Commission within 90 days of the closing of the Private Placement, pursuant to a registration rights agreement dated October 24, 2006, or the Registration Rights Agreement, and (2) terminate certain related party transactions. We failed to timely register for resale the private placement shares and terminate the related party transactions, resulting in liquidated damages. We recorded liquidated damages and expenses of $2.1 million for the year ended June 30, 2007. In November 2007, we reached a settlement with the Private Placement Investors who agreed to waive all penalties due in exchange for warrants or cash payments. We settled the claims for liquidated damages in the third quarter of fiscal 2008, and we reversed the accrual and recognized a net liquidated damages gain of $0.2 million for fiscal 2008. See “—Critical Accounting Policies—Liquidated Damages Expense.”

Other Income (Expense)

Other expense is comprised primarily of interest expense from four loans we have with the Bank of Agriculture, Chongwen branch in the aggregate amount of $14.4 million as of December 31, 2008. Other expense is net of interest income from our interest bearing checking accounts.

Minority Interests

Minority interests refer to the 5% equity interest in Langfang Duoyuan and 0.6% equity interest in Hunan Duoyuan held by Huiyuan Institute. For a summary of Huiyuan Institute’s equity ownership, see “Business—Our Subsidiaries—Our Manufacturing Subsidiaries.” Income allocated to the minority interests was $0.2 million, $0.2 million, $0.4 million and $0.3 million for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively.

Provision for Income Taxes

Our provision for income taxes was $0.3 million, $1.8 million, $3.2 million and $2.5 million for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively. Our effective tax rate was 0.0%, 16.5%, 10.9% and 10.2% for the same periods.

Foreign Currency Translation Adjustments

Although all of our revenue and expenses are denominated in Renminbi, we use U.S. dollars in our financial reporting. Our results of operations and cash flows are calculated based on the average exchange rate during the relevant periods. Our assets and liabilities are calculated based on the uniform exchange rate announced by the People’s Bank of China at the end of the relevant periods. Our share capital is calculated based on historical exchange rates. This practice is in compliance with U.S. GAAP.

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP, which requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies, based on our historical experience and various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or circumstances.

We believe the following accounting policies are critical to the portrayal of our financial condition and results of operations and require difficult, subjective or complex management judgments, often as a result of the need to estimate the effects of matters that are inherently uncertain.

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, which specifies that revenue is realized or realizable and earned when four criteria are met:

•	persuasive evidence of an arrangement exists, such as sales contracts;

•	product is shipped or services have been rendered;

•	the price to the buyer is fixed or determinable; and

•	collectability of payment is reasonably assured.

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 48, “Revenue Recognition when Right Exists,” revenue is recorded net of an estimate of markdowns, price concessions and warranty costs. Such reserve is based on management’s evaluation of historical experience, current industry trends and estimated costs.

We sell our products solely to our distributors under master distribution agreements. The agreements list the material terms and conditions with the exception of delivery, price and quantity terms, which are stipulated separately in purchase orders. We do not sell to distributors on consignment. Subject to preferred credit terms discussed below, payment is due before shipment. Title transfers when our products are shipped. Our distributors have a right to return products within one month after we have shipped the products, but only if our products have manufacturing defects that cannot be repaired. We have not had returns during the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, and thus made no allowance for returned products.

We typically recognize revenue when goods are shipped and title to the goods has passed. Sales revenue represents the invoiced value of goods, net of VAT. The products we sell in China are subject to a 17% VAT based on the products’ gross sales price. This VAT may be offset by the VAT paid by us on raw materials and other materials included in our production costs.

Purchase prices are set in the purchase orders and may not be renegotiated after purchase orders are signed. Our master distribution agreements, which typically have a one year term with annual renewal, do not include purchase order cancellation or termination clauses. Our distributors are equipped to install our products. We are not contractually obligated to perform any installation services. As a result, our revenue is not impacted.

We granted sales rebates to distributors based on the percentage of annual cash receipt. We account for the sales rebate in accordance with Emerging Issues Task Force, or EITF, Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products).”  The sales rebate is included as a reduction of sales and accounts receivable to be received by us.

Accounts Receivable, Trade and Allowance for Doubtful Accounts

During the normal course of business, we extend unsecured preferred credit terms to some of our distributors, specifically those distributing our multicolor (small and large format) presses. We assign credit limits to each distributor. As a distributor builds a sales history with us, we may adjust the credit limits. Our management reviews these credit limits from time to time and makes adjustments as it deems advisable.

For single color (small and large format) presses, distributors must pay the entire purchase price before shipment. For multicolor (small and large format) presses, distributors are required to pay between 50% and 70% of the purchase price before shipment. Our sales representatives evaluate the creditworthiness of these distributors in order to determine their installment payment schedules for the remaining 30% to 50% of the multicolor (small and large format) press purchase prices. These installment payment schedules, entered into at the time a distributor signs a purchase order, generally last for six to nine months.

We review accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. We record a reserve for doubtful accounts when collection of the full amount is no longer probable. Our reserves of $1.2 million and $1.2 million as of June 30, 2008 and December 31, 2008, respectively, were consistent with our historical experience and we consider them adequate.

Inventories

We record inventories at the lower of cost or market, using the weighted-average method. We review our inventory on a regular basis for possible obsolete goods by examining our products’ shelf life and distributor demand to determine if any reserve is necessary for potential obsolescence. However, most of our products are manufactured on a purchase order basis. We determined that no reserves were necessary as of June 30, 2006, 2007, 2008 and December 31, 2008.

Liquidated Damages Expense

In November 2006, we raised approximately $23.5 million by issuing an aggregate of 6,132,622 shares to the Private Placement Investors under the Private Placement. We were obligated to (1) register the resale of these shares with the Securities and Exchange Commission within 90 days of the closing of the Private Placement, pursuant to the Registration Rights Agreement and (2) terminate certain related party transactions. We failed to timely register for resale the private placement shares and terminate the related party transactions, resulting in liquidated damages. We recorded liquidated damages and expenses of $2.1 million for the year ended June 30, 2007. In November 2007, we reached a settlement with the Private Placement Investors who agreed to waive all penalties due in exchange for warrants or cash payments. We settled the claims for liquidated damages in the third quarter of fiscal 2008, and we reversed the accrual and recognized a net liquidated damages gain of $0.2 million for fiscal 2008. These liquidated damages and their settlement are treated in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.”

The registration liquidated damages meet the definition of a registration payment arrangement as defined in Financial Accounting Standards Board’s, or FASB, Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” or EITF 00-19-2. In accordance with EITF 00-19-2, paragraph 7, the contingent obligation to make future payments or otherwise transfer consideration under a registration payment and related party arrangement is recognized and measured separately. In accordance with FASB Interpretation No. 14, “Reasonable Estimation of the Amount of Loss,” we have recorded an expense and a liability equal to the minimum estimated loss. In November 2007, we reached a settlement with our Private Placement Investors, who agreed to waive the liquidated damages due in exchange for warrants or cash payments. Therefore, we reversed the accrual and recognized a gain, which is included in liquidated damages as a credit balance in our financial statements.

Impairment of Long-Lived Assets, Including Intangible Assets and Fixed Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.

When these events occur, we measure impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, we recognize an impairment loss based on the fair value of the assets. We have not suffered any impairment of long-lived assets.

As of December 31, 2008, we expect the long-lived intangible assets on our balance sheet, primarily related to the land use rights for Langfang Duoyuan and Hunan Duoyuan, to be fully recoverable.

Income Taxes

We recognize deferred income taxes for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry-forwards and credits by applying enacted statutory tax rates applicable to future years.

We reduce deferred tax assets by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We provide for current income taxes in accordance with the laws of the relevant tax authorities.

Taxes and Incentives

Prior to January 1, 2008, our subsidiaries were governed by the FIE Income Tax Law and various local income tax laws, or collectively the Old Income Tax Laws.

Beginning on January 1, 2008, the New EIT Law replaced the Old Income Tax Laws for domestic Chinese enterprises and foreign invested enterprises. Generally, the income tax rate of 25% in accordance with the New EIT Law replaced the 33% tax rate (30% state and 3% local enterprise income tax rate) applicable to domestic Chinese enterprises and foreign invested enterprises, or FIEs.

According to the Old Income Tax Laws, upon approval by the PRC tax authorities, FIEs scheduled to operate for ten years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the next three years. For tax filing purposes in China, all yearly periods refer to calendar years.

As a foreign-invested manufacturing enterprises scheduled to operate for a period of not less than ten years in accordance with the FIE Income Tax Law, Duoyuan China enjoyed a two-year tax exemption followed by a three-year 50% tax reduction. Duoyuan China began to generate net profit in the calendar year ended December 31, 2004. Therefore, Duoyuan China had an income tax exemption for the calendar years ended December 31, 2004 and 2005, and enjoys a 50% tax reduction for the calendar years ended December 31, 2006, 2007 and 2008. We believe Duoyuan China will be subject to a 12.5% tax rate for the calendar year ended December 31, 2008. Beginning on January 1, 2009, Duoyuan China will be subject to the 25% income tax rate under the New EIT Law. See “Risk Factors—Risks Related to Our Business—The termination and expiration or unavailability of preferential tax treatments once available to us may materially and adversely affect on our business.”

Our Langfang Duoyuan facility is located in a Special Economic and High Technology Zone, and the Administration Committee of such zone has granted Langfang Duoyuan a special income tax rate for doing business in the special zone. With this approval from the local government, Langfang Duoyuan is exempted from income taxes for five years, commencing with its first year of profitable operations. Langfang Duoyuan began to generate net profit in the calendar year ended December 31, 2003. Therefore, Langfang Duoyuan enjoyed an income tax exemption for the calendar years 2003 through 2007. Langfang Duoyuan became subject to the 25% income tax rate starting January 1, 2008, under the New EIT Law. Because this tax preferential treatment was granted by the local government and was not supported by the state laws and regulations, we face a risk of being ordered to refund these prior tax benefits. See “Risk Factors—Risks Related to Our Business— The termination and expiration or unavailability of preferential tax treatments once available to us may materially and adversely affect our business.”

Prior to the incorporation of Hunan Duoyuan, we negotiated with the Hunan Shaoyang Treasury Department for an income tax exemption. The Hunan Shaoyang Treasury Department granted Hunan Duoyuan a five year income tax exemption commencing with its first year of profitable operations. Hunan Duoyuan began to generate net profit in the calendar year ended December 31, 2005. Therefore, Hunan Duoyuan enjoys an income tax exemption for the calendar years 2005 through 2009. Pursuant to the tax preferential treatment granted by the local government, Hunan Duoyuan will become subject to the 25% income tax rate starting January 1, 2010, under the New EIT Law. Because this tax preferential treatment was granted by the local government and was not supported by the state laws and regulations, we face a risk of being ordered to refund these prior tax benefits. See “Risk Factors—Risks Related to Our Business—The termination and expiration or unavailability of preferential tax treatments once available to us may materially and adversely affect on our business.”

The following table reconciles the U.S. statutory rates to our effective tax rates for the years ended June 30, 2007, 2008 and the six months ended December 31, 2008:

	Year Ended June 30,		Six Months Ended December 31,
	2007	2008	2008
U.S. statutory rates	34.0%	34.0%	34.0%
Foreign income not recognized in U.S.	(34.0)	(34.0)	(34.0)
China income taxes	33.0	29.0	25.0
China income tax exemption	(16.5)	(18.1)	(14.8)
Effective income tax rates	16.5%	10.9%	10.2%

VAT

Enterprises or individuals who sell commodities, engage in repair and maintenance, or import and export goods in China are subject to a VAT in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in finished products can be used to offset the VAT due on sales of the finished products.

The VAT on sales amounted to $12.9 million, $19.8 million, $28.9 million, and $19.2 million for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively. The VAT on purchases amounted to $9.3 million, $7.3 million, $20.1 million and $13.1 million for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, respectively. Our sales and purchases are recorded net of VAT, which is not impacted by the tax preferential treatments we enjoy.

Fair Value of Financial Instruments

On July 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements,” or SFAS 157. SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We analyze all financial instruments with features of both liabilities and equity under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” or SFAS 150, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133, and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” or EITF 00-19. Under EITF 00-19, our warrants were required to be recorded as a liability at fair value and marked to market each reporting period. Since there is no quoted or observable market price for the fair value of similar long term investment, we used level 3 input valuation methodology to value our warrants. Our warrant liability is carried at fair value totaling $1,210,748 as of December 31, 2008.

	Fair Value as of December 31, 2008	Fair Value Measurements at December 31, 2008 Using Fair Value Hierarchy
Liabilities		Level 1	Level 2	Level 3
Warrant liability	$1,210,748			$1,210,748

Except for the derivative liabilities, we did not identify any other non-recurring assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS 157.

Results of Operations

The following table sets forth selected data from our consolidated statements of income and other comprehensive income for the periods indicated as a percentage of revenue:

	Year Ended June 30,						Six Months Ended December 31,
	2006		2007		2008		2007		2008
	$	% of Revenue	$	% of Revenue	$	% of Revenue	$	% of Revenue	$	% of Revenue
	(in thousands, except percentages)

Revenue	43,747	100.0	67,812	100.0	89,628	100.0	48,090	100.0	63,017	100.0
Cost of revenue	22,478	51.4	37,694	55.6	44,462	49.6	23,401	49.0	28,940	46.0
Gross profit	21,269	48.6	30,118	44.4	45,166	50.4	24,689	51.0	34,077	54.0
Selling, general and administrative expenses	6,649	15.2	10,905	16.1	13,177	14.7	6,608	13.0	7,775	13.0
Research and development	1,037	2.4	1,046	1.5	1,683	1.9	334	1.0	1,185	2.0
Income from Operations less settled Accounts	13,583	31.0	18,167	26.8	30,306	33.8	17,747	37.0	25,117	40.0
Liquidated damage, net of settlement	–	–	(2,119)	(3.1)	235	0.3	(706)	(1.0)	-	-
Change of the fair value of derivative instruments	–	–	–	–	73	0.1	-	-	164	-
Other income (expense), net	(239)	(0.5)	(21)	(0.3)	(535)	(0.6)	(393)	(1.0)	(1,314)	(2.0)
Income before minority interests and provision for income taxes	13,344	30.5	16,027	23.6	30,079	33.6	16,648	35.0	23,967	38.0
Minority interests	187	0.4	241	0.4	382	0.4	246	1.0	279	-
Provision for income taxes	261	0.6	1,807	2.7	3,238	3.6	1,204	3.0	2,531	4.0
Net income	12,896	29.5	13,979	20.6	26,459	29.5	15,198	32.0	21,157	34.0
Foreign currency translation adjustment	426	1.0	1,834	2.7	8,200	9.1	2,987	6.0	564	1.0
Comprehensive income	13,321	30.5	15,813	23.3	34,659	38.7	18,185	38.0	21,721	34.0

Comparison of Six Months Ended December 31, 2007 and Six Months Ended December 31, 2008

Revenue

Our revenue increased by $14.9 million, or 31.0%, from $48.1 million for the six months ended December 31, 2007 to $63.0 million for the six months ended December 31, 2008, primarily as a result of an increase in sales of our press equipment. Specifically, revenue for our pre-press printing equipment stayed constant at $1.8 million for the six months ended December 31, 2007 and December 31, 2008. However, revenue for our press printing equipment for the six months ended December 31, 2008 increased by $14.5 million, or 30.7%, when compared to the six months ended December 31, 2007. This increase in revenue was mainly attributable to increased demand in our multicolor (small and large format) presses, which we believe was a result of our increased marketing efforts and increased sales orders from our distributors who wished to take advantage of our sales rebate program that ends on December 31 each year.

Pre-press Printing Equipment

CTP System. Revenue for our CTP system equipment stayed constant at $1.8 million for the six months ended December 31, 2007 and December 31, 2008, respectively. Demand for our CTP system equipment was relatively constant.

Press Printing Equipment

Revenue for our press printing equipment increased by $14.5 million, or 30.7%, from $47.3 million during the six months ended December 31, 2007 to $61.8 million for the six months ended December 31, 2008. This increase was primarily due to an increase in demand for our multicolor (small and large format) presses.

Single Color Small Format Press. Revenue for our single color small format presses increased by $0.2 million, or 9.1%, from $2.3 million during the six months ended December 31, 2007 to $2.5 million during the six months ended December 31, 2008. This increase was primarily due to the appreciation of the Renminbi against the U.S dollar. Demand for our single color small format presses stayed constant during the six months ended December 31, 2008 when compared to the six months ended December 31, 2007.

Single Color Large Format Press. Revenue for our single color large format presses increased by $0.8 million, or 13.4%, from $6.0 million during the six months ended December 31, 2007 to $6.8 million during the six months ended December 31, 2008. This increase was primarily due to the increased demand for a new single color large format press, model DY66T, which we introduced in October 2008. We promoted model DY66T to our distributors as a complementary product to our multicolor presses at trade shows and exhibitions we attended during the three months ended December 31, 2008. This model offers similar functionality to one of our existing single color large format presses, Model J4109, but costs less than Model J4109. This increase in revenue from Model DY66T was offset by a decrease in revenue from J4109 of $0.2 million for the six months ended December 31, 2008 when compared with the six months ended December 31, 2007.

Multicolor Small Format Press. Revenue for our multicolor small format presses increased by $6.8 million, or 54.3%, from $12.6 million during the six months ended December 31, 2007 to $19.4 million during the six months ended December 31, 2008. We believe the increased demand for our multicolor small format press was partially a result of increased marketing activities. In the six months ended December 31, 2008, we participated in 43 exhibitions and trade shows, an increase of 16 exhibitions and trade shows when compared with the six months ended December 31, 2007. In addition, the increase in demand for our multicolor small format presses was also a result of our sales rebate which begins at 2% for large orders and goes up to 5% for the largest orders, thereby incentivizing distributors to place larger sales orders. Furthermore, our sales team met with our distributors more frequently during the first quarter of fiscal 2009 compared to the same period last year and increased visits to our distributors during the three months ended December 31, 2008 to promote our multicolor (small and large) format presses and remind distributors of the expiration of our sales rebate period on December 31, 2008.

Multicolor Large Format Press. Revenue for our multicolor large format presses increased by $6.7 million, or 25.3%, from $26.4 million during the six months ended December 31, 2007 to $33.1 million during the six months ended December 31, 2008. We believe the increased demand for our multicolor large format presses was partially a result of increased marketing activities. In the six months ended December 31, 2008, we participated in 43 exhibitions and trade shows, an increase of 16 exhibitions and trade shows when compared with the six months ended December 31, 2007. In addition, the increase in demand for our multicolor large format presses was also a result of our sales rebate which begins at 2% for large orders and goes up to 5% for the largest orders, thereby incentivizing distributors to place larger sales orders. Furthermore, our sales team met with our distributors more frequently during the first quarter of fiscal 2009 compared to the same period last year and increased visits to our distributors during the three months ended December 31, 2008 to promote our multicolor (small and large) format presses and remind distributors of the expiration of our sales rebate period on December 31, 2008.

We also introduced into the market a new multicolor large format press, Model DY474II, in November 2008. This highly automated and energy efficient machine, which is an enhanced version of an existing product, Model DY474, has been well received from the time of its introduction. This new multicolor large format press includes new features such as plate cocking and is equipped with a CPC function. We recognized revenue from the sale of this new product of $1.1 million for the three months ended December 31, 2008.

Cost of Revenue

Cost of revenue increased by $5.5 million, or 23.7%, from $23.4 million for the six months ended December 31, 2007 to $28.9 million for the six months ended December 31, 2008. This increase in our cost of revenue was primarily due to an increase in the volume of our products sold during this period, particularly our multicolor (small and large format) presses. This increase in sales contributed to the increase in consumption of raw materials and components across our two product categories as our revenue increased by 31.0% from the six months ended December 31, 2007 to the six months ended December 31, 2008. Specifically, our materials costs increased by $4.8 million, or 22.6%, from $21.4 million during the six months ended December 31, 2007 to $26.2 million during the six months ended December 31, 2008. Our labor costs also increased by $0.3 million, or 23.8% from $1.1 million for the six months ended December 31, 2007 to $1.4 million for the six months ended December 31, 2008 as a result of our increase in sales.

As a percentage of revenue, our cost of revenue decreased 2.8% for the six months ended December 31, 2007 from 48.7% to 45.9% for the six months ended December 31, 2008. The decrease was mainly due to the increase in sale of our multicolor (small and large format) presses, which have higher gross profit margins than our single color (small and large format) presses.

Gross Profit

As a result of the factors above, our gross profit increased by $9.4 million, or 38.0%, from $24.7 million for the six months ended December 31, 2007 to $34.1 million for the six months ended December 31, 2008.

Gross profit margins increased 2.8% from 51.3% for the six months ended December 31, 2007 to 54.1% for the six months ended December 31, 2008. The increase in gross profit and gross profit margins during this period was due to the increased production and sales of our multicolor (small and large format) presses, which have higher gross profit margins, than our single color (small and large format) presses.

Selling Expenses

Selling expenses increased by $0.9 million, or 20.7%, from $4.6 million for the six months ended December 31, 2007 to $5.5 million for the six months ended December 31, 2008. This increase was primarily due to an increase in salary expense to our sales professionals and an increase in shipping and handling costs. Specifically, salary expenses increased by $0.4 million from $2.0 million for the six months ended December 31, 2007 to $2.4 million for the six months ended December 31, 2008 primarily as a result of bonuses we paid to our sales professionals for meeting or exceeding their sales targets for calendar year 2008. Our shipping and handling costs increased by $0.3 million for the same period primarily as a result of an increase in the number of press units sold and shipped during this period. In addition, there was a marginal increase in our shipping rates due to the increase in fuel costs. We also increased our sales and marketing expenses, attending 43 exhibitions and trade shows during the six months ended December 31, 2008. Sale and marketing expenses increased by $0.1 million for the six months ended December 31, 2008 when compared to the six months ended December 31, 2007.

As a percentage of revenue, selling expenses decreased 0.8% from 9.5% for the six months ended December 31, 2007 to 8.7% for the six months ended December 31, 2008. This decrease was mainly due to the increased sales volume, which created economies of scale, reducing our per unit selling expenses.

General and Administrative Expenses

General and administrative expenses increased by $0.2 million, or 10.9%, from $2.1 million for the six months ended December 31, 2007 to $2.3 million for the six months ended December 31, 2008. This increase was primarily due to an increase in real estate taxes for our property in Langfang. Prior to January 1, 2008, our property in Langfang was exempt from real estate taxes. Beginning January 1, 2008, our property in Langfang was subject to real estates taxes of 1.2%, or $0.1 million.

As a percentage of revenue, general and administrative expenses decreased 0.7% from 4.3% for the six months ended December 31, 2007 to 3.6% for the six months ended December 31, 2008. This decrease was mainly a function of our revenue increasing faster than our administrative expenses.

Research and Development Expenses

Research and development expenses increased by $0.9 million, or 255.1%, from $0.3 million for the six months ended December 31, 2007 to $1.2 million for the six months ended December 31, 2008. This increase was primarily due to an increase in costs for the purchase of raw materials in connection with our sample product development. Specifically, we developed prototypes for a number of new products, particularly, two new single color large format presses, one new multicolor small format press and one new multicolor large format press. We also improved two existing multicolor large format press models.

As a percentage of revenue, research and development expenses increased from 0.7% for the six months ended December 31, 2007 to 1.9% for the six months ended December 31, 2008. This increase in research and development expenses led to the development of the six prototypes described above, one of which was introduced to the market in October of 2008 and one of which was introduced to the market in November of 2008. The remaining models are scheduled to be introduced to the market by second quarter of the 2009 calendar year and in 2010. We remain committed to investing in the enhancement of our existing models and the development of new models of our offset printing equipment.

Income from Operations

Income from operations increased by $7.4 million, or 41.5%, from $17.7 million for the six months ended December 31, 2007 to $25.1 million for the six months ended December 31, 2008.

The increase was due to increased sales of our multicolor (small and large format) presses, which generated higher revenue for us.

Liquidated Damage Expenses

We did not have any liquidated damage expenses for the six months ended December 31, 2008. As a result of our failure to register the resale of the securities acquired from us in our October 2006 private placement and to timely settle our related party balances, we recorded liquidated damages totaling $2.1 million for the year ended June 30, 2007. In November 2007, we reached a settlement with investors who agreed to waive all penalties due in exchange for warrants or cash payments. We settled all liquidated damages claims in the third quarter of the year ended June 30, 2008. Therefore, liquidated damage expenses were $0.7 million for the six months ended December 31, 2007 and nil for the six months ended December 31, 2008.

Other Income (Expenses)

Other expenses increased by $0.9 million, or 234.5%, from $0.4 million for the six months ended December 31, 2007 to $1.3 million for the six months ended December 31, 2008.

We had interest expense of $0.4 million from the short-term borrowing during the six months ended December 31, 2008. The average interest rate on our outstanding loans increased 1.3% from 7.0% for the six months ended December 31, 2007 to 8.3% for the six months ended December 31, 2008. Interest expense was offset by $0.1 million of interest income.

In addition, in accordance with SEC Staff Accounting Bulletin, Topic 5A, we expensed the expenses incurred in connection with our proposed initial public offering in the amount of $1.0 million due to market uncertainty as of December 31, 2008.

Minority Interests

Minority interests increased by $0.03 million, or 13.2%, from $0.25 million for the six months ended December 31, 2007 to $0.28 million for the six months ended December 31, 2008. The increase in minority interest is mainly due to the increase of net income in Langfang Duoyuan and Hunan Duoyuan.

Provision for Income Taxes

Provision for income taxes increased by $1.3 million, or 110.3%, from $1.2 million for the six months ended December 31, 2007 to $2.5 million for the six months ended December 31, 2008. This increase in the provision for income taxes was primarily due to the increase in our revenue by 31.0%. Our effective tax rate was 7.5% for the six months ended December 31, 2007 and 10.2% for the six months ended December 31, 2008.

Duoyuan China began paying income tax in January 1, 2006. The income tax rate for Duoyuan China prior to June 30, 2008 was 16.5% and the income tax rate for Duoyuan China from July 1, 2008 to December 1, 2008 was 12.5%. Beginning January 1, 2009, the income tax rate for Duoyuan China will increase to 25%.

Langfang Duoyuan began paying income tax in January 1, 2008 at a rate of 25%. Pursuant to the tax preferential treatment granted by the local government, Hunan Duoyuan is tax exempted through calendar year 2009.

Net Income

As a result of the foregoing, net income increased by $6.0 million, or 39.2%, from $15.2 million for the six months ended December 31, 2007 to $21.2 million for the six months ended December 31, 2008.

As a percentage of revenue, net income increased 2.0% from 31.6% for the six months ended December 31, 2007 to 33.6% for the six months ended December 31, 2008.

Foreign Currency Translation Adjustment

The foreign currency translation adjustment decreased by $2.4 million, or 81.1%, from $3.0 million for the six months ended December 31, 2007 to $0.6 million for the six months ended December 31, 2008. The foreign currency translation adjustment reflects the appreciation of the Renminbi against the U.S. dollar. Our assets and liabilities are translated at a rate of RMB7.29 to $1.00 at December 31, 2007 and RMB6.82 to $1.00 at December 31, 2008. Our results of operations are translated at a rate of RMB7.48 to $1.00 for the six months ended December 31, 2007 and RMB6.83 to $1.00 for six months ended December 31, 2008. Our equity accounts are translated at historical rates.

Comparison of Year Ended June 30, 2007 and Year Ended June 30, 2008

Revenue

Our revenue increased $21.8 million, or 32.2%, from $67.8 million for the year ended June 30, 2007 to $89.6 million for the year ended June 30, 2008. This increase was primarily due to increased demand for our multicolor (small and large format) presses. Our top five selling models, which represented more than 75% of our total revenue in fiscal 2008, were all multicolor (small and large format) presses. This increase in revenue from our multicolor (small and large format) presses was offset by a decrease in revenue from our CTP system and single color small format presses.

Pre-press Printing Equipment

CTP System. Revenue for our CTP system decreased by $0.6 million, or 15.5%, from $3.8 million for the year ended June 30, 2007 to $3.2 million for the year ended June 30, 2008. This decrease was primarily due to increased competition from Chinese competitors. For most of fiscal 2007, we believe we were the dominant manufacturer of computer-to-plate pre-press products in China. By the end of the third quarter of fiscal 2007, we became aware of a number of Chinese competitors that entered the computer-to-plate pre-press market, decreasing our market share and demand for our CTP system.

Press Printing Equipment

Revenue for our press printing equipment increased by $23.2 million, or 35.8%, from $64.8 million for the year ended June 30, 2007 to $88.0 million for the year ended June 30, 2008. This increase was primarily due to an increase in demand for our multicolor (small and large format) presses.

Single Color Small Format Press. Revenue for our single color small format presses decreased by $1.7 million, or 28.1%, from $6.0 million for the year ended June 30, 2007 to $4.3 million for the year ended June 30, 2008. This decrease was primarily due to increased competition from Chinese competitors, decrease in our single color small format product offerings and decreased marketing efforts. Demand for our single color small format presses, a less sophisticated and low technology product, decreased as more Chinese manufacturers entered the single color small format press business, increasing competition. The low barrier to entry allows manufacturers to enter this market with relative low cost. As part of our plan to focus on selling more technologically advanced products like our multicolor (small and large format) presses, we discontinued the manufacture of five different models of our single color small format presses in fiscal 2008. For these same reasons, we also decreased marketing efforts for our single color small format presses, instead increasing our marketing efforts for our multicolor (small and large format) presses.

Single Color Large Format Press. Revenue for our single color large format presses increased by $1.0 million, or 10.0%, from $9.7 million for the year ended June 30, 2007 to $10.7 million for the year ended June 30, 2008. This increase was primarily due to the increased demand for a new single color large format press, model J4109, which we introduced in fiscal 2007. Model J4109, which is an enhanced version of models DY166 and J4105, gained market acceptance during fiscal 2008 and we recognized revenue of $4.9 million from the sale of this product. This increase in revenue for model J4109 was offset by a decrease in revenue for models DY166 and J4105 of $4.3 million for fiscal 2008 when compared to fiscal 2007.

Multicolor Small Format Press. Revenue for our multicolor small format presses increased by $9.0 million, or 52.0%, from $17.4 million for the year ended June 30, 2007 to $26.4 million for the year ended June 30, 2008. This increase was primarily due to increased demand. We believe the increase in demand for our multicolor small format presses was partially a result of increased marketing activities. During fiscal 2008, we increased our marketing efforts by advertising our products in a greater number of magazines and trade journals more frequently than in fiscal 2007. In addition, we performed more demonstrations of our multicolor small format presses to our end-user customers to showcase the quality of the printed materials as well as the speed and ease of use in fiscal 2008 when compared to fiscal 2007.

Multicolor Large Format Press. Revenue for our multicolor large format presses increased by $14.9 million, or 47.1%, from $31.7 million for the year ended June 30, 2007 to $46.6 million for the year ended June 30, 2008. This increase was primarily due to increased demand. We believe the increase in demand for our multicolor large format presses was partially a result of increased marketing activities. During fiscal 2008, we increased our marketing efforts by advertising our products in a greater number of magazines and trade journals more frequently than in fiscal 2007. In addition, we performed more demonstrations of our multicolor large format presses to our end-user customers to showcase the quality of the printed materials as well as the speed and ease of use in fiscal 2008 when compared to fiscal 2007. The increase in revenue is also a result of the revenue recognized from the sale of model DY4104, a new multicolor large format press that we introduced to the market in fiscal 2008. Model DY4104, a highly automated and energy efficient machine, has been well received since its introduction to the market. It is capable of printing on larger sheets of paper than our existing multicolor large format press models and it is capable of printing on packaging materials directly. We recognized revenue from the sale of this new product in the amount of $8.1 million during fiscal 2008.

Cost of Revenue

Our cost of revenue increased by $6.8 million, or 18.0%, from $37.7 million for the year ended June 30, 2007 to $44.5 million for the year ended June 30, 2008. This increase was primarily due to an increase in the volume of our products sold during this period, particularly the sale of our multicolor (small and large format) presses. Most of our increases were from the purchase of additional raw materials, such as steel and iron, as more materials were needed to manufacture our multicolor (small and large format) presses. Our raw material costs increased by $5.7 million, or 16.7%, from $34.2 million in fiscal 2007 to $39.9 million in fiscal 2008. Also, our labor costs increased by $0.4 million, or 16.7%, from $2.3 million in fiscal 2007 to $2.7 million in fiscal 2008 primarily due to employees working additional hours to produce a greater volume of products. Lastly, our depreciation expense had increased by $0.9 million, or 164.6%, from $0.6 million in fiscal 2007 to $1.5 million in fiscal 2008 mainly due to the purchase of new manufacturing equipment to be used at Hunan Duoyuan. This increase in cost of revenue was partially offset by a reduction of $0.2 million in our parts costs for repairs of our manufacturing equipment.

As a percentage of revenue, the cost of revenue decreased by 6.0% from 55.6% for fiscal 2007 to 49.6% for fiscal 2008. This decrease was mainly due to the increase in sales of our multicolor (small and large format) presses, which overall have lower costs and higher gross profit margins than our single color (small and large format) presses. In addition, we began manufacturing our key components in-house in fiscal 2007 at Hunan Duoyuan, reducing the per unit cost of our products.

Gross Profit

As a result of the factors above, our gross profit increased by $15.1 million, or 50.0%, from $30.1 million for the year ended June 30, 2007 to $45.2 million for the year ended June 30, 2008.

Our gross profit margin increased from 44.4% in fiscal 2007 to 50.4% for fiscal 2008. The increase in gross profit and gross profit margin during this period was due to the increased production and sale of our multicolor (small and large format) presses, which have higher gross profits and gross profit margins than our single color (small and large format) presses.

Selling Expenses

Selling expenses increased by $0.9 million, or 11.2%, from $7.8 million for the year ended June 30, 2007 to $8.7 million for the year ended June 30, 2008. This increase was primarily due to an increase in the salaries and commissions of our sales staff, our advertising expenses and participation in industry trade conferences.

The salaries and commissions paid to our sales staff increased by $1.3 million, or 49.3%, from $2.6 million in fiscal 2007 to $3.9 million in fiscal 2008. The increase in salaries and commissions was primarily due to the hiring of 14 new sales employees during the year and bonuses awarded to our sales personnel for meeting or exceeding their sales and performance targets.

Our advertising expenses increased by $0.3 million, or 21.4%, from $1.1 million in fiscal 2007 to $1.4 million in fiscal 2008. This increase was primarily due to an increase in print advertising for our products in magazine and trade journals, and the costs of preparing exhibition and promotional materials.

As a percentage of revenue, selling expenses decreased by 1.8% from 11.5% in fiscal 2007 to 9.7% in fiscal 2008. This decrease was mainly due to our increased sales volume, which created economies of scale, reducing our per unit selling expenses.

General and Administrative Expenses

General and administrative expenses increased by $1.4 million, or 45.3%, from $3.1 million for the year ended June 30, 2007 to $4.5 million for the year ended June 30, 2008. This increase was primarily due to an increase in professional fees paid to our auditors and attorneys and an increase in reserve for doubtful accounts.

Our professional fees increased by $0.4 million from $3,903 in fiscal 2007 to $0.4 million in fiscal 2008 as we paid the outstanding balance due to our auditors and attorneys. In addition, we increased our reserve for doubtful accounts by $0.7 million, or 136.3%, from $0.5 million in fiscal 2007 to $1.2 million in fiscal 2008. We increased our reserve for doubtful accounts as we increased sales of our multicolor (small and large format) presses. For multicolor (small and large format) presses, distributors are not required to pay for the entire purchase price before shipment unlike for our single color (small and large format) presses. Instead distributors for our multicolor (small and large format) presses are required to pay 50% to 70% of the purchase price before shipment, based on their preferred credit terms. Because of the increase in sales of multicolor (small and large format) presses and the greater risk of non-payment and incomplete or partial payment from our distributors, we increased our reserve for doubtful accounts.

As a percentage of revenue, general and administrative expenses increased from 4.5% in fiscal 2007 to 5.0% in fiscal 2008. This increase was mainly because of the reasons described above.

Research and Development Expenses

Research and development expenses increased by $0.7 million, or 61.0%, from $1.0 million for the year ended June 30, 2007 to $1.7 million for the year ended June 30, 2008. This increase was primarily due to an increase in salary expenses of our research and development team and increased costs from the purchase of raw materials in connection with our sample product development. Specifically, we hired an additional six engineers in fiscal 2008, increasing our research and development team to 193 employees and salary expenses increased by $0.2 million, or 21.7%, from $1.0 million in fiscal 2007 to $1.2 million in fiscal 2008.

As a percentage of revenue, research and development expenses increased from 1.5% in fiscal 2007 to 1.9% in fiscal 2008. This increase was mainly because of increase in salary expenses as a result of the six new engineers we hired and the increased costs from the purchase of raw materials in connection with our sample product development, as described above.

Income from Operations

Income from operations increased by $12.1 million, or 66.8%, from $18.2 million for the year ended June 30, 2007 to $30.3 million for the year ended June 30, 2008.

The increase was due to the increased sale of our multicolor (small and large format) presses, which generated higher revenue for us.

Liquidated Damages Expense

In November 2006, we raised approximately $23.5 million by issuing shares to the Private Placement Investors under the Private Placement. We were obligated to (1) register the resale of these shares with the Securities and Exchange Commission within 90 days of the closing of the Private Placement, pursuant to the Registration Rights Agreement and (2) terminate certain related party transactions. We failed to timely register for resale the private placement shares and terminate the related party transactions, resulting in liquidated damages. We recorded $2.1 million in liquidated damages and expenses for the year ended June 30, 2007. In November 2007, we reached a settlement with the Private Placement Investors who agreed to waive all penalties due in exchange for warrants or cash payments. We settled the claims for liquidated damages in the third quarter of fiscal 2008, and we reversed the accrual and recognized a net liquidated damages gain of $0.2 million for fiscal 2008. This amount has been included in liquidated damages expenses on our financial statements in accordance with EITF 00-19-2. See “—Components of Revenue and Expenses—Liquidated Damages Expense.”

Other Income (Expenses)

Other expenses increased by $0.5 million from $20,734 for the year ended June 30, 2007 to $0.5 million for the year ended June 30, 2008.

We had interest expense of $0.7 million from our short-term borrowing in each of fiscal 2007 and fiscal 2008. In fiscal 2007, our interest expense was offset by non-operating rental income of $0.4 million. In fiscal 2008, we did not recognize any rental income.

Minority Interests

Minority interests increased by $0.2 million, or 58.6%, from $0.2 million for the year ended June 30, 2007 to $0.4 million for the year ended June 20, 2008. The increase in minority interest is mainly due to the increase of net income in Langfang Duoyuan and Hunan Duoyuan.

Provision for Income Taxes

Provision for income taxes increased $1.4 million, or 79.2%, from $1.8 million for the year ended June 30, 2007 to $3.2 million for the year ended June 30, 2008. This increase in the provision for income taxes was primarily attributable to the increase in our revenue by 32.2% over the same period. Our effective tax rates for fiscal 2007 and fiscal 2008 were 16.5% and 10.9%, respectively.

Duoyuan China began paying income tax on January 1, 2006. The income tax rate for Duoyuan China in the first half of fiscal 2008 was 16.5%, and the income tax rate for Duoyuan China in the second half of fiscal 2008 was 12.5%. Beginning on January 1, 2009, the income tax rate for Duoyuan China will increase to 25%. Pursuant to the tax preferential treatment granted by the local government, Langfang Duoyuan was exempt from paying taxes prior to calendar year 2008. Langfang Duoyuan began paying income tax on January 1, 2008. The income tax rate for Langfang Duoyuan was 0% in the first half of fiscal 2008 and 25% in the second half of fiscal 2008. Pursuant to the tax preferential treatment granted by the local government, Hunan Duoyuan is tax exempted through calendar year 2009.

Due to various special tax rates, preferential tax treatments and incentives that have been granted to us in China, our taxes in recent years have been relatively low. The additional amounts of tax that we would have otherwise been required to pay had we not enjoyed the various preferential tax treatments would have been $4.5 million in fiscal 2007 and $7.9 million in fiscal 2008.

Net Income

As a result of the foregoing, net income increased by $12.5 million, or 89.3%, from $14.0 million for year ended June 30, 2007 to $26.5 million for the year ended June 30, 2008.

As a percentage of revenue, net income increased 8.9% from 20.6% for fiscal 2007 to 29.5% for fiscal 2008.

Foreign Currency Translation Adjustment

The foreign currency translation adjustment increased by $6.4 million, or 347.0%, from $1.8 million for the year ended June 30, 2007 to $8.2 million for the year ended June 30, 2008. The increase in the foreign currency translation adjustment is due to the appreciation of the Renminbi against the U.S. dollar. Our assets and liabilities are translated at a rate of RMB7.60 to $1.00 at June 30, 2007 and RMB6.85 to $1.00 at June 30, 2008. Our results of operations are translated at a rate of RMB7.81 for the year ended June 30, 2007 and RMB7.26 to $1.00 for the year ended June 30, 2008. Our equity accounts are translated at historical rates.

Comparison of Year Ended June 30, 2006 and Year Ended June 30, 2007

Revenue

Our revenue increased by $24.1 million, or 55.0%, from $43.7 million for the year ended June 30, 2006 to $67.8 million for the year ended June 30, 2007. This increase was mainly attributable to an increase in the number of units sold, particularly our multicolor (small and large format) presses. Revenue increased in fiscal 2007 for each of our products, except for our single color small format presses, which decreased by $1.9 million, or 24.0%, from $7.9 million in fiscal 2006 to $6.0 million in fiscal 2007. The decrease in revenue for our single color small format presses was primarily due to decreased demand for our single color small format presses as a result of increased competition from Chinese competitors.

Pre-press Printing Equipment

CTP System. Revenue for our CTP system increased by $1.5 million, or 62.3%, from $2.3 million for the year ended June 30, 2006 to $3.8 million for the year ended June 30, 2007. This increase is primarily because we believe we were the dominant manufacturer of computer-to-plate pre-press products in China. During fiscal 2006, we believe we were one of a few Chinese offset printing equipment manufacturers that produced and sold computer-to-plate pre-press products in China. Although we believe that at least three other Chinese competitors entered the computer-to-plate pre-press market during fiscal 2007, we believe we were one of the first suppliers of computer-to-plate pre-press products and we believe we dominated this business segment during fiscal 2007. During fiscal 2007, we marketed our CTP system along the coastal areas and other economically-developed regions of China and the demand for our CTP system increased. Consequently, sales of our CTP system increased in fiscal 2007.

Press Printing Equipment

Revenue for our press printing equipment increased by $23.3 million, or 56.1%, from $41.5 million for the year ended June 30, 2006 to $64.8 million for the year ended June 30, 2007. This increase was primarily due to an increase in demand for our multicolor (small and large format) presses.

Single Color Small Format Press. Revenue for our single color small format presses decreased by $1.9 million, or 24.0%, from $7.9 million for the year ended June 30, 2006 to $6.0 million for the year ended June 30, 2007. This decrease was primarily due to increased competition from Chinese competitors and decreased marketing efforts. Demand for our single color small format presses, a less sophisticated and low technology product, decreased as more Chinese manufacturers entered the single color small format press business, increasing competition. The low barrier to entry allows manufacturers to enter this market with relative low cost. In addition, as part of our plan to focus on selling more technologically advanced products, we also decreased marketing efforts for our single color small format presses, instead increasing our marketing efforts for our multicolor (small and large format) presses.

Single Color Large Format Press. Revenue for our single color large format presses increased by $1.9 million, or 24.5%, from $7.8 million for the year ended June 30, 2006 to $9.7 million for the year ended June 30, 2007. This increase was primarily due to increased demand for model DY174, a newer model of our single color large format press. We believe the increase in demand for our single color large format presses, particularly model DY174, was partially a result of increased marketing activities. We promoted model DY174 as a complementary product to our multicolor (small and large format) presses at exhibitions and trade shows we participated in fiscal 2007.

Multicolor Small Format Press. Revenue for our multicolor small format presses increased by $8.9 million, or 103.5%, from $8.5 million for the year ended June 30, 2006 to $17.4 million for the year ended June 30, 2007. This increase was primarily due to increased demand. We believe the increase in demand for our multicolor small format presses was partially a result of increased marketing activities. During fiscal 2007, we participated in 101 exhibitions and trade shows, an increase of 52 exhibitions and trade shows when compared to fiscal 2006. In addition, we performed more demonstrations of our multicolor small format presses to our end-user customers, to showcase the quality of the printed materials as well as the speed and ease of use, in fiscal 2007 when compared to fiscal 2006.

Multicolor Large Format Press. Revenue for our multicolor large format presses increased by $14.5 million, or 83.8%, from $17.2 million for the year ended June 30, 2006 to $31.7 million for the year ended June 30, 2007. This increase was primarily due to increased demand. We believe the increase in demand for our multicolor large format presses was partially a result of increased marketing activities. During fiscal 2007, we participated in 101 exhibitions and trade shows, an increase of 52 exhibitions and trade shows when compared to fiscal 2006. In addition, we performed more demonstrations of our multicolor large format presses to our end-user customers, to showcase the quality of the printed materials as well as the speed and ease of use, in fiscal 2007 when compared to fiscal 2006.

Cost of Revenue

Our cost of revenue increased by $15.2 million, or 67.6%, from $22.5 million for the year ended June 30, 2006 to $37.7 million for the year ended June 30, 2007. This increase in our cost of revenue was primarily due to the increase in volume of our products sold during this period, particularly the sale of our multicolor (small and large format) presses. Most of our increases were from the purchase of additional raw materials, such as steel and iron, as more materials were needed to manufacture our multicolor (small and large format) presses. Our raw material costs increased by $14.5 million, or 73.7%, from $19.7 million in fiscal 2006 to $34.2 million in fiscal 2007. Also, our labor costs increased by $0.5 million, or 25.3%, from $1.8 million in fiscal 2006 to $2.3 million in fiscal 2007 primarily due to employees working additional hours to produce a greater volume of products. Lastly, our depreciation expense had increased by $0.2 million, or 51.2%, from $0.4 million in fiscal 2006 to $0.6 million in fiscal 2007 mainly due to the purchase of new manufacturing equipment to be used at Hunan Duoyuan.

As a percentage of revenue, our cost of revenue increased from 51.4% in fiscal 2006 to 55.6% for fiscal 2007. The increase was mainly due to the reasons described above.

Gross Profit

As a result of the factors above, our gross profit increased by $8.8 million, or 41.6%, from $21.3 million for the year ended June 30, 2006 to $30.1 million for the year ended June 30, 2007. The increase in gross profit during this period was due to the increased production and sale of our multicolor (small and large format) presses, which have higher gross profits and profit margins than our single color (small and large format) presses.

Gross profit margin decreased by 4.2% from 48.6% in fiscal 2006 to 44.4% in fiscal 2007. This decrease in gross profit margin percentage was due to the overall price increases of our raw materials, particularly steel and iron. Specifically, the price of steel and iron each increased by 49.1% and 45.5% in fiscal 2007, respectively, when compared to fiscal 2006.

Selling Expenses

Selling expenses increased by $4.0 million, or 108.6%, from $3.8 million for the year ended June 30, 2006 to $7.8 million for the year ended June 30, 2007. This increase was primarily due to an increase in the salaries and commissions of our sales staff, our advertising expenses and participation in industry trade conferences.

The salaries and commissions paid to our sales staff increased by $1.1 million, or 78.9%, from $1.5 million in fiscal 2006 to $2.6 million in fiscal 2007. The increase in salaries and commissions was primarily due to the hiring of 13 new sales representatives during the year and bonuses awarded to our sales personnel for meeting or exceeding their sales and performance targets.

Our advertising expenses increased by $0.5 million, or 87.2%, from $0.6 million in fiscal 2006 to $1.1 million in fiscal 2007. This increase was primarily due to an increase in print advertising for our products in magazine and trade journals, our increased participation in industry trade conferences and the related costs of preparing exhibition and promotional materials.

As a percentage of revenue, selling expenses increased by 2.9% from 8.6% for fiscal 2006 to 11.5% for fiscal 2007. This increase was mainly due to the reasons described above.

General and Administrative Expenses

General and administrative expenses increased by $0.2 million, or 6.3%, from $2.9 million for the year ended June 30, 2006 to $3.1 million for the year ended June 30, 2007. This increase was primarily due to an increase in traveling costs of our executive management, office supplies and reserve for doubtful accounts.

Traveling costs increased by $0.1 million from $0.1 million in fiscal 2006 to $0.2 million in fiscal 2007. This increase was primarily due to increased traveling costs incurred by members of our executive management team as they met with potential investors in connection with the Private Placement.

General office supplies increased by $0.1 million from $0.2 million in fiscal 2006 to $0.3 million in fiscal 2007. This increase was primarily due to increased purchases of ink cartridges for printers and copiers and other office supplies.

The reserve for doubtful accounts increased by $0.5 million from $0 in fiscal 2006 to $0.5 million in fiscal 2007. We increased our reserve for doubtful accounts as we increased sales of our multicolor (small and large format) presses. For multicolor (small and large format) presses, distributors are not required to pay for the entire purchase price before shipment unlike for our single color (small and large format) presses. Instead distributors for our multicolor (small and large format) presses are required to pay 50% to 70% of the purchase price before shipment, based on their preferred credit terms. Because of the increase in sales of multicolor (small and large format) presses and the greater risk of non-payment and incomplete or partial payment from our distributors, we increased our reserve for doubtful accounts.

As a percentage of revenue, general and administrative expenses decreased from 6.6% to 4.5% for fiscal 2006 and fiscal 2007, respectively. This decrease was primarily a result of our revenue increasing faster than our administrative expenses.

Research and Development Expenses

Research and development expenses remained constant at $1.0 million for the years ended June 30, 2006 and June 30, 2007. Research and development expenses in fiscal 2007 included the purchase of raw materials in connection with our sample development and the research expenses related to the design of a new single color small format press and a multicolor large format press.

As a percentage of revenue, research and development expenses decreased from 2.4% to 1.5% in fiscal 2006 and fiscal 2007, respectively. This decrease was mainly a function of our revenue increasing faster than our research and development expenses.

Income from Operations

Income from operations increased by $4.6 million, or 33.7%, from $13.6 million for the year ended June 30, 2006 to $18.2 million for the year ended June 30, 2007.

The increase was due to the increased sale of our multicolor (small and large format) presses, which generate higher revenue than single color (small and large format) presses.

Liquidated Damages Expense

In November 2006, we raised approximately $23.5 million by issuing shares to the Private Placement Investors under the Private Placement. We were obligated to (1) register the resale of these shares with the Securities and Exchange Commission within 90 days of the closing of the Private Placement, pursuant to the Registration Rights Agreement and (2) terminate certain related party transactions. We failed to timely register for resale the private placement shares and terminate the related party transactions, resulting in liquidated damages. We recorded $2.1 million in liquidated damages and expenses for the year ended June 30, 2007. We did not have any liquidated damages expenses in the year ended June 30, 2006.

Other Income (Expenses)

Other expenses decreased by $218,240, or 91.3%, from $238,974 for the year ended June 30, 2006 to $20,734 for the year ended June 30, 2007.

We had interest expense of $0.7 million from short-term borrowing in each of fiscal 2006 and fiscal 2007. In each of fiscal 2006 and fiscal 2007, interest expenses were offset by non-operating rental income of $0.5 million. In addition, in fiscal 2007, our interest expense was offset by $0.2 million of interest income.

Minority Interests

Minority interests increased by $53,464, or 28.6%, from $187,120 for the year ended June 30, 2006 to $240,584 for the year ended June 30, 2007. This increase was primarily due to the increase of net income of Langfang Duoyuan and Hunan Duoyuan.

Provision for Income Taxes

Provision for income taxes increased by $1.5 million, or 592.0%, from $0.3 million for the year ended June 30, 2006 to $1.8 million for the year ended June 30, 2007. This increase in the provision for income taxes was primarily attributable to the increase in our revenue by 55.0% over the same period. Our effective tax rates for fiscal 2006 and fiscal 2007 were 0.0% and 16.5%, respectively.

Duoyuan China was tax exempt prior to January 1, 2006. Duoyuan China’s income tax rate from January 1, 2006 to June 30, 2007 was 16.5%. Langfang Duoyuan was tax exempt prior to January 1, 2008. Pursuant to the preferential tax treatment granted by the local government, Hunan Duoyuan is tax exempted through calendar year 2009.

Net Income

As a result of the foregoing, net income increased by $1.1 million, or 8.4%, from $12.9 million for the year ended June 30, 2006 to $14.0 million for the year ended June 30, 2007. Net income margin decreased to 20.6% for fiscal 2007 from 29.6% for fiscal 2006. This decrease was mainly attributed to the accrual of liquidated damages and the related party transaction penalty, which together were equivalent to over 3% of our revenue for fiscal 2007.

As a percentage of revenue, net income decreased 8.9% from 29.5% for the year ended June 30, 2006 to 20.6% for the year ended June 30, 2007.

Foreign Currency Translation Adjustment

Foreign currency exchange adjustment increased by $1.4 million, or 330.7%, from $0.4 million for the year ended June 30, 2006 to $1.8 million for the year ended June 30, 2007. The primary reason for the increase in the foreign currency exchange adjustment was the Renminbi appreciation against the U.S. dollar. For fiscal 2007, our assets and liabilities are translated at a rate of RMB7.60 to $1.00, and our operating results are translated at RMB7.81 to $1.00. For fiscal 2006, our assets and liabilities were translated at a rate of RMB8.01 to $1.00, and our operating results are translated at RMB8.06 to $1.00. Our equity accounts are calculated on basis of historical exchange rates.

Liquidity and Capital Resources

We relied primarily on cash flows from operating activities and our bank loans for our capital requirements for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008. Since we have not encountered any difficulties in meeting our cash obligations to date, we believe that cash flows from operating activities and our bank loans will be sufficient to meet our presently anticipated cash needs for at least the next 12 months.

Our long-term liquidity needs will relate primarily to working capital to pay our suppliers, as well as any increases in manufacturing capacity or acquisitions of third party businesses or licenses that we may seek in the future. We expect to meet these requirements primarily through revolving short-term bank borrowings, as well as our cash flows from operations, which we expect will increase with the planned increase in our manufacturing capacity. We believe our working capital is sufficient for these current requirements, though we may require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities or increase our borrowing level. The actual amount and timing of our future capital requirements may differ materially from our estimate depending on our actual results of operations.

The actual amount and timing of our future capital requirements may differ materially from our estimate depending on our actual results of operations. As of June 30, 2006, 2007, 2008 and December 31, 2008, we had cash and cash equivalents of $3.7 million, $7.8 million, $14.2 million and $26.4 million, respectively. For a discussion of our current level of borrowing, see “—Sources and Uses of Cash” below. There is no seasonal fluctuation to our borrowing requirements.

Sources and Uses of Cash

The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended June 30,			Six Months Ended December 31,
	2006	2007	2008	2007	2008
Cash flows data:	(in thousands)
Cash flows provided by (used in) operating activities	$4,933	$(4,200)	$16,801	$12,237	$20, 606
Cash flows used in investing activities	$(1,563)	$(11,081)	$(10,524)	$(5,041)	$(11,446)
Cash flows provided by (used in) financing activities	-	$19,171	$(1,092)	$2,097	$2,929

As of December 31, 2008, the maturities for our bank loans were as follows:

As of
December 31, 2008
(Unaudited)

Loan from Bank of Agriculture, Chongwen branch due
March 13, 2009. Quarterly interest only payment at
8.570% per annum, secured by plant and machinery	$1,467,000

Loan from Bank of Agriculture, Chongwen branch due
July 3, 2009. Quarterly interest only payment at
8.217% per annum, secured by plant and machinery	$2,934,000

Loan from Bank of Agriculture, Chongwen branch due
July 10, 2009. Quarterly interest only payment at
8.217% per annum, secured by plant and machinery	$2,934,000

Loan from Bank of Agriculture, Chongwen branch due
July 17, 2009. Quarterly interest only payment at
8.217% per annum, secured by plant and machinery	$4,107,600

Loan from Bank of Agriculture, Chongwen branch due
July 24, 2009. Quarterly interest only payment at
7.817% per annum, secured by plant and machinery	$2,934,000

Total	$14,376,600

As of December 31, 2008, we had five short-term loans in the aggregate amount of $14.4 million pursuant to our line of credit with Bank of Agriculture, Chongwen  branch, in China. Each loan has an expiration date of no longer than one year. One loan in the amount of $2.9 million has an interest rate of 7.817%. Three loans, in the aggregate amount of $10.0 million, have interest rates of 8.217%. The last loan, in the amount of $1.5 million, has an interest rate of 8.57%. Interest on our loans is accrued quarterly. The loans outstanding as of December 31, 2008 are secured by our plant and land use rights for our Hunan facility. For all our short-term loans, we plan to either repay the debt as it matures or refinance the debt. These loans were made under our RMB100.0 million ($14.6 million) revolving credit line. We are allowed to refinance these loans by entering into new short-term loan agreements. On March 13, 2009, we refinanced our loan from the Bank of Agriculture, Chongwen branch due March 13, 2009 with a new short-term loan from the Bank of Agriculture, Chongwen branch due March 12, 2010 under the same terms at a quarterly interest only payment at 5.841% per annum, secured by our plant and machinery.

Banks in China are subject to national banking regulations and may withdraw our credit line if regulations change. If the Bank of Agriculture were to withdraw our credit line, we would use cash on hand or external financing to repay amounts outstanding. We provide our financial information as well as other documentation required by the bank on a quarterly basis. We have not had any indication from the bank that it intends to not renew the short-term loan agreements. We are continually monitoring our relationship with the Bank of Agriculture in light of the global credit shortage.

Operating Activities

Net cash provided by operating activities for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008 was generated from our net income of $12.9 million, $14.0 million, $26.5 million and $21.2 million, respectively, as adjusted in each year for non-cash items such as depreciation and amortization, and for changes in various assets and liabilities such as accounts receivable, accounts payable and inventories.

Net cash provided by operating activities increased by $8.4 million, or 68.4%, from $12.2 million for the six months ended December 31, 2007 to $20.6 million for the six months ended December 31, 2008. The increase in operating cash flows was mainly due to $21.2 million in net income during this period. This increase was offset by a $3.2 million increase in accounts receivable and $1.4 million increase in inventory. The increase in accounts receivable was primarily due to an increase in sales of our multicolor (small and large format) presses. The increase in inventory was primarily due to an increase in production of multicolor (small and large format) presses. More raw materials are needed to produce multicolor (small and large format) presses than single color (small and large format) presses.

Net cash provided by operating activities increased from net operating cash used of $4.2 million in fiscal 2007 to net operating cash provided of $16.8 million in fiscal 2008. This increase was primarily due to an increase in net income from $14.0 million to $26.5 million over the same period. This increase in operating cash flows was offset by (1) an increase in accounts receivable of $9.7 million, (2) an increase in inventory of $1.6 million and (3) a decrease in accounts payable of $1.3 million. The increase in accounts receivable was primarily due to a marked increase in sales of our multicolor (small and large format) presses. In addition, we selectively granted preferred credit terms to distributors who distribute our multicolor (small and large format) presses, reducing the amount of advanced payments due to us as a reward for meeting or exceeding their sales targets in the prior year. The increase in inventory was primarily due to increase in production of multicolor (small and large format) presses. More raw materials are needed to produce multicolor (small and large format) presses than single color (small and large format) presses. Accounts payable decreased because we shortened the payment periods for several key suppliers. We agreed to a shorter payment schedule with these suppliers in order to obtain favorable pricing on raw materials.

Net cash provided by operating activities decreased from net operating cash provided of $4.9 million in fiscal 2006 to net operating cash used of $4.2 million in fiscal 2007. This decrease was primarily due to (1) an increase in accounts receivable of $9.5 million, (2) an increase in inventory of $2.4 million and (3) a decrease in accounts payable of $10.9 million. The decrease in our operating cash flows was partially offset by an increase in net income from $12.9 million to $14.0 million over the same period. The increase in accounts receivable was primarily due to an increase in sales of our multicolor (small and large format) presses. In addition, we selectively granted preferred credit terms to our distributors who distribute our multicolor (small and large format) presses, reducing the amount of advanced payments due to us as a reward for meeting or exceeding their sales targets in the prior year. The increase in inventory was primarily due to increase in production of multicolor (small and large format) presses and single color large format presses. Accounts payable decreased because we shortened the payment periods for several key suppliers. We agreed to a shorter payment schedule with these suppliers in order to obtain favorable pricing on raw materials.

Investing Activities

Net cash used in investing activities for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008 was $1.6 million, $11.1 million, $10.5 million and $11.4 million, respectively.

Net cash used in investing activities increased by $6.4 million, or 127.1%, from $5.0 million for the six months ended December 31, 2007 to $11.4 million for the six months ended December 31, 2008. The main uses of our cash in investing activities included equipment acquisition, purchase prepayments and expenses related to the launching of our new post-press products, namely our cold-set corrugated printing press. We expended $1.4 million to purchase new manufacturing equipment for the future production of our cold-set corrugated printing press, which we anticipate to commercially produce and sell by the end of 2010. In addition, we made a prepayment of $3.1 million to purchase new manufacturing equipment for the future production of our cold-set corrugated printing press. We also made a prepayment of $6.7 million to purchase electroplating and non-crystal plating equipment that will treat and protect the external surfaces of our press and post-press products. This equipment also features a temperature-controlling precision meter which monitors and cools the internal temperature while the external surface is treated.

Currently, our main uses of cash for investing activities are payments for equipment, building and structural improvements and prepayments to purchase new manufacturing equipment for the future production of our cold-set corrugated printing press. In connection with our entry into the cold-set corrugated printing press business and efforts to upgrade our existing facilities, we expect to increase net cash used in investing activities. We believe that the growing Chinese economy will lead to a demand in print media as well as post-press products, which would lead to an increase in demand for packaging equipment. After researching China’s post-press products growth and opportunities, we decided to expand our business to include post-press products by investing in the cold-set corrugated printing press business. We have identified certain technology that we believe will allow us to make better quality machines at a lower cost with greater efficiency. We are currently negotiating for the purchase of this technology from a third party. Subject to our acquiring the related technology, we plan to build a new cold-set corrugated printing press factory at Langfang Duoyuan.

Net cash used in investing activities decreased $0.6 million, or 5.0%, from $11.1 million in fiscal 2007 to $10.5 million in fiscal 2008. For fiscal 2008, our investing activities included improving and upgrading our production lines and manufacturing facilities at Langfang Duoyuan and/or Hunan Duoyuan, and purchasing machinery and equipment to use at these facilities. Net cash used in investing activities also included expenses related to the launching of a new post-press product, namely our cold-set corrugated printing press. Specifically, we expended (1) $2.1 million to improve and upgrade our production lines and manufacturing facilities at Langfang Duoyuan and Hunan Duoyuan, (2) $1.5 million to purchase machinery and equipment, including a JY sand mixer, which is used for heating and shaping parts for our press products, and a double-post low temperature wax injector to improve the casting manufacturing of our press parts, (3) $4.3 million for land clearing and site preparation services for building our cold-set corrugated printing press factory at Langfang Duoyuan and (4) $2.6 million as prepayment for new manufacturing equipment to produce our cold-set corrugated printing presses.

Net cash used in investing activities increased $9.5 million, or 609.0%, from $1.6 million in fiscal 2006 to $11.1 million in fiscal 2007. During fiscal 2007, we used $0.3 million to make general building improvements at Langfang Duoyuan. In addition, we used $10.8 million to purchase machinery and equipment, including a grinding machine, gear grinding machine, universal gear measuring machine, lathe, milling and drilling machine for use at Hunan Duoyuan. We purchased this equipment to manufacture our single color large format and multicolor large format presses more efficiently.

During fiscal 2006, we used $0.2 million to purchase an external cylindrical grinding machine and internal grinder machine to replace the existing equipment at Hunan Duoyuan. In addition, we used $0.1 million to upgrade our computer network at Hunan Duoyuan. We also made a prepayment of $1.3 million to purchase a gear grinding machine, milling machine, universal gear measuring machine and other manufacturing equipment to use at Hunan Duoyuan. This equipment purchase was completed during fiscal 2007.

Financing Activities

Cash provided by and used in our financing activities consists of borrowings from and repayments to our short-term loans.

Net cash provided by financing activities increased by $0.8 million, or 39.9%, from $2.1 million for the six months ended December 31, 2007 to $2.9 million for the six months ended December 31, 2008. We borrowed an additional $2.9 million during this period to pay for our operating expenses.

 Net cash used in financing activities was $1.1 million for the year ended June 30, 2008, which was the result of our payment for lines of credit exceeding proceeds by approximately $2.75 million offsetting with a decrease in restricted cash of $2.1 million, compared to net cash provided by financing activities of $19.2 million for the year ended June 30, 2007, which was the result of the Private Placement we completed in November 2006. We did not engage in any private placement fundraising activities in fiscal 2008.

Net cash provided by financing activities was $19.2 million in fiscal 2007, which was the result of the Private Placement we completed in November 2006. Of this $19.2 million, we used $9.2 million for equipment purchase, $3.5 million for technology renovation and $6.5 million for infrastructure renovation of our manufacturing facilities at Langfang Duoyuan and Hunan Duoyuan. No other financing was needed in fiscal 2006.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2008:

Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long Term Debt Obligations	-	-	-	-	-
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	$164	$82	$82	-	-
Repayment Obligations under Line of Credit	$6,944	$6,944	-	-	-
Total	$7,108	$7,026	$82	-	-

We have an office lease agreement with Duoyuan Information Terminal Manufacture (Langfang) Co., Ltd., a related party. The lease commended on July 1, 2008 and will expire on December 31, 2009. As of December 31, 2008, the remaining rent commitment was $0.2 million.

In May 2008, Langfang Duoyuan entered into two separate packing equipment purchase agreements with Beijing Machinery Industry Whole Set Sales Company and Beijing Jingneng Mechanical & Electrical Equipments Ltd. As of December 31, 2008, $3.2 million, or approximately 70% of the total commitments remained on these two agreements. In July 2008, Hunan Duoyuan entered into a production equipment purchase agreement with Beijing Machinery Industry Whole Set Sales Company. As of December 31, 2008, $0.7 million, or approximately 10% of the total commitment remained on this agreement. In August 2008, Langfang Duoyuan entered into a packing material equipment purchase agreement with Beijing Jingneng Mechanical & Electrical Equipments Ltd. As of December 31, 2008, $3.1 million, or approximately 40% of the total commitment, remained on this agreement. As of December 31, 2008, total remaining minimum purchase payment pursuant to these agreements was $6.9 million.

Other than the contractual obligations set forth and described above, we do not have any operating lease obligations or repayment obligations under lines of credit.

Capital Expenditures

Our capital expenditures for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008 were $1.6 million, $11.1 million, $10.5 million and $11.4 million, respectively.

Our capital expenditures for the six months ended December 31, 2008 were used primarily for equipment acquisition, purchase prepayments and expenses related to the launching of our new post-press products, namely our cold-set corrugated printing press. Our current planned capital expenditures are in connection with the launch of the proposed cold-set corrugated printing press business. We intend to purchase patents to acquire key technologies for producing our cold-set corrugated printing press. We have an agreement in principle, subject to final documentation to purchase this technology for approximately $1.5 million. In addition, we expect a capital expenditure of $6.9 million during the remainder of fiscal 2009 for the purchase of new manufacturing equipment for the future production of our cold-set corrugated printing press, which we anticipate to commercially produce and sell by the end of 2010, and electroplating and non-crystal plating equipment that will treat and protect the external surfaces of our press and post-press products.

For fiscal 2008, our capital expenditures were primarily for improving and upgrading our production lines and manufacturing facilities at Langfang Duoyuan and/or Hunan Duoyuan, and purchase machinery and equipment to use at these facilities. Our capital expenditures in fiscal 2008 also included expenses related to the launching of a new post-press product, namely our cold-set corrugated printing press. Specifically, we expended (1) $2.1 million to improve and upgrade our production lines and manufacturing facilities at Langfang Duoyuan and Hunan Duoyuan, (2) $1.5 million to purchase machinery and equipment, including a JY sand mixer, which is used for heating and shaping parts for our press products, and a double-post low temperature wax injector to improve the casting manufacturing of our press parts, (3) $4.3 million for land clearing and site preparation services for building our cold-set corrugated printing press factory at Langfang Duoyuan and (4) $2.6 million as prepayment for new manufacturing equipment to produce our cold-set corrugated printing presses.

Our capital expenditures for the years ended June 30, 2006 and June 30, 2007 were primarily for improving and upgrading our production lines and manufacturing facilities at Langfang Duoyuan and/or Hunan Duoyuan, and purchasing machinery and equipment to use at these facilities.

Our future capital requirements will depend on many factors including our rate of revenue growth, the timing and extent of spending to support research and development efforts, the expansion of manufacturing and sales activities and the introduction of new products. In connection with the anticipated launch of our cold-set corrugated printing press product line, we may enter into agreements or letters of intent with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, which may require us to seek additional equity or debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our shareholders. Additional debt would result in increased interest expense and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and additional financing, if required, may be unavailable in amounts or on terms acceptable to us, if at all.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115,” or SFAS 159. SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of the fiscal year that begins after November 15, 2007. We adopted SFAS 159 on January 1, 2008. We chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51,” or SFAS 160, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We have not determined the effect that the application of SFAS 160 will have on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133,” or SFAS 161. SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format, (2) the disclosure of derivative features that are credit risk-related and (3) cross-referencing within the footnotes. SFAS 161 is effective on January 1, 2009. We are in the process of evaluating the new disclosure requirements under SFAS 161.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” or SFAS 162. SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” We do not expect the adoption of this statement to have a material impact on our results of operations, financial position or cash flows.

In June 2008, the FASB issued EITF 07-5, “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock,” or EITF 07-5. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133, specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to our own stock and (b) classified as stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency in China (Renminbi). We are currently evaluating the impact of adoption of EITF 07-5 on our consolidated financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active,” or FSP 157-3, which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. We are currently evaluating the impact of adoption of FSP 157-3 on our consolidated financial statements.

In January 2009, the FASB issued EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”, or EITF 99-20-1. EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-ordinary impairment has occurred. The adoption of EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

Seasonality

Typically, we recognize lower revenue during our third fiscal quarter from January to March each year due to the Chinese Lunar New Year holiday, when our factories close for one week. Our distributors, who are all in China, are also on holiday during this time of the year. Typically, our second fiscal quarter, from October to December each year, is our strongest quarter because most Chinese businesses complete planned purchases of capital goods during this period.

Inflation

Inflationary factors, such as increases in the cost of our products and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross profit and selling, general and administrative expenses as a percentage of revenue if the selling prices of our products do not increase with these increased costs.

Other Events

Reverse Stock Split

Effective as of July 17, 2007, our Board of Directors approved and we effected a 1 for 2.68189924 reverse split of our then issued and outstanding shares. All share and per share prices used in our financial statements and notes thereto have been retroactively restated to reflect this reverse stock split.

We had 67,047,481 pre-split shares issued and outstanding prior to the reverse stock split and 25,000,050 shares issued and outstanding after the reverse stock split.

Changes in Officers

Mr. William D. Suh was appointed as our chief financial officer by our board of directors, effective as of October 1, 2008. Effective upon the appointment of Mr. Suh as our chief financial officer, Ms. Baiyun Sun no longer served as our interim chief financial officer. Ms. Sun continues to serve as our controller.

Quantitative and Qualitative Information about Market Risk

Exchange Rate Sensitivity

Although we maintain our books and records in Renminbi, the functional currency of China, we use the U.S. dollar as the reporting currency of our financial statements. The exchange rate between the U.S. dollar and the Renminbi is subject to the foreign exchange quotation publicized by the People’s Bank of China daily. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period and equity is translated at historical exchange rates.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than Renminbi are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operations. There were no material transaction gains or losses for the six months ended December 31, 2008.

Although the conversion of the Renminbi is highly regulated in China, the value of the Renminbi against the value of the U.S. dollar (or any other currency) may fluctuate and be affected by, among other things, changes in China’s political and economic conditions. Under the currency policy in effect in China today, the Renminbi is permitted to fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this currency policy, and if such liberalization occur, the value of the Renminbi could appreciate or depreciate against the U.S. dollar. The exchange rate of the Renminbi as of December 31, 2008 was RMB6.83 to $1.00. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various adverse effects on our business, as described in “Risk Factors—Risks Related to Doing Business in China—Government control of currency conversion and exchange rate fluctuations may materially and adversely affect our business.”

Our exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of our past issuance of common shares through private placements. For example, to the extent that we need to convert U.S. dollars received in the private placements into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount that we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making dividend payments on our common shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in the exchange rate would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

At December 31, 2008, our outstanding financial instruments with foreign currency exchange rate risk exposure had an aggregate fair value of approximately $23.5 million (including our non-U.S. dollar-denominated fixed rate debt). The potential increase in the fair values of these instruments resulting from a 10% adverse change in quoted foreign currency exchange rates would be approximately $2.4 million at December 31, 2008. We have not entered into any foreign currency instruments for trading purposes at December 31, 2008.

We currently do not hedge our exposure to fluctuations in the Renminbi to U.S. dollar exchange rate. In the future, we may choose to reduce our exposures through financial instruments (hedges) that provide offsets or limits to our exposures when considered appropriate.

Exchange Controls

Chinese law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in China to other countries, and the remittance does not require prior approval by the SAFE regulations formerly required extensive documentation and reporting, some of which was burdensome and delayed payments. If there is a return to payment restrictions and reporting, the ability of a Chinese company to attract investors will be reduced. Also, current investors may not be able to obtain the profits of the business which they own as a result of other restrictions that the Chinese government may impose. Relevant Chinese law and regulation permit payment of dividends only from retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. It is possible that the Chinese tax authorities may require changes in our reported income that would limit our ability to pay dividends and other distributions. Chinese law requires companies to set aside a portion of net income to fund certain reserves which amounts are to distributable as dividends. These rules and possible changes could restrict a company in China from repatriating funds to us and our shareholders as dividends.

Interest Rate Risk

We are exposed to interest rate risk due primarily to our short-term loans. As of December 31, 2008, we had RMB98.0 million ($14.4 million) outstanding on our bank lines of credit which are subject to interest rate change risk. Although the interest rates on our short-term loans are fixed during their respective terms, the terms are typically 12 months or less and interest rates are subject to change upon renewal. The interest rates on our short-term loans are determined by reference to the benchmark interest rates set by the People’s Bank of China, or the PBOC. Since May 28, 2006, the PBOC has increased the benchmark interest rate of Renminbi bank loans with a term of 6 to 12 months three times and on each occasion by approximately 0.27%. As a result, from 2006 to 2007, the benchmark interest rate for these Renminbi bank loans increased from 5.85% to 7.29% and the interest rate applicable to us increased from 6.14% to 7.23% over the same period. Any future increase in the PBOC’s benchmark interest rate will result in an increase in our interest expenses.

As of December 31, 2008, our short term loans with exposure to interest rate risk had an aggregate fair value of approximately $14.4 million. The potential change in fair market value for these short term loans from an adverse 10% change in quoted interest rates across all maturities, often referred to as a parallel shift in the yield curve, would be approximately $1.4 million at December 31, 2008. We have not hedged our exposure to interest rate risk and have not entered into any interest rate sensitive instruments for trading purposes at December 31, 2008. We monitor interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds.

INDUSTRY

Overview

We are a leading offset printing equipment supplier in China. Our equipment are primarily used by Chinese printing companies to meet their various printing needs, including publication printing needs, such as newspapers, magazines and books, and commercial printing needs, such as packages, corporate brochures, product catalogues and conference material. We believe the China’s printing industry is highly correlated with China’s printing equipment industry, and may serve as a guide to the China’s overall equipment industry dynamics and expenditures on printing equipment.

China’s Printing Industry

China’s printing industry has benefited from China’s rapid economic growth. This growth has increased demand for publication printing needs, such as newspapers, magazines and books, and commercial printing needs, such as packages, corporate brochures, product catalogues and conference materials. PIRA reported that China was the third largest printing market in the world behind the United States and Japan. Because of China’s projected economic growth, China’s printing industry is expected to remain as one of the fastest growing in the world.

From 2002 to 2007, the total annual output of China’s printing industry grew from approximately $29 billion to approximately $63 billion, according to PEIAC, representing a CAGR of 17% per annum.

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Source: PEIAC

In line with global trends, package printing represents the largest segment in the Chinese printing industry. According to PEIAC, China produced $20 billion of package printing in 2007, accounting for 32% of the total output of China’s printing industry that year.

The printing industry in China is currently transitioning from single color printing to multicolor printing. A few years ago, most high quality multicolor printing was handled by large and sophisticated printing companies in the coastal areas, especially in the Pearl River Delta region. Presently, almost every major city in China has printing companies that can meet a wide spectrum of printing demands, from simple single color works to fairly high quality multicolor printing. Multicolor printing is becoming a mainstream capability that almost every Chinese printing company must have to sustain its competitiveness in the marketplace.

China’s Printing Equipment Industry

We operate in the Chinese printing equipment industry, which we believe is highly correlated with the overall Chinese printing industry.

Over the past several years, China’s printing equipment industry grew at a higher rate than its overall printing industry. As noted above, the total annual output of China’s printing industry grew from approximately $29 billion in 2007 to approximately $63 billion in 2007, representing a CAGR of 17% per annum. The total annual output of China’s printing equipment industry, however, grew from approximately $890 million to approximately $2.5 billion, representing a CAGR of 23% per annum for the same periods. PIRA projects that the market for printing equipment in China will grow at a CAGR of 7.1% per annum between 2007 and 2012.

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Source: PEIAC

We believe that demand for Chinese made offset printing equipment is strong and that the market share of domestically made offset printing equipment has been increasing in recent years. For example, according to PEIAC, although the amount of imported printing equipment increased annually from $1.3 billion in 2002 to $1.7 billion in 2004, the total amount of imported printing equipment has since declined each year to reach $1.6 billion in 2007. We believe this decline in imported printing equipment is a result of leading Chinese printing equipment manufacturers’ increased investments in research and development and improved engineering standards, both of which improve Chinese printing equipment manufacturers’ ability to compete against international competitors for market share in China.

We believe two major entry barriers limit the potential competition we face from Chinese offset printing equipment producers. First, the offset printing equipment industry in China is particularly capital intensive due to high production costs, and second, we believe few manufacturers have the technical knowledge required to compete in our industry. We believe our position as an existing and leading offset printing equipment supplier in China gives us market advantages over potential competitors seeking to enter this market.

We derive all of our revenue from sales to our distributors in China. In 2007, according to PEIAC, there were an estimated 90,000 licensed printing companies in the Chinese printing equipment market. This estimate did not include the possible significant number of printing companies that operate in China without licenses. Printing companies in China purchase pre-press, press and post-press printing equipment from foreign and Chinese equipment providers, including companies like us through our distributors.

BUSINESS

Overview

We are a Wyoming corporation and a leading offset printing equipment supplier in China, headquartered in Beijing. Through our principal operating subsidiary, Duoyuan China, and Duoyuan China’s manufacturing subsidiaries, namely Langfang Duoyuan and Hunan Duoyuan, we design, manufacture and sell offset printing equipment used in the offset printing process. The offset printing process includes the following three stages: (1) “pre-press,” which is the transfer of images to printing plates; (2) “press,” which is the transfer of images from printing plates to another media, such as paper; and (3) “post-press,” which is the last step of the offset printing process that includes cutting, folding, binding and collating printed materials. We currently commercially produce and sell one product under our pre-press product category (our computer-to-plate, or CTP, system) and four types of products under our press product category (our single color small format presses, single color large format presses, multicolor small format presses and multicolor large format presses). We do not commercially produce and sell any post-press products. However, we plan to begin commercial production and sale of certain post-press products, including a cold-set corrugated printing press, a machine used to assemble corrugated cardboard boxes, by the end of 2010. In addition, we plan to begin commercial production and sale of two other post-press products, namely an automatic booklet maker and an automatic paper cutter, for which we have developed prototypes, in 2011. We combine technical innovation and precision engineering to offer a broad range of quality and durable offset printing equipment at competitive prices.

We believe our research and development efforts distinguish us from our major Chinese competitors. Our Langfang Duoyuan research and development and technical support center and our Hunan Duoyuan technical support center have advanced design test tools, which we believe enable us to develop new and enhanced products with improved functionality. Our nationwide distribution network, which we believe to be one of the largest among Chinese offset printing equipment suppliers, enable us to be more responsive to local market demands than many of our competitors. We regularly attend industry trade shows and exhibitions to showcase our products, as well as present seminars and training programs to our distributors to highlight the functions and capacities of our products. To maintain good relationships with our end-user customers, we provide certain services during the one-year warranty period associated with our products. During the warranty period, we provide training, technical support, warranty and repair services for complex technical issues to our distributors who work with our end-user customers.

We believe our pricing is competitive with Chinese and international offset printing equipment producers. We believe the relatively low operation, labor and raw material costs in China, our ability to produce a substantial majority of our key components in-house, our efficient production processes and our effective inventory management gives us a cost competitive advantage. Our cost advantage allows us to offer quality products at lower prices, thus making our products attractive in China and certain international markets.

Our revenue grew 55.0% from $43.7 million in the year ended 30, 2006 to $67.8 million in the year ended 30, 2007 and 32.2% to $89.6 million in the year ended June 30, 2008. Our revenue grew 31.0% from $48.1 million for the six months ended December 31, 2007 to $63.0 million for the six months ended December 31, 2008. Our net income grew 8.4% from $12.9 million in fiscal 2006 to $14.0 million in fiscal 2007 and 89.3% to $26.5 million in fiscal 2008. Our net income grew 39.2% from $15.2 million for the six months ended December 31, 2007 to $21.2 million for the six months ended December 31, 2008. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, our multicolor large format presses and our multicolor small format presses were our best selling products. For fiscal 2006, 2007, 2008 and the six months ended December 31, 2008, we derived 58.9%, 72.3%, 81.4% and 83.4% of our revenue from the sale of our multicolor (small and large format) presses, respectively. For the same periods, our multicolor large format presses accounted for approximately 39.4%, 46.7%, 52.0% and 52.50% of our revenue, respectively, and our multicolor small format presses accounted for approximately 19.5%, 25.6%, 29.4% and 30.9% of our revenue, respectively.

Our Strengths

Established Market Position

Based on the revenue of our press products, the PEIAC ranked us as one of the top three Chinese offset printing equipment providers in 2006. Our current market position is primarily contributable to the manufacturing and sale of our single color small format presses and multicolor small format presses, but in recent years the manufacturing and sales of single color large format presses and multicolor large format presses have been the focus of our business.

Wide Product Offerings

We currently offer products used in two of the three offset printing stages, namely pre-press and press. For pre-press products, we believe we are one of the first in China to develop, commercially produce and sell CTP Systems. For press products, we currently offer 15 models covering the four major product types described above. By the end of 2010, we plan to enter into the post-press market by commercially producing and selling our cold-set corrugated printing presses, and we plan to introduce our automatic booklet makers and automatic paper cutters in 2011.

Quality Products at Competitive Prices

We are able to offer high quality products at prices that are competitive with both foreign and domestic companies. We attribute our cost advantage to our ability to control material and labor costs in China, our ability to produce a substantial majority of our key components in-house, our efficient production processes and effective inventory management.

Large Sales, Distribution and Service Network

Our nationwide distribution network includes more than 80 distributors located in over 60 cities and 28 provinces in China. This nationwide distribution network, which we believe is one of the largest among Chinese offset printing equipment suppliers, is enhanced by our integrated marketing, sales and service team that includes over 200 professionals. Together with our distributors, we provide comprehensive pre-sales and post-sales services to our end-user customers.

Research and Development Capabilities

We have over 200 experienced researchers, engineers and technicians working at either our research and development and technical support center at Langfang Duoyuan and our technical support center at Hunan Duoyuan. Our research and development team not only develop new technologies and products, but also discover ways to improve the functionality and performance of our existing products.

Our Strategies

We intend to continue to grow our business by pursuing the following strategies:

Focused Market Expansion

Currently, all of our revenue is generated from sales to distributors in China. We plan, however, to expand into certain overseas markets, including Africa, the Middle East and some Asian countries, on a selective basis. We believe our quality products and competitive prices not only gives us market advantages in China, but would also make our products attractive to customers outside of China.

Expand High Margin Product Offerings

Multicolor (small and large format) presses have a higher gross margin than single color (small and large format) presses. As such, we have made efforts over the past three years to increase the sale of multicolor presses by increasing our marketing efforts and launching new and enhanced multicolor press models. In addition to our plans to offer more multicolor press products, we also plan to increase our revenue by introducing other higher margin products, such as our cold-set corrugated printing presses. We believe that by focusing our selling efforts on higher end and more technologically advanced products, we can further improve our margins and strengthen our market position in China.

Improve Product Functionality through Research and Development

Our research and development initiatives include improving the functionality and efficiency of our existing products, as well as developing new products and models. We will continue to devote the necessary resources to our research and development team to maintain and improve the quality, functionality and technological competitiveness of our products.

Adjust and expand production facilities to improve efficiency and margins

We are continually upgrading our facilities and production methods to improve efficiency. For example, we plan to renovate our foundry plant and surface treatment workshop to improve the aesthetic quality of our products. In keeping with our plans to sell more high margin products, we plan to designate more production lines to build technologically advanced products, such as our multicolor (small and large format) presses. We also plan to build a new cold-set corrugated printing press factory at Langfang Duoyuan.

Pursue selective strategic acquisitions

We intend to grow our business through strategic and selective acquisitions of offset printing equipment related technologies, equipment and/or assets to further strengthen our product offerings and market position.

Our Products

We categorize our products according to the three stages of the offset printing process: pre-press, press and post-press. The following table shows an overview of the types of products we offer, or plan to offer, within these three stages:

	Pre-Press	Press(2)	Post-Press(3)
Products	• CTP System(1)	• Single Color Small Format Press • Single Color Large Format Press • Multicolor Small Format Press • Multicolor Large Format Press	• Cold-set Corrugated Printing Press(4) • Automatic Booklet Maker(5) • Automatic Paper Cutter(5)
Functionality	Digital formatting and processing to transfer image onto printing plates	Transfer of images from printing plates to another media, such as paper	Cutting, folding, binding and collating of printed materials
Fiscal 2008 Revenue(6) (dollars in thousands)	$3,184	$87,991	N/A
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(1)	We also offer a complimentary plate developer upon request to those end-user customers who purchase our CTP System. Our plate developer is an optional complementary product to our CTP System.
(2)
We also offer a complimentary automatic plate puncher upon request to those end-user customers who purchase our press products. Our automatic plate puncher is an optional complementary product to our press products.

(3)	As of the date of this prospectus, we do not manufacture or sell any post-press products.
(4)	We plan to manufacture and sell this post-press product by the end of 2010.
(5)	We plan to manufacture and sell this post-press product by the end of 2011.
(6)	Revenue figure before adjustments.

 Pre-press Printing Equipment

Traditionally, in the pre-press stage of the offset printing process, a plate developer or other light-sensitive emulsion is used in combination with photomechanical exposure and various processing procedures to transfer images onto printing plates, which are then mounted onto an offset press. This method is being replaced by more technologically advanced methods, including CTP technology, which use digital formatting and processing to transfer images onto printing plates.

The following describes our pre-press product, namely our CTP system, and its key features and competitive advantages:

•
CTP System.  CTP technology improves the quality of the printing plates and the efficiency of the offset printing process by eliminating the labor and chemical intensive multiple step processes associated with the traditional pre-press processing method. Fully automated CTP technology reduces the risk of human error and offers improved consistency and higher quality compared to the traditional pre-press method. Although CTP technology has been adopted by printing companies in Europe and the United States, most of our end-user customers in China did not begin using CTP technology until 2002. This is largely because CTP technology related products are significantly more costly than existing pre-press printing equipment. Although a majority of CTP technology related products in China are imported from overseas manufacturers, such as Japan and the United States, we also offer our own CTP technology related product, namely our CTP system. We believe our CTP system offers similar functionality, quality and efficiencies when compared to those manufactured by international producers, but at a more competitive price. For the technological features of our CTP system, see “—Technology—CTP Technology” below.

Press Printing Equipment

In the press stage of the offset printing process, images on printing plates are transferred onto another printing medium, such as paper. In this stage of the offset printing process, sheets of paper or other printing media are fed into the press. Offset lithographic process, based on the principle that oil and water repel each other, is used for the image transfer.

On the press, printing plates are dampened first by water rollers and then by ink rollers. The ink rollers distribute the ink onto the specific image areas on the printing plates. Water distributed by the water rollers keeps the ink off the non-image areas of the printing plate. Each printing plate then transfers its image onto a rubber blanket, which in turn transfers the image onto the printing media. The printing plate itself does not touch the printing media, hence the term offset printing. Our press products are sheet-fed, which means individual sheets of paper or paperboard are fed into the presses. The graphic below illustrates the basic press process:

The following describes our primary press products and their key features and competitive advantages:

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Single Color Small Format Press.  Single color small format presses have one set of press rollers dedicated to a single color. Generally, printing on a single color press requires that a sheet of paper be processed four times, requiring precise adjustments for overprint. Typically, small format presses have a maximum sheet in-take width of 520 mm (about 20.5 inches). Our single color small format presses have a maximum sheet width of up to 560 mm (about 22.0 inches), and incorporate our advanced technologies, making them efficient and requiring minimal operating skills. Our single color small format presses require low initial investment and are typically suitable for end-user customers who are transitioning into offset printing from type-set printing or have single color printing needs, such as book printing.

•
Single Color Large Format Press.  Like single color small format presses, single color large format presses also have one set of press rollers dedicated to a single color. Single color large format presses generally have maximum sheet in-take width larger than 520 mm (about 20.5 inches) and are able to handle thick and ultra-thick sheets of paper. Our single color large format presses have a maximum sheet width of 740 mm (about 29.1 inches) and incorporate our advanced technologies, making them efficient and requiring minimal operating skills. Our single color large format presses require relatively low initial investment compared to our multicolor (small and large format) presses and are typically suitable for end-user customers with basic single color printing needs, such as pamphlets.

•
Multicolor Small Format Press.  Multicolor small format presses generally have four sets of rollers dedicated to different colors – typically, black, magenta, cyan, and yellow – to generate all other colors. Multicolor printing equipment generally require more operational skills compared to single color printing equipment. Our multicolor small format presses incorporate our advanced  technologies, making them highly automated and efficient, and help reduce potential human errors. Our multicolor small format presses offer a relatively low-cost solution for end-user customers with high quality multicolor printing needs, such as corporate brochures, product catalogues, labels and small packages.

•
Multicolor Large Format Press. Like multicolor small format presses, multicolor large format presses also have four sets of rollers dedicated to different colors – typically, black, magenta, cyan, and yellow – to generate all other colors. Multicolor large format presses, combining multicolor capability with the ability to handle thick and ultra-thick sheets of paper, are the most robust type of products among our press products. Our multicolor large format presses incorporate our advanced technologies, making them highly automated and efficient, and help reduce potential human errors. Our multicolor large format presses require relatively large investments compared to our other press products, and are suitable for end-user customers with high-quality multicolor printing needs, such as posters, large packages, and banners. Our multicolor large format presses are also able to print at faster speeds compared to our other press products, making them ideal for time sensitive printing needs.

Post-press Printing Equipment

In the post-press stage of the offset printing process, printed materials undergo various processes, including cutting, folding, binding and collating to produce the final printed product. We currently do not commercially manufacture or sell any post-press printing equipment. However, we plan to commercially manufacture and sell the following products under this product category:

•
Cold-set Corrugated Printing Press. Corrugated printing presses make corrugated cardboard boxes. They combine the functions of printing, corrugating, folding and shaping cardboard boxes into one machine. Currently, many corrugated printing presses use hot-set glue technology, which we believe can result in lower quality and/or damaged products, and also generally requires higher equipment and operating costs. We plan to introduce a cold-set corrugated printing press that utilizes cold-set gluing technology, which we believe can generate better quality products, is more efficient and provide greater energy savings. We intend to build a cold-set corrugated printing press factory at Langfang Duoyuan, and have conducted related land clearing and site preparation services. We are also designing workshops and production lines and procuring equipment for this cold-set corrugated printing press factory. We plan to commercially manufacture and sell cold-set corrugated printing presses by the end of 2010.

•
Automatic Booklet Maker. Automatic booklet makers assemble individual sheets of paper into booklets. Stacks of paper are either manually fed or automatically transported via collators into the automatic booklet makers, where they are then jogged, stapled, and/or folded into separate document sets. Trimmers cut away any undesired margins for a clean and crisp presentation. We have produced prototypes of our automatic booklet makers, which we believe are more efficient compared to similar products currently in the market. We plan to begin commercial production and sale of this product in 2011.

•
Automatic Paper Cutter. Automatic paper cutters are generally designed for high volume industrial use as they cut hundreds of sheets of paper at a time on a continuous basis. We have produced prototypes of our automatic paper cutters, which we believe are more efficient and precise compared to similar products currently in the market. We plan to begin commercial production and sale of this product in 2011.

Financial Information about Products & Geographic Areas

The following table summarizes the percentage of revenue generated by each of our product category:

	Year Ended June 30,			Six Months Ended December 31,
	2006	2007	2008	2007	2008
Pre-press
CTP System	5.3%	5.6%	3.6%	3.7%	2.9%

Press
Single Color Small Format Presses	18.1%	8.9%	4.8%	4.8%	4.0%

Single Color Large Format Presses	17.9%	14.3%	11.9%	12.4%	10.8%

Multicolor Small Format Presses	19.5%	25.6%	29.4%	26.2%	30.9%

Multicolor Large Format Presses	39.4%	46.7%	52.0%	54.9%	52.5%

Adjustments	(0.2%)	(1.1%)	(1.7%)	(2.0%)	(1.1%)

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue from our single color (small and large format) presses have been consistently declining as a percentage of our revenue while revenue from our multicolor (small and large format) presses, in particular our multicolor large format presses, have been increasing as a percentage of our revenue. This is due to the growing market demand for multicolor (small and large format) presses. End-user customers in China are increasingly demanding sophisticated offset printing equipment, such as our multicolor (small and large format) presses, to produce high quality printing materials more efficiently. However, single color (small and large format) presses are still in demand for those end-user customers who are price sensitive, new to the printing business, or looking to replace or upgrade their existing single color printing equipment.

We generate all of our revenue from sales to distributors in China, with Middle China being the single largest market, representing 22.1% of our revenue for the six months ended December 31, 2008.

	Year Ended June 30,			Six Months Ended December 31,
	2006	2007	2008	2007	2008
Regional Markets(1)
North China	12.4%	13.0%	8.1%	9.0%	6.7%

South China	20.7%	18.6%	26.9%	29.8%	20.7%

Middle China	20.0%	22.0%	19.2%	15.5%	22.1%

East China	11.2%	14.2%	15.0%	15.8%	18.1%

Northeast China	6.4%	7.4%	8.0%	7.2%	8.8%

Northwest China	13.8%	14.2%	8.6%	7.3%	12.9%

Southwest China	15.5%	10.6%	14.2%	15.4%	10.7%

Total	100.0%	100.0%	100.0%	100.0%	100.0%
_________________
(1)	For a map of the regional markets where our distributors are located, see “—Distribution and Marketing—Distribution.”
(2)
Our products are sold to distributors in China. According to our distributors, they have sold our products to certain end-user customers in Saudi Arabia, Ghana, Tunisia, South Africa, India, Pakistan, Vietnam, and Brazil in the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008. Our distributors reported that the percentage of revenue generated by sales to end-user customers outside of China was less than 2% for these periods.

Manufacturing and Assembly

Our manufacturing and assembly operations involve the (1) coordination of raw materials and components procured from third party Chinese suppliers, (2) internal production processes and (3) external distribution processes. We manufacture, assemble and test our products at our two manufacturing facilities located at Langfang and Hunan, China. Our Langfang Duoyuan facility is located at the Langfang Economic-Technological Development Zone, Langfang, Hebei Province, China. Our Hunan Duoyuan facility is located at No. 362 Baoqing Xi Road, Shaoyang, Hunan Province, China. Langfang Duoyuan primarily manufactures our CTP system, single color small format presses and multicolor small format presses. Hunan Duoyuan primarily manufactures our single color large format presses and multicolor large format presses. Both of our facilities at Langfang Duoyuan and Hunan Duoyuan have advanced and high-precision processing machines, tools and measuring devices.

We produce both standardized and customized products, emphasizing precision and quality in our production and assembly. Single color small format presses and multicolor small format presses are relatively standard in design, so we hold an optimum inventory of these presses. We also maintain a small inventory of large format presses to better meet the needs of our distributors and end-user customers. Most of our single color large format presses and multicolor large format presses, however, are built upon order, with subsystems or features that can be added later if desired. Our flexible production methods, which utilize standard models and product designs, enable us to meet changing market demands while controlling production costs. We have implemented a rigid quality control system for our products, and have complied with the ISO 9001 Quality Assurance System Standards since September 1996, and with the ISO 14001 Environmental Management System Standards since March 1999.

We produce a substantial majority of our key components in-house at Hunan Duoyuan. In-house production of our key components better ensures the quality of our products, protects our intellectual property rights, reduces production costs and limits our exposure to supplier-related risks. Because we produce a substantial majority of our key components in-house, we believe we currently have a relatively low cost base compared to other printing equipment manufacturers, especially when compared to international printing equipment manufacturers. We purchase all other raw materials and components from Chinese suppliers, some of whom produce particular components based on our specific demands and designs.

Our Langfang Duoyuan facility has workshops covering several production processes, including raw material inspection, mechanical processing of components, and assembly of components into finished products. Our Langfang Duoyuan facility is ISO 9001 and ISO 14001 certified.

Our Hunan Duoyuan facility has been producing offset printing equipment since 1969. The facility has an integrated manufacturing process featuring 13 workshops covering several production processes, including model casting, heat treatment, raw finishing, refined finishing and mechanical processing of components and assembly of components into finished products. Since steel is one of our key raw materials, our Hunan Duoyuan facility has its own foundry plant on site to process the steel and certain components necessary to produce our press products. Our Hunan Duoyuan facility is ISO 9001 certified.

We intend to build a cold-set corrugated printing press factory at Langfang Duoyuan and have conducted related land clearing and site preparation services. We are also designing workshops and production lines and procuring equipment for this cold-set corrugated printing press factory. We plan to commercially manufacture and sell cold-set corrugated printing presses by the end of 2010.

Distribution and Marketing

Distribution Network

We sell our products through distributors. Our nationwide distribution network in China consisted of over 80 distributors located in over 60 cities and 28 provinces in China as of December 31, 2008. Our nationwide distribution network, which we believe to be one of the largest among Chinese offset printing equipment suppliers, enable us to be more responsive to local market demands than many of our competitors. We also have 16 local representative offices in 16 Chinese provinces. Our local representatives at these offices contact potential key local end-user customers and then refer them to our distributors when the end-user customers are ready to purchase our products.

A distributor may distribute various models of our products within one or both of our product categories. Distributors of our single color (small and large format) presses, typically sell exclusively for us. Some distributors of our multicolor (small and large format) presses also sell similar products made by other manufacturers.

We generally have a diverse group of end-user customers throughout China for each of our current pre-press and press products, and our sales are not concentrated to or depended on one or a few major distributors. We have made a conscious effort to prevent a single distributor from covering too large a distribution territory to ensure that no particular distributor monopolizes the sales of our products in any one region. We believe our end-user customer and distributor diversity reduces our exposure to potential market risks. For the six months ended December 31, 2008, no single distributor accounted for more than 6% of our sales revenue, and our top five distributors accounted for approximately 12% of our revenue for the same period. Our distributors have informed us that there are no significant changes in the composition of our end-user customer base from year to year.

We select distributors based on their prior sales performance. We also make selections based on factors such as sales experience, knowledge of offset printing equipment, contacts in the offset printing equipment industry, reputation and market coverage. We regularly evaluate the performance of our distributors and terminate distributors who fail to meet their sales targets at the end of their agreement term. We believe this helps us maximize our penetration of target markets and our sales opportunities. Members of our service staff call our distributors frequently and members of our senior management visit our distributors every other month to assist with business strategies and strengthen our relationship with our distributors.

We believe we have a relatively established and stable distribution network. Approximately 89% of our distributors have been working with us for over two years, and approximately 75% of them have been working with us for over five years. Our distribution network provides us with established access to end-user customers throughout China, enables us to be responsive to local market demand, allows us to effectively diversify our end-user customer base and facilitates our efforts to improve our market penetration.

As indicated in the map above, our distributors are widely dispersed throughout each major region of China. As of December 31, 2008, we had 12 distributors in North China, 16 distributors in South China, 16 distributors in Middle China, 12 distributors in East China, 5 distributors in Northeast China, 12 distributors in Northwest China and 11 distributors in Southwest China. We currently do not have distributors outside of China, but we plan to establish an international distribution network in parts of Africa, the Middle East and Asia. According to our distributors, sales to end-user customers outside of China accounted for less than 2% of our revenue for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008. These sales were accomplished through our Chinese distributors, with the support of our sales and marketing team.

Our distributors are engaged and compensated on a competitive basis based on their sales performance. We enter into annual distribution agreements with distributors specifying the terms of sales targets for any given year. For distributors who meet or exceed their sales targets, we provide incentives in the form of sales rebates. For distributors who distribute our multicolor (small and large format) presses, we also extend preferred credit terms. Based on a distributor’s performance, we may extend credit of up to three times the monthly average sales we realized from that distributor during the previous year. We do not extend credit to distributors that have distributed our products for less than six months. Although distributors may have a variety of payment arrangements with the end-user customers, we do not factor these arrangements into our consideration when deciding their preferred credit terms or installment payment schedules. We assess distributors’ credit worthiness on an individual basis depending on (1) their sales performances, (2) their payment and credit histories, (3) the duration and extent of their dealings with us, (4) their market position and reputation in the offset printing equipment sector and (5) their sales and marketing abilities. We also lend products to high-performing distributors for display and demonstration purposes, for up to three months.

Marketing

We support our distributors’ sales efforts through coordinated marketing efforts. We advertise our products in industry trade journals and magazines. We provide several types of product brochures and materials to our distributors as well as potential and existing end-user customers in an effort to familiarize them with our products’ features and capabilities. In addition, we attend and participate in industry trade shows and exhibitions, which we believe is the most important venue to promote our products and corporate image and to showcase our new product offerings. We also regularly host seminars and training programs on the latest developments in offset printing equipment technologies for potential and existing distributors, as well as potential and existing end-user customers. During these seminars and training programs, we demonstrate our latest products to the attendees to promote purchases from them.

Suppliers and Raw Materials

The key raw materials and components used to manufacture our products are steel, iron and electronic components. We produce a substantial majority of our key components in-house at our Hunan Duoyuan facility. We purchase all other raw materials and components from Chinese suppliers through non-exclusive purchase orders and supply contracts. The purchase order or supply contract specifies the price for the raw material or component and design-related specifications, if any. Although we allow for adjustments in the price for certain raw materials such as steel and iron under extraordinary circumstances, the prices for our raw materials are generally fixed for the effective term of the supply contracts. Our supply contracts are generally renewable on an annual basis. We maintain multiple supply sources for each of our key raw materials and other standard off-the shelf parts so as to minimize any potential disruption of our operations and maintain supply stability. We purchase certain specialized components, such as springs, from a single supplier. Some of our suppliers produce components for us based on our specified designs, and we do not believe we would have difficulty replacing these suppliers should any of them become unavailable.

For the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008, purchases from our largest supplier accounted for 13.3%, 9.5%, 8.8% and 13.0%, respectively, of our total purchases of raw materials and components. For the same periods, our ten largest suppliers combined accounted for 59.0%, 54.6%, 55.7% and 58.2%, respectively, of our total purchases of raw materials and components. See “Risk Factors—Risks Related to Our Business—If we cannot obtain sufficient raw materials and components that meet our production demand and standards at a reasonable cost, or at all, our business may be materially and adversely affected.”

Technology

We believe our technical innovation and precision engineering enable us to offer a broad range of high-quality and durable offset printing equipment. We utilize and incorporate advanced technologies to our products, which enhance automation for processes such as sheet-feeding, image transfer, ink dispensing and overall centralized control. These technological advancements increase print quality, reduce operator workload and make our products more competitive. The following chart briefly describes the principal technologies we use and their functionalities:

Technology	Functionality

Sheet-feeding system	Automatically measures and adjusts sheet placement and feeding

Sheet-guiding technology	Reduces paper jams and ensures sheet transfer

Centralized monitoring and automatic regulation	Automatically monitors and regulates timing of sheet feeding

Centralized subsystems	Regulate and control sub-systems, such as sheet-feeding, front and side layout, and reduces preparation time

Cam-controlled hem front design	Increases printing speed and improves accuracy of sheet transfer

Multiple front lay guides	Increase printing efficiency

Front lay and transfer gripping sheet control with localization technology	Improves operating stability and print speed

Photoelectric detecting and auto lock-up	Automatically detect printing errors

Double-diameter impression cylinders	Produce higher quality print work while handling thicker sheets

Anti-triangle 7 o’clock cylinder alignment	Assures consistent ink application and prevents dot deformation

Data memory	Stores data on memory chip for repetitive print jobs

Semiautomatic plate-changing	Reduces preparation time and increases efficiency during manual transfer of printing plates

Pneumatic engagement and disengagement unit	Improves print adjustment accuracy

Continuous alcohol	Improves color application quality and automatically adjusts press speed

CPC technology	Controls ink dispensation quantity and color hue adjustment

CTP System

We have also developed advanced technologies for our CTP system, which allow our end-user customers to efficiently customize printing plates according to their needs. These technologies include (1) open data interface technology allowing for customized workflow control systems, (2) multiple printing plate compatibility technology and (3) data storage technology. The following table provides a brief description of these technologies and their functionality in our CTP system:

CTP Technology	Functionality

Variable laser modulation	Increases printing plate transfer speed and efficiency

Intelligent data center	Enables files transfer to CTP system through a network

Open data interface	Customizes workflow control and monitoring

User-friendly interface	Ensures simple and safe operation

Plate compatibility	Enables use of different types of printing plates

Recognition for our Products

We have received over 20 technology awards, recognitions of achievement or endorsements from the Chinese government, various industry associations and consumer interest associations for our technological achievement as well as quality and reliability of our products. In addition, our offset printing equipment has been endorsed by the China Consumer Protection Fund as reliable products. We did not and do not have any affiliation with these associations. These associations did not receive any compensation from us for these awards, recognitions of achievement or endorsements.

Intellectual Property

Our copyrights, trademarks, trade secrets and other intellectual property rights are critical to our business. We rely on trademark and copyright laws, trade secret protection, non-competition and confidentiality and/or licensing agreements with our executive officers, distributors, research and development personnel and others to protect our intellectual property rights. Other than as described herein, we do not possess any licenses to use third party’s intellectual property rights nor do we license to third parties any intellectual property rights we own.

We have the following eight patents registered with the China Patent Bureau: (1) a vacuum chamber paper sheet lifting and advancing device, expiring on May 22, 2013, (2) a single-fiber field pattern used in multicolor press imaging system, expiring on May 22, 2013, (3) a print appearance design, expiring on January 31, 2015, (4) an automatic printing oil cleaning device for presses, expiring on September 25, 2010, (5) an automatic pressure detection device for presses, expiring on October 18, 2017, (6) a paper discoloration prevention device for presses, expiring on October 18, 2017, (7) an automatic water roll cleaning device for presses, expiring on October 18, 2017, and (8) an automatic plate change mechanism for presses, expiring on October 18, 2017.

The protection afforded to our intellectual property rights may be inadequate. It may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. See “Risk Factors—Risks Related to Our Business—Failure to protect our proprietary technologies or maintain the right to certain technologies may materially and adversely affect our ability to compete.”

We may also be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. In 1999, we implemented and continue to follow a procedure under which our product development teams are required to conduct a patent search of Chinese patents at the beginning of the product development process for each product. Typically, our research and development team conducts this search with guidance and oversight from our in-house patent team. A product development project is approved only if the result of the patent search indicates that development of the proposed product will not infringe on any third party intellectual property rights. We believe that our risk of infringing third party intellectual property rights can be effectively reduced by our adherence to these procedures. To date, we have neither been sued on the basis of alleged infringement of third party intellectual property rights nor have we received any notification from third parties alleging infringement of their intellectual property rights. However, due to the complex nature of offset printing technology patents and the uncertainty of construing the scope of these patents, as well as the limitations inherent in our patent searches, the risk of infringing on third party intellectual property rights cannot be fully eliminated. See “Risk Factors—Risks Related to Doing Business in China—We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties.”

Research & Development

Research & Development Team

We believe quality product design is an important factor in maintaining our competitiveness in the offset printing equipment market. As of December 31, 2008, our research and development team included 136 researchers, engineers and technicians working at our research and development and technical support center at Langfang Duoyuan and 66 technicians working at our Hunan Duoyuan technical support center. The research and development team at Langfang Duoyuan focuses on designing and building prototypes for new products, as well as improving the functionality of existing products, with particular focus on our pre-press and small format press products. The technical support team at Hunan Duoyuan focuses on testing prototypes and improving production efficiency, with particular focus on our large format press products. Since Hunan Duoyuan is also our in-house production base for certain key components used in our products, the technicians at Hunan Duoyuan also engage in development and improvement of steel foundry casting techniques and mechanical processing techniques. Our research and development efforts have led to eight patents in China, covering a wide range of offset printing equipment.

The quality of our product design is based on a strong research and development team staffed with experienced researchers, engineers and technicians. The expertise of our research and development team covers a broad range of disciplines, including printing, image processing, mechanical engineering, automation and computer sciences. We believe we have a strong and balanced research and development team and are not dependent on a small number of key researchers. Almost all of the members of our research and development team have obtained at least a bachelor’s degree and the majority of the members of our research and development team have been with us for over five years.

In addition to improving our existing product offerings, our research and development efforts also focus on the development of new products, as well as the development of new production methodologies to improve our manufacturing processes. We follow advanced project selection procedures prior to the development of new products, including the use of detailed market and technological analyses.

Our research and development team utilizes advanced design and test tools such as three-dimensional design software and digital simulation platforms, to test our product designs. We can design specific offset printing equipment components using three dimensional design software and export the designs directly onto the simulation platform before testing them in real world settings. All new products are subject to rigorous testing prior to commencement of commercial production, and prototypes are often delivered to end-user customers for their trial use. We begin manufacturing new products only after the prototypes from trial production pass our internal quality inspection and achieve favorable end-user customer satisfaction. This integrated approach allows us to identify potential difficulties in commercializing a product, and make appropriate adjustments to develop cost efficient manufacturing processes prior to mass production.

We recognize the importance of customer satisfaction with our newly developed products and continue to seek feedback from our end-user customers even after the formal launch of a product. Feedback from our major end-user customers, collected by our sales and service professionals, are categorized and prioritized, then forwarded to our research and development team to evaluate for research potential. We believe this process keeps us in touch with our end-user customers’ needs and improves our design efficiency, consistency and accuracy.

End-User Customers

Our end-user customers are diverse, operating in different industries, including publishing, commercial printing and packaging. Sales to end-user customers in China accounted for more than 98% of our revenue for the years ended June 30, 2006, 2007, 2008 and the six months ended December 31, 2008. According to our distributors, sales to end-user customers outside of China accounted for less than 2% of our revenue for the same periods. These sales were accomplished through our Chinese distributors, with the support of our sales and marketing team. Our distributors have informed us that we have not had a significant change in the composition of our end-user customer base from year to year.

We offer a range of products to our end-user customers, who have varying printing needs and purchasing budgets. Our ability to offer a wide range of solutions, in terms of pricing and technological sophistication, is one of our competitive advantages. The following table describes our solution package offerings:

Solutions	End-User Customer Printing Needs	Featured Products

Economy(1)	Transitional printing needs to upgrade to offset printing from type-set printing	Plate developer and single color small format presses

Standard(2)	General commercial printing needs	CTP system and single color small format presses

Premium(2)	High-quality printing needs involving thick paper	CTP system, single color small format presses and multicolor small format presses

Note Printing(3)	Commercial note printing needs involving extra-thin paper	CTP system and single color small format presses

Multicolor(2)	High-quality multicolor printing needs	CTP system and multicolor (small and large format) presses

Advanced(2)	High quality and time-sensitive multicolor printing needs	CTP system and multicolor (small and large format) presses

Packaging(1)	Package printing needs	Single color (small and large format) presses and multicolor (small and large format) presses
______________________________
(1)	We plan to include our automatic paper cutter in this solution package when we introduce this product into the market in 2011.
(2)
We also offer a complimentary plate developer to our CTP system in this solution package. We plan to include our automatic booklet maker and automatic paper cutter in this solution package when we introduce these two products into the market in 2011.

(3)
We also offer a complimentary plate developer to our CTP system in this solution package. We plan to include our automatic paper cutter in this solution package when we introduce this product into the market in 2011.

End-User Customer Service and Support

Together with our distributors, we offer sales and post-sales services to our end-user customers. Our distributors handle common post-sales issues for our end-user customers, and we assist our end-user customers with more sophisticated and complex issues. Our service team includes personnel from our sales, service and research and development departments to ensure timely installation and operation of our products at the end-user customers’ sites.

Our local representatives consult with our end-user customers and distributors to customize a best-fit printing solution based on the end-user customers’ individual printing needs, as well as such end-user customers’ budget considerations. After product delivery, our distributors are responsible for installation and configuration. After our products are installed and operating at the end-user customer’s site, our service team provides training and technical support to our distributors to ensure satisfactory test runs of our products. For those who purchase our single color large format presses and multicolor large format presses, we may keep service staff at our distributor sites for up to two weeks to assist with meeting end-user customers’ needs and to provide in-depth training to our distributors. We provide this service team staffing upon distributor’s request.

To generate good relationships with our end-user customers, we provide certain services to them during the one year warranty period. During the warranty period, we provide training, technical support, warranty and repair services for complex technical issues. Our local representative offices make good efforts to distribute replacement components to distributors and/or end-user customers within 24 hours of such request. We also provide regular overhaul and upgrade services during the warranty period. Our service team also solicits end-user customer feedback and forwards the feedback to our research and development team to evaluate for product research potential. We believe this integral part of our post-sales service helps us determine market needs and changing end-user customer demands.

As of December 31, 2008, we had more than 200 marketing, sales and service professionals providing customer service and support in over 60 cities and 28 provinces in China. Of these employees, 24 were maintenance technicians.

Competition

We operate in a competitive industry characterized by demanding technological requirements and evolving industry standards. We compete primarily on the basis of our brand recognition and industry reputation, comprehensive product offerings, quality and performance of our products, established distribution network, research and development capacities and competitive cost advantage. As a result of generally lower operating, labor and raw material costs in China, we are able to charge lower prices compared to our international competitors while maintaining comparable product quality. Our efforts to produce a substantial majority of our key components in-house allow us to lower our raw materials and component costs, reduce our dependency on key suppliers and improve our workflow and quality control.

Small Format Press Producers

We believe there are three tiers of products in China’s single color small format and multicolor small format press sector, namely top tier, middle tier and bottom tier. Top tier products generally feature (1) advanced structural or mechanical designs, (2) advanced automation, (3) higher efficiency and (4) high print quality. We believe top tier small format press manufacturers focus on developing strong internal research and development capacities. We believe that as the market demand for advanced offset printing equipment increases, the market share occupied by top tier Chinese manufacturers will also increase. In addition to us, other top tier Chinese manufacturers in the small format press sector include Yingkou Gronhi Offset Printing Machinery Co., Ltd., Yingkou Saxin Printing Machine Co., Ltd, Liaoning Dazu Guanhua Printing Equipment Co. Ltd., Weifang Huaguang Precision Printing Machinery Co., Ltd., Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd. and Shandong Weihai Printing Machinery Co., Ltd.

Among our international competitors in the small format press sector, we believe Heidelberger Druckmaschinen AG is one of the few German producers, with Japanese producers supplying most of the single color small format presses and multicolor small format presses in the international market. The major Japanese small format press producers include Hamada Printing Press Co., Ltd. and Ryobi, Ltd.

Large Format Press Producers

There are a few Chinese companies producing single color large format presses and many of these companies are not capable of producing multicolor large format presses. Major Chinese producers in the large format press sector include Beiren Printing Machinery Holdings Limited, Shanghai Electric Group Printing & Packaging Machinery Co., Ltd. and Jiangxi Zhongjing Group Co., Ltd.

Our competitors in the large format press sector are mainly international companies that include German and Japanese producers. The major international producers include Heidelberger Druckmaschinen AG, Man Roland Druckmaschinen AG, Koenig & Bauer Group (KBA), Mitsubishi Heavy Industries, Ltd. and Komori Corporation. Other important international manufacturers include Shinohara Machinery Co. Ltd., Sakurai Graphic Systems Corp and Ryobi Ltd., as well as Adast a.s., the largest Eastern European manufacturer.

These international producers possess stronger research and development capabilities and enjoy established recognition in the global market. Their products are more user friendly to serve the sophisticated needs of high-end customers. We believe, however, that their products are typically priced higher than our products.

Environmental Regulations

Our manufacturing processes may generate noise and other industrial waste. We are subject to a variety of Chinese national and local environmental laws and regulations related to our operations, including regulations governing the storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing processes. The major environmental regulations applicable to us include the Environmental Protection Law, the Prevention and Control of Air Pollution Law and related Implementation Rules, the Prevention and Control of Solid Waste Pollution Law and the Prevention and Control of Noise Pollution Law.

As of December 31, 2008, we were not a party to any legal proceedings involving PRC environmental laws and regulations.

Employees

As of December 31, 2008, we had 1,317 employees, with 266 employees at Duoyuan China, 356 employees at Langfang Duoyuan and 695 employees at Hunan Duoyuan. The table below sets forth the aggregate number of employees in our three Chinese subsidiaries categorized by function and the percentage of each category of our total employees as of December 31, 2008:

Functions	Employees	Percentage
Management	159	12.1%
Sales and Marketing	212	16.1%
Production	744	56.5%
Research and Development	202	15.3%
Total number of employees	1,317	100.0%

We believe we have good relationships with our employees, and we have not experienced any significant labor disputes. The labor union of Duoyuan China maintains a cooperative relationship with us. We are not a party to any collective bargaining agreement and our employees are not represented by any collective bargaining agreement. All our employees are based in China and are full-time. Most of our employees have executed employment agreements governed by PRC law. These employment agreements are for one year terms and may be renewed upon notice from the employee and with our consent. We adopted a new form of employment contract pursuant to the PRC Labor Contract Law, which became effective on January 1, 2008, after the current employment contracts expired. After ten years of employment, an employee may enter into an employment agreement with us for an indefinite period of time. We may terminate employees for cause, without notice or severance. If we terminate employment due to economic downturn or performance related reasons, we are obligated to give 30 days advance notice or pay one month’s salary as severance in lieu of notice. In addition, we may pay additional severance in the amount of one month’s salary for each year that an employee has served with us, capped at a maximum of 12 months’ salary as severance. An employee may resign without good reason upon one month’s notice, or resign for good reason without notice.

As required by PRC regulations, we participate in various employee benefit plans implemented by municipal and provincial governments, including pension, work-related injury insurance, medical insurance, unemployment insurance and housing funds. We make contribution to these employee benefit plans at specified percentages of the salaries, bonuses, and certain allowances we pay to our employees, capped at maximum amounts determined by the local government from time to time.

We may incur additional labor costs due to the implementation of the PRC Labor Contract Law that became effective on January 1, 2008. For details, see “Risk Factors—Risks Related to Doing Business in China—The new provisions of the PRC Employment Contract Law may substantially increase our labor-related costs in the future.”

Properties

Duoyuan China leases 3,080 square meters of space, located at No. 3 Jinyuan Road, Daxing Industrial Development Zone, Beijing, China, or No. 3 Jinyuan, from Duoyuan Information Terminal Manufacture (Langfang) Co., Ltd., or Duoyuan Information, a company owned by Wenhua Guo, the chairman of our board of directors and chief executive officer. The property is used as an office building. Duoyuan China originally leased the property at No.3 Jinyuan from Duoyuan Clean Water Technology Industries (China) Co., Ltd., or Duoyuan Water, a company owned by Mr. Guo. The initial lease had a five-year term from January 1, 2003 to December 31, 2007 and was extended for one year. As a result of the property transfer between Duoyuan Water and Duoyuan Information, in which Duoyuan Information became the new owner of No. 3 Jinyuan, the initial lease with Duoyuan Water was terminated. We entered into a new lease with Duoyuan Information for a period from July 1, 2008 to December 31, 2009, with annual rent payment of $0.2 million.

Langfang Duoyuan was granted land use rights from the Chinese government for 133,333 square meters of land located to the east of Jinzhiguang Electronic Company, Langfang Economic-Technological Development Area, Langfang, Hebei Province, China. The land use rights have a 50-year term and will expire on September 29, 2052. In addition to the land use rights, Langfang Duoyuan also has ownership of 9,333 square meters of office building and 21,593 square meters of production facilities located at this site. Langfang Duoyuan currently does not have an outstanding mortgage or pledge on the properties located at this site.

Hunan Duoyuan was granted land use rights from the Chinese government for 229,281 square meters of land for industrial use located at No. 362 Baoqing Xi Road Shaoyang, Hunan Province, China. The land use rights have a 50-year term and will expire on May 19, 2054. In addition to the land use rights, Hunan Duoyuan also has ownership of 68,068 square meters of office building and production facilities located at this site. All of Hunan Duoyuan’s land and buildings have been mortgaged under a Maximum Amount Mortgage Contract (which will expire in July 2010) to China Agricultural Bank as security interests of Duoyuan China’s debt obligations.

We believe our properties and facilities have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

We intend to build a cold-set corrugated printing press factory at Langfang Duoyuan, and have conducted related land clearing and site preparation services. We are also designing workshops and production lines and procuring equipment for this cold-set corrugated printing press factory at Langfang Duoyuan. We plan to commercially manufacture and sell cold-set corrugated printing presses by the end of 2010.

Legal Proceedings

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to our respective businesses. There are no proceedings pending in which any of our officers, directors, promoters or control persons is adverse to us or any of our subsidiaries or in which any of these persons is taking a position or has a material interest that is adverse to us. There are no proceedings pending in which any of our officers, directors, promoters or control persons is adverse to us.

We are not a party to any administrative or judicial proceeding arising under U.S. federal, state or local environmental laws or their Chinese counterparts.

REGULATIONS

This section summarizes the most significant regulations or requirements that affect our business activities in China. Certain of these regulations and requirements, such as those relating to tax, foreign currency exchange, dividend distribution, regulation of foreign exchange in certain onshore and offshore transactions and regulations of overseas listings, may affect our shareholders’ rights to receive dividends and other distributions from us.

Our business is the design, manufacturing, and sales of offset printing equipment. Pursuant to PRC laws and regulation, our business is in one of the industries the Chinese government encourages or permits foreign investment in.

Environmental Regulations

On December 26, 1989, the Standing Committee of the National People’s Congress issued the Environment Protection Law, setting forth the legal framework for environment protection in China. The Environmental Protection Law requires the State Administration of Environmental Protection, or SAEP, to implement uniform supervision and administration of environmental protection standards nationwide and to establish national waste discharge standards. Local environmental protection bureaus are responsible for environmental protection in their jurisdictions and may set stricter local standards which are required to be registered at the SAEP. Companies are required to comply with the stricter of the two standards. Enterprises producing environmental contamination and other public hazards must incorporate the relevant environmental protection standards into their planning and establish environmental protection systems. These companies must also adopt effective measures to prevent environmental contamination and hazardous emissions, such as waste gas, waste water, deposits, dusts, pungent gases and radioactive matters as well as noise, vibration and magnetic radiation. Companies discharging contaminated wastes in excess of the discharge standards prescribed by SAEP must pay non-standard discharge fees in accordance with national regulations and be responsible for the applicable remediation. Government authorities may impose different penalties against persons or companies in violation of the environmental protection laws and regulations depending on individual circumstances. Such penalties may include warnings, fines, imposition of deadlines for remediation, orders to cease certain operations, orders to reinstall contamination prevention and remediation facilities that have been removed or left unused, imposition of administrative actions against the responsible persons or orders to close down the company. Where the violation is deemed serious, responsible persons may be required to pay damages, and may be subject to criminal liability.

Our manufacturing processes may generate noise and other industrial wastes. Our operations are subject to a variety of PRC national and local environmental laws and regulations, including regulations regarding the storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing processes. The major environmental regulations applicable to us include the Environmental Protection Law, the Prevention and Control of Air Pollution Law and related Implementation Rules, the Prevention and Control of Solid Waste Pollution Law and the Prevention and Control of Noise Pollution Law.

Restriction on Foreign Businesses

The principal regulation governing foreign ownership of offset printing equipment manufacturing businesses in China is the Foreign Investment Industrial Guidance Catalogue issued by the Ministry of Commerce and the National Development and Reform Commission and became effective on December 1, 2007. Pursuant to the Foreign Investment Industrial Guidance Catalogue and related regulations, our business is in one of the industries the Chinese government is encouraging or permitting foreign investments in. Foreign investment in offset printing equipment manufacturing business in China is subject to approval from the Ministry of Commerce and/or its local authorized counterpart, depending on the scale of the business and total amount of foreign investment. The establishment of Duoyuan China, was approved by the relevant Bureau of Commerce. Duoyuan China has obtained the necessary foreign-invested enterprise approval certificate. Our acquisition of Duoyuan China through the Equity Transfer was also approved by the relevant government authority and we have renewed and registered the relevant approval certificate accordingly. FIEs’ reinvestments in an industry that is currently encouraged or permitted by the PRC government in accordance with the Foreign Investment Industrial Guidance Catalogue does not require the approval from the Ministry of Commerce or its local authorized counterparts. Such FIE reinvestment is, however, subject to the application to and registration with the relevant local administration for commerce and industry. In addition, the FIE should file with the original examination and approval authority within 30 days from the date that the invested enterprise is established. The establishment of our Chinese subsidiaries, Langfang Duoyuan and Hunan Duoyuan, has been registered with the competent administration for commerce and industry and Duoyuan China has filed with its original examination and approval authority.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign currency exchange

The principal regulations governing foreign currency exchange in China are the Foreign Currency Administration Regulations (1996), as amended. Under these regulations, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. However, conversion of the Renminbi for capital account items, such as direct investment, loans, repatriation of investment and investment in securities outside China, is subject to the SAFE’s approval.

The dividends paid by a subsidiary to its shareholders are deemed income of the shareholders and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), Chinese companies with foreign investment may purchase or remit foreign exchange, subject to a cap approved by the SAFE, for settlement of current account transactions without the approval of the SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the SAFE and other relevant Chinese governmental authorities.

Dividend distribution

The principal regulations governing distribution of dividends of foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001). Under these regulations, Chinese companies with foreign investment may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Chinese companies with foreign investment are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the company’s registered capital. These reserves are not distributable as cash dividends. Our Chinese subsidiary, Duoyuan China, Chinese companies with foreign investment, is restricted from distributing dividends to us until it has met these requirements. The principal regulation governing the distribution of dividends of Langfang Duoyuan and Hunan Duoyuan is PRC Company Law (2005). According to the PRC Company Law, when a company distributes its after-tax profits of the current year, it shall reserve 10% of the profits as its statutory common reserve. Such reservation of funds may cease if the aggregate balance of the common reserve reaches 50% and more of the company’s registered capital. If the aggregate balance of the company’s statutory common reserve is insufficient to make up for the company’s losses from the previous year, then the current year’s profits shall first be used for making up the losses before the profit can be reserved for the statutory common reserve. After the losses have been made up and common reserves have been reserved, the remaining profits may be distributed to shareholders.

According to the new PRC Enterprise Income Tax Law and the implementation rules on PRC Enterprise Income Tax Law (2008), if a foreign legal person with no office or premises in the PRC is not deemed to be a resident enterprise for Chinese tax purposes, dividends paid to this foreign legal person from business operations in China will be subject to a withholding tax at the rate of 10% unless it is entitled to reduction or elimination of such tax, such as in accordance with relevant tax treaties. To the best of our knowledge, the tax treaty between the PRC and the U.S. prescribes no such elimination or reduction.

Under PRC Enterprise Income Tax Law and its implementation rules, if a company incorporated outside China has its “de facto management organization” located within China, the company would be classified as a resident enterprise and thus would be subject to an enterprise income tax rate of 25% on all of its income on a worldwide basis, with the possible exclusion of dividends received directly from another Chinese tax resident.

SAFE regulations on overseas investment of Chinese residents and employee stock options

The SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies in October 2005, which became effective in November 2005, and an implementing rule in May 2007, or collectively the SAFE Rules. According to the SAFE Rules, Chinese residents, including both legal persons and natural persons, who reside in China, are required to register with the SAFE or its local branch before they establish or gain control over any company outside China, which the SAFE Rules refers to as an “offshore special purpose company,” for the purpose of financing that offshore company with their ownership interests in the assets of or their interests in any Chinese enterprise. In addition, a Chinese resident that is a shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with the injection of equity interests or assets of a Chinese enterprise in the offshore company or overseas fund raised by the offshore company, or any other material changes in the capital of the offshore company, including any increase or decrease of capital, transfer or exchange of shares, merger, division, long-term equity or debt investment or creation of any security interests. The registration and filing procedures under the SAFE Rules are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore special purpose company, such as inbound investments or shareholder loans, or capital outflow to the offshore special purpose company, such as the payment of profits, dividend distributions, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction. The SAFE regulations retroactively required registration by March 31, 2006 of direct or indirect investments previously made by Chinese residents in offshore special purpose companies. If a Chinese shareholder with a direct or indirect stake in an offshore special purpose company fails to comply with the required SAFE registration, the Chinese subsidiaries of such offshore special purpose company may be prohibited from making (1) profit distributions or (2) proceed payments from any reduction in capital, share transfer or liquidation of the Chinese subsidiary to the offshore special purpose company. In addition, failure to comply with the various SAFE registrations could result in liability under Chinese law for violating the relevant foreign exchange rules.

Our majority shareholder is Duoyuan Investment, which is wholly owned by Wenhua Guo, our chairman and chief executive officer, who is a Chinese resident as defined in the SAFE Rules. Mr. Guo is applying for registration with the relevant branch of SAFE, as currently required, in connection with his equity interests in us and our acquisitions of equity interests in our Chinese subsidiaries. We attempt to comply and attempt to ensure that Mr. Guo, who is subject to Notice No. 75 and other related rules, complies with the relevant requirements of the SAFE Rules. However, we cannot provide any assurances that his existing registration has fully complied with, and he has made all necessary amendments to his registration to fully comply with, all applicable registrations or approvals required by the SAFE Rules. Moreover, because of uncertainty over how the SAFE Rules will be interpreted and implemented, and how or whether SAFE will apply to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective Chinese subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency denominated borrowings, may be subject to compliance with the SAFE Rules by Mr. Guo or our future Chinese resident shareholders. In addition, such Chinese residents may not always be able to complete the necessary registration procedures required by the SAFE Rules. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. The failure or inability by Mr. Guo or our future Chinese resident shareholders to comply with the SAFE Rules, if SAFE requires it, may subject them to fines or other sanctions and may also limit our ability to contribute additional capital into or provide loans to our Chinese subsidiaries (including using our net proceeds from this offering for these purposes), limit our Chinese subsidiaries’ ability to pay dividends to us, repay shareholder loans or otherwise distribute profits or proceeds from any reduction in capital, share transfer or liquidation to us, or otherwise adversely affect us. Failure by our Chinese resident shareholders to comply with SAFE filing requirements described above could result in liability to these shareholders or our Chinese subsidiaries under Chinese laws for evasion of applicable foreign exchange restrictions .

On December 25, 2006, the PBOC issued the Administration Measures on Individual Foreign Exchange Control, and the corresponding Implementation Rules were issued by SAFE on January 5, 2007. Both of these regulations became effective on February 1, 2007. According to these regulations, all foreign exchange matters relating to employee stock holding plans, share option plans or similar plans in which Chinese citizens’ participation require approval from the SAFE or its authorized branch.

On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Option Holding Plan or Stock Option Plan of Overseas Listed Company, or the Stock Option Rule. The purpose of the Stock Option Rule is to regulate foreign exchange administration of Chinese citizens who participate in employee stock holding plans and stock option plans of offshore listed companies. According to the Stock Option Rule, if a Chinese citizen participates in any employee stock holding plan or stock option plan of an offshore listed company, a Chinese domestic agent or the Chinese subsidiary of the offshore listed company is required to file, on behalf of the individual, an application with the SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. This restriction exists because a Chinese citizen may not directly use offshore funds to purchase stock or exercise stock options. Concurrent with the filing of the required application with the SAFE, the Chinese domestic agent or the Chinese subsidiary must obtain approval from the SAFE to open a special foreign exchange account at a Chinese domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal profits upon sales of stock, any dividends issued on the stock and any other income or expenditures approved by the SAFE. The Chinese domestic agent or the Chinese subsidiary also is required to obtain approval from the SAFE to open an offshore special foreign exchange account at an offshore trust bank to hold offshore funds used in connection with any employee stock holding plans.

All proceeds obtained by a Chinese citizen from dividends acquired from the offshore listed company through employee stock holding plans or stock option plans, or sales of the offshore listed company’s stock acquired through other methods, must be remitted back to China after relevant offshore expenses are deducted. The foreign exchange proceeds from these sales can be converted into Renminbi or transferred to the individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at a Chinese bank. If stock options are exercised in a cashless exercise, the Chinese individuals exercising them are required to remit the proceeds to the special foreign exchange account. Although the Stock Option Rule has been promulgated recently and many issues require further interpretation, we and our Chinese employees who have been granted stock options will be subject to the Stock Option Rule when we become an offshore listed company.

On May 29, 2007, the SAFE issued an operating procedure for the Circular on Foreign Exchange Issues Related to Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, or SAFE Notice No. 106. Under SAFE Notice No. 106, employees stock holding plans of offshore special purpose companies must be filed with the SAFE in accordance with the ordinary procedures of overseas investment registration, and employees stock option plans of offshore special purpose companies must be filed with the SAFE while applying for the registration for the establishment of the offshore special purpose company. After the employees exercise their options, they must apply for the amendment to the registration for the offshore special purpose company with the SAFE.

If we or our Chinese employees fail to comply with the Stock Option Rule, we and/or our Chinese employees may face sanctions imposed by foreign exchange authority or any other Chinese government authorities.

Regulation of Merger and Acquisitions of Domestic Enterprises by Foreign Investors

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly issued the New M&A Rules, which became effective on September 8, 2006. Under the New M&A Rules, equity or assets merger and acquisition of Chinese enterprises by foreign investors will be subject to the approval from the Ministry of Commerce or its competent local branches. This regulation also includes provisions that purport to require special purpose companies formed for purposes of offshore listing of equity interests in Chinese companies to obtain the approval of the CSRC prior to the listing and trading of their securities on any offshore stock exchange. As defined in the New M&A Rules, a special purpose vehicle is an offshore company that is directly or indirectly established or controlled by Chinese entities or individuals for the purposes of an overseas listing.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of offshore listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this New M&A Rules with respect to offshore listings of special purpose companies remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope of the applicability of the CSRC approval requirement.

Our Chinese counsel, Commerce & Finance Law Offices has advised us that, based on the their understanding of current Chinese laws, regulations and rules, including the New M&A Rules and the CSRC procedures announced on September 21, 2006:

•	the CSRC currently has not issued any definitive rule or interpretation requiring offerings like this offering to be subject to this new procedure;

•
Considering that we established our overseas holding structure before September 8, 2006, the effective date of the New M&A Rules, this regulation does not require us to submit an application to the CSRC for its approval prior to the issuance and sales of our common shares, or the listing and trading of our common share on the OTCBB, unless we are clearly required to do so by possible later rules of the CSRC; and

•	the issuance and sales of our common shares and the listing and trading of our common shares on the OTCBB do not conflict with or violate this new regulation.

Regulation of Loans between a Foreign Company and its Chinese Subsidiary

A loan made by foreign investors as shareholders in a foreign investment enterprise is considered to be foreign debt in China and subject to several PRC laws and regulations, including the Foreign Exchange Control Regulations of 1997, the Interim Measures on Foreign Debts of 2003, or the Interim Measures, the Statistical Monitoring of Foreign Debts Tentative Provisions of 1987 and its Implementing Rules of 1998, the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions of 1996, and the Notice of the SAFE in Respect of Perfection of Issues Relating Foreign Debts, dated October 21, 2005.

Under these regulations, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of the SAFE. However, such foreign debt must be registered with and recorded by the SAFE or its local branch in accordance with relevant PRC laws and regulations. Our Chinese subsidiaries can legally borrow foreign exchange loans up to their borrowing limits, which is defined as the difference between the amount of their respective “total investment” and “registered capital” as approved by the Ministry of Commerce or its local counterparts. Interest payments, if any, on the loans are subject to a 10% withholding tax unless any such foreign shareholders’ jurisdiction of incorporation has a tax treaty with China that provides for a different withholding agreement.

Pursuant to Article 18 of the Interim Measures, if the amount of foreign exchange debt of our Chinese subsidiaries exceed their respective borrowing limits, we are required to apply to the relevant PRC authorities to increase the total investment amount and registered capital to allow the excess foreign exchange debt to be registered with the SAFE.

Taxation

Prior to January 1, 2008, entities established in China were generally subject to a 30% state and 3% local enterprise income tax rate. However, entities that satisfied certain conditions enjoyed preferential tax treatments. In accordance with the Foreign Invested Enterprise, or FIE, Income Tax Law, effective until December 31, 2007. Any foreign-invested manufacturing enterprise scheduled to operate for a period not less than ten years were exempted from paying income tax in its first two years of making profit and is allowed a 50% reduction in its tax rate in the next three years. As a result, Duoyuan China had enjoyed a two-year exemption from the 30% state enterprise income tax rate for its first two profitable years ended December 31, 2004 and 2005 and thereafter a preferential state enterprise income tax rate of 15.0% for the succeeding two years ended December 31, 2006 and 2007, respectively.

On March 16, 2007, the PRC National People’s Congress enacted the New EIT Law, which, together with its related implementation rules issued by the PRC State Council on December 6, 2007, became effective on January 1, 2008. The New EIT Law generally imposes a single uniform income tax rate of 25% on all Chinese enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatments available under the previous tax laws and regulations. Under the New EIT Law, enterprises that used to enjoy preferential tax treatments would, in accordance with any detailed directives to be issued by the state council, (2) in the case of preferential tax rates, continue to enjoy the tax rates which will be gradually increased to the new tax rates over a period of five years beginning January 1, 2008 or (2) in the case of preferential tax exemption or reduction for a specified term, continue to enjoy the preferential tax holiday until the expiration of such term. On December 26, 2007, the PRC State Council issued a Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives, or Circular 39. According to Circular 39, with the effectiveness of the New EIT Law, the enterprises that were granted a fixed term tax exemption or reduction will continue to enjoy the preferential tax holiday until the expiration of such term. As a result, Duoyuan China will enjoy the reduced tax rate of 12.5% for the calendar year 2008, and beginning January 1, 2009, it will be subject to an income tax rate of 25%.

According to the “Applicable Preferential Policy for Beijing Duoyuan Electric (Group) Company investing in Langfang Economic and Technological Development Zone” issued by the Administration Committee of Langfang Economic and Technological Development Zone, the Administration Committee granted Langfang Duoyuan a five-year income tax exemption from calendar year 2003, which was its first profitable year, until December 31, 2007. Because this tax preferential treatment was granted by the local government and was not supported by the state laws and regulations, we face a risk of being ordered to refund these prior tax benefits. Langfang Duoyuan is subject to an income tax rate of 25% starting January 1, 2008, under the New EIT Law.

According to “Treasury Bureau of Shaoyang City’s Relevant Preferential Policy on Duoyuan China acquiring Hunan Printing equipment Limited Liability Company” issued by the Treasury Bureau of Shaoyang City, the Treasury Bureau of Shaoyang City exempted Hunan Duoyuan’s income tax from calendar year 2005, which was its first profitable year, until December 31, 2009. Because this tax preferential treatment was also granted by the local government and was not supported by the state laws and regulations, we face a risk of being ordered us to refund these prior tax benefits. Pursuant to the tax preferential treatment granted by the local government, Hunan Duoyuan will be subject to an income tax rate of 25% starting January 1, 2010, under the New EIT Law.

We are a corporation incorporated under the laws of the State of Wyoming, U.S. We conduct substantially all of our business through our Chinese subsidiaries and we derive all of our income from these subsidiaries. Prior to January 1, 2008, dividends derived by foreign legal persons from business operations in China exempted from the Chinese enterprise income tax. However, such tax exemption ceased after January 1, 2008 with the effectiveness of the New EIT Law.

Under the New EIT Law, if we are not deemed to be a resident enterprise for Chinese tax purposes, a withholding tax at the rate of 10% would be applicable to any dividends paid by our Chinese subsidiaries to us. However, if we are deemed to have a “de facto management organization” in China, we would be classified as a resident enterprise for Chinese tax purposes and thus would be subject to an enterprise income tax rate of 25% on all of our income, including interest income on the proceeds from this offering on a worldwide basis. As substantially all members of our management team are located in China, we may be deemed to be a resident enterprise and therefore subject to an enterprise income tax rate of 25% on our worldwide income, with the possible exclusion of dividends received directly from another Chinese tax resident. As a result of such changes, our historical operating results will not be indicative of our operating results for future periods and the value of our common shares may be adversely affected.

Pursuant to the Provisional Regulation of China on Value Added Tax which was issued by the State Council in December, 1993, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our board of directors and executive officers as of the date of this prospectus. In connection with the closing of the Equity Transfer on October 6, 2006, our directors and executive officers at that time resigned and were completely replaced with the executive officers and directors of Duoyuan China. There is no family relationship between and among our directors and executive officers.

Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under U.S. securities laws. The business address of each of our directors and executive officers is No. 3 Jinyuan Road, Daxing Industrial Development Zone, Beijing, People’s Republic of China 102600.

Name	Age	Position
Directors
Wenhua Guo	47	Chairman of Board of Directors, Chief Executive Officer
Xiqing Diao	39	Director, Chief Operating Officer
Lianjun Cai	58	Director
Christopher Patrick Holbert	38	Director
Punan Xie	73	Director

Officers
Wenzhong Liu	41	Vice President of Sales and Marketing
William D. Suh(1)	43	Chief Financial Officer
Baiyun Sun(2)	55	Controller
Yubao Wei	42	Chief Technology Officer
Gene Michael Bennett(3)	61	Former Chief Financial Officer
William Milewski(4)	46	Former Chief Financial Officer
__________________________
(1)	Mr. Suh was appointed our chief financial officer, effective as of October 1, 2008.
(2)	Ms. Sun served as our interim chief financial officer and controller from December 20, 2007 to March 1, 2008, and May 21, 2008 to October 1, 2008. She is currently our controller.
(3)	Mr. Bennett served as our chief financial officer from July 18, 2007 to December 20, 2007.
(4)	Mr. Milewski served as our chief financial officer from March 1, 2008 to May 21, 2008.

Our Directors

Wenhua Guo, Chairman of the Board of Directors and Chief Executive Officer. Mr. Guo is the founder of Duoyuan China and has served as the chairman of our board of directors and chief executive officer since the closing of the Equity Transfer on October 6, 2006. Before Mr. Guo founded Duoyuan China, he was a physics teacher at Beijing Chemical Institute from 1983 to 1989. Mr. Guo is also chairman of Duoyuan Electric Group and the founder, chairman and chief executive officer of Duoyuan Global Water Inc, a British Virgin Islands company incorporated in 1989. Mr. Guo received a bachelor’s degree in physics from Beijing Normal University, China.

Lianjun Cai, Director.  Mr. Cai has served as our director and chairman of our compensation committee of the board of directors since April 2007. Mr. Cai served as director of Industrial Committee of Daxing Industrial Development Zone in Beijing from 2001 to 2004. From 1999 to 2001, he served as general manager of the Management Committee of Daxing Industrial Development Zone. Mr. Cai received a bachelor’s degree in economy management from Beijing Communist Party Committee School, China .

Xiqing Diao, Director and Chief Operating Officer.  Mr. Diao has served as our director and chief operating officer since November 2005. He served as vice general manager of Duoyuan Water from August to November 2005, assistant general manager of Duoyuan Electric (Tianjin) Auto Water Pump Co., Ltd. from January to July 2005, and general manager of Operations of Duoyuan Electric Group from January 2003 to December 2004. From May 2001 to December 2002, Mr. Diao served as general manager of No. 1 Division of Duoyuan Water. He was also certified as an ISO9001:2000 Internal Auditor and an ISO14000 Internal Auditor in 2004. Mr. Diao received a bachelor’s degree in mechanics from Tianjin Textile Technology Institute, China.

Christopher Patrick Holbert, Director.  Mr. Holbert has served as our director since July 2007. Since July 2007, he has served as the chairman of our audit committee and a member of our compensation and nominating committees. Since September 2008, he has served as a member of the board of directors of Duoyuan Global Water Inc. Since August 2008, Mr. Holbert has served as vice president of Vision China Media Inc. From July 2006 to October 2008, he served as the chief financial officer of Techfaith Wireless Technology Limited. From 2005 to 2006, he served as the director of finance for CDC Corporation. From 2004 to 2005, he served as director of Sarbanes-Oxley Act of 2002 compliance at Chinadotcom Corporation, the predecessor of CDC Corporation. From 2003 to 2004, he served as vice president of finance of Newpalm China, a subsidiary of Chinadotcom Corporation. From 2001 to 2003, he was the founding partner of Expat-CFO Services Limited, a Shanghai-based financial consultancy providing advice on doing business in China. Mr. Holbert has also served as an auditor and consultant with Deloitte Touche Tohmatsu. He is a certified public accountant and has 12 years of experience in the field of accounting and financial management. Mr. Holbert received a bachelor’s degree in science with a concentration in accounting from Bowie State University, United States.

Punan Xie, Director. Mr. Xie has served as our director and chairman of our nominating committee since April 2007. Since 2001, Mr. Xie has served as emeritus professor at Beijing Institute of Printing. Mr. Xie served as vice principal of Beijing Institute of Printing from 1987 to 2001. He was the section chief of the Research Department, director of faculty of the Printing Faculty and assistant to the president of the Beijing Institute of Printing from 1985 to 1987. He served as director of the Program of Print Engineering of the National Higher Education Committee, vice director of the National Standard Committee of Printing Equipment, and vice director of Educational Committee of China Printing Technical Association. Mr. Xie was a technical committee member of China Printing Equipment and Appliance Association, counselor of the expert consultative committee of the Beijing government, valuator for the National Science and Technology Achievement Award and national expert of evaluation of light-industry products and printing equipment import. Mr. Xie received a bachelor of science degree in printing mechanism from the Moscow Institute of Printing, Russia.

Our Executive Officers

Wenzhong Liu, Vice President of Sales and Marketing.  Mr. Liu has served as our vice president of sales and marketing since November 2005. He served as assistant general manager of sales at Duoyuan China from July to October 2005, interim general manager of sales at Duoyuan China from November 2004 to June 2005, and sales representative at Duoyuan China from January 2001 to October 2004. Mr. Liu received a bachelor’s degree in science from Luoyang Engineering Institute, China.

William D. Suh, Chief Financial Officer.  Mr. Suh has served as our chief financial officer since October 1, 2008. Prior to joining us and since 1990, Mr. Suh was an accountant with Ganze & Company, a CPA firm in Napa, California, where he was elected to the partnership in 1997. Mr. Suh has extensive experience in public accounting, including auditing, tax planning, and financial and accounting consulting services, and has worked in various industries, including manufacturing, distribution, wineries and vineyards. He has advised numerous private companies in the areas of business planning, strategic planning, budgeting, reporting, and financing. Mr. Suh is a CPA in the State of California, and a member of both the American Institute of Certified Public Accountants and the California Society of CPAs. Mr. Suh received a Bachelor of Arts in Accounting from Pacific Union College in California .

Baiyun Sun, Controller.  Ms. Sun has served as our controller since October 1, 2008. Prior to this, she served as our interim chief financial officer from December 20, 2007 to March 1, 2008, and then from May 21, 2008 to October 1, 2008. Prior to that, she served as our chief financial officer from October 6, 2006 to July 18, 2007, our director and vice president between June 2001 and April 2007 and chief accountant of Duoyuan Electric Group from January 1994 to May 2001. Ms. Sun received a bachelor’s degree in accounting from Beijing Finance and Commerce Institute, China.

Yubao Wei, Chief Technology Officer.  Mr. Wei has served as our chief technology officer since December 2007. He served as the general manager of production of Duoyuan China from July 2004 to December 2007 and as general manager of technology of Duoyuan China from July 2003 to June 2004. Mr. Wei received a master’s degree in engineering from Tsinghua University, China.

Gene Michael Bennett, Former Chief Financial Officer.  Mr. Bennett served as our chief financial officer from July 18, 2007 to December 20, 2007. Mr. Bennett served as our director and our audit committee chairman between April 2007 and July 2007. He resigned from our board of directors on July 18, 2007. Mr. Bennett was a partner at Nexis Investment Consulting Corporation (Beijing) between 2004 and 2007, where he assisted Chinese companies to raise funding and assisted U.S. companies to find appropriate mergers and acquisitions candidates and investment opportunities. He was a partner at ProCFO from 2000 to 2004, where he provided temporary chief financial officer services to companies with such needs. Mr. Bennett received a bachelor’s degree in finance and accounting and a master of business administration degree from Michigan State University, United States.

William Milewski, Former Chief Financial Officer.  Mr. Milewski served as our chief financial officer from March 1, 2008 to May 21, 2008. Prior to joining us, he served as chief financial officer of Foster Partners Asia between 2006 and 2008. Prior to serving at Foster Partners Asia, he served as co-founder and chief financial officer of Bbmao.com Co. Ltd., China’s first metasearch engine provider. From 2003 to 2005, Mr. Milewski served as chief financial officer of POINTek, Inc., an optical components manufacturer.  Mr. Milewski received a bachelor’s degree in economics and French from George Washington University, United States, and a master of business administration degree from the University of Hartford, United States.

Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers was involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses), (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities, and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board of Directors

Our board of directors consists of five members, namely (1) Wenhua Guo, (2) Xiqing Diao, (3) Lianjun Cai, (4) Christopher Patrick Holbert and (5) Punan Xie. Our directors hold office until our annual meeting of shareholders, where their successor will be duly elected and qualified, or until the directors’ death, resignation or removal, whichever is earlier. We have not held an annual meeting of shareholders since we acquired Duoyuan China in 2006. See “Risk Factors—Risks Related to Our Business—We have not held any annual shareholder meetings since we acquired Duoyuan China in 2006, and as a result, our shareholders have limited ability to exercise their voting rights.”

Our board of directors met four times during the year ended June 30, 2008. Each member of our board of directors attended 75% or more of the meetings of our board of directors.

Director Independence

Our board of directors reviewed our directors’ responses to questionnaires inquiring about their transactions, relationships and arrangements with us, as well as those of their immediate family members. The questionnaires also inquired as to other potential conflicts of interest. After reviewing this information, our board of directors determined that it is comprised of a majority of “independent directors,” as such term is defined in the NASDAQ rules and Rule 10A-3 of the Exchange Act. Among our five directors, Lianjun Cai, Christopher Patrick Holbert and Punan Xie meet the NASDAQ and the Exchange Act standards for independent directors. The remaining two directors, Wenhua Guo and Xiqing Diao, also serve as our executive officers and do not qualify as independent directors. Our independent directors did not engaged in any transaction, or otherwise have relationship or arrangement with us that would compromise their independency as defined by the NASDAQ rules or Rule 10A-3 of the Exchange Act.

Committees of our Board of Directors

Our board of directors has three committees, namely our (1) audit committee, (2) compensation committee and (3) nominating committee. All of our committees are comprised of independent directors, and have the following functions in accordance with their respective charters.

Audit Committee

Our audit committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, is comprised of Christopher Patrick Holbert, Lianjun Cai and Punan Xie. Mr. Holbert serves as the chairman of our audit committee.

The charter of our audit committee provides that its members must meet the independence requirements under the NASDAQ rules and as well as those imposed by Rule 10A-3 of the Exchange Act. Our board of directors determined that each member of our audit committee meets the foregoing independence requirements. Our board of directors has determined that Mr. Holbert is an “audit committee financial expert,” as such term is defined by the Securities and Exchange Commission.

Our audit committee operates under a charter adopted by our board of directors. The purpose of our audit committee is to oversee (1) our accounting and financial reporting processes, (2) audits of our financial statements, and (3) effectiveness of our internal control over financial reporting. Our audit committee is responsible for, among other things:

•	the appointment and compensation of our independent auditor;

•	overseeing and evaluating our independent auditor’s work;

•	evaluating the written disclosures and the letter that the independent auditor submits to the audit committee in accordance with Independence Standards Board Standard No. 1;

•	overseeing the independence of our independent auditor;

•	discussion with our independent auditor regarding matters required to be discussed by Statement of Auditing Standards 61;

•	overseeing our internal control procedures over financial reporting;

•	reviewing our annual financial statements and the report of the independent auditors with management and our independent auditor;

•	the approval of all professional services to be provided to us by our independent auditor;

•	reviewing and approval of all related party transactions;

•	reviewing significant changes to our accounting principles and practices proposed by our independent auditor or management;

•	reviewing the management letter delivered by our independent auditor in connection with the audit;

•	meeting separately and periodically with management and our independent auditor; and

•	reporting regularly to our board of directors.

Compensation Committee

Our compensation committee is comprised of Lianjun Cai, Christopher Patrick Holbert and Punan Xie. Mr. Cai serves as the chairman of our compensation committee.

Our compensation committee operates under a charter adopted by our board of directors. The purpose of our compensation committee is to (1) determine compensation for our executive officers and directors, (2) report to our shareholders on executive compensation matters, and (3) administer our equity-based compensation plans, if one is adopted. Our compensation committee is responsible for, among other things:

•	determining the amount and form of compensation paid to our executive officers, including our chief executive officer, officers, employees, consultants and advisors;

•	reviewing and evaluating executive performances, including that of our chief executive officer;

•	administering our equity-based compensation plans, if one is adopted;

•	selecting, engaging, compensating and terminating compensation consultants, legal counsels and other advisors as it deems necessary and advisable;

•	preparation the Compensation Discussion and Analysis to be included in our annual report;

•	establishing and reviewing our general compensation policies; and

•	conducting annual performance evaluations of the compensation committee and reporting to our board of directors.

Nominating Committee

Our nominating committee is comprised of Punan Xie, Lianjun Cai and Christopher Patrick Holbert. Mr. Xie serves as the chairman of our nominating committee.

Our nominating committee operates under a charter adopted by our board of directors. The purpose of our nominating committee is to (1) identify director candidates, (2) select director nominees, (3) evaluate the performance of our board of directors, and (4) develop and oversee our corporate governance guidelines. Our nominating committee is responsible for, among other things:

•	identifying and evaluating director candidates, including individuals proposed by our shareholders;

•	selecting director nominees for election during shareholder meetings;

•	recommending committee members;

•	preparing and recommending to our board of directors corporate governance guidelines and a code of conduct, as well as reviewing these guidelines and code from time to time and recommending changes;

•	recommending to our board of directors regarding issues of management succession; and

•	conducting annual performance evaluation of our board of directors.

Code of Business Conduct and Ethics

We have not adopted a code of ethics applicable to our chief executive officer, chief financial officer, controller or persons performing similar functions. We are in the process of designing a code of ethics and will provide the required disclosure once it is completed.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

During the year ended June 30, 2008, our compensation committee was responsible for setting our compensation policies and approving the amount and form of executive compensation. The primary objectives of our compensation committee with respect to our executive compensation program were to attract and retain highly talented and dedicated executives and to align executives’ incentives with the creation of shareholder value. As of June 30, 2008, our compensation committee consisted of Lianjun Cai, Christopher Patrick Holbert and Punan Xie. Mr. Cai served as the chairman of our compensation committee.

During fiscal 2008, our named executive officers consisted of Wenhua Guo, our chief executive officer, Baiyun Sun, our interim chief financial officer and controller, Gene Michael Bennett, former chief financial officer, and William Milewski, former chief financial officer.

Determining Executive Compensation

In determining the amounts of compensation paid to our named executive officers during fiscal 2008, our compensation committee generally reviewed and considered the level of compensation paid to comparable executives at two publicly listed companies in China: Beiren Printing Machinery Holdings Limited, or Beiren, and Shanghai Electric Printing & Package Machinery Co., Ltd., or Shanghai Electric. Our compensation committee chose these companies because they are Chinese companies operating in the offset printing industry that are of similar size and in a similar stage of development as us. Our compensation committee did not “benchmark” or specifically target our base salary or annual discretionary incentive compensation based on this data. Instead, our compensation committee reviewed the publicly-available compensation information paid by these companies to their named executive officers in order to obtain a general understanding of Beiren and Shanghai Electric’s current compensation practices and ranges.

Elements of Compensation

During the year ended June 30, 2008, our executive compensation consisted of an annual base salary and an annual discretionary cash bonus program. We did not grant, and have not historically granted, any stock, stock option or other types of equity compensation. We may implement a long-term equity incentive plan in the future. However, due to the adverse impact of Chinese tax laws, we currently do not consider these types of awards desirable.

Base Salary

Each of our named executive officers’ base salary is supplemented by a position subsidy and a household subsidy, which together represent a “living allowance.” Although these subsidies are not required under Chinese law, they are common practice for Chinese companies when compensating their executives, and our compensation committee noted that both Beiren and Shanghai Electric paid these subsidies. Consistent with our historic practice, our compensation committee utilized a 75%, 15% and 10% ratio for base salary, position subsidy and household subsidy, respectively, during the year ended June 30, 2008. Based on its review of the comparative data, our compensation committee believed that this ratio to be consistent with the ratios used by other Chinese companies, including Beiren and Shanghai Electric.

The table below sets forth the base salary, position subsidy and household subsidy paid to our named executive officers for the year ended June 30, 2008:

Name and Position	Base Salary	Position Subsidy	Household Subsidy	Total
Wenhua Guo Chairman and Chief Executive Officer	$24,000	$5,620	$2,400	$32,020
Baiyun Sun(1) Interim Chief Financial Officer and Controller	$24,000	$5,620	$2,400	$32,020
Gene Michael Bennett(2) Former Chief Financial Officer	$111,100	-	-	$111,100
William Milewski(3) Former Chief Financial Officer	$50,667	-	-	$50,667

__________________________
(1)
Ms. Sun served as our interim chief financial officer upon the resignation of Mr. Bennett on December 20, 2007 until we appointed Mr. Milewski as our chief financial officer on March 1, 2008. She served as our interim chief financial officer and controller for the remainder of fiscal 2008 since Mr. Milewski resigned on May 21, 2008.

(2)
Mr. Bennett served as our chief financial officer between July 18, 2007 and December 20, 2007. The total salary paid to Mr. Bennett during fiscal 2008 was $81,100. After Mr. Bennett resigned as our chief financial officer on December 20, 2007, he continued to serve us as an independent outside consultant for six months for which we paid him $5,000 per month for a total of $30,000.

(3)	Mr. Milewski served as our chief financial officer between March 1, 2008 and May 21, 2008 and held no other position with us during fiscal 2008.

Wenhua Guo and Baiyun Sun

The base salaries of Wenhua Guo and Baiyun Sun for the year ended June 30, 2008 were primarily determined by our compensation committee’s review of (1) the base salaries paid by Beiren and Shanghai Electric and (2) our internal annual base salary level for each category of executive officers, supplemented by the position subsidy and the household subsidy.

The base salary for Mr. Guo and Ms. Sun will not be lower than compensation paid by Beiren or Shanghai Electric to their officers, but we generally do not pay Mr. Guo and Ms. Sun higher compensation than those paid by Beiren and Shanghai Electric. We may pay Mr. Guo and Ms. Sun compensation in the higher end of the compensation range when he or she has performed well in a given year. We may pay compensation to Mr. Guo and Ms. Sun in the lower end of the compensation range when his or her performance in a certain year is not deemed satisfactory, or when his or her experience level is not believed to be comparable to those at Beiren or Shanghai Electric holding similar positions.

Because Mr. Guo served as both the chairman of our board and chief executive officer, our compensation committee reviewed the compensation paid by each of Beiren and Shanghai Electric to their chairman and/or general managers during fiscal 2007. In its review, our compensation committee noted that Beiren’s chairman was paid approximately $94,000 in annual compensation and their general manager was paid approximately $69,100 in annual compensation. Our compensation committee also noted that Shanghai Electric reported paying its executive general manager approximately $86,300 in annual compensation for fiscal 2007. Upon review of this information, our compensation committee increased Mr. Guo’s base salary from $25,615 in fiscal 2007 to $32,020 in fiscal 2008, a 25% increase.

Similarly, our compensation committee noted that the reported fiscal 2007 annual compensation for Beiren’s financial manager was approximately $51,000 and it was $72,000 for the financial manager of Shanghai Electric. Upon review of this information, our compensation committee increased Ms. Sun’s base salary from $25,615 in fiscal 2007 to $32,020 in fiscal 2008, a 25% increase. During fiscal 2008, Ms. Sun served as interim chief financial officer from July 1, 2007 until July 17, 2007, December 20, 2007 to February 28, 2008, and May 21, 2008 through the end of fiscal 2008.

Chief Financial Officers

Gene Michael Bennett served as our chief financial officer between July 18, 2007 and December 20, 2007. William Milewski served as our chief financial officer between March 1, 2008 and May 21, 2008. When determining the base salaries for each of these two individuals, our compensation committee adopted a different methodology than the one used for our other executives because these two individuals had prior work experience outside China and were familiar with U.S. GAAP, a key consideration in their hire. For our chief financial officers, our compensation committee reviewed and considered publicly-available salary information for chief financial officers of the following Chinese companies, each of which is listed on a U.S. stock exchange:

eLong, Inc.	Fuwei Films (Holdings) Co., Ltd.
Sohu.com Inc.	Trina Solar Ltd.
Sina.com, Inc.	Canadian Solar Inc.
AsiaInfo Holdings, Inc.	Home Inns & Hotels Management Inc.
WuXi PharmaTech (Cayman) Inc.	Mindray Medical International Ltd.
E-House (China) Holdings Ltd.	New Oriental Education & Technology Group, Inc.
Perfect World Co., Ltd.	Verigy Ltd.
Spreadtrum Communications, Inc.	Himax Technologies, Inc.
Yingli Green Energy Holding Co. Ltd.	China GrenTech Corp. Ltd.
LDK Solar Hi-tech Co., Ltd.	Suntech Power Holdings Co. Ltd.
China Sunergy Co., Ltd.	Actions Semiconductor Co., Ltd.
Acorn International, Inc.	Vimicro International Corp.
Qiao Xing Mobile Communication Co., Ltd.	China Medical Technologies Inc.
Simcere Pharmaceutical Group	Baidu.com, Inc.
Tongjitang Chinese Medicines Company	Focus Media Holding Ltd.
Xinhua Finance Media Ltd.	China Techfaith Wireless Communication Technology Ltd.
JA Solar Holdings Co. Ltd.	Hurray! Holding Co., Ltd.
Solarfun Power Holdings Co., Ltd.	Comtech Group, Inc.

While these companies span a wide range of industries and are not restricted to the offset printing equipment industry, our compensation committee selected them for review to better understand the compensation practices and ranges for chief financial officers of companies operating in China that were also listed on a U.S. stock exchange. These companies are also comparable to us in terms of size and capitalization.

Based on its review of the compensation paid by these companies to their chief financial officers, our compensation committee determined that the annual base salary for our chief financial officer should range from $120,000 to $200,000. Our compensation committee generally believed that a chief financial officer who is familiar with U.S. GAAP, familiar with U.S public company reporting requirements and/or fluent in both English and Chinese should command a substantially higher salary than Chinese candidates who speak and write only Chinese and are familiar only with Chinese accounting principles.

Our compensation committee also considered other subjective factors to determine the precise compensation amount for each individual officer, including the officers’ past work experience and the level of responsibility required of our chief financial officer. The actual base salary amounts for each executive were negotiated with each officer at the time of his hire. Based on this information, our compensation committee approved an annual base salary of $132,000 for Mr. Bennett and $168,000 for Mr. Milewski. The difference in compensation levels between Mr. Bennett and Mr. Milewski was primarily because that Mr. Milewski had more extensive experience working with U.S. companies.

Discretionary Annual Bonus

Consistent with our historical practice, for the year ended June 30, 2008, our compensation committee had the authority to award discretionary annual cash bonuses to our executive officers, including each of the named executive officers. The annual discretionary bonuses are intended to compensate and reward the executives for their individual contributions, as reviewed and determined by our compensation committee on a subjective basis, to our revenue increase and business operations in any given year. Our compensation committee’s decision to award discretionary annual bonuses, if any, and the amount of such bonuses to individual executives are generally determined separate and apart from its consideration of base salary increases due to our compensation committee’s belief that each form of compensation is designed for a different purpose. Eight of our executive officers were eligible to receive annual discretionary bonuses during fiscal 2008. Gene Michael Bennett and William Milewski did not receive bonuses during fiscal 2008 due to their respective short tenures with us.

For each fiscal year where our revenue increased, including for fiscal 2008, our compensation committee sets aside a portion of our revenue growth (e.g., the growth in revenue during the most recently completed fiscal year as compared to the prior fiscal year) as a discretionary bonus pool for our eligible executive officers. Our compensation committee considers several factors when determining the bonus pool size for any given fiscal year, including general industry and market conditions, our sales and profit growth, our gross and net profit margins and how actual growth rates and margins compared to our internal target growth rates and margins established at the beginning of the fiscal year.

Additionally, our compensation committee conducts performance reviews of our executive officers who are eligible for discretionary bonuses. During the performance review, our compensation committee assigns each executive officer a score based on his or her performance. Our compensation committee then determines the average score of all the executive officers reviewed and applies a pre-established formula to yield an annual bonus pool the size of 0.5% to 1% of our revenue growth. If the average performance score is low, the bonus pool will be closer to the lower end of the range. A high average performance score will lead to a bonus pool rate to be closer the high end of the range.

For the year ended June 30, 2008, our bonus pool was 0.85% of our revenue growth. In establishing the pool, our compensation committee considered our 32.2% increase in revenue from fiscal 2007 to fiscal 2008 and our 89.3% increase in net income during the same period.

In determining each named executive officer’s individual discretionary bonus for fiscal 2008, our compensation committee established an internal bonus structure, as described below, based on individual qualitative performance benchmarks.

Wenhua Guo’s fiscal 2008 discretionary bonus performance benchmarks included (1) increase overall sales and profit growth and (2) accomplish strategic activities such as secure major financing, complete corporate acquisitions and/or form strategic corporate alliances. Based on his significant contributions to the growth of our revenue and profit in fiscal 2008 (as described above), Mr. Guo was awarded a discretionary bonus of $35,200 for fiscal 2008.

Baiyun Sun’s performance benchmarks included (1) timely and accurate preparation of our financial data and (2) assisting Mr. Guo in devising and carrying out financial strategies. Our compensation committee determined that Ms. Sun met these performance benchmarks and awarded her a discretionary bonus of $27,800 for fiscal 2008.

The following table shows the bonus pool scores and discretionary bonus amounts for our executive officers, including our named executive officers, for the year ended June 30, 2008:

Name and Position	Bonus Pool Score	Amount of Bonus
Wenhua Guo Chairman and Chief Executive Officer	19%	$35,200
Baiyun Sun Interim Chief Financial Officer and Controller	15%	$27,800
Gene Michael Bennett Former Chief Financial Officer	–	–
William Milewski Former Chief Financial Officer	–	–
Xiqing Diao Chief Operating Officer	15%	$27,800

Retirement Benefits

Our Chinese employees, including each of our named executive officers (excluding Gene Michael Bennett and William Milewski), participate in pension programs implemented by Chinese municipal and provincial governments. Our Chinese employees are required to contribute 8% of his or her monthly base salary to these pension programs. Therefore, we withhold and pay such amounts on behalf of these employees. The amount in the “Salary” column of the Summary compensation Table below includes each applicable employee’s 8% pension contribution. Municipal statistics bureaus calculate the average monthly salary for employees in a city and establish a pension contribution range. If an employee’s actual monthly salary falls within the prescribed range, his or her actual monthly salary will be used to calculate his or her pension contribution amount. If an employee’s actual monthly salary is outside the range, the average monthly salary calculated by the municipal statistics bureaus will be used to calculate his or her pension contribution amount.

In addition, we are required to contribute 20% of the employees’ monthly salary before tax to the pension programs described above. Our 20% contribution to the pension program is reflected in the “All Other Compensation” column of the Summary Compensation table below.

No retirement or pension benefits are determined by an employee’s compensation level or years of service.

Other Compensation

Other than the annual salary for our executive officers, the bonus that may be awarded to executive officers at the discretion of our compensation committee and arrangements with executive officers for the use of a company car, we do not provide any other benefits and perquisites for our executive officers. However, our compensation committee may, in its discretion, provide benefits and perquisites to executive officers if it deems such provisions advisable.

Security Ownership Guidelines

Due to adverse Chinese tax consequences associated with employee equity incentive plans, we do not have a stock granting policy or any stock ownership guidelines.

Summary Compensation Table

The following table sets forth information regarding compensation received by our named executive officers for the year ended June 30, 2008. The compensation of our other executive officers (including Yubao Wei, our chief technology officer, and Xiqing Diao, our chief operating officer) did not exceed $100,000 per year.
Name and Principal Position	Fiscal Year	Salary (1)(2)	Bonus(1)(3)	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	All Other Compensation(1) (4)	Total (1)
Wenhua Guo Chairman and	2008	$32,020	$35,200	-	-	-	$1,294	$68,514
Chief Executive Officer	2007	$25,615	$21,500	-	-	-	$2,587	$49,702
Baiyun Sun Interim Chief	2008	$32,020	$27,800	-	-	-	$1,294	$61,114
Financial Officer and Controller	2007	$25,615	$19,200	-	-	-	$2,587	$47,402
Gene Michael Bennett (5) Former Chief Financial Officer	2008	$111,100	-	-	-	-	-	$111,100
William Milewski (6) Former Chief Financial Officer	2008	$50,667	-	-	-	-	-	$50,667

______________________
(1)	Amounts set forth in these columns were paid to or received by the executive in Renminbi and were converted into U.S. dollars based on the conversion rate in effect on June 30, 2008.
(2)
The amount in the “Salary” column includes each executive’s 8% contribution to the pension programs. We withhold and pay such  percentage on behalf of the employee. For Mr. Guo and Ms. Sun, their contribution was approximately $1,294 and $1,294 in fiscal 2008, respectively.

(3)
Amounts represent the annual discretionary bonus paid to each applicable executive during the respective fiscal year. For more information  on the annual discretionary bonuses paid in fiscal 2008, see the “Compensation Discussion and Analysis” above.

(4)	Amounts represent our required contribution, equal to 20% of the employees’ monthly base salary before tax, to the employee contribution pension program.
(5)	Mr. Bennett resigned on December 20, 2007. No additional amount is due to him.
(6)	Mr. Milewski resigned on May 21, 2008. No additional amount is due to him.

Employment Contracts

All of our executive officers, including Wenhua Guo and Baiyun Sun (excluding Gene Michael Bennett and William Milewski) have executed standard employment agreements with us, which are governed by Chinese law. Our standard employment agreements are for a fixed period of one year and may be renewed upon both parties’ consents. After ten years of employment, an employee may enter into an employment agreement with us for an indefinite period of time. We did not enter into any new employment agreement with Ms. Sun for her temporary interim chief financial officer positions. Ms. Sun remained bound by her existing employment agreement during such time and currently.

Other than the amount of compensation, the terms and conditions of the employment agreements for our executive officers are substantially the same as those of our standard employment agreements for non-executive employees. Pursuant to our standard employment agreements, we may terminate employees for cause, without notice or severance. If we terminate employment due to economic downturn or performance related reasons, we are obligated to give 30 days advance notice or pay one-month’s salary as severance in lieu of notice. In addition, we may pay additional severance in the amount of one-month’s salary for each year that an employee has served with us, capped at a maximum of 12 months’ salary as severance. An employee may resign without good reason upon one month’s notice, or resign for good reason without notice.

In the event Mr. Guo or Ms. Sun were to be terminated by us due to economic considerations or unsuitability for their respective positions, we would be obligated to pay each of them up to 12 months of their respective salaries (as of June 30, 2008).

Termination of Employment and Change-in-Control Arrangements

Gene Michael Bennett

Gene Michael Bennett served as our chief financial officer from July 18, 2007 to December 20, 2007. Upon his resignation, Mr. Bennett executed a letter of resignation and separation agreement, effective December 20, 2007. Pursuant to his agreement, Mr. Bennett continued to serve as an independent outside consultant for a six-month period until June 20, 2008, during which time we paid him $5,000 per month. Mr. Bennett was entitled to no additional compensation from us upon his resignation.

William Milewski

William Milewski served as our chief financial officer from March 1, 2008 to May 21, 2008. Upon his resignation, Mr. Milewski executed a letter of resignation and separation agreement, effective May 31, 2008. Pursuant to his agreement, Mr. Milewski received a bonus equal to one month base salary, or $14,000, in recognition of the contributions he made during his employment with us. He also continues to serve as an independent outside consultant for an eight-month period until January 21, 2009, during which time we will pay him $3,500 per month. Mr. Milewski is entitled to no additional compensation from us due to his resignation.

Grants of Plan-Based Awards

During the year ended June 30, 2008, neither we nor our subsidiaries granted any stock, stock option or other types of equity compensation, or any non-equity incentive plan compensation awards, to any executive officers.

Outstanding Equity Awards at Fiscal Year-End

We did not have any outstanding equity awards as of June 30, 2008.

Option Exercises and Stock Vested

Because we have not previously granted any equity compensation to the named executive officers, there were no stock option exercises or vesting of stock during the year ended June 30, 2008.

Long-Term Incentive Plan Awards

We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans. We may implement a long-term incentive plan in the future. However, because of Chinese tax laws, we currently do not consider these types of awards desirable.

Director Compensation

Only our non-employee directors are compensated for serving on our board of directors, and the payments vary depending on the non-employee directors’ experiences and expertise. Additionally, our non-employee directors receive $1,000 for attending each meeting of our board of directors at which there is a quorum, whether in person or by telephone, up to a maximum of $5,000 per fiscal year. There are no other fees or reimbursements paid to our non-employee directors.

The following table sets forth the compensation paid during the year ended June 30, 2008 to our directors:

Name of Director	Fees Earned or Paid in Cash (4)	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total (2)
Wenhua Guo (1) Chief Executive Officer and Chairman	-	-	-	-	-	-	-
Xiqing Diao(2) Chief Operating Officer	-	-	-	-	-	-	-
Lianjun Cai	$8,734	-	-	-	-	-	$8,734
Christopher Patrick Holbert	$26,000	-	-	-	-	-	$26,000
Punan Xie	$13,974	-	-	-	-	-	$13,974
Gene Michael Bennett(3) Former Chief Financial Officer	-	-	-	-	-	-	-

_______________________
(1)	Mr. Guo served as director during fiscal 2008. He did not receive any compensation for his service as director.
(2)	Mr. Diao served as director during fiscal 2008. He did not receive any compensation for his service as director.
(3)	Mr. Bennett served as director between July 1, 2007 and July 18, 2007. He did not receive any compensation for his service as director.
(4)	Amounts set forth in these columns were paid to or received by the director in Renminbi and were converted into U.S. dollars based on the conversion rate in effect on June 30, 2008.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as on our compensation committee or on the compensation committee of another entity during the years ended June 30, 2006, 2007 or 2008. None of our executive officers served as director of another entity, other than affiliates of Duoyuan China, during the years ended June 30, 2006, 2007 and 2008.

Material Changes Since the Year ended June 30, 2008

William D. Suh was appointed our chief financial officer, effective as of October 1, 2008. Pursuant to the employment agreement between us and Mr. Suh, or the Suh Employment Agreement, Mr. Suh will (a) receive a base salary of $192,000 per year, subject to annual increases at the discretion of our compensation committee, (b) receive a grant of 100,000 stock options, or the Suh Options, to purchase our common shares at the public offering price on the effective date of our public offering and listing of our common shares on the NASDAQ Stock Market’s Global Market or Global Select Market, the New York Stock Exchange or another comparable national stock exchange or marketplace approved by our board of directors, with a quarter of the Suh Options to vest and become exercisable on October 1, 2010 and the remainder of the Suh Options to vest ratably on a monthly basis through October 1, 2013, (c) be eligible for annual bonuses, the amount of which is subject to the sole discretion of our compensation committee, and (d) be eligible to receive any other perquisites and benefits offered to our executive officers. For a discussion of how our compensation committee determined Mr. Suh’s compensation, see “—Base Salary—Chief Financial Officers” above.

Pursuant to the Suh Employment Agreement, we may terminate Mr. Suh without cause (as defined in the Suh Employment Agreement) and Mr. Suh may resign with or without good reason (as defined in the Suh Employment Agreement), upon thirty days written notice. Termination by us with cause will be immediate, without written notice. Upon termination by us without cause, Mr. Suh is entitled to severance payment of six months of salary, which could either be paid in lump sum or in six-month installments. To be eligible for such severance payments, Mr. Suh must comply with certain confidentiality provisions and other covenants as stipulated in the Suh Employment Agreement.

RELATED PARTY TRANSACTIONS

The following is a description of our related party transactions:

Liquidated Damages Related to Private Placement

In November 2006, we raised approximately $23.5 million by issuing shares to the Private Placement Investors in the Private Placement. We were obligated to (1) register the resale of these shares with the Securities and Exchange Commission within 90 days of the closing of the Private Placement, pursuant to the Registration Rights Agreement, and (2) terminate certain related party transactions. We failed to timely register for resale the private placement shares and terminate the related party transactions, resulting in liquidated damages. We recorded liquidated damages and expenses of $2.1 million for the year ended June 30, 2007. There was no interest charge for late payment.

In November 2007, we reached a settlement with the Private Placement Investors to waive the respective liquidated damages owed to them in exchange for either cash or warrants for common shares. Each Private Placement Investor made its own election and, accordingly, we issued to 25 of these Private Placement Investors warrants to purchase 576,425 common shares, and we paid a total of $0.4 million in cash to 10 of these Private Placement Investors. The Private Placement Investors agreed that the our issuance of these warrants and our payments of cash constituted full satisfaction of our obligations to pay them liquidated damages with respect to the penalties under the Securities Purchase Agreement and the Registration Rights Agreement. We settled the claims for liquidated damages in the third quarter of fiscal 2008.

Make Good Escrow Arrangement

As an inducement to participate in the Private Placement and as set forth in the Securities Purchase Agreement, Wenhua Guo had agreed to cause Duoyuan Investments to deposit 6,899,177 common shares in escrow to be released to Duoyuan Investments or the Private Placement Investors pursuant to the terms set forth in the make good escrow agreement dated October 24, 2006, or the Make Good Escrow Agreement. Duoyuan Investments retained the voting power and dividend rights of these escrow shares until any release of the shares to the Private Placement Investors. The Make Good Escrow Agreement set forth annual performance and financial benchmarks for us to meet for each year ended June 30, 2006, 2007 and 2008. A third of the escrow shares would be released promptly to the Private Placement Investors after each annual notification to the escrow agent of our failure to meet the performance and financial benchmarks for any applicable year. A third of the escrow shares would be released promptly to Duoyuan Investments after each annual notification of our success in meeting the performance and financial benchmarks for any applicable year. We met all annual performance and financial benchmarks for the years ended June 30, 2006, 2007 and 2008. All escrow shares have been or will be released to Duoyuan Investments.

Real Property Related Transactions

Duoyuan China leases No. 3 Jinyuan, which consists of 3,080 square meters of space, from Duoyuan Information, a company owned by Wenhua Guo, the chairman of our board of directors and chief executive officer. The property is used as an office building. Duoyuan China originally leased the property at No. 3 Jinyuan from Duoyuan Water, a company owned by Mr. Guo. The initial lease had a five-year term from January 1, 2003 to December 31, 2007 and was extended for one year. As a result of the property transfer between Duoyuan Water and Duoyuan Information, in which Duoyuan Information became the new owner of No. 3 Jinyuan, the initial lease with Duoyuan Water was terminated. We entered into a new lease with Duoyuan Information for a period from July 1, 2008 to December 31, 2009, with annual rent payment of $0.2 million.

Pursuant to the terms of the now terminated lease with Duoyuan Water, Duoyuan China’s rental payments included electricity and water utility costs. During the term of the lease, Duoyuan Water paid Duoyuan China’s portion of the electricity and water bill. As a result, such utility costs became Duoyuan China’s payable to Duoyuan Water. In addition, Duoyuan China transferred some of its employees to Duoyuan Water. The social welfare tax associated with these employees accrued before the transfer, thus that amount became Duoyuan China’s payable to Duoyuan Water. Between July 2007 and December 2007, Duoyuan China paid RMB3.4 million ($0.5 million) to Duoyuan Water for these accrued payable payments accumulated during calendar years 2005 to 2007. By December 31, 2007, all accrued payables Duoyuan China owed to Duoyuan Water under the terminated lease had been settled.

Langfang Duoyuan leased part of its manufacturing plant to Duoyuan Water Treatment Equipment Manufacturing (Langfang) Co., Ltd, a company 80% owned by Mr. Guo. The lease is valid from October 1, 2004 to September 30, 2009. On May 25, 2007, pursuant to a termination agreement, Langfang Duoyuan and Duoyuan Water Treatment Equipment Manufacturing (Langfang) Co., Ltd terminated the lease. Total rental income for the years ended June 30, 2006, 2007 and 2008 amounted to $0.4 million, $0.4 million and $0, respectively.

Intellectual Property Transfer

Pursuant to a letter of trademark use authorization dated June 30, 2001, Duoyuan Water granted Duoyuan China the use of the “Duoyuan” trademark name. Duoyuan Water transferred the “Duoyuan” trademark name, along with other trademarks Duoyuan Water owned, to Duoyuan Investments effective as of August 21, 2008. On October 2008, Duoyuan China and Duoyuan Investments entered into a registered trademark usage license agreement, pursuant to which Duoyuan Investments granted Duoyuan China a royalty free and perpetual license to use the trademarks owned by Duoyuan Investments, including the “Duoyuan” trademark name.

Pursuant to a letter of patent use authorization dated June 30, 2001, Huiyuan Institute granted Duoyuan China the permanent use of a patent for an automatic offset press ink system quick cleaning device. On December 26, 2002, pursuant to an assignment agreement, Huiyuan Institute assigned this patent to Duoyuan China without charge. On March 11, 2008, Duoyuan China and Huiyuan Institute terminated the assignment agreement with a termination of letter of patent use authorization.

Sales and Purchase Transactions with Related Parties

After the completion of our Langfang Duoyuan facility, there were approximately $0.4 million in surplus construction materials, which Langfang Duoyuan sold to Duoyuan China at cost. As of December 31, 2006, Duoyuan China had failed to settle this account and violated the related party transaction covenants under the Securities Purchase Agreement. As of June 30, 2007, this receivable account had been fully settled.

Loans or Debt with Related Parties

Duoyuan China Information Technology Industry Co., Ltd., of which Wenhua Guo is the sole shareholder, paid various fees and other expenses related to the construction of our Langfang Duoyuan facilities. These fees and expenses amounted to $1.1 million, which was fully settled during the fiscal year ended June 30, 2005.

As of June 30, 2005, Duoyuan China owed $4.6 million to Huiyuan Institute for Duoyuan China’s purchase of Huiyuan Institute’s 90% equity interest in Langfang Duoyuan. This outstanding amount was fully settled on May 16, 2006.

During 2006, Duoyuan China received various short-term loans from Duoyuan Water. The loans were non-interest bearing and due on demand. These short-term loans became related party payables to Duoyuan Water. Duoyuan China failed to settle these short-term loans, which amounted to $0.3 million, as of December 31, 2006. As of June 30, 2007, these short-term loans were fully settled.

During 2006, Duoyuan China also made several short-term loans to Duoyuan Water. The loans were non-interest bearing and due on demand. These short-term loans became related party receivables to Duoyuan China. Duoyuan China failed to settle this receivable account, which amounted to $3.4 million, as of December 31, 2006. As of June 30, 2007, these short-term loans were fully settled.

Promissory Note Conversions

We issued a non-interest bearing convertible promissory note to Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, for the principal amount of $50,000, as reimbursement for his payment of certain operational fees and costs we incurred prior to the Equity Transfer. This note was converted into 372,871 common shares on September 15, 2006. We also issued a non-interest bearing convertible promissory note to Millennium Capital, Inc., or Millennium Capital, for the principal amount of $20,000, as reimbursement of funding assistance it provided to us prior to the Equity Transfer. Millennium Capital is controlled by Jonathan Mork, the son of Dempsey Mork and a director of Roth Capital, our placement agent for the Private Placement. This note was also converted into 372,871 common shares on September 15, 2006. For more information on the Dempsey Mork, Jonathan Mork and Millennium Capital, see “Selling Security Holders.”

Indebtedness of Management

None.

Review, Approval or Ratification of Transactions with Related Persons

As provided in our audit committee charter, all related party transactions must be reviewed and approved by our audit committee. As such, we have conducted and will continue to conduct a review of all related party transactions for potential conflicts of interest on an ongoing basis. All such transactions relating to executive officers and directors must be approved by our audit committee.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, with respect to the beneficial ownership of our common shares:

•	names and addresses of each person known to us to own beneficially more than 5% of our common shares;
•	each of our directors and executive officers who beneficially own our common shares, and ownership by all of our directors and executive officers as a group; and
•	each selling shareholder, who beneficially own our common shares.

As of the date of this prospectus, we have a total of 25,000,050 common shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. Except as indicated below, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to our common shares shown as beneficially owned by them. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership (1)	Percentage Ownership (1)

Directors and Executive Officers
Wenhua Guo (2) Chairman and Chief Executive Officer	17,562,355(2)(3)	70.25%
Lianjun Cai Director	-	-
Xiqing Diao Director, Chief Operating Officer	-	-
Christopher Patrick Holbert Director	-	-
Punan Xie Director	-	-
William D. Suh Chief Financial Officer	-	-
Baiyun Sun Controller	-	-
Gene Michael Bennett Former Chief Financial Officer	-	-
William Milewski Former Chief Financial Officer	-	-
Principal Shareholders
Duoyuan Investments Limited No. 3 Jinyuan Road Daxing Industrial Development Zone Beijing, People’s Republic of China, 102600	17,562,355(2)	70.25%
Barry M. Kitt 4965 Preston Park Blvd., Ste 240 Plano, TX 75093	1,542,295(4)	6.17%
Pinnacle China Fund, L.P. 4965 Preston Park Blvd., Ste 240 Plano, TX 75093	1,300,002(4)	5.20%

All Directors and Executive Officers as a Group (8 members)	17,562,355	70.25%
_______________________

(1)
 The percentage of beneficial ownership is based on 25,000,050 common shares outstanding as of September 22, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, each of the shareholders named in this table has sole voting and dispositive power with respect to the common shares shown as beneficially owned by such shareholder. The address for all of our directors and executive officers is c/o Asian Financial, Inc., No. 3 Jinyuan Road, Daxing Industrial Development Zone, Beijing, People’s Republic of China, 102600.

(2)
Duoyuan Investments Limited, a British Virgin Islands company, is the direct holder of 17,562,355 common shares. All of the equity interests of Duoyuan Investments Limited is held by Wenhua Guo, the chairman of our board of directors and chief executive officer, who may be deemed the beneficial owner of the 17,562,355 common shares owned by Duoyuan Investments Limited.

(3)
As an inducement to participate in the Private Placement and as set forth in the Securities Purchase Agreement, Wenhua Guo had agreed to cause Duoyuan Investments Limited to deposit 6,899,177 common shares in escrow to be released to Duoyuan Investments Limited or the Private Placement Investors pursuant to the terms set forth in the Make Good Escrow Agreement. Duoyuan Investments Limited retained the voting power and dividend rights of these escrow shares until any release of the shares to the Private Placement Investors. The Make Good Escrow Agreement set forth annual performance and financial benchmarks for us to meet for each year ended June 30, 2006, 2007 and 2008. A third of the escrow shares would be released promptly to the Private Placement Investors after each annual notification to the escrow agent of our failure to meet the performance and financial benchmarks for any applicable year. A third of the escrow shares would be released promptly to Duoyuan Investments Limited after each annual notification of our success in meeting the performance and financial benchmarks for any applicable year. We met all annual performance and financial benchmarks for the years ended June 30, 2006, 2007 and 2008. All escrow shares have been or will be released to Duoyuan Investments Limited.

(4)
Pinnacle China Fund, L.P. is the direct holder of 1,300,002 common shares. Pinnacle China Fund, L.P.’s general partner is Pinnacle China Advisors, L.P. Pinnacle China Advisors, L.P.’s general partner is Pinnacle China Management, L.L.C. Pinnacle China Management, L.L.C. is managed by Kitt China Management, L.L.C., managed solely by Barry M. Kitt. As a result of Mr. Kitt's control over these entities, Mr. Kitt may be deemed the beneficial owner of the 1,300,002 common shares owned by Pinnacle China Fund, L.P.

Pinnacle Fund, L.P. is the direct holder of 242,293 common shares. Pinnacle Fund, L.P.’s general partner is Pinnacle Advisors, L.P. Pinnacle Advisors, L.P.’s general partner is Pinnacle Fund Management, LLC. The sole member of Pinnacle Fund Management, LLC is Mr. Kitt. As a result of Mr. Kitt's control over these entities, Mr. Kitt may be deemed the beneficial owner of the 242,293 common shares owned by Pinnacle Fund, L.P.

Mr. Kitt expressly disclaims beneficial ownership of the 1,542,295 common shares owned by Pinnacle China Fund, L.P. and Pinnacle Fund, L.P.

  SELLING SECURITY HOLDERS

We are registering for resale from time to time of up to 7,437,695 of our common shares by the selling shareholders, which include (1) 1,305,073 Pre-Equity Transfer Shares we issued to the Pre-Equity Transfer Investors which include certain investors, members of our former management team and their affiliates and (2) 6,132,622 shares we issued to the Private Placement Investors. The term “selling shareholder” includes the shareholders listed below and their transferees, pledgees, donees or other successors. Information concerning the selling shareholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

We effected a 1-for-2.68189924 reverse stock split on July 17, 2007. With respect to fractional shares, each holder of our common shares who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificate(s) received one common share. The number of our outstanding and issued shares prior to the reverse stock split was 67,047,481. Upon the effectiveness of the reverse stock split, the number of our outstanding and issued shares became 25,000,050. The following information about selling security holders reflects the reverse stock split described above.

Pre-Equity Transfer Investors

The shares issued to the Pre-Equity Transfer Investors were issued at various times over a period of eight years since the time of our incorporation until the Equity Transfer, pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, for issuances not involving a public offering.

The Pre-Equity Transfer Shares include (1) 382,868 shares issued to investors in a private placement in December 1998, (2) 372,871 shares issued to Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, upon the conversion of a non-interest bearing convertible promissory note on September 15, 2006, (3) 372,871 shares issued to Millennium Capital upon the conversion of a separate non-interest bearing convertible promissory note on September 15, 2006 and (4) 176,463 shares issued to members of our former management team and their affiliates between 1998 and 2005, including Dempsey Mork, Randall A. Baker, our former vice president who resigned in 2002, and Norbert LeBouef, our former chief financial officer who resigned at the closing of the Equity Transfer. See “Related Party Transactions—Promissory Note Conversions” for description of the conversions of the two non-interest bearing convertible promissory notes.

The Pre-Equity Transfer Investors are reasonably believed to be “accredited “ investors as defined in Regulation D under the Securities Act, or were a spouse or relative of an accredited investor who shared the same principal residence with the accredited investor. Unless otherwise discussed in this prospectus, the Pre-Equity Transfer Investors did not engaged in any transactions with us during the three years ended June 30, 2006, 2007, and 2008.

Private Placement Investors

In November 2006, we issued common shares to the Private Placement Investors for an aggregate purchase price of $23.5 million. This Private Placement was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, for issuances not involving a public offering. The Private Placement Investors were persons reasonably believed to be “accredited investors” as defined in Regulation D under the Securities Act. Pursuant to the Securities Purchase Agreement, we agreed to file this registration statement in order to enable the Private Placement Investors to sell their common shares. None of the Private Placement Investors or their officers had any prior material relationship with us. We did not receive any other consideration from the Private Placement Investors besides than the proceeds from the Private Placement.

Selling Shareholders

The table below shows the number of shares owned by the selling shareholders based upon information they have provided to us. Percentages of shares beneficially owned by any person is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of common shares outstanding as of the date of this prospectus and the number of common shares as to which that person has the right to acquire voting or investment power as of the date of this prospectus, or within 60 days thereafter. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over the shares they own. We cannot estimate the number of shares the selling shareholders will hold after completion of this offering because they may sell all or a portion of the shares and there are currently no agreements, arrangements or understandings with respect to the number of shares to be sold by them. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling shareholders after the completion of this offering. This information is based solely on information provided by or on behalf of the selling shareholders set forth below, and we have not independently verified the information. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Except as provided below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us within the past three years other than as a result of the ownership of our securities, unless disclosed otherwise in this prospectus. Unless otherwise described below, the selling shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act.

	Common Shares Beneficially Owned Prior to the Offering			Common Shares Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Pre-Equity Transfer Investors
Magellan Capital(1)	83,896	*	83,896	0	0
Magellan Litigation(2)	28,525	*	28,525	0	0
Dempsey Mork (3)	27,966	*	27,966	0	0
Randall A. Baker(4)	11,466	*	11,466	0	0
National Financial Services (5)	13,983	*	13,983	0	0
Norbert L. LeBouef (6)	10,627	*	10,627	0	0
Millennium Group, Inc.(7)	372,871	1.49	372,871	0	0
MCC Profit Sharing Plan(8)	372,871	1.49	372,871	0	0
Magellan Capital Defined Benefits Plan(9)	167,792	*	167,792	0	0
Magellan Capital Profit Sharing Plan(10)	167,792	*	167,792	0	0
Jose Chavez	224	*	224	0	0
Alex Jacoy	187	*	187	0	0
Richard Stevenson	224	*	224	0	0
Brenda Jose	150	*	150	0	0
Sally McManus	187	*	187	0	0
Carolyn Howley	150	*	150	0	0
Helen Wright	224	*	224	0	0

	Common Shares Beneficially Owned Prior to the Offering			Common Shares Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Christopher J. Marof	187	*	187	0	0
Mary Buerke	150	*	150	0	0
Kathy Jones	224	*	224	0	0
Kathryn N. LeBouef (11)	5,929	*	5,929	0	0
Victor Soto	224	*	224	0	0
Antonio Soto	187	*	187	0	0
Jose Soto	150	*	150	0	0
Oscar Ballesteros	224	*	224	0	0
Sherry Evaro-Ham	187	*	187	0	0
Alyson Baca	150	*	150	0	0
Randy Baca	224	*	224	0	0
Laurie Healy	187	*	187	0	0
Sergio Luna	150	*	150	0	0
Melecio Soto	224	*	224	0	0
Barbara Filiatreaux	2,573	*	2,573	0	0
Micheal Baine	224	*	224	0	0
Annette Baine	187	*	187	0	0
UGTMA CA Cust FBO Michelle Baine(12)	150	*	150	0	0
UGTMA CA Cust FBO James Baine(13)	224	*	224	0	0
Gary Peskin	187	*	187	0	0
Rose Peskin	150	*	150	0	0
UGTMA CA Cust FBO Zachary Peskin(14)	224	*	224	0	0
UGTMA CA Cust FBO Sarah Peskin(15)	187	*	187	0	0
UGTMA CA Cust FBO Jacob Peskin(16)	150	*	150	0	0
Sarah LeBouef(17)	224	*	224	0	0
Danial V. French	224	*	224	0	0
UGTMA CA Cust FBO Carina Johnson(18)	187	*	187	0	0
Conrad Dahl	150	*	150	0	0
Hayley Smith	224	*	224	0	0
Valarie Hahn	187	*	187	0	0
Tiare Hatrak	150	*	150	0	0
Moea Shelley	224	*	224	0	0
John P. Spickard	187	*	187	0	0
Patricia Bladh	150	*	150	0	0
Andrea Baca	224	*	224	0	0
Patricia A. Mork(19)	26,064	*	26,064	0	0
Irwin J. Kirz	5,090	*	5,090	0	0
Pre-Equity Transfer Shares in Total	1,305,073	5.22	1,305,073	0	0

	Common Shares Beneficially Owned Prior to the Offering			Common Shares Beneficially Owned After the Offering
Selling Shareholder	Number of Shares Beneficially Owned	Percent of Class (%)	Number of Shares Being Offered	Number of Shares Beneficially Owned	Percent of Class (%)

Private Placement Investors
Pinnacle China Fund, L.P. (20)	1,300,002	5.20	1,300,002	0	0
The Frost National Bank Cust FBO(21) Renaissance US Growth Investment Trust PLC Tr No W00740100	390,626	1.56	390,626	0	0
The Frost National Bank Cust FBO(22) US Special Opportunities Trust PLC Tr No W00118000	390,626	1.56	390,626	0	0
The Frost National Bank Cust FBO(23) Renaissance Capital Growth & Income Fund III Tr No W00740000	130,209	*	130,209	0	0
The Northern Trust Comp Cust FBO(24) Premier RENN US Emerging Growth Fund Limited ACCT PRN01/17 28085	130,209	*	130,209	0	0
Jayhawk Private Equity Fund, L.P. (25)	734,976	2.94	734,976	0	0
Jayhawk Private Equity Co-Invest Fund, L.P. (25)	46,276	*	46,276	0	0
Bear Stearns Security Corp Cust FBO J Steven Emerson IRA(26)	260,417	1.04	260,417	0	0
Bear Stearns Security Corp Cust FBO J Steven Emerson IRA Rollover II(27)	260,417	1.04	260,417	0	0
Bear Stearns Security Corp Cust FBO Emerson Family Foundation(28)	52,084	*	52,084	0	0
Lake Street Fund, L.P. (29)	260,417	1.04	260,417	0	0
Fred L. Astman Wedbush Securities Inc. IRA Cust Rollover Holding 10/31/92(30)	104,167	*	104,167	0	0
Gregory Cook Wedbush Sec Cust IRA Contributory 01-16-02(31)	19,531	*	19,531	0	0
George Loxsom Wedbush Sec Cust IRA SEP 12-16-92(32)	13,021	*	13,021	0	0
John Peter Selda Wedbush Sec Cust IRA Cont 08-27-96(33)	13,021	*	13,021	0	0
Wedbush Sec IRA Rollover 1/12/06 Cust FBO Joseph Anthony Cardaropoli (34)	11,198	*	11,198	0	0
The Mitchell W. Howard Trust(35)	7,813	*	7,813	0	0
Chinamerica Fund, L.P. (36)	260,417	1.04	260,417	0	0
Westpark Capital, L.P. (37)	260,417	1.04	260,417	0	0
Centaur Value Fund, L.P. (38)	126,302	*	126,302	0	0
United Centaur Master Fund (39)	69,011	*	69,011	0	0
Heller Capital Investments, LLC(40)	156,251	*	156,251	0	0
Berlin Capital Growth, L.P. (41)	130,209	*	130,209	0	0
Lighthouse Consulting Limited (42)	130,209	*	130,209	0	0
Precept Capital Master Fund, G.P. (43)	70,209	*	70,209	0	0
MidSouth Investor Fund LP(44)	130,001	*	130,001	0	0
Sandor Capital Master Fund, L.P. (45)	125,000	*	125,000	0	0
Crescent International Ltd. (46)	78,125	*	78,125	0	0
Diamond Opportunity Fund, LLC(47)	65,104	*	65,104	0	0
Guerrilla Partners LP(48)	62,500	*	62,500	0	0
The Kircher Family Trust dtd 03/24/2004(49)	52,084	*	52,084	0	0
Cascata Long / Short Fund, LP(50)	26,042	*	26,042	0	0
Outpoint Offshore Fund Ltd.(51)	23,438	*	23,438	0	0
The Pinnacle Fund, L.P. (52)	242,293	*	242,293	0	0
Private Placement Investor Shares in Total	6,132,622	24.53	6,132,622	0	0
Selling Shareholder Shares in Total	7,437,695	29.75	7,437,695	0	0
____________________
*  Less than 1%

(1)
Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, has investment and voting control over the shares held by Magellan Capital.

(2)
Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, has investment and voting control over the shares held by Magellan Litigation.

(3)	Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, has investment and voting control over the shares.

(4)	Randall A. Baker, our former vice president who resigned in 2002, has investment and voting control over the shares.

(5)	Randall A. Baker, our former vice president who resigned in 2002, has investment and voting control over the shares held by National Financial Services.

(6)	Norbert L. LeBouef, our former chief financial officer who resigned upon the closing of the Equity Transfer, has investment and voting control over the shares.

(7)
Millennium Group, Inc. d/b/a as Millennium Capital, Inc. received the shares upon the conversion of a non-interest bearing convertible promissory note on September 15, 2006. Jonathan Mork has investment and voting control over the shares held by Millennium Group, Inc. Jonathan Mork is the son of Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer. Jonathan Mork is a director of Roth Capital, our placement agent for the Private Placement.  Dempsey Mork and Jonathan Mork each own less than 5% of our common shares, and do not reside in the same household.  Millennium Capital does not share common ownership or management with other affiliate entities controlled by Dempsey Mork. Jonathan Mork is reasonably believed to be an “accredited” investor as defined in Regulation D under the Securities Act.

(8)
Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, has investment and voting control over the shares held by MCC Profit Sharing Plan.

(9)
Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, has investment and voting control over the shares held by Magellan Capital Defined Benefits Plan.

(10)
Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer, has investment and voting control over the shares held by Magellan Capital Profit Sharing Plan.

(11)
Kathryn N. LeBouef has investment and voting control over the shares.  Mrs. LeBouef is the wife of Norbert LeBouef, our former chief financial officer who resigned upon the closing of the Equity Transfer.

(12)	Michelle Baine has investment and voting control over the shares held by UGTMA CA Cust FBO Michelle Baine.

(13)	James Baine has investment and voting control over the shares held by UGTMA CA Cust FBO James Baine.

(14)	Zachary Peskin has investment and voting control over the shares held by UGTMA CA Cust FBO Zachary Peskin.

(15)	Sarah Peskin has investment and voting control over the shares held by UGTMA CA Cust FBO Sarah Peskin.

(16)	Jacob Peskin has investment and voting control over the shares held by UGTMA CA Cust FBO Jacob Peskin.

(17)
Sarah LeBouef has investment and voting control over the shares. Ms. LeBouef is the daughter of Norbert LeBouef, our former chief financial officer who resigned upon the closing of the Equity Transfer.

(18)	Carina Johnson has investment and voting control over the shares held by UGTMA CA Cust FBO Carina Johnson.

(19)
Patricia A. Mork has investment and voting control over the shares. Mrs. Mork is the wife of Dempsey Mork, our former president and chief executive officer who resigned at the closing of the Equity Transfer.

(20)
Pinnacle China Fund, L.P. is the direct holder of 1,300,002 common shares. Pinnacle China Fund, L.P.’s general partner is Pinnacle China Advisors, L.P. Pinnacle China Advisors, L.P.’s general partner is Pinnacle China Management, L.L.C. Pinnacle China Management, L.L.C. is managed by Kitt China Management, L.L.C., managed solely by Barry M. Kitt. As a result of Mr. Kitt's control over these entities, Mr. Kitt may be deemed the beneficial owner of the 1,300,002 common shares owned by Pinnacle China Fund, L.P. Mr. Kitt expressly disclaims beneficial ownership of the shares owned by Pinnacle China Fund, L.P.

(21)
Russell Cleveland has investment and voting control over the shares held by The Frost National Bank Cust FBO Renaissance US Growth Investment Trust PLC No W00740100. Mr. Cleveland is the president of RENN Capital Group, Inc., which is the investment advisor of Renaissance US Growth Investment Trust PLC.

(22)
Russell Cleveland has investment and voting control over the shares held by The Frost National Bank Cust FBO US Special Opportunities Trust PLC Tr No W00118000. Mr. Cleveland is the president of RENN Capital Group, Inc., which is the investment advisor of U.S. Special Opportunities Trust PLC.

(23)
Russell Cleveland has investment and voting control over the shares held by The Frost National Bank Cust FBO Renaissance Capital Growth & Income Fund III Tr No W00740000. Mr. Cleveland is the president of RENN Capital Group, Inc., which is the investment advisor of Renaissance Capital Growth & Income Fund III, Inc.

(24)
Russell Cleveland has investment and voting control over the shares held by The Northern Trust Comp Cust FBO Premier RENN US Emerging Growth Fund Limited ACCT PRN01/17 28085. Mr. Cleveland is the president of RENN Capital Group, Inc., which is the investment advisor of Premier RENN US Emerging Growth Fund Limited.

(25)
Kent McCarthy has investment and voting control over the shares held by Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P. Mr. McCarthy is the managing member of Jayhawk Capital Management, L.L.C., which is the general partner of Jayhawk Private Equity GP, L.P., which is the general partner of Jayhawk Private Equity Fund, L.P. and Jayhawk Private Equity Co-Invest Fund, L.P.

(26)	J. Steven Emerson has investment and voting control over the shares held by Bear Stearns Security Corp Cust FBO J Steven Emerson IRA.

(27)	J. Steven Emerson has investment and voting control over the shares held by Bear Stearns Security Corp Cust FBO J Steven Emerson IRA Rollover II.

(28)	J. Steven Emerson has investment and voting control over the shares held by Bear Stearns Security Corp Cust FBO Emerson Family Foundation.

(29)
Scott Hood has investment and voting control over the shares held by Lake Street Fund LP. Mr. Hood is a managing director for Lake Street Management, LLC, which is the general partner of Lake Street Fund, L.P.

(30)	Fred L. Astman has investment and voting control over the shares held by Fred L. Astman Wedbush Securities Inc. IRA Cust Rollover Holding 10/31/92 .

(31)	Gregory Cook has investment and voting control over the shares held by Gregory Cook Wedbush Sec Cust IRA Contributory 01-16-02.

(32)	George Loxsom has investment and voting control over the shares held by George Loxsom Wedbush Sec Cust IRA SEP 12-16-92.

(33)	John Peter Selda has investment and voting control over the shares held by John Peter Selda Wedbush Sec Cust IRA Cont 08-27-96.

(34)	Joseph Anthony Cardaropoli has investment and voting control over the shares held by Wedbush Sec IRA Rollover 1/12/06 Cust FBO Joseph Anthony Cardaropoli.

(35)	Mitchell W. Howard has investment and voting control over the shares held by the Mitchell W. Howard Trust.

(36)	Chris Efird, Stephen Taylor and Beau Johnson, partners of Chinamerica Fund, L.P., have collective investment and voting control over the shares held by Chinamerica Fund, L.P.

(37)	Patrick J. Brosnahan, general partner of Westpark Capital, L.P., has investment and voting control over the shares held by Westpark Capital, L.P.

(38)	Centaur Capital Partners and Zeke Ashton, managing partner of Centaur Capital Partners, have collective investment and voting control over the shares held by Centaur Value Fund, L.P.

(39)	Centaur Capital Partners and Zeke Ashton, managing partner of Centaur Capital Partners, have collective investment and voting control over the shares held by United Centaur Master Fund.

(40)	Ronald I. Heller, chief investment officer of Heller Capital Investments, LLC, has investment and voting control over the shares held by Heller Capital Investments, LLC.

(41)
Thomas G. Berlin, managing member of Berlin Financial, Ltd, which is the general partner of Berlin Capital Growth, L.P, has investment and voting power over the shares held by Berlin Capital Growth, L.P..

(42)
Bai Ye Feng and Ignacio Badiola Menendez, shareholders and directors of Lighthouse Consulting Limited, have collective investment and voting power over the shares held by Lighthouse Consulting Limited.

(43)	D. Blair Baker has investment and voting control over the shares held by Precept Capital Master Fund, G.P.

(44)	Lyman O. Heidtke, general partner for MidSouth Investor Fund LP, has sole investment and voting control over the shares held by MidSouth Investor Fund LP.

(45)	John S. Lemak, general partner of Sandor Capital Master Fund, L.P, has investment and voting power over the shares held by Sandor Capital Master Fund, L.P.

(46)
Maxi Brezzi and Bachir Taleb-Ibrahimi, managers of Cantara (Switzerland) SA, which is the investment advisor to Crescent International Ltd., have collective investment and voting control over the shares held by Crescent International Ltd. Maxi Brezzi and Bachir Taleb-Ibrahimi disclaim beneficial ownership of these shares.

(47)
David Hokin, Rob Rubin and Richard Marks, managers and managing directors of Diamond Opportunity Fund, LLC, have the shared investment and voting control over the shares held by Diamond Opportunity Fund, LLC. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these shares.

(48)	Peter Siris, the managing director of Guerrilla Partners LP, has investment and voting control over the shares held by Guerrilla Partners LP.

(49)	Stephen C. Kircher has investment and voting control over the shares held by the Kircher Family Trust dtd 03/24/2004.

(50)
Chris Cuzalina has investment and voting control over the shares held by Cascata Long / Short Fund, LP. Mr. Cuzalina controls Cascata Capital LLC, which is the general partner of Cascata Capital Management LP. Cascata Capital Management, LP is the general partner of Cascata Long/Short Fund, LP.

(51)	Jordan A. Grayson, the managing partner of Outpoint Offshore Fund Ltd., has investment and voting control over the shares held by Outpoint Offshore Fund Ltd.

(52)
Pinnacle Fund, L.P. is the direct holder of 242,293 common shares. Pinnacle Fund, L.P.’s general partner is Pinnacle Advisors, L.P. Pinnacle Advisors, L.P.’s general partner is Pinnacle Fund Management, LLC. The sole member of Pinnacle Fund Management, LLC is Mr. Kitt. As a result of Mr. Kitt's control over these entities, Mr. Kitt may be deemed the beneficial owner of the 242,293 common shares owned by Pinnacle Fund, L.P. Mr. Kitt expressly disclaims beneficial ownership of the shares owned by Pinnacle Fund, L.P.

Except as otherwise described above, none of the Private Placement Investors have any material relationship with us other than the Private Placement transaction described in this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 101,000,000 common shares, including 100,000,000 common shares and 1,000,000 preferred shares, with par value of $0.001 per share. As of the date of this prospectus, we have 25,000,050 common shares issued and outstanding. As of the same date, warrants to purchase 1,226,972 common shares have been granted, but no warrant has been exercised.

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, whose address is 59 Maiden Lane, New York, NY 10038, and whose phone number is (212) 936-5100.

The following summary description relating to our shares does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended and restated.

Common Shares

Holders of our common shares are entitled to one vote for each share they own on matters submitted to a vote of shareholders. They are entitled to receive pro rata any dividends, if any, as may be declared by our board of directors out of funds legally available thereafter. Holders of our common shares do not have any preemptive or other rights to subscribe for additional shares. Holders of our common shares are entitled to receive ratably any assets for distribution to shareholders upon our liquidation, dissolution or winding up. There are no conversion or sinking fund provisions applicable to our common shares. All of our outstanding common shares are fully paid and nonassessable.

On November 2, 2006, we closed the Private Placement and issued an aggregate of 6,132,622 shares to the Private Placement Investors for an aggregate purchase price of $23.5 million. This Private Placement was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, for issuances not involving a public offering.

Pursuant to the Securities Purchase Agreement, if the difference between our current assets and current liabilities for the years ended June 30, 2006, or the June 30 Audited Working Capital Amount, is less than $3.5 million, we are then required to immediately issue additional shares to each Private Placement Investor at no additional consideration. Because our June 30 Audited Working Capital Amount exceeded $3.5 million, we were not required and did not issue any additional share to the Private Placement Investors.

As an inducement to participate in the Private Placement and as set forth in the Securities Purchase Agreement, Wenhua Guo had agreed to cause Duoyuan Investments Limited to deposit 6,899,177 common shares in escrow to be released to Duoyuan Investments Limited or the Private Placement Investors pursuant to the terms set forth in the Make Good Escrow Agreement. Duoyuan Investments Limited retained the voting power and dividend rights of these escrow shares until any release of the shares to the Private Placement Investors. The Make Good Escrow Agreement set forth annual performance and financial benchmarks for us to meet for each year ended June 30, 2006, 2007 and 2008. A third of the escrow shares would be released promptly to the Private Placement Investors after each annual notification to the escrow agent of our failure to meet the performance and financial benchmarks for any applicable year. A third of the escrow shares would be released promptly to Duoyuan Investments Limited after each annual notification of our success in meeting the performance and financial benchmarks for any applicable year. We met all annual performance and financial benchmarks for the years ended June 30, 2006, 2007 and 2008. All escrow shares have been or will be released to Duoyuan Investments Limited.

We agreed to certain covenants under the Securities Purchase Agreement, including to hire a chief financial officer with U.S. GAAP and auditing procedure expertise and knowledge, who has either previously acted as chief financial officer for an U.S. public company or has been a partner in an U. S. accounting firm. The Private Placement Investors deposited $2.0 million of the Private Placement proceeds in escrow. If we failed to hire a qualifying chief financial officer, such funds would be returned to the Private Placement Investors. We also agreed to ensure our board of directors would comprise of a majority of independent directors. The Private Placement Investors deposited an additional $2.0 million of the Private Placement proceeds in escrow, which would be returned to them should we fail to meet this covenant regarding our board of directors. Effective as of April 23, 2007, we had satisfied our covenants with respect to hiring a qualifying chief financial officer and institute a board of directors with independent directors. Consequently, the $4.0 million escrow fund was released to us. Additionally, we agreed to use commercially reasonable efforts to retain a nationally recognized investors relations firm (including its overseas offices or subsidiaries). We engaged CCG to be our investor relationship firm in October, 2006.

Pursuant to the Securities Purchase Agreement, we agreed to cease all related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006. We failed to timely terminate these related party transactions and recorded liquidated damage. To settle the liquidated damages resulting from our failure to meet the related party transaction covenants, in November 2007 we reached a settlement with the Private Placement Investors who agreed to waive all penalties due in exchange for warrants or cash payments. See “—Warrants.”

Registration Rights

Concurrent with the Securities Purchase Agreement, we and the Private Placement Investors entered into the Registration Rights Agreement, pursuant to which we were obligated to register the resale of the our common share. We are obligated to include in such resale registration statement the shares issued to the Private Placement Investors, shares issuable upon our delivery of certain additional shares (as defined in the Securities Purchase Agreement), and shares issuable upon exercise of warrants, if any. The escrow shares related to the Make Good Escrow Agreement, if any were transferred to the Private Placement Investors, are also to be included in the resale registration statement. We failed to timely register for resale, resulting in liquidated damage equal to 1%, but capped at 8%, of the aggregate Private Placement proceeds. We settled the claims for liquidated damages in the third quarter of the year ended June 30, 2008.

On November 18, 2008, we entered into a waiver agreement, or the Waiver Agreement, with certain Private Placement Investors who hold in aggregate a majority of the common shares issued pursuant to the Securities Purchase Agreement. Pursuant to the Waiver Agreement, we shall (1) file a registration statement with the Securities and Exchange Commission, (2) cause the registration statement to be declared effective under the Securities Act, and (3) cause our common shares to be listed on the New York Stock Exchange, on or before January 31, 2009. Pursuant to the Wavier Agreement, the Private Placement Investors waived certain rights under the Securities Purchase Agreement and the Registration Rights Agreement. We and the Private Placement Investors also agreed that the aggregate amount of common shares the Private Placement Investors could include in the offering described above (on a pro rata basis) shall be 20% of the offering’s total amount of common shares.

Warrants

On October 9, 2006, as part of our compensation to them, we issued CCG warrants to acquire 37,287 common shares at the price of $4.61 per share.

On November 2, 2006, as part of our compensation to them, we issued Roth Capital warrants to purchase 613,260 shares of our common share at a strike price of $4.21 per share for a term of five years. The warrants are exercisable at any time after June 30, 2008 on a cashless or net exercise basis. The common shares issuable upon the exercise of the warrants have registration rights, but they are not included in this registration statement.

In November 2007, we reached the maximum liquidated damage amount stipulated by the Securities Purchase Agreement. We reached a settlement with the Private Placement Investors who agreed to waive all penalties due in exchange for warrants or cash payments. Accordingly, we issued to 25 of the Private Placement Investors warrants to purchase 576,425 common shares at a strike price of $5.76 per share for a term of five years starting on June 30, 2008, and are exercisable at any time after June 30, 2008 on a cashless basis at all times. For the 10 Private Placement Investors who elected to receive cash payments, we paid them a total of $0.4 million. We settled the claims for liquidated damages in the third quarter of the year ended June 30, 2008.

Certain Provisions of Wyoming Law and of Our Amended Articles of Incorporation and Bylaws

The following description of certain provisions of Wyoming law and of our amended articles of incorporation and bylaws is only a summary. For a complete description, we refer you to our amended articles of incorporation and our bylaws attached as exhibits to the registration statement which includes this prospectus.

Our Board of Directors

Our bylaws provide that our board of directors shall consists of five directors, and that our board of directors and shareholders each have the power to increase or decrease the number of directors. This power is restricted by Wyoming law which provides that our board of directors may increase or decrease the number of directors up to 30%. A proposal to increase or decrease the number of directors by more than 30% must be approved by the shareholders. If the shareholders approve of a change from fixed number of directors to a variable number, the board of directors may increase or decrease the number of directors within the prescribed range without shareholder approval.

Our first board of directors will hold office until the first annual meeting of shareholders and until their successors have been duly elected and qualified or until there is a decrease in the number of directors. Thereafter, directors will be elected at annual shareholder meetings and shall hold office until the next annual shareholder meeting, unless our articles of incorporation or bylaws provide for staggered terms, or until the director’s prior death, resignation or removal.

Any vacancy on our board of directors occurring by reason of a decrease in the number of directors, or by reason of the death, resignation, disqualification, removal or inability to act, or other cause, shall be filled by an affirmative vote of a majority of the remaining directors.

Our directors are elected by a plurality vote of the shareholders, who have no cumulative voting rights to elect directors. Consequently, at each annual shareholder meeting, the holders of a majority of our common shares can elect all of our directors. Our directors may be removed with or without cause by the affirmative vote of the holders of at least 2/3 of the shareholders entitled to vote. Currently, we do have voting groups for our shareholder. However, if we do implement voting groups, and one particular group has elected a specific director or directors, then, under Wyoming law, only the shareholders of that voting group can remove that director or directors.

Shareholder Voting Groups

We have two classes of shares, preferred shares and common shares.  We do not have any preferred shares issued and outstanding. We do not have voting groups, nor do we plan to do so in the future. Holders of our common shares have equal voting rights. Consequently, we have a single voting group comprised of holders of our common shares.

Under Wyoming law, a voting group is defined as a class of shareholders entitled to vote and be counted collectively as a group on specific matters at a shareholder meeting. Under Wyoming law, a corporation has broad discretion to create voting groups. A corporation may provide, for example, that a certain decision requires approval by a certain class of shares, even if the decision was approved by all other shareholders. In another instance, a corporation may provide that only one class of shares has the power to decide a particular matter.

Amendment to Our Bylaws

Generally speaking, our bylaws may be amended by our board of directors or our shareholders. However, Wyoming law provides that certain bylaw amendments must be approved by the shareholders, such as a bylaw that changes the quorum or voting requirements for shareholders. If a bylaw is approved by the shareholders and it establishes the quorum and voting requirements for our board of directors, such bylaw may only be amended or repealed with shareholder approvals.

Advance Notice of Director Nominations and New Business

Pursuant to Wyoming law, annual shareholder meeting notices need not include a description of the purpose or purposes for which the meeting is called for, except for certain matters such as amending the articles of incorporation, voting on a plan of merger, voting on a sale of assets outside the regular course of business and/or voting on dissolution of the corporation. Pursuant to Wyoming law, these fundamental corporate matters may be considered at an annual shareholder meeting only if they were included in the meeting notice.

Special shareholder meeting notices, however, shall contain a description of the purpose or purposes for which the meeting is called.

Limitations on Liability of Directors

A director is not liable for any action taken as a director, or for any action not taken, if he performs his duties in accordance with the statutory standard of conduct set forth under Wyoming law. This statutory standard of conduct requires the director to discharge his duties in good faith, with the care of an ordinarily prudent person in a like position and in a manner he believes to be in, or at least not opposed to, the best interests of the corporation. A director can rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared by officers or employees of the corporation, legal counsel, public accountants and other experts whom the director reasonably believes to be reliable and competent in the matters presented.

Our Registered Agent in Wyoming

Our agent for service of process and our registered office in Wyoming is Pioneer Corporate Services located at 214 W. Lincolnway, Suite 23, Cheyenne, WY 82001.

TAXATION

The following sets forth the material PRC and U. S. federal income tax consequences of an investment in our common share. It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our common share, such as the tax consequences under state, local and other tax laws.

People’s Republic of China Taxation

In 2007, the PRC National People’s Congress enacted the New EIT Law, which became effective on January 1, 2008. The New EIT Law imposes a single uniform income tax rate of 25% on all Chinese enterprises, including foreign invested enterprises, and levy a withholding tax rate of 10% on dividends payable by Chinese subsidiaries to their foreign shareholders unless any such foreign shareholders’ jurisdiction of incorporation has a tax treaty with China that provides for a different withholding agreement. Under the New EIT Law, enterprises established outside China but deemed to have a “de facto management body” within the country may be considered “resident enterprises” for Chinese tax purposes and, therefore, may be subject to an enterprise income tax rate of 25% on their worldwide income. Pursuant to the implementation rules of the New EIT Law, “de facto management bodies” have material and overall management control over the business, personnel, accounts and properties of the enterprise. As substantially all members of our management team are located in China, and may remain there in the future, we may be deemed a resident enterprise subject to an enterprise income tax rate of 25% on our worldwide income, with the possible exclusion of dividends received directly from another Chinese tax resident. See “Risk Factors—Risks Related to Our Business—The newly enacted PRC tax law affects tax exemptions on dividends received by us and increases the enterprise income tax rate applicable to us, “Regulations—Taxation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Taxes and Incentives.”

United States Federal Tax Consequences to Non-U.S. Shareholders

The following is a discussion of certain material U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common shares applicable to non-U.S. holders (as defined below). This discussion does not purport to be a comprehensive description of all of the U.S. tax considerations that may be relevant to a particular person’s decision to acquire our common shares (including any state, local or non-U.S. tax consequences of the ownership of our common shares).

This discussion applies only to those non-U.S. holders that hold our common shares as capital assets for U.S. tax purposes (generally, for investment). This section does not apply to non-U.S. holders that may be subject to special tax rules, including but not limited to:

•	dealers in securities or currencies;

•	banks, insurance companies or certain financial institutions;

•	tax-exempt organizations;

•	regulated investment companies or real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	foreign personal holding companies;

•	persons who hold or receive our common shares as compensation; or

•	holders that hold our common shares as part of a straddle, hedging or conversion transaction.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and other administrative guidance of the U.S. Internal Revenue Service and court decisions, all as in effect on the date hereof. These laws are subject to change or different interpretation by the U.S. Internal Revenue Service or a court, possibly on a retroactive basis.

You are a “non-U.S. holder” if you are a beneficial owner of our common shares and you are not:

•	a citizen or resident of the United States for federal income tax purposes;

•
a corporation, or other entity treated as a domestic corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia ;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust, if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of our common shares, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of our common shares that is a partnership and partners in such a partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of our common shares.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON SHARES IN YOUR PARTICULAR SITUATION.

Taxation of Distributions on our Common Shares

Distributions (if any) made to you on our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent these distributions exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your basis in our common shares, but not below zero, and then will be treated as gain from the sale of our common shares.

Dividends paid to you on our common shares generally will be subject to withholding of U.S. federal income tax at a 30% rate, or any lower rate that may specified by an applicable income tax treaty. To receive a reduced treaty rate, you must complete Internal Revenue Service Form W-8BEN (or substitute form), certify under penalty of perjury that you are eligible for benefits under the applicable treaty, and provide other additional information as required. You must periodically update the information on such forms. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. In addition, U.S. Treasury regulations provide special procedures for payments of dividends through certain intermediaries.

Dividends that (1) are effectively connected with the conduct of a trade or business by you within the United States; and (2) if an income tax treaty applies, are attributable to a permanent establishment, or, if you are an individual, a fixed base in the United States, as provided in the applicable treaty, are not subject to U.S. federal withholding tax, provided that you satisfy certain certification and disclosure requirements, including providing us with a properly executed Internal Revenue Service Form W-8ECI, for effectively connected income, or W-8BEN, for treaty benefits, or such successor form as the Internal Revenue Service, or the IRS, designates. In such cases, dividends are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. In addition, a “branch profits tax” may be imposed at a 30% rate (or any lower rate that may be specified by an applicable income tax treaty) on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund together with the required information with the IRS.

Taxation of Sale, Exchange or Other Taxable Disposition of our Common Shares

You generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition of our common shares unless one of the following applies:

•
the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base you maintain in the United States; in these cases, you will be taxed on the net gain derived from the sale under the regular graduated U.S. federal income tax rates, unless an applicable treaty provides otherwise; if you are a foreign corporation, you will be taxed on your net gain under regular graduated U.S. federal income tax rates and, in addition, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for specified items, unless you qualify for a lower rate under an applicable income tax treaty and demonstrate that you so qualify;

•
if you hold our common shares as a capital asset and you are a non-resident alien individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and you meet certain other conditions; in this case, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses, notwithstanding the fact that you are not considered a resident of the United States; or

•
we are or have been a “U.S. real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition or the period you held our common shares; in general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we are not currently and do not anticipate becoming a USRPHC. If we are, have been or become a USRPHC, so long as our common shares are, after the offering, and continues to be, regularly traded on an established securities market within the meaning of section 897(c)(3) of the Code, you will be subject to U.S. federal income tax on the disposition of our common shares under the USRPHC rules only if you hold or held more than 5% of our common shares at any time during the shorter of the five-year period preceding the date of your disposition or your holding period.

Federal Estate Tax

If you are an individual and you own, or are treated as owning, our common shares at the time of your death, such stock will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax. Estates of non-resident non-citizens are generally allowed a statutory credit which has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Information Reporting and Backup Withholding

Under U.S. Treasury regulations, we must report annually to the IRS and to you the gross amount of dividends we paid to you and the tax withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding also may be required to be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

If you fail to certify under penalties of perjury and in accordance with applicable U.S. Treasury regulations that you are a non-U.S. holder (and we do not have actual knowledge or reason to know that you are a U.S. person as defined under the Code) you may be subject to backup withholding, currently at a rate of 28%, on payments of dividends.

The payment of proceeds to you on your sale or other disposition of our common shares by or through a U.S. office of any broker, U.S. or non-U.S., is subject to both backup withholding and information reporting, unless you certify under penalties of perjury that you are a non-U.S. holder (and we do not have actual knowledge or reason to know that you are a U.S. person as defined under the Code), or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to a payment to you of proceeds on your sale or other disposition of our common shares by or through a non-U.S. office of any broker, U.S. or non-U.S. If, however, the broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, as defined in the Code, a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the U.S., or a foreign partnership with particular U.S. connections, such payments will be subject to information reporting, but not backup withholding, unless:

•	the broker has documentary evidence in its records that you are a non-U.S. holder and other specified conditions are met; or

•	you otherwise establish an exemption.

In addition, backup withholding may apply to the payment of disposition proceeds to you by or through a non-U.S. office of a broker in the foregoing cases unless specified certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that you are a U.S. person.

Any amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, if any, if the required information is timely furnished to the IRS.

The foregoing discussion of United State Federal Tax Consequences to Non-U.S. Shareholders is not tax advice and is not based on an opinion of counsel. Accordingly, you should consult your own tax advisor with respect to the federal, state, local and non-U.S. tax consequences of your ownership and disposition of our common shares.

PLAN OF DISTRIBUTION

The selling shareholders, consisting of the Pre-Equity Transfer Investors and the Private Placement Investors, and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Sales may be made initially at a price of                 per share until our common shares are listed on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	cover short sales made after the date this registration statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell our common shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of our common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer and donate our common shares in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the common shares subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such common shares such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such common shares.

We have advised each selling shareholder that we may not use shares registered on this registration statement to cover short sales of our common shares made prior to the date on which this registration statement is declared effective by the Securities and Exchange Commission. If a selling shareholder uses this prospectus for any sale of our common shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of our common shares, but we will not receive any proceeds from the sale of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Roth Capital Partners, LLC

Roth Capital is a registered broker-dealer and a member firm of the National Association Of Securities Dealers, or NASD, and was our placement agent for the Private Placement that closed on November 2, 2006. In conjunction with the Private Placement, Roth Capital received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase an aggregate of 613,260 shares of our common shares at a strike price of $4.21 per share. The warrants held by Roth Capital are exercisable after June 30, 2008 for a term of five years. The registration statement which includes this prospectus does not include the shares underlying the warrants held by Roth Capital.

The common shares issuable upon conversion of the warrants received by Roth Capital are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the shares by any person for a period of 180 days immediately following the effective date of the registration statement that includes this prospectus, except transfers of the warrants to officers or partners of Roth Capital as allowed under NASD Rule 2710 (g)(1) and (2).

In addition, Jonathan Mork, a director of Roth Capital, is the son of Dempsey Mork, our former founder, president and chief executive officer who resigned upon the closing of the Equity Transfer.

Roth Capital has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section “Selling Security Holders” that purchased our shares through private placements. All shares sold, if any, on behalf of selling shareholders by Roth Capital would be in transactions executed by Roth Capital on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through Roth Capital. Further, other than any existing brokerage relationship as customers with Roth Capital, no selling shareholder has any pre-arranged agreement, written or otherwise, with Roth Capital to sell their shares through Roth Capital.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the shares on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our shares, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered shares or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the shares offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the shares by the selling shareholders, which total compensation may not exceed 8%.

LEGAL MATTERS

The validity of our common shares being offered by our selling shareholders and certain other legal matters as to the law of the State of Wyoming will be passed on for us by Karpan & White P.C. Certain matters as to Chinese law relating to the application of the CSRC’s New M&A Rules to this offering will be passed on for us by the Commerce & Finance Law Office in Beijing.

EXPERTS

Our financial statements as of and for the years ended June 30, 2006, 2007 and 2008, included in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants, Walnut, California, an independent registered public accounting firm, as stated in its reports appearing elsewhere in this prospectus. These financial statements have been so included in reliance upon the reports of this firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resale of our common shares by the selling shareholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. For further information about us and the common shares that the selling shareholders intend to offer or sell in this offering, you should refer to the registration statement and its exhibits and schedules filed as part of the registration statement for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

You can read, inspect without charge and obtain a copy of the registration statement or any of our other materials we file or filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room free of charge at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of the documents at prescribed rates by contacting the Securities and Exchange Commission’s Public Reference Room at (202) 551-8090. Please call the Securities and Exchange Commission, at its toll-free number at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information that we file electronically with the Securities and Exchange Commission.

We intend to furnish our shareholders written annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports containing unaudited interim financial statements.

ASIAN FINANCIAL, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director and Stockholders of
Asian Financial Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Asian Financial Inc. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2008. Asian Financial Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits on accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, to a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asian Financial Inc. and subsidiaries as of June 30, 2008 and 2007, and the results of its operations as its cash flows for each of the years in the three-year period ended June 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

September 5, 2008

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$14,199,700	$7,816,361
Restricted cash	-	2,097,490
Accounts receivable, net of allowance for doubtful accounts of $1,178,328 and $498,648 as of June 30, 2008 and 2007, respectively	33,184,833	21,170,423
Inventories	23,950,551	20,074,605
Other receivables	20,834	68,160
Deferred expense	661,250	-
Other assets		40,331
Total current assets	72,017,168	51,267,370

PLANT AND EQUIPMENT, net	34,130,651	25,332,554

OTHER ASSETS:
Intangible assets, net	4,003,128	3,679,941
Advances on equipment purchases	2,753,610	-
Total other assets	6,756,738	3,679,941

Total assets	$112,904,557	$80,279,865

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit	$11,380,200	$12,887,000
Accounts payable	1,489,255	2,572,061
Accrued liabilities	1,749,129	1,107,591
Other payables	108,983	198,000
Other payables - related parties	-	369,564
Taxes payable	1,702,986	1,078,503
Liquidated damages payable	-	2,119,428
Total current liabilities	16,430,553	20,332,147

DERIVATIVE INSTRUMENT LIABILITIES	1,374,824	-

MINORITY INTEREST	1,292,843	800,766

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 25,000,050 shares issued and outstanding	25,000	25,000
Additional paid-in capital	27,263,040	27,263,040
Statutory reserves	6,000,090	3,282,601
Retained earnings	50,058,176	26,316,141
Accumulated other comprehensive income	10,460,031	2,260,170
Total shareholders' equity	93,806,337	59,146,952

Total liabilities and shareholders' equity	$112,904,557	$80,279,865

The accompanying notes are integral part of the these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2008, 2007 AND 2006

	2008	2007	2006
REVENUES	$89,627,677	$67,811,867	$43,746,561

COST OF SALES	44,461,903	37,693,679	22,477,905

GROSS PROFIT	45,165,774	30,118,188	21,268,656

RESEARCH AND DEVELOPMENT EXPENSES	1,683,304	1,045,543	1,036,570

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,177,154	10,905,809	6,649,280

INCOME FROM OPERATIONS	30,305,316	18,166,836	13,582,806

LIQUIDATED DAMAGES, net of settlement	235,492	(2,119,428)	-

CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS	73,112	-	-

OTHER INCOME (EXPENSE), net	(535,056)	(20,734)	(238,974)

INCOME BEFORE MINORITY INTEREST AND PROVISION FOR INCOME TAXES	30,078,864	16,026,674	13,343,832

MINORITY INTEREST	381,633	240,584	187,120

INCOME BEFORE PROVISION FOR INCOME TAXES	29,697,231	15,786,090	13,156,712

PROVISION FOR INCOME TAXES	3,237,707	1,806,943	261,133

NET INCOME	26,459,524	13,979,147	12,895,579

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	8,199,861	1,834,313	425,857

COMPREHENSIVE INCOME	$34,659,385	$15,813,460	$13,321,436

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	25,000,050	23,041,021	18,867,436

BASIC AND DILUTED EARNING PER SHARE	$1.06	$0.61	$0.68

The accompanying notes are integral part of the these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2008, 2007 AND 2006

	Common Stock			Retained earnings		Accumulated
	Number of shares	Amount	Additional paid-in capital	Statutory reserves	Unrestricted	other comprehensive income	Total
BALANCE, July 1, 2005	17,562,388	$17,562	$5,992,339	$581,640	$2,142,376	$-	$8,733,917
Net income					12,895,579		12,895,579
Adjustment to statutory reserves				1,289,558	(1,289,558)		-
Foreign currency translation adjustments						425,857	425,857
BALANCE, June 30, 2006	17,562,388	$17,562	$5,992,339	$1,871,198	$13,748,397	$425,857	$22,055,353
Shares due to reorganization on August 31, 2006	1,305,048	1,305	(1,305)		13,979,147		13,979,147
Net income				1,411,403	(1,411,403)		-
Shares issued for cash, $1.43 per share	6,132,614	6,133	21,272,006				21,278,139
Foreign currency translation adjustments						1,834,313	1,834,313
BALANCE, June 30, 2007	25,000,050	$25,000	$27,263,040	$3,282,601	$26,316,141	$2,260,170	$59,146,952
Net income					26,459,524		26,459,524
Adjustment to statutory reserves				2,717,489	(2,717,489)		-
Foreign currency translation adjustments						8,199,861	8,199,861
BALANCE, June 30, 2008	25,000,050	$25,000	$27,263,040	$6,000,090	$50,058,176	$10,460,031	$93,806,337

The accompanying notes are integral part of the these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2008, 2007 AND 2006

	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,459,524	$13,979,147	$12,895,579
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Minority interest	381,633	240,584	187,120
Depreciation	2,239,063	882,842	590,635
Amortization	75,297	70,047	67,821
Loss on fixed assets disposal	1,458	-	-
Bad debt expense	589,901	322,305	-
Change in fair value of derivative instruments	(73,112)	-	-
Liquidated damages penalty	706,476	2,119,428	-
Gain from settlement of liquidated damages	(941,968)	-	-
Change in operating assets and liabilities
Accounts receivable	(9,740,414)	(9,452,582)	(6,010,258)
Inventories	(1,566,856)	(2,440,076)	(1,390,188)
Other receivables	51,706	71,457	-
Other receivables - related parties	-	913,154	5,289
Deferred expense	(661,250)	-	-
Other assets	42,230	(43,198)	36,625
Accounts payable	(1,287,681)	(10,935,839)	4,361,870
Customer deposits	-	(19,265)	18,653
Other payables	(104,471)	(341,354)	286,617
Other payables - related parties	(386,960)	(455,164)	(6,518,709)
Accrued liabilities	538,634	312,551	69,749
Taxes payable	477,886	576,025	332,069
Net cash provided by (used in) operating activities	16,801,096	(4,199,938)	4,932,872

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(7,925,596)	(13,314,596)	(297,559)
Advances on equipment purchases	(2,598,661)	2,233,885	(1,265,352)
Net cash used in investing activities	(10,524,257)	(11,080,711)	(1,562,911)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement	-	21,278,139	-
Proceeds from lines of credit	10,739,820	15,050,400	-
Payments for lines of credit	(13,493,620)	(15,060,400)	-
Payments for liquidated damages payable	(436,000)	-	-
Restricted cash	2,097,490	(2,097,490)	-
Net cash (used in) provided by financing activities	(1,092,310)	19,170,649	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,198,810	186,650	75,316

INCREASE IN CASH	6,383,339	4,076,650	3,445,277

CASH, beginning of year	7,816,361	3,739,711	294,434

CASH, end of year	$14,199,700	$7,816,361	$3,739,711

The accompanying notes are integral part of the these consolidated statements.
See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Note 1 – Organization background and principal activities

Asian Financial, Inc. (“AFI”) was organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, AFI merged with Asian Financial, Inc. (a Wyoming entity) for the purpose of changing its domicile from Nevada to Wyoming. AFI has no operations and generated no revenues since inception.

Duoyuan Investments Limited (“Duoyuan BVI”) is a British Virgin Islands company that owns 100% of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”). Duoyuan China has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).

On August 31, 2006, Asian Financial, Inc. entered into a definitive Equity Transfer Agreement with Duoyuan BVI to acquire the “Duoyuan Interest” in exchange for 47,100,462 new (pre-split) shares of common stock in Asian Financial. Prior to the acquisition, Asian Financial, Inc. had 3,500,000 (pre-split) shares of outstanding common stock. Accordingly, at the closing, there were 50,600,462 (pre-split) shares outstanding. The Equity Transfer Agreement became effective October 6, 2006. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby Duoyuan BVI is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The historical financial statements for periods prior to October 6, 2006 are those of Duoyuan BVI, except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition. As a result of the equity transfer, Duoyuan China became Asian Financial, Inc’s wholly-owned subsidiary, and Mr. Wenhua Guo, the sole shareholder of Duoyuan BVI, became our controlling shareholder.

Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc. (“Duoyuan Industries”), a British Virgin Islands company. In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan BVI, whereby Duoyuan BVI acquired 100% of the equity in Duoyuan China from Duoyuan Industries. Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan BVI. Duoyuan China was incorporated in the People’s Republic of China (“PRC”) in 2001 with the registered capital $6,000,000. Duoyuan China has increased its registered capital to $19,000,000. As of June 30, 2007, $18,000,000 was contributed to Duoyuan China from the Company, and the remaining $1,000,000 was received in July and August 2007. The capital was raised through a private placement to accredited investors, see Note 11. On August 21, 2007, Duoyuan China received its business license requiring $25,000,000 registered capital. As of June 30, 2008, Duoyuan China owns 95.0% of Langfang Duoyuan Digital Technology Co., Ltd. and 88.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

Langfang Duoyuan Digital Technology Co., Ltd. (“Langfang Duoyuan”) is located in the city of Langfang, China and manufactures digital printing products. Langfang Duoyuan was originally called Langfang Duoyuan Digital Printing Technology Co., Ltd. when Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Institute”) owned 95% and Beijing Yinlu Advertising Co., Ltd. (Yinlu) owned 5%. On March 21, 2002, Yinlu transferred its 5% ownership to Duoyuan China. On October 16, 2005, Huiyuan Institute transferred 90% of the equity of Langfang Duoyuan to Duoyuan China whereby Duoyuan China holds 95% of the equity of Langfang Duoyuan while Huiyuan Institute remains the holder of 5% of the Langfang Duoyuan equity. As of June 30, 2008 Langfang Duoyuan owns 12.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) is located in Hunan, China and manufactures printing equipment. Hunan Duoyuan was established on March 10, 2006, is 88% owned by Duoyuan China and 12% by Langfang Duoyuan. The business license expires March 2034.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Note 2 – Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Asian Financial Inc. and subsidiaries (“the Company”) reflect activities of Asian Financial Inc., Duoyuan BVI - 100%, Duoyuan China - 100%, Langfang Duoyuan - 95.0%, and Hunan Duoyuan - 99.4%.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All material inter-company transactions and balances have been eliminated in the consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, the Company estimates the allowance for doubtful accounts as well as the fair value of its warrants, carried as derivative instruments, marked to market each reporting period. Management believes that the estimates used in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency RMB, as their functional currency. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

Translation adjustments amounted to $10,460,031 and $2,260,170 as of June 30, 2008 and 2007, respectively. Asset and liability accounts at June 30, 2008, were translated at 6.85 RMB to $1.00 USD as compared to 7.60 RMB at June 30, 2007. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the years ended June 30, 2008, 2007 and 2006 were 7.26 RMB, 7.81 RMB and 8.06RMB, respectively.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operation. There were no material transaction gains or losses for the years ended June 30, 2008, 2007 and 2006, respectively.

Revenue recognition

The Company recognizes revenue in accordance with SAB 104, which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists. (The Company considers its sales contracts to be persuasive evidence of an arrangement.)
•	Delivery has occurred or services have been rendered.
•	The seller’s price to the buyer is fixed or determinable.
•	Collectability of payment is reasonably assured.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

In accordance with SFAS 48, “Revenue Recognition when Right of Return Exists,” revenue is recorded net of an estimate of markdowns, price concessions and warranty costs. Such reserve is based on management’s evaluation of historical experience, current industry trends and estimated costs.

The Company sells its products solely to its distributors. Master distribution agreements are signed with each distributor. The agreements list all terms and conditions with the exception of delivery, price and quantity terms, which are evidenced separately in purchase orders. There are no instances where receivables from distributor are not due and payable until goods purchased from the Company are sold by the distributor. The Company does not sell products to distributors on a consignment basis. Title transfers when products are shipped. Its distributors have a right to return within one month after the Company shipped the products, only if the Company’s products have manufacturing defects that cannot be repaired. The Company has never experienced any returns and therefore made no allowance for sales returns.

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company’s distributors are able to install our products without our assistance. As a result, there is no substantial performance required on the Company’s part.

Purchase prices of our products are fixed and customers are not allowed to renegotiate pricing after the contracts are signed. The Company’s agreements with its distributors do not include cancellation or termination clauses.

Credit limits are assigned to each distributor. As a distributor builds a sales history with the Company, the credit limit can be increased. Credit limits are reviewed by management and reductions are made if deemed necessary.

Our distributors are all equipped to install our products. We are not contractually obligated to perform any installation services. As a result, our revenue recognition is not impacted. The Company granted sales rebate to distributors based on the percentage of annual cash receipt. The Company accounts for the sales rebate in accordance with Emerging Issues Task Force (“EITF”) Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)”. The sales rebate is included as a reduction of sales and accounts receivable to be received by the Company.

Shipping and handling

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs. Shipping and handling costs amounted to $960,147, $1,127,745 and $623,323, respectively, for the years ended June 30, 2008, 2007 and 2006.

Intangible assets

All land in the People’s Republic of China is owned by the government. However, the government grants rights to use the land. Land use rights are valid for a limited period of time, depending on their use. Based upon PRC regulations, land use rights last for 50 years for industrial property. The Company has the right to use the land for 50 years and has elected to amortize the cost of rights over 50 years using the straight-line method.

Intangible assets consisted of the following:

	June 30, 2008	June 30, 2007
Intangible - land use right	$4,439,619	$4,001,439
Less accumulated amortization	(436,491)	(321,498)
Total	$4,003,128	$3,679,941

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Total amortization expense for the years ended June 30, 2008, 2007 and 2006 amounted to $75,297, $70,047 and $67,821, respectively.

Intangible assets of the Company are reviewed each reporting period to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2008, the Company expects these assets to be fully recoverable.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	30	Years
Office equipment	3-10	Years
Motor vehicles	4-10	Years
Machinery and equipment	5-10	Years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterments to property and equipment are capitalized.

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in earnings.

Plant and equipment consist of the following:

	June 30, 2008	June 30, 2007
Buildings	$13,643,084	$8,201,747
Office equipment	924,251	797,941
Motor vehicles	322,447	292,989
Plant and machinery	20,305,152	18,709,322
Construction in progress	4,268,971	-
Total	39,463,905	28,001,999
Less: accumulated depreciation	(5,333,254)	(2,669,445)
Plant and equipment, net	$34,130,651	$25,332,554

The depreciation expense for the years ended June 30, 2008, 2007 and 2006 amounted to $2,239,063, $882,842 and $590,635, respectively.

Interest costs totaling $140,949 was capitalized into construction in progress for the year ended June 30, 2008; no interest was capitalized in 2007 or 2006.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Long-lived assets of the Company are reviewed each reporting period to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2008, the Company expects these assets to be fully recoverable.

Concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China and offshore banking account with DBS bank. Total cash in state-owned banks and DBS bank at June 30, 2008 and June 30, 2007 amounted to $14,192,775 and $7,764,148, respectively, none of which are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

For the year ended June 30, 2008, one supplier accounted for approximately 12% of the Company’s purchases; for the year ended June 30, 2007 four suppliers accounted for approximately 59% of the company’s purchases; for the year ended June 30, 2006, five suppliers accounted for approximately 69% of the Company's purchases. These suppliers represent 14% and 40% of the Company's total accounts payable as of June 30, 2008 and 2007.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Restricted cash

Restricted cash represents cash held in escrow in connection with the November 2006 private placement. As of June 30, 2008 and 2007, a total of $0 and $2,097,490, respectively, was held in escrow.

Inventories

Inventories are stated at the lower of cost (weighted average method) or market, and consist of the following:

	June 30, 2008	June 30, 2007
Raw materials	$7,282,772	$5,118,566
Work in process	10,984,027	9,265,459
Finished goods	5,683,752	5,690,580
Totals	$23,950,551	$20,074,605

The Company reviews its inventory on a regular basis for possible obsolete goods to determine if any reserves are necessary. As of June 30, 2008 and 2007, the Company determined that no reserves were necessary.

Liquidated damages

The liquidated damages associated with the registration of the shares and the settlement of all outstanding related party balances are treated in accordance with FSP EITF 00-19-2, which requires the Company to recognize an expense and a liability equal to minimum estimated losses.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, other payables and line of credit to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Accounts receivable, and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China. During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms from three to nine months. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded in the period of the related sales. The Company’s existing reserve is consistent with its historical experience and considered adequate by management.

Accounts receivable, net of allowance for doubtful accounts outstanding at June 30, 2008 and 2007 amounted to $33,184,833 and $21,170,423, respectively. Management monitors accounts receivable aging and customer operating to determine if the allowance for doubtful accounts is adequate. The Company has recorded an allowance for doubtful accounts for trade accounts receivables aged between nine months and one year at 15% and currently the Company does not have any outstanding balance aged over year. As of June 30, 2008 and 2007, allowances for doubtful accounts were $1,178,328 and $498,648, respectively.

The following represents the changes of allowance for doubtful accounts:

	June 30, 2008	June 30, 2007
Balance, beginning of period	$498,648	$159,725
Additional reserves	589,901	322,305
Foreign currency translation adjustments	89,779	16,618
Balance, end of period	$1,178,328	$498,648

Income taxes

The Company records income taxes pursuant to SFAS 109, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently payable plus deferred taxes. Since the Company had no operations within the United States, there is no provision for US income taxes and there are no deferred tax amounts as of June 30, 2008 and 2007.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when its related to items credited or charged directly to equity, in which case the deferred tax is also adjusted to equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

China income tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).
The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described below.

Prior to March 16, 2007, upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Duoyuan China has become a wholly foreign-owned enterprise since its inception. This entity status allows Duoyuan China a two-year income tax exemption and a 50% income tax reduction for the following three years. Duoyuan China also had operating losses prior to the calendar year ended December 31, 2003 and started to generate a net profit for the calendar year ended December 31, 2004. Therefore Duoyuan China has an income tax exemption for the calendar years ended December 31, 2004 and 2005 and 50% income tax reduction for the calendar years ended December 31, 2006, 2007 and 2008. The income tax rate for Duoyuan China in calendar years ended December 31, 2006 and 2007 was 16.5% and in the calendar year ended 2008 were 12.5%. Beginning January 1, 2009, the income tax rate for Duoyuan China will increase to 25%.

Langfang Duoyuan is located in a Special Economic and High Technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfang Duoyuan has operating losses prior to the calendar year ended December 31, 2002 and started to generate a net profit for the calendar year ended December 31, 2003. Therefore Langfang Duoyuan has an income tax exemption for the years ended December 31, 2003, through December 31, 2007. Langfang Duoyuan is subject to an income tax rate of 25% starting January 1, 2008, under the newly unified corporate income tax rate.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit. The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan suffered an operating loss in the first year of operations ended December 31, 2004 and started to generate a net profit for the calendar year ended December 31, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ended December 31, 2005, through December 31, 2009. We believe Hunan Duoyuan will become subject to income tax at a rate of 25% starting January 1, 2010, under the newly unified corporate income tax rate.

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

During the years ended June 30, 2008, 2007 and 2006 the provision for income taxes amounted to $3,237,707, $1,806,943 and $261,133, respectively. The estimated tax savings due to this tax exemption for the years ended June 30, 2008, 2007 and 2006 amounted to $7,864,995, $4,509,810 and $4,154,255, respectively. The net effect on earnings per share had the income tax been applied would decrease basic and diluted earnings per share from $1.06 to $0.74, $0.61 to $0.49 and $0.68 to $0.46 for the years ended June 30, 2008, 2007 and 2006, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30, 2008 and 2007:

	2008	2007
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	29.0	33.0
China income tax exemption	(18.1)	(16.5)
Effective income tax rates	10.9%	16.5%

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $28,937,411 and $20,121,852 for the year ended June 30, 2008, $19,791,244 and $7,258,360 for the year ended June 30, 2007, and $12,931,347 and $9,326,775 for the year ended June 30, 2006, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. Advertising costs were $1,357,362, $1,118,480 and $597,611 for the years ended June 30, 2008, 2007 and 2006, respectively.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are capitalized as property and equipment and depreciated over their estimated useful lives.

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity's financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of the fiscal year that begins after November 15, 2007. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities - An Amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 is effective on January 1, 2009. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Company does not expect the adoption of this statement to have a material impact on our results of operations, financial position or cash flows.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock” (“EITF No. 07-5”). This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of Statement of Financial Accounting Standard No 133 “Accounting for Derivatives and Hedging Activities” (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF No. 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency in China (Renminbi). The Company is currently evaluating the impact of adoption of EITF No. 07-5 on the Company’s consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on net income or cash flows.

Note 3 – Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split, which occurred on July 17, 2007.

The following is a reconciliation of the basic and diluted earnings per share computation for the years ended June 30, 2008, 2007 and 2006:

	2008	2007	2006
For the years ended June 30, 2008, 2007 and 2006
Net income for earnings per share	$26,459,524	$13,979,147	$12,895,579

Weighted average shares used in basic computation
Basic	25,000,050	23,041,021	18,867,436
Diluted	25,000,050	23,041,021	18,867,436

Earnings per share:
Basic	$1.06	$0.61	$0.68
Diluted	$1.06	$0.61	$0.68

At June 30, 2008, 576,425 warrants, whose exercise price is $5.76, are excluded from the calculation of diluted earnings per share because of their antidilutive nature. At June 30, 2008 and 2007, 613,206 warrants, whose exercise price is $4.21, are excluded from the calculation because of their antidilutive nature.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Note 4 – Supplemental disclosure of cash flow information

Interest paid, net of capitalized, amounted to $816,735, $750,736 and $721,764 for the years ended June 30, 2008, 2007 and 2006, respectively.

Income tax paid amounted to $2,831,179, $1,355,095 and $0 for the years ended June 30, 2008, 2007 and 2006, respectively.

In fiscal 2008, the Company issued 576,425 warrants to settle the liquidated damages and the related party penalties; warrants were valued using the black-scholes model amounting to $1,377,947.

In fiscal 2006, the Company received land use rights totaling $224,965 that was prepaid in prior year.

Note 5 – Related party transactions

Mr. Wenhua Guo is the Company’s controlling shareholder and chief executive. The following is a summary of the amounts due related parties:

Other payable - related parties	June 30, 2008	June 30, 2007
Duoyuan China Water Recycle Technology Industry Co., Ltd. - Mr. Wenhua Guo is the sole shareholder	$-	$369,564

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party. See Note 9.

In addition, the Company leased part of its manufacturing plant located in Langfang Duoyuan to Duoyuan Water Treatment Equipment Manufacturing (Langfang) Co., Ltd, a company 80% owned by Mr. Wenhua Guo, from October 1, 2004 to September 30, 2009. Total rental income for the years ended June 30, 2008, 2007 and 2006 amounted to $0, $447,247, and $434,697, respectively. On May 25, 2007, the Company and Duoyuan Water Treatment Equipment Manufacturing (Langfang) Co., Ltd terminated the lease pursuant to a termination agreement.

Note 6 – Lines of credit

The lines of credit represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $11,380,200 and $12,887,000 outstanding on these lines of credit as of June 30, 2008 and 2007, respectively. The loans consisted of the following:

	June 30,	June 30,
	2008	2007
Loan from Bank of Agriculture, Chongwen branch
due March 13, 2009. Quarterly interest only payment at 8.570% per annum, secured by plant and machinery	$1,459,000	$1,315,000

Loan from Bank of Agriculture, Chongwen branch
due June 29, 2008. Quarterly interest only payment at 6.732% per annum, secured by plant and machinery	-	2,630,000

Loan from Bank of Agriculture, Chongwen branch
due July 12, 2008. Quarterly interest only payment at 6.732% per annum, secured by plant and machinery	2,918,000	2,630,000

Loan from Bank of Agriculture, Chongwen branch
due July 19, 2008. Quarterly interest only payment at 7.227% per annum, secured by plant and machinery	4,085,200	3,682,000

Loan from Bank of Agriculture, Chongwen branch
due July 26, 2008. Quarterly interest only payment at 7.227% per annum, secured by plant and machinery	2,918,000	2,630,000

Totals	$11,380,200	$12,887,000

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Total interest expense, net of capitalized interest, for the years ended June 30, 2008, 2007 and 2006 amounted to $794,485, $750,736 and $721,764, respectively.

The loans are secured by plant and machinery with a carrying value of $18,351,972 and $17,629,450 as of June 30, 2008 and June 30, 2007, respectively.

Note 7 – Taxes payable

Asian Financial, Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes for the year ended June 30, 2008. The net operating loss carry forwards for United States income taxes is $1,260,426, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, starting in 2027 through 2028. Management believes that the realization of the benefits from these losses appears uncertain due to the company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at June 30, 2008 was $428,545. Management reviews this valuation allowance periodically and makes adjustments as warranted.

Taxes payable consisted of the following:

	June 30, 2008	June 30, 2007
VAT payable	$359,725	$256,175
Income tax payable	1,253,988	751,081
Others	89,273	71,247
Total taxes payable	$1,702,986	$1,078,503

Note 8 – Statutory reserves and dividends

The laws and regulations of the People’s Republic of China require that before a foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the enterprise fund. Additionally, the Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended June 30, 2008, 2007 and 2006, the Company transferred $2,717,489, $1,411,403 and $1,289,558 to this reserve. The reserve represents 10% of the current year’s net income determined in accordance with the PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the Company has not made any contribution to this fund.

Note 9 – Operating leases

The Company leases office space from Duoyuan China Water Recycle Technology Industry Co., a related party, which Mr. Wenhua Guo is the sole shareholder on a calendar year basis. The current lease agreement is from January 1, 2008 to December 31, 2008.

Total lease expense for the years ended June 30, 2008, 2007 and 2006 was $154,784, $143,992 and $136,022, respectively. Total future minimum lease payments at June 30, 2008, are as follows:

Year ended June 30,	Amount
2009	$82,007
Thereafter	-

Note 10 – Employee pension

The employee pension in the Company generally includes two parts: the first to be paid by the Company is 20% of the employee’s actual salary in the prior year. The other part, paid by the employee, is 8% of the actual salary. The Company made $2,327,600 contributions of employment benefits, including pension during the year ended June 30, 2008. The Company made $1,111,749 in contributions of employment benefits, including pension during the year ended June 30, 2007.

Note 11 – Shareholders' equity

On October 25, 2006, Asian Financial, Inc. entered into a definitive Security Purchase Agreement with unrelated investors (the “Purchase Agreement”). The transaction closed November 2, 2006. In accordance with the Purchase Agreement, Asian Financial, Inc. issued 6,132,614 (post-split) shares of common stock for a purchase price of approximately $3.84 (post-split) per share or a total of $23,549,200.

As of June 30, 2007, $2,097,490 of the proceeds was held in the escrow account. After the Company appointed a majority of independent directors, the restricted cash of $2,097,490 was released to the Company.

The financing was conducted through a private placement to accredited investors and is exempted from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In conjunction with the private placement, the Company agreed to register the shares with the Securities and Exchange Commission within 90 days of the closing. The Company also agreed to make the registration statement effective no later than the 150th day following the closing date or the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. If the registration statement is not filed or declared effective pursuant to the above timeline or if the registration statement ceases to be effective for more than an aggregate of 45 trading days, the Company will be required to pay the investors monthly liquidated damages equal to 1% of the aggregate investment amount. The total amount of the liquidated damages payable by the Company is capped at 8% of the total investment amount paid by the investors. Penalties were expensed as incurred and totaled $1,883,936 through December 31, 2007. During fiscal 2008, the Company paid cash of $436,000 and issued 576,425 warrants valued at $1,447,936, and the investors agreed to waive all future penalties under the registration rights related to obtaining timely effectiveness of the registration statement. The fair value of the warrants was calculated using the Cox-Ross-Rubinstein binomial model with the following assumptions: market price $5.76, 5 years term, volatility of 42%, risk free rate of 3.45% and no dividends. Pursuant to SFAS 133 “Accounting for Derivatives”, warrants with conversion feature denominated in a currency different in the functional currency exposes the Company to foreign exchange risk and triggers liability accounting. Therefore, the Company recorded $1,447,936 liability on December 31, 2007, the grant date, the Company revalued the warrants on June 30, 2008, recording a gain of $73,112 for the changes of fair value.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

Additionally, pursuant to the Purchase Agreement, the Company agreed to cease all related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006. Failure to terminate the related party transactions was to result in a monthly cash penalty of 1% of the proceeds with a cap of 4%. The Company began accruing costs associated with this penalty in January 2007. The 4% cap applies only to the penalty for having outstanding related party transaction at December 31, 2006. Penalties were expensed as incurred and totaled $941,968 through December 31, 2007. In November 2007, the Company reached a settlement with investors who agreed to waive all penalties due. Therefore, the Company reversed the accrual and recognized a gain of $941,968 which is included in liquidated damages as a credit balance in the accompanying financial statements.

Under the terms of the Agreement, the Company is required to meet various performance targets for the next two years. If the Company fails to meet those targets, the Company’s controlling shareholder and CEO, agreed to transfer his personal shares in the Company stock to each shareholder who is party to a Purchase Agreement up to 112% of the number of shares issued to such shareholder in the private placement. Management determined that the thresholds for the years ended June 30, 2008, 2007 and 2006 have been met, the CEO does not required to transfer his shares in the Company stock to each shareholder.

At closing, as part of the compensation to the placement agent, Roth Capital Partners, LLC, the Company issued to Roth Capital warrants to acquire 650,547 (post-split) shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. The shares underlying the warrants will have registration rights. The warrant contains a standard antidilution provision for stock dividends, stock splits, stock combination, recapitalization and a change of control transaction. The warrants meet the conditions for equity classification pursuant to FAS 133 “Accounting for Derivatives” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. Therefore, these warrants were classified as equity and accounted as common stock issuance cost.

			Weighted	Average
	Warrants	Warrants	Average Exercise	Remaining
	Outstanding	Exercisable	Price	Contractual Life
Balance, June 30, 2006	-	-	$-	-
Granted	650,547	-	4.21	5.00
Forfeited	-	-	-	-
Exercised	-	-	-	-
Balance, June 30, 2007	650,547	-	$4.21	5.00
Granted	576,425	576,425	5.76	5.00
Forfeited	-	-	-	-
Exercised	-	-	-	-
Balance, June 30, 2008	1,226,972	576,425	$4.95	5.00

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2008

On July 17, 2007, the Company affected a 1-for-2.68189924 reverse stock split of its common stock. All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split.

Note 12 – Subsequent Events

On July 4, 2008, the Company renewed the $2,918,000 bank loan due on June 29, 2008 from Bank of Agriculture, Chongwen branch. The new loan is due on July 3, 2009, with an interest rate of 8.217% per annum, secured by plant and machinery.

On July 11, 2008, the Company renewed the $2,918,000 bank loan due on July 12, 2008 from Bank of Agriculture, Chongwen branch. The new loan is due on July 10, 2009, with an interest rate of 8.217% per annum, secured by plant and machinery.

On July 18, 2008, the Company renewed the $4,085,200 bank loan due on July 19, 2008 from Bank of Agriculture, Chongwen branch. The new loan is due on July 17, 2009, with an interest rate of 8.217% per annum, secured by plant and machinery.

On July 25, 2008, the Company renewed the $2,918,000 bank loan due on July 26, 2008 from Bank of Agriculture, Chongwen branch. The new loan is due on July 24, 2009, with an interest rate of 8.217% per annum, secured by plant and machinery.

See report of independent registered public accounting firm.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND JUNE 30, 2008

	December 31,	June 30,
	2008	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$26,401,162	$14,199,700
Accounts receivable, net of allowance for doubtful accounts of $1,184,789 and $1,178,328 as of December 31, 2008 and June 30, 2008, respectively	36,614,055	33,184,833
Inventories	25,464,780	23,950,551
Other receivables	24,844	20,834
Deferred expense	-	661,250
Total current assets	88,504,841	72,017,168

PLANT AND EQUIPMENT, net	34,553,743	34,130,651

OTHER ASSETS:
Intangible assets, net	3,984,967	4,003,128
Advances on equipment purchases	12,652,435	2,753,610
Total other assets	16,637,402	6,756,738

Total assets	$139,695,986	$112,904,557

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$14,376,600	$11,380,200
Accounts payable	1,494,037	1,489,255
Accrued liabilities	2,195,804	1,858,112
Taxes payable	3,311,818	1,702,986
Total current liabilities	21,378,259	16,430,553

DERIVATIVE INSTRUMENT LIABILITIES	1,210,748	1,374,824

MINORITY INTEREST	1,579,169	1,292,843

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock; $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 25,000,050 shares issued and outstanding	25,000	25,000
Additional paid-in capital	27,263,040	27,263,040
Statutory reserves	9,558,332	6,000,090
Retained earnings	67,656,670	50,058,176
Accumulated other comprehensive income	11,024,768	10,460,031
Total shareholders' equity	115,527,810	93,806,337

Total liabilities and shareholders' equity	$139,695,986	$112,904,557

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Unaudited)

	Three months ended		Six months ended
	December 31		December 31
	2008	2007	2008	2007
REVENUES	$36,837,283	$25,444,049	$63,016,714	$48,089,620

COST OF REVENUES	16,609,073	12,190,669	28,939,825	23,400,924

GROSS PROFIT	20,228,210	13,253,380	34,076,889	24,688,696

RESEARCH AND DEVELOPMENT EXPENSES	490,084	170,148	1,184,601	333,605

SELLING EXPENSES	2,952,037	2,366,020	5,498,952	4,555,709

GENERAL AND ADMINISTRATIVE EXPENSES	1,344,637	1,268,767	2,276,335	2,052,345

INCOME FROM OPERATIONS	15,441,452	9,448,445	25,117,001	17,747,037

LIQUIDATED DAMAGES, net of settlement	-	-	-	(706,476)

CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS	108,669	-	164,076

OTHER INCOME (EXPENSE):
Non-operating expenses	(956,936)	-	(956,936)	-
Interest expense and other charges	(213,664)	(290,676)	(426,739)	(425,850)
Interest income	35,708	26,148	69,187	32,925
Other expense, net	(1,134,892)	(264,528)	(1,314,488)	(392,925)

INCOME BEFORE MINORITY INTEREST AND PROVISION FOR INCOME TAXES	14,415,229	9,183,917	23,966,589	16,647,636

MINORITY INTEREST	168,986	152,744	278,723	246,286

INCOME BEFORE PROVISION FOR INCOME TAXES	14,246,243	9,031,173	23,687,866	16,401,350

PROVISION FOR INCOME TAXES	1,604,339	587,796	2,531,130	1,203,445

NET INCOME	12,641,904	8,443,377	21,156,736	15,197,905

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	308,470	2,079,488	564,737	2,987,238

COMPREHENSIVE INCOME	$12,950,374	$10,522,865	$21,721,473	$18,185,143

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	25,000,050	25,000,050	25,000,050	25,000,050

BASIC AND DILUTED EARNING PER SHARE	$0.51	$0.34	$0.85	$0.61

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock			Retained earnings		Accumulated other
	Number of shares	Amount	Additional paid- in capital	Statutory reserves	Unrestricted	comprehensive income	Total
BALANCE, June 30,2007	25,000,050	$25,000	$27,263,040	$3,282,601	$26,316,141	$2,260,170	$59,146,952

Net income					15,197,906		15,197,906
Foreign currency translation adjustments						2,987,238	2,987,238

BALANCE, December 31, 2007 (Unaudited)	25,000,050	$25,000	$27,263,040	$3,282,601	$41,514,047	$5,247,408	$77,332,096

Net income					11,261,618		11,261,618
Adjustment to statutory reserves				2,717,489	(2,717,489)		-
Foreign currency translation adjustments						5,212,623	5,212,623

BALANCE, June 30, 2008	25,000,050	$25,000	$27,263,040	$6,000,090	$50,058,176	$10,460,031	$93,806,337

Net income					21,156,736		21,156,736
Adjustment to statutory reserves				3,558,242	(3,558,242)		-
Foreign currency translation adjustments						564,737	564,737

BALANCE, December 31, 2008 (Unaudited)	25,000,050	$25,000	$27,263,040	$9,558,332	$67,656,670	$11,024,768	$115,527,810

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007
(Unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,156,736	$15,197,906
Adjustments to reconcile net income to cash provided by operating activities:
Minority interest	278,723	246,286
Depreciation	1,345,191	1,042,717
Amortization	40,038	36,527
Change in fair value of derivative instruments	(164,076)	-
Liquidated damages penalty	-	706,476
Change in operating assets and liabilities
Accounts receivable	(3,241,285)	(2,006,309)
Inventories	(1,391,945)	(1,891,537)
Other receivables	(3,888)	43,468
Deferred expense	661,250	-
Other assets	-	40,972
Accounts payable	(103,601)	(840,139)
Other payables - related parties	-	(375,438)
Accrued liabilities	431,899	(66,345)
Taxes payable	1,596,550	102,007
Net cash provided by operating activities	20,605,592	12,236,591

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(1,408,404)	(1,122)
Advances on equipment purchases	(9,865,535)	(3,846,398)
Payments for construction in progress	(172,302)	(1,193,079)
Net cash used in investing activities	(11,446,241)	(5,040,599)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	12,885,840	13,091,820
Payments for lines of credit	(9,957,240)	(13,091,820)
Restricted cash	-	2,097,490
Net cash provided by financing activities	2,928,600	2,097,490

EFFECT OF EXCHANGE RATE CHANGES ON CASH	113,511	551,485

INCREASE IN CASH	12,201,462	9,844,967

CASH, beginning of period	14,199,700	7,816,361

CASH, end of period	$26,401,162	$17,661,328

The accompanying notes are an integral part of these consolidated statements.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Note 1 – Organization background and principal activities

Asian Financial, Inc. (“AFI”) was organized under the laws of the State of Nevada on August 10, 1998. On July 27, 2005, AFI merged with Asian Financial, Inc. (a Wyoming entity) for the purpose of changing its domicile from Nevada to Wyoming. AFI has no operations and generated no revenues since inception.

Duoyuan Investments Limited (“Duoyuan BVI”) is a British Virgin Islands company that owns 100% of the equity interest of Duoyuan Digital Press Technology Industries (China) Co., Ltd. (“Duoyuan China”). Duoyuan China has two subsidiaries, a 99.4% ownership in Hunan Duoyuan Printing Machinery Co., Ltd. and 95% ownership in Langfang Duoyuan Digital Technology Co., Ltd (collectively referred to as the Duoyuan Interest).

On August 31, 2006, Asian Financial, Inc. entered into a definitive Equity Transfer Agreement with Duoyuan BVI to acquire the “Duoyuan Interest” in exchange for 47,100,462 new shares (pre-split) (equivalent to 17,562,353 post-split shares) of common stock in Asian Financial. Prior to the acquisition, Asian Financial, Inc. had 3,500,000 shares (pre-split) (equivalent to 1,305,045 post-split shares) of outstanding common stock. Accordingly, at the closing, there were 50,600,462 shares (pre-split) (equivalent to 18,867,399 post-split shares) of our common stock outstanding. The Equity Transfer Agreement became effective October 6, 2006. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby Duoyuan BVI is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The historical financial statements for periods prior to October 6, 2006 are those of Duoyuan BVI, except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition. As a result of the equity transfer, Duoyuan China became Asian Financial, Inc.’s wholly-owned subsidiary, and Mr. Wenhua Guo, the sole shareholder of Duoyuan BVI, became the controlling shareholder.

Duoyuan Digital Press Technology Industries (China) Co., Ltd. (“Duoyuan China”) was originally established and wholly owned by Duoyuan Industries (Holding) Inc. (“Duoyuan Industries”), a British Virgin Islands company. In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan BVI, whereby Duoyuan BVI acquired 100% of the equity in Duoyuan China from Duoyuan Industries. Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan BVI. Duoyuan China was incorporated in the People’s Republic of China (“PRC”) in 2001 with the registered capital of $6,000,000.  Subsequently, Duoyuan China has increased its registered capital to $19,000,000.  As of June 30, 2007, $18,000,000 was contributed to Duoyuan China from the Company, and the remaining $1,000,000 was received in July and August 2007.  The capital was raised through a private placement to accredited investors (see Note 11).  On August 21, 2007, Duoyuan China received its business license requiring $25,000,000 registered capital.  As of June 30, 2008, Duoyuan China owns 95.0% of Langfang Duoyuan Digital Technology Co., Ltd. and 88.0% of Hunan Duoyuan Printing Machinery Co., Ltd.

Langfang Duoyuan Digital Technology Co., Ltd. (“Langfang Duoyuan”) is located in the city of Langfang, China and it mainly produces pre-press and small format offset printing presses (in both single and multi colors). Langfang Duoyuan is 95% owned by Duoyuan China and 5% by Beijing Huiyuan Duoyuan Research Institute Co., Ltd. Langfang Duoyuan owns 12% of Hunan Duoyuan Printing Machinery Co. Ltd.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) is located in Hunan, China and it mainly produces large format offset printing presses (in both single and multi colors).  Hunan Duoyuan was established on March 10, 2006, is 88% owned by Duoyuan China and 12% by Langfang Duoyuan.

Note 2 – Summary of significant accounting policies

The reporting entity

The consolidated financial statements of Asian Financial Inc. and subsidiaries (“the Company”) reflect activities of Asian Financial Inc., Duoyuan China – 100%, Langfang Duoyuan – 95.0%, and Hunan Duoyuan – 99.4%.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying balance sheet, and related interim statements of income, shareholders’ equity and cash flows include all adjustments, consisting only of normal recurring items. All material inter-company transactions and balances have been eliminated in the consolidation.

Management has included all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented. Interim results are not necessarily indicative of results for a full year. The information included in this Form 10-Q should be read in conjunction with information included in the 2008 annual report filed on Form 10-KSB.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. For example, the Company estimates the allowance for doubtful accounts as well as the fair value of its warrants carried as derivative instruments marked to market each reporting period. Management believes that the estimates used in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Foreign currency translation

The reporting currency of the Company is the US dollar.  The Company uses their local currency RMB, as their functional currency.  Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period, and equity is translated at historical exchange rates.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Translation adjustments amounted to $11,024,768 and $10,460,031 as of December 31, 2008 and June 30, 2008, respectively.  Asset and liability accounts at December 31, 2008, were translated at 6.82 RMB to $1.00 as compared to 6.85 RMB at June 30, 2008. Equity accounts were stated at their historical rate. The average translation rates applied to income statements for the six months ended December 31, 2008 and 2007 were 6.83 RMB, 7.48 RMB, respectively.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operation.

Revenue recognition

The Company recognizes revenue in accordance with SAB 104, which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists. (The Company considers its sales contracts to be persuasive evidence of an arrangement.)
•	Product is shipped or services have been rendered.
•	The seller’s price to the buyer is fixed or determinable.
•	Collectability of payment is reasonably assured.

In accordance with SFAS 48, “Revenue Recognition when Right of Return Exists,” revenue is recorded net of an estimate of markdowns, price concessions and warranty costs.  Such reserve is based on management’s evaluation of historical experience, current industry trends and estimated costs.

The Company sells its products solely to its distributors. Master distribution agreements are signed with each distributor. The agreements list all terms and conditions with the exception of delivery, price and quantity terms, which are evidenced separately in purchase orders. There are no instances where receivables from distributor are not due and payable until goods purchased from the Company are sold by the distributor. The Company does not sell products to distributors on a consignment basis.  Its distributors have a right of return within one month after shipping only if the Company’s products experience any manufacturing defects and it cannot be fixed.  The Company had no returns during the six months ended December 31, 2008 and 2007 and did not make any allowance of sales return.  Title transfers when products are shipped.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

The Company recognizes revenue when the goods are shipped and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product. The Company’s distributors are able to install our products without our assistance. As a result, there is no substantial performance required on the Company’s part.

Purchase prices of our products are fixed and customers are not allowed to renegotiate pricing after the contracts are signed. The Company’s agreements with its distributors do not include cancellation or termination clauses.

Credit limits are assigned to each distributor. As a distributor builds a sales history with the Company, the credit limit can be increased. Credit limits are reviewed by management and reductions are made if deemed necessary.

Our distributors are all equipped to install our products. We are not contractually obligated to perform any installation services. As a result, our revenue recognition is not impacted. The Company granted sales rebate to distributors based on the percentage of annual cash receipt.  The Company accounts for the sales rebate in accordance with Emerging Issues Task Force (“EITF”) Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)”.   The sales rebate is included as a reduction of revenue and accounts receivable to be received by the Company.

Shipping and handling

Shipping and handling costs related to goods sold are included in selling, general and administrative expenses. Shipping and handling costs were $833,965 and $488,236 for the six months ended December 31, 2008 and 2007, respectively.  Shipping and handling costs were $523,383 and $290,921 for the three months ended December 31, 2008 and 2007, respectively.

Intangible assets

All land in the People’s Republic of China is owned by the government.  However, the government grants rights to use the land.  Land use rights are valid for a limited period of time, depending on their use. Based upon PRC regulations, land use rights last for 50 years for industrial property. The Company has the right to use the land for 50 years and has elected to amortize the cost of rights over 50 years using the straight-line method.

Intangible assets consisted of the following:

	December 31, 2008 (Unaudited)	June 30, 2008
Intangible - land use right	$4,463,963	$4,439,619
Less accumulated amortization	(478,996)	(436,491)
Total	$3,984,967	$4,003,128

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Total amortization expense for the six months ended December 31, 2008 and 2007 amounted to $40,038 and $36,527, respectively. Total amortization expense for the three months ended December 31, 2008 and 2007 amounted to $20,024 and $16,374, respectively.

Intangible assets of the Company are reviewed each reporting period to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2008, the Company expects these assets to be fully recoverable.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	30	Years
Office equipment	3-10	Years
Motor vehicles	4-10	Years
Machinery and equipment	5-10	Years

Construction in progress represents the costs incurred in connection with the construction of buildings or additions to the Company’s plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred.  Major additions and betterments to property and equipment are capitalized. The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in earnings.

Plant and equipment consist of the following:

	December 31, 2008 (Unaudited)	June 30, 2008
Buildings	$13,717,891	$13,643,084
Office equipment	929,318	924,251
Motor vehicles	324,214	322,447
Plant and machinery	21,827,490	20,305,152
Construction in progress	4,464,999	4,268,971
Total	41,263,912	39,463,905
Less: accumulated depreciation	(6,710,169)	(5,333,254)
Plant and equipment, net	$34,553,743	$34,130,651

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Depreciation expense for the six months ended December 31, 2008 and 2007 amounted to $1,345,191 and $1,042,717, respectively. The depreciation expense for the three months ended December 31, 2008 and 2007 amounted to $678,305 and $528,617, respectively.

Interest costs totaling $172,438 and $0 was capitalized into construction in progress for the six months ended December 31, 2008 and 2007, respectively. Interest costs totaling $86,414 and $0 was capitalized into construction in progress for the three months ended December 31, 2008 and 2007, respectively.

Long-lived assets of the Company are reviewed each reporting period to determine whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2008, the Company expects these assets to be fully recoverable.

Concentration of risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China and offshore banking account with DBS bank. Total cash in state-owned banks and DBS bank at December 31, 2008 and June 30, 2008 amounted to $26,431,032 and $14,192,775, respectively, none of which are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

For the six months ended December 31, 2008 one supplier accounted for 13% of total purchases. This supplier represents 10% of total accounts payable as of December 31, 2008. For the six months ended December 31, 2007 five suppliers accounted for approximately 30% of total purchases.  These suppliers represent 36% of the Company's total accounts payable as of December 31, 2007.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Inventories

Inventories are stated at the lower of cost (weighted average method) or market, and consist of the following:

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

	December 31, 2008 (Unaudited)	June 30, 2008
Raw materials	$7,107,746	$7,282,772
Work in process	13,589,036	10,984,027
Finished goods	4,767,998	5,683,752
Totals	$25,464,780	$23,950,551

The Company reviews its inventory on a regular basis for possible obsolete goods to determine if any reserves are necessary. As of December 31, 2008 and June 30, 2008, the Company determined that no reserves are necessary.

Liquidated damages

The liquidated damages associated with the registration of the shares and the settlement of all outstanding related party balances are treated in accordance with FSP EITF 00-19-2, which requires the Company to recognize an expense and a liability equal to minimum estimated losses.

Financial instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, other payables and line of credit to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Fair value of financial instruments

On July 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.  The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology which are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology that includes quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, substantially for the full term of the financial instrument.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

•	Level 3 inputs to the valuation methodology which are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Under EITF 00-19, the Company’s warrants were required to be recorded as a liability at fair value and marked to market each reporting period. Since there is no quoted or observable market price for the fair value of similar long term investment, the Company then used the level 3 inputs for its valuation methodology. The Company’s warrant liability is carried at fair value totaling $1,210,748 as of December 31, 2008.

	Fair Value as of December 31, 2008	Fair Value Measurements at December 31, 2008 using Fair Value Hierarchy
Liabilities		Level 1	Level 2	Level 3
Warrant liability	$1,210,748			$1,210,748

Except for the derivative liabilities, the Company did not identify any other non-recurring assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS No. 157.

Accounts receivable and allowance for doubtful accounts

The Company’s business operations are conducted in the People’s Republic of China.  During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms from six to nine months. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded in the period of the related sales. The Company’s existing reserve is consistent with its historical experience and considered adequate by management. Known bad debts are written off against allowance for doubtful accounts when identified. The Company recorded an allowance for doubtful accounts for trade accounts receivables aged between nine months and one year at 15% and currently the Company does not have any outstanding balance aged over one year.

The following represents the changes of allowance for doubtful accounts:

	December 31, 2008 (Unaudited)	June 30, 2008
Balance, beginning of period	$1,178,328	$498,648
Provision for bad debts	-	589,901
Foreign currency translation adjustments	6,461	89,779
Balance, end of period	$1,184,789	$1,178,328

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Income taxes

The Company records income taxes pursuant to SFAS 109, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently payable plus deferred taxes. Since the Company had no operations within the United States, there is no provision for US income taxes and there are no deferred tax amounts as of December 31, 2008 and June 30, 2008.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also adjusted to equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

China income tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).
The key changes are:

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

a.	The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner. These companies will pay the standard tax rate as defined in point “a” above when the grace period expires.

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described below.

Prior March 16, 2007, upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Duoyuan China has been a wholly foreign-owned enterprise since its inception. This entity status allowed Duoyuan China a two-year income tax exemption and a 50% income tax reduction for the following three years. Duoyuan China also had operating losses prior to the calendar year ended December 31, 2003 and started to generate a net profit for the calendar year ended December 31, 2004. Therefore Duoyuan China had an income tax exemption for the calendar years ended December 31, 2004 and 2005 and 50% income tax reduction for the calendar years ended December 31, 2006, 2007 and 2008.  Duoyuan China is subject to an income tax rate of 25% starting January 1, 2009, under the newly unified corporate income tax rate.

Langfang Duoyuan is located in a Special Economic and High Technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone. With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations. Langfang Duoyuan has operating losses prior to the calendar year ended December 31, 2002 and started to generate a net profit for the calendar year ended December 31, 2003. Therefore Langfang Duoyuan had an income tax exemption for the years ended December 31, 2003, through December 31, 2007.  Langfang Duoyuan is subject to an income tax rate of 25% starting January 1, 2008, under the newly unified corporate income tax rate.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasury Department to obtain an income tax exemption benefit. The Treasury Department granted the company a five-year income tax exemption commencing with the first profitable year of operations. In addition, the Treasury Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan. Hunan Duoyuan had an operating loss in the first year of operations ended December 31, 2004 and started to generate a net profit for the calendar year ended December 31, 2005. Therefore Hunan Duoyuan has an income tax exemption for the years ended December 31, 2005, through December 31, 2009.  We believe Hunan Duoyuan will become subject to income tax at a rate of 25% starting January 1, 2010, under the newly unified corporate income tax rate.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

PRC law requires that before a foreign invested enterprise can legally distribute profits to its partners, it must satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions made at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund and represent restricted retained earnings.

During the six months ended December 31, 2008 and 2007 the provision for income taxes amounted to $2,531,130 and $1,203,445, respectively. The estimated tax savings due to this tax exemption for the six months ended December 31, 2008 and 2007 amounted to $3,161,579 and $4,565,928, respectively. The net effect on earnings per share had the income tax been applied would decrease basic and diluted earnings per share from $0.85 to $0.72 and $0.61 to $0.43 for the six months ended December 31, 2008 and 2007, respectively, and from $0.51 to $0.44 and $0.34 to $0.24 for the three months ended December 31, 2008 and 2007, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended December 31, 2008 and 2007:

	2008	2007
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	25.0	33.0
China income tax exemption	(14.8)	(25.5)
Effective income tax rates	10.2%	7.5%

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax, VAT, in accordance with Chinese laws. The VAT standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

VAT on sales and VAT on purchases amounted to $19,151,027 and $13,126,031 for the six months ended December 31, 2008 and $15,106,046 and $10,437,053 for the six months ended December 31, 2007, respectively.

VAT on sales and VAT on purchases amounted to $11,037,268 and $7,658,106 for the three months ended December 31, 2008 and $8,362,193 and $5,772,911 for the three months ended December 31, 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent because the VAT taxes are not impacted by the income tax holiday.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative expenses. Advertising costs were $753,931 and $715,294 for the six months ended December 31, 2008 and 2007, respectively, and $361,255 and $328,630 for the three moths ended December 31, 2008 and 2007, respectively.

Research and development costs

Research and development costs are expensed as incurred. The costs of material and equipment acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are capitalized as property and equipment and depreciated over their estimated useful lives.

Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of the fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 is effective on January 1, 2009. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Company does not expect the adoption of this statement to have a material impact on its results of operations, financial position or cash flows.

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock” (“EITF No. 07-5”). This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of Statement of Financial Accounting Standard No 133 “Accounting for Derivatives and Hedging Activities” (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF No.07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency in China (Renminbi). The Company is currently evaluating the impact of adoption of EITF No. 07-5 on the Company’s consolidated financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company is currently evaluating the impact of adoption of FSP 157-3 on the Company’s consolidated financial statements

Note 3 – Earnings per share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

The following is a reconciliation of the basic and diluted earnings per share computation:

	2008 (Unaudited)	2007 (Unaudited)
For the six months ended December 31, 2008 and 2007
Net income for earnings per share	$21,156,736	$15,197,906

Weighted average shares used in basic computation
Basic	25,000,050	25,000,050
Diluted	25,000,050	25,005,050

Earnings per share:
Basic	$0.85	$0.61
Diluted	$0.85	$0.61

For the three months ended December 31, 2008 and 2007
Net income for earnings per share	$12,641,904	$8,443,378

Weighted average shares used in basic computation
Basic	25,000,050	25,000,050
Diluted	25,000,050	25,005,050

Earnings per share:
Basic	$0.51	$0.34
Diluted	$0.51	$0.34

At December 31, 2008 and 2007, 1,226,972 warrants, whose weight average exercise price is $4.94, are excluded from the calculation of diluted earnings per share because of their antidilutive nature.

Note 4 - Supplemental disclosure of cash flow information

Interest paid amounted to $598,019 and $472,206 for the six months ended December 31, 2008 and 2007, respectively.

Income tax paid amounted to $2,176,731 and $1,409,521 for the six months ended December 31, 2008 and 2007, respectively.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Note 5 – Related party transactions

The Company leased office space from Duoyuan China Water Recycle Technology Industry Co., a related party. On June 30, 2008, the Company and Duoyuan Water Recycle Technology Industry Co. terminated the lease pursuant to a termination agreement.  The title of property transferred to Duoyuan Information Terminal Manufacture (Langfang) Co., Ltd., a related party, which Mr. Wenhua Guo is the sole shareholder. On July 1, 2008, the Company entered into a lease agreement with Duoyuan Information Terminal Manufacture (Langfang) Co., Ltd., from July 1, 2008 to December 31, 2009. For the six months ended December 31, 2008 and 2007, rental expense amounted to $82,305 and $139,002 (See Note 9).

Note 6 – Lines of credit

The lines of credit represent amounts due to a bank which are due normally within one year. These loans can be renewed with the bank. The Company had a total of $14,376,600 and $11,380,200 outstanding on these lines of credit as of December 31, 2008 and June 30, 2008, respectively. The loans consisted of the following:

	December 31,	June 30,
	2008 (Unaudited)	2008
Loan from Bank of Agriculture, Chongwen branch due March 13, 2009. Quarterly interest only payment at 8.570% per annum, secured by plant and machinery	$1,467,000	$1,459,000

Loan from Bank of Agriculture, Chongwen branch due July 3, 2009. Quarterly interest only payment at 8.217% per annum, secured by plant and machinery	2,934,000	-

Loan from Bank of Agriculture, Chongwen branch due July 10, 2009. Quarterly interest only payment at 8.217% per annum, secured by plant and machinery	2,934,000	2,918,000

Loan from Bank of Agriculture, Chongwen branch due July 17, 2009. Quarterly interest only payment at 8.217% per annum, secured by plant and machinery	4,107,600	4,085,200

Loan from Bank of Agriculture, Chongwen branch due July 24, 2009. Quarterly interest only payment at 7.817% per annum, secured by plant and machinery	2,934,000	2,918,000

Totals	$14,376,600	$11,380,200

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Total interest expense, net of capitalized interest, for the six months ended December 31, 2008 and 2007 amounted to $425,581 and $425,041, respectively. Total interest expense, net of capitalized interest, for the three months ended December 31, 2008 and 2007 amounted to $213,037 and $206,263, respectively.

The loans are secured by plant and machinery with a carrying value of $18,452,600 and $18,351,972 as of December 31, 2008 and June 30, 2008, respectively.

Note 7 – Taxes payable

Asian Financial, Inc. was incorporated in the United States and has incurred net operating losses for income tax purposes for the period ended December 31, 2008. The net operating loss carry forwards for United States income taxes is $2,517,461 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, starting in 2027 through 2028. Management believes that the realization of the benefits from these losses appears uncertain due to the company’s limited operating history and continuing losses for United States income tax purposes.  Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset benefit to reduce the asset to zero. The valuation allowance at December 31, 2008 was $855,937. Management reviews this valuation allowance periodically and makes adjustments as warranted.

Taxes payable consisted of the following:

	December 31, 2008 (Unaudited)	June 30, 2008
VAT payable	$1,450,362	$359,725
Income tax payable	1,625,950	1,253,988
Others	235,506	89,273
Total taxes payable	$3,311,818	$1,702,986

Note 8 – Statutory reserves and dividends

The laws and regulations of the People’s Republic of China require that before a foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the enterprise fund.  Additionally, the Chinese government restricts distributions of registered capital and the additional investment amounts required by a foreign invested enterprise. Approval by the Chinese government must be obtained before distributions of these amounts can be returned to the shareholders.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the six months ended December 31, 2008 and 2007, the Company transferred $3,558,242 and $0, respectively, to this reserve. For the three months ended December 31, 2008 and 2007, the Company transferred $2,147,826 and $0 respectively, to this reserve. The reserve represents 10% of the current period net income determined in accordance with the PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any.  It may also be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business.  No minimum contribution is required and the Company has not made any contribution to this fund.

Note 9 - Operating leases

The Company entered into a leasing arrangement for office space with Duoyuan China Water Recycle Technology Industry Co. from January 1, 2008 to December 31, 2008. On June 30, 2008, the title of leased property transferred to Duoyuan Information Terminal Manufacture (Langfang) Co., Ltd., a related party. On July 1, 2008, the Company entered into a lease agreement with Duoyuan Information Terminal Manufacture (Langfang) Co. Ltd. with annual lease payments totaling $164,610.

Total lease expense for the six months ended December 31, 2008 and 2007 was $82,305 and $139,002, respectively. Total lease expense for the three months ended December 31, 2008 and 2007, was $41,189 and $89,855, respectively.  Total future minimum lease payments at December 31, 2008, are as follows:

Year ended June 30,	Amount
2009	$82,305
2010	82,304
Thereafter	-

Note 10 – Retirement plan

The retirement plan in the Company includes two parts: the first to be paid by the Company is 20% of the employee’s actual salary in the prior year. The other part, paid by the employee, is 8% of the actual salary. Company contributions amounted to $513,086 and $420,041 for the six months ended December 31, 2008 and 2007.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

Note 11 – Shareholders' equity

On October 25, 2006, Asian Financial, Inc. entered into a definitive Security Purchase Agreement with unrelated investors (the “Purchase Agreement”). The transaction closed November 2, 2006. In accordance with the Purchase Agreement, Asian Financial, Inc. issued 6,132,614 shares of common stock for a purchase price of approximately $1.43 per share or a total of $23,549,200.

The financing was conducted through a private placement to accredited investors and is exempted from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In conjunction with the private placement, the Company agreed to register the shares with the Securities and Exchange Commission within 90 days of the closing.  The Company also agreed to make the registration statement effective no later than the 150th day following the closing date or the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. If the registration statement is not filed or declared effective pursuant to the above timeline or if the registration statement ceases to be effective for more than an aggregate of 45 trading days, the Company will be required to pay the investors monthly liquidated damages equal to 1% of the aggregate investment amount. The total amount of the liquidated damages payable by the Company is capped at 8% of the total investment amount paid by the investors. Penalties were expensed as incurred and totaled $1,883,936 through December 31, 2007. During the year ended June 30, 2008, the Company paid cash of $436,000 and issued 576,425 warrants valued at $1,447,936, and the investors agreed to waive all future penalties under the registration rights related to obtaining timely effectiveness of the registration statement. The fair value of the warrants was calculated using the Cox-Ross-Rubinstein binomial model with the following assumptions: market price $5.76, 5 years term, volatility of 42%, risk free rate of 2.89% and no dividends. Pursuant to SFAS 133 “Accounting for Derivatives” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”, the warrants explicitly provide the holder with the right to request the Company to cash-settle the warrants. Therefore, the warrants failed EITF 00-19 testing and triggered liability accounting. The Company recorded $1,447,936 liability on December 31, 2007, the grant date. These warrants were revalued to $1,210,748 as of December 31, 2008 and the Company recorded a gain of $164,076 for the change of fair value for the six months then ended.

Additionally, pursuant to the Purchase Agreement, the Company agreed to cease all related party transactions and to settle all outstanding balances due to or from related parties by December 31, 2006. Failure to terminate the related party transactions was to result in a monthly cash penalty of 1% of the proceeds with a cap of 4%. In November 2007, the Company reached a settlement with investors who agreed to waive all penalties due. Thus, as of December 31, 2008 and June 30, 2008, the Company had no payable in regards to this penalty.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)

For the six months ended as of December 31, 2008 and 2007, the Company expensed $0, and $706,476 for liquidated damages, respectively.

At closing, as part of the compensation to the placement agent, Roth Capital Partners, LLC, the Company issued to Roth Capital warrants to acquire 650,547 shares of common stock, exercisable at any time after June 30, 2008. The warrants have a strike price equal to $1.57, have a term of five years starting from July 1, 2008 and will permit cashless or net exercise at all times. The shares underlying the warrants will have registration rights. The warrant contains a standard antidilution provision for stock dividends, stock splits, stock combination, recapitalization and a change of control transaction. The warrants meet the conditions for equity classification pursuant to FAS 133 “Accounting for Derivatives” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. Therefore, these warrants were classified as equity and accounted as common stock issuance cost.

			Weighted	Average
	Warrants	Warrants	Average Exercise	Remaining
	Outstanding	Exercisable	Price	Contractual Life

Balance, June 30, 2007	650,547	-	$4.21	-
Granted	576,425	576,425	5.76	5.00
Forfeited	-	-	-	-
Exercised	-	-	-	-
Balance, June 30, 2008	1,226,972	1,226,972	$4.95	5.00
Granted	-	-	-	-
Forfeited	-	-	-	-
Exercised	-	-	-	-
Balance, December 31, 2008	1,226,972	1,226,972	$4.94	4.50

On July 17, 2007, the Company affected a 1-for-2.68189924 reverse stock split of its common stock. All share and per share amounts used in the Company's financial statements and notes thereto have been retroactively restated to reflect the 1-for-2.68189924 reverse stock split.

ASIAN FINANCIAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008
(UNAUDITED)
Note 12- Commitments

In May 2008, Langfang Duoyuan entered into two separate packing equipment purchase agreements with Beijing Machinery Industry Whole Set Sales Company and Beijing Jingneng Mechanical & Electrical Equipments Ltd.  As of December 31, 2008, $3,150,711, or 70% of total commitments remains on these agreements.   In July 2008, Hunan Duoyuan entered into a production equipment purchase agreement with Beijing Machinery Industry Whole Set Sales Company.  As of December 31, 2008, $734,657, or approximately 10% of the total commitment remains on this agreement.  In August 2008, Langfang Duoyuan entered into a packing material equipment purchase agreement with Beijing Jingneng Mechanical & Electrical Equipments Ltd. and agreed to pay the remaining 40% upon completion. As of December 31, 2008, $3,058,840, or 40% of the total commitment, remains on this agreement.  At December 31, 2008, total future minimum purchase obligation under those agreements was as follows:

Year ended June 30,	Amount
2009	$6,944,208
Thereafter	-

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of expenses, which are expected to be incurred in connection with this offering.

Securities and Exchange Commission registration fee	$

Legal fees and expenses	$

Accounting fees and expenses	$

Other fees and expenses	$

Total	$

All amounts are estimated except the Securities and Exchange Commission registration fee.

Item 14.   Indemnification of Directors and Officers

The Wyoming Business Corporation Law (W.S. 17-16-851 and 17-16-856) authorizes indemnification for directors, officers and other individuals where such person: (1) conducted himself in good faith; and (2) reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (4) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.   Recent Sales of Unregistered Securities

Each issuance set forth below was made in reliance upon the exemptions from registration requirements under Section 4(2) of the Securities Act. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in our securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. Where required by applicable law, the certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

Since July 1, 2004, we have issued and sold the following unregistered securities in private placement transactions exempt from registration under Section 4(2) of the Securities Act.

Date of Sale or Issuance	Title	Number of Shares or Shares Eligible for Exercise	Purchaser

November 2, 2006 (1)	Restricted Common Shares	6,132,622	Private Placement Investors

October 9, 2006(2)	Warrants	37,287	CCG Investor Relations Partners, LLC

November 2, 2006(3)	Warrants	613,260	Roth Capital Partners, LLC

December 31, 2007(4)	Warrants	576,425	Private Placement Investors
________________
(1)
On November 2, 2006, we closed the transactions contemplated by the Securities Purchase Agreement, by and between us and the Private Placement Investors. Pursuant to the Securities Purchase Agreement, we issued an aggregate of 6,132,622 common shares to the Private Placement Investors for an aggregate purchase price of $23.5 million. This financing was conducted through a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act. The securities sold pursuant to the Securities Purchase Agreement have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

(2)	As part of our compensation to CCG, we issued to CCG warrants to acquire 37,287 common shares at the strike price of $4.61 per share.

(3)
As part of our compensation to Roth Capital, we issued to Roth Capital warrants to purchase 613,260 common shares at a strike price of  $4.21 per share for a term of five years. These warrants are exercisable at any time after June 30, 2008 on a cashless or net exercise basis. The common shares issuable upon the exercise of the warrants have registration rights pursuant to the Registration Rights Agreement, but they are not included in this registration statement.

(4)
 In December 2007 we issued to 25 of the Private Placement Investors warrants to purchase 576,425 common shares to settle certain liquidated damage we had incurred pursuant to the Securities Purchase Agreement. These warrants, dated as of December 31, 2007, have a strike price of $5.76 for a term of five years starting on June 30, 2008, and are exercisable any time after June 30, 2008 on a cashless basis at all times for a term of five years.

ITEM 16. EXHIBITS

(a) Exhibits
EXHIBIT INDEX
Exhibit No.	Description

2.1
Equity Transfer Agreement dated August 31, 2006 between Asian Financial, Inc. and Duoyuan Investments Limited (Incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K (File No. 000-27129) filed with the Securities and Exchange Commission on September 6, 2006).

3.1
Articles of Incorporation, as amended of Asian Financial, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on July 5, 2007).

3.2
Amended and Restated Bylaws of Asian Financial, Inc. (Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

3.3
Audit Committee Charter of Asian Financial, Inc. (Incorporated by reference to Exhibit 3.3 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on July 5, 2007).

3.4
Compensation Committee Charter of Asian Financial, Inc. (Incorporated by reference to Exhibit 3.4 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on July 5, 2007).

3.5
Nominating Committee Charter of Asian Financial, Inc. (Incorporated by reference to Exhibit 3.5 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on July 5, 2007).

4.1
Securities Purchase Agreement, dated October 24, 2006, between Asian Financial, Inc. and certain Investors indentified therein (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on July 5, 2007).

4.2
Amendment to Securities Purchase Agreement, dated November 28, 2007, between Asian Financial, Inc. and certain Investors identified therein (Incorporated by reference to Exhibit 4.4 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

4.3
Registration Rights Agreement, dated October 24, 2006, between Asian Financial, Inc. and certain Investors identified therein (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K (File No. 000-27129) filed with the Securities and Exchange Commission on October 25, 2006).

4.4
Warrant issued to Roth Capital Partners, LLC, dated November 2, 2006 (Incorporated by reference to Exhibit 4.2 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

4.5
Form of Warrant, dated December 31, 2007, issued to certain investors party to the Securities Purchase Agreement dated October 24, 2006 (filed as exhibit 4.1 hereto) in satisfaction of related party penalties in relation thereto (Incorporated by reference to Exhibit 4.3 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

Exhibit No.	Description

4.6
Form of Certificate representing the common share, par value $0.001, of Asian Financial, Inc. (Incorporated by reference to Exhibit 4.5 to Annual Report on Form 10-K (File No. 000-27129) filed with the Securities and Exchange Commission on September 26, 2008).

4.7
Waiver Agreement, dated as of November 18, 2008, among Asian Financial, Inc. and the Investors. (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K (File No. 000-27129) filed with the Securities and Exchange Commission on November 19, 2008).

5.1**	Opinion of Karpan & White P.C., as to legality of offered securities.

10.1
Lease Agreement, dated December 25, 2007, between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Digital Press Technology Industries (China) Co., Ltd. (Incorporated by reference to Exhibit 10.7 to Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on March 14, 2008).

10.2±
Form of Employment Agreement (Incorporated by reference to Exhibit 10.8 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

10.3
Share Transfer Agreement, dated October 16, 2005, between Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute and Duoyuan Digital Press Technology Industries (China) Co., Ltd. (Incorporated by reference to Exhibit 10.9 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

10.4**	Property Lease Agreement, dated June 27, 2008, between Duoyuan Information Terminal Manufacture (Langfang) Co., Ltd. and Duoyuan Digital Press Technology Industries (China) Co., Ltd.

10.5
Letter of Patent Use Authorization, dated June 30, 2001, from Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute to Duoyuan Digital Technology Industry (China) Co. Ltd. (Incorporated by reference to Exhibit 10.14 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on July 5, 2007).

10.6
Termination of Letter of Patent Use Authorization, dated March 11, 2008, from Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute to Duoyuan Digital Press Technology Industries (China) Co., Ltd. (see Exhibit 10.5). (Incorporated by reference to Exhibit 10.24 to Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on March 14, 2008).

10.7**	Assignment of Patent Agreement, dated December 26, 2002, between Beijing Huiyuan Duoyuan Digital Technology Institute and Duoyuan Digital Press Technology Industries (China) Co., Ltd.

10.8**	Registered Trademark Usage License Agreement, dated October 2008, between Duoyuan Digital Press Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited.

10.9
Maximum Amount Mortgage Contract, dated July 28, 2007, among Agriculture Bank of China Chongwen Sub-branch, Duoyuan Digital Press Technology Industries (China) Co., Ltd, and Hunan Duoyuan Printing Machinery Co., Ltd. (Incorporated by reference to Exhibit 10.21 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

Exhibit No.	Description

10.10±
Employment Agreement, dated as of July 18, 2007, between Asian Financial, Inc. and Gene Michael Bennett (Incorporated by reference to Exhibit 10.22 to Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on March 14, 2008).

10.11±
Separation Agreement and Release of All Claims, dated as of December 20, 2007, between Asian Financial, Inc. and Gene Michael Bennett (Incorporated by reference to Exhibit 99.1 to Current Report on Form 8-K (File No. 000-27129) filed with the Securities and Exchange Commission on December 27, 2007).

10.12±
Employment Agreement, dated as of March 1, 2008, between Asian Financial, Inc. and William Milewski (Incorporated by reference to Exhibit 10.23 to Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on March 14, 2008).

10.13±
Separation Agreement and Release, dated as of May 21, 2008, between Asian Financial, Inc. and William Milewski (Incorporated by reference Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-27129) filed with the Securities and Exchange Commission on May 27, 2008).

10.14±
Employment Agreement, dated as of September 30, 2008, between Asian Financial, Inc. and William D. Suh (Incorporated by reference Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-27129) filed with the Securities and Exchange Commission on October 1, 2008).

10.15±
Convertible Promissory Note covering the fiscal years ended December 31, 1995 through 1999 (Incorporated by reference to Exhibit 10.18 to Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

10.16±
Convertible Promissory Note covering the fiscal years ended December 31, 2003 through 2004 (Incorporated by reference to Exhibit 10.19 to Amendment No.4 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on February 11, 2008).

10.17
Letter of Trademark Use Authorization dated June 30, 2001, from Duoyuan Water Environmental Protection Technology Industry (China) Co., Ltd. to Duoyuan Technology Industry (China) Co., Ltd. (Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-141507) filed with the Securities and Exchange Commission on July 5, 2007).

21.1
List of Asian Financial, Inc.’s subsidiaries (Incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K (File No. 000-27129) filed with the Securities and Exchange Commission on September 26, 2008).

23.1**	Consent of Moore Stephens Wurth Frazer and Torbet, LLP

23.2*	Consent of Commerce and Finance Law Office (to be included in Exhibit 99.1)

23.3**	Consent of Karpan & White P.C. (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

99.1*	Legal Opinion of Commerce & Finance Law Office

99.2*	Consent of the Printing and Printing Equipment Industries Association of China.

99.3*	Consent of Pira International.
___________________
*   To be filed by amendment.
** Filed herein.
±   Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the accompanying notes.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (Section 230.430B of this chapter):

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) or this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Beijing, PRC, on March 27, 2009.

Asian Financial, Inc.
(Registrant)

/s/ Wenhua Guo
By:	Wenhua Guo
Title:	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wenhua Guo, his attorney-in-fact, acting singly, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this registration statement on Form S-1 or abbreviated registration statement, including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act, with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: March 27, 2009	/s/ Wenhua Guo
Wenhua Guo
Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

Dated: March 27, 2009	/s/ William D. Suh
William D. Suh
Chief Financial Officer (principal financial officer)

Dated: March 27, 2009	/s/ Baiyun Sun
Baiyun Sun
Controller

Dated: March 27, 2009	/s/ Lianjun Cai
Lianjun Cai
Director

Dated: March 27, 2009	/s/ Xiqing Diao
Xiqing Diao
Director and Chief Operating Officer

Dated: March 27, 2009	/s/ Christopher Patrick Holbert
Christopher Patrick Holbert
Director

Dated: March 27, 2009	/s/ Punan Xie
Punan Xie
Director